As filed with the U.S. Securities and Exchange Commission on September 11, 2020

Registration No. 333-240173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Landscape Group, Inc.*

(Exact name of registrant as specified in its charter)

The British Virgin Islands*	6519	98-1524226
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Landscape Group, Inc.

660 Madison Avenue

Suite 1435

New York, NY 10065

212-301-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott G. Bruce

Digital Landscape Group, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

610-660-4910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Dunn

D. Scott Bennett

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of this registration statement and the completion of the Domestication described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Shares	61,279,002(2)	$7.38(3)	$452,239,034.76	$58,700.63(4)
Class A Common Shares	155,577(5)	$8.13(6)	$1,264,841.01	$164.18
Class A Common Shares	10,000,000(7)	—(8)	—	—(8)
Warrants	50,025,000(9)	$0.15(10)	$7,503,750.00	$973.99(4)(11)
Class A Common Shares underlying Warrants	16,675,000(12)	—(13)	—	—(10)
Series A Founder Preferred Shares	1,600,000(14)	$10.00(15)	$16,000,000.00	$2,076.80(4)(11)(15)
Class A Common Shares underlying Series A Founder Preferred Shares	1,600,000(16)	—(17)	—	—(17)
Total			$477,007,625.77	$61,915.59(18)

*

In connection with this registration, the registrant intends to effect a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended, (the registrant as a British Virgin Islands business company with limited liability prior to the Domestication (as defined below), “DLGI BVI”) and a domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, the registrant is expected to be renamed “Radius Global Infrastructure, Inc.” All securities being registered will be issued by Radius Global Infrastructure, Inc., a Delaware corporation (“DLGI Delaware”), the continuing entity following the Domestication.

(1)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction of any securities.

(2)

Represents (i) the total number of ordinary shares, no par value, of DLGI BVI (the “Ordinary Shares”) issued and outstanding as of July 24, 2020, all of which will automatically convert, by operation of law, into shares of Class A common stock, par value $0.0001 per share (“Class A Common Shares”), of DLGI Delaware in the Domestication and (ii) up to 2,854,002, Class A Common Shares issuable upon the exercise or settlement of the registrant’s outstanding options and restricted stock following the Domestication.

(3)

Estimated at $7.38 per share, the average high and low prices for the Ordinary Shares, as reported by the London Stock Exchange, on July 28, 2020, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(f)(1) under the Securities Act.

(4)	Previously paid on July 29, 2020.

(5)	Represents additional Class A Common Shares issuable upon the exercise or settlement of the registrant’s outstanding options and restricted stock following the Domestication.

(6)

Estimated at $8.13 per share, the average high and low prices for the Ordinary Shares, as reported by the London Stock Exchange, on September 9, 2020, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(f)(1) under the Securities Act.

(7)

Represents up to 10,000,000 Class A Common Shares offered in the Domestication that may be reoffered from time to time following the Domestication by the selling stockholders identified herein pursuant to the prospectus contained herein.

(8)	No additional registration fee payable in accordance with Rule 457(f)(5) under the Securities Act.

(9)

Represents the total number of warrants to acquire Ordinary Shares outstanding as of July 24, 2020, all of which will automatically become warrants to acquire Class A Common Shares in the Domestication (the “Warrants”).

(10)

Estimated at $0.15 per Warrant, the average high and low prices for the Warrants, as reported by the London Stock Exchange, on July 28, 2020, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(f)(1) under the Securities Act.

(11)	Previously paid on July 29, 2020.

(12)	Represents the issuance by the registrant of up to 16,675,000 Class A Common Shares upon exercise of the Warrants following the Domestication.

(13)	No registration fee payable in accordance with Rule 457(g) under the Securities Act.

(14)

Represents the total number of series A founder preferred shares, no par value, of DLGI BVI (the “BVI Series A Founder Preferred Shares”) issued and outstanding as of July 24, 2020, all of which will automatically convert, by operation of law, into shares of preferred stock, par value $0.0001 per share, of DLGI Delaware designated as “Series A Founder Preferred Stock” (the “Series A Founder Preferred Shares”) in the Domestication.

(15)

Estimated at $10.00 per share, based on the book value of the BVI Series A Founder Preferred Shares as of July 24, 2020, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(f)(2) under the Securities Act.

(16)	Represents the issuance by the registrant of up to 16,000,000 Class A Common Shares upon conversion of the Series A Founder Preferred Shares following the Domestication.

(17)	No registration fee payable in accordance with Rule 457(i) under the Securities Act.

(18)

The registrant previously paid a $61,751.41 registration fee in connection with the initial filing of this registration statement on July 29, 2020. A registration fee of $164.18 is being transmitted herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 11, 2020

PRELIMINARY PROSPECTUS

Digital Landscape Group, Inc.

Class A Common Shares

Warrants

Series A Founder Preferred Shares

We were incorporated under the laws of the British Virgin Islands on November 1, 2017 and were formed to undertake an acquisition of a target company or business. On February 10, 2020, we completed an acquisition of AP WIP Investments, LLC and its subsidiaries (the “APW Group”) for consideration of approximately $859,500,000, consisting of cash, shares and assumption of debt (the “APW Acquisition”), as further described herein. In connection with the Domestication (defined below), we intend to change our name to “Radius Global Infrastructure, Inc.”

This prospectus relates to our proposal to change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware (the “Domestication”) by effecting a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”), and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). To effect the Domestication, upon the final approval of our board of directors (the “Board”) and effectiveness of the registration statement of which this prospectus is a part, we intend to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs (the British Virgin Islands entity prior to the Domestication, “DLGI BVI”) and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which we will be domesticated and continue as the same legal entity incorporated under the laws of Delaware (the Delaware entity following the Domestication, “DLGI Delaware”). In the Domestication:

•

each issued and outstanding ordinary share, no par value, of DLGI BVI (collectively, the “Ordinary Shares”) will automatically convert, by operation of law, on a one-to-one basis into a share of Class A common stock, par value $0.0001 per share, of DLGI Delaware (collectively, the “Class A Common Shares”);

•

each issued and outstanding Class B share, no par value, of DLGI BVI (collectively, the “BVI Class B Shares”) will automatically convert, by operation of law, on a one-to-one basis into a share of Class B common stock, par value $0.0001 per share, of DLGI Delaware (collectively, the “Class B Common Shares”);

•

each issued and outstanding preferred share, no par value, of DLGI BVI of any series will automatically convert, by operation of law, on a one-to-one basis into a share of preferred stock, par value $0.0001 per share, of DLGI Delaware of a corresponding series; and

•

all outstanding options, warrants and other rights to acquire shares of DLGI BVI will automatically become options, warrants and other rights to acquire the corresponding shares of DLGI Delaware, on the same terms and, if applicable, in the same proportions.

We are not asking you for a proxy and you are requested not to send us a proxy. Shareholders are not required to approve the Domestication in order to effect the Domestication. For more information, see “The Domestication”.

In addition, this prospectus relates to the issuance by DLGI Delaware of the Class A Common Shares that will be issuable upon the exercise or settlement of our outstanding warrants (the “Warrants”), options and restricted stock following the Domestication. Each Warrant will entitle the holder (each, a “Warrantholder”) to receive one-third of a Class A Common Share at an exercise price of $11.50 per share, in each case subject to adjustment in accordance with the warrant instrument governing the Warrants. See “Description of Capital Stock – Warrants”.

This prospectus also relates to the issuance by DLGI Delaware of up to 1,600,000 Class A Common Shares that will be issuable upon the conversion of the Series A Founder Preferred Shares following the Domestication and upon the terms and conditions described herein. See “Description of Capital Stock – Series A Founder Preferred Shares – Conversion into Class A Common Shares”.

This prospectus further relates to the resale of Class A Common Shares (the “Resale Shares”) that, after the Domestication, may be offered for sale from time to time by the selling stockholders named in this prospectus. See “Selling Stockholders”. The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices. See “Plan of Distribution”. We will not receive any proceeds from the resales of any Class A Common Shares by the selling stockholders. See “Use of Proceeds”.

The Ordinary Shares and Warrants are currently traded on the London Stock Exchange (the “LSE”) under the symbols “DLGI” and “DLGW”, respectively. We intend to apply to list the Class A Common Shares on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI”, effective upon the completion of the Domestication. We intend to cancel the listing of the Ordinary Shares and Warrants on the LSE upon the listing of the Class A Common Shares on Nasdaq.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 19 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will not be filed with the British Virgin Islands Registrar of Corporate Affairs. Neither the British Virgin Islands Financial Services Commission nor the British Virgin Islands Registrar of Corporate Affairs accepts any responsibility for DLGI Delaware’s financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Prospectus dated                 , 2020.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling stockholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. Neither we, nor the selling stockholders, are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling stockholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

SELECTED TERMS USED IN THIS PROSPECTUS

Unless the context otherwise requires, as used in this prospectus: (i) “we”, “us”, “our”, the “Company”, “DLGI” and “our business” refer to Digital Landscape Group, Inc. (formerly known as Landscape Acquisition Holdings Limited, and expected to be renamed as “Radius Global Infrastructure, Inc.” in connection with the Domestication) and its consolidated subsidiaries (including, following the APW Acquisition, the APW Group), (ii) “DLGI BVI” refers specifically to Digital Landscape Group, Inc. and its consolidated subsidiaries before its domestication to Delaware from the British Virgin Islands and (iii) “DLGI Delaware” refers specifically to Radius Global Infrastructure, Inc. and its consolidated subsidiaries after its domestication to Delaware from the British Virgin Islands.

Following the acquisition of the APW Group by DLGI (the “APW Acquisition”) on February 10, 2020 (the “Acquisition Closing Date”), the APW Group is considered to be our predecessor for financial reporting purposes. Accordingly, all references in this prospectus to the “Predecessor” refer to the APW Group for all periods prior to the Acquisition Closing Date and all references to the “Successor” refer to DLGI for all periods after the Acquisition Closing Date. Similarly, the financial statement presentation set forth herein includes the financial statements of the APW Group as “Predecessor” for periods prior to the Acquisition Closing Date and DLGI as “Successor” for periods on and after the Acquisition Closing Date, including the consolidation of the APW Group. Unless the context otherwise requires, all of the information set forth in this prospectus assumes the completion of the APW Acquisition and of the Domestication.

In addition, as used in this prospectus:

“2017 Placing” means the initial placement of 48,400,000 Ordinary Shares and the Warrants on behalf of the Company on November 20, 2017.

“Acquisition Closing Date” means February 10, 2020, the effective date of the APW Acquisition.

“AG Group” means William Berkman, Berkman Family Investments, LLC, Scott Bruce, Richard Goldstein and their Permitted Transferees (as defined in the Shareholders Agreement).

“AG Investor” means William Berkman and Berkman Family Investments, LLC.

“AG Investors’ Representative” means Berkman Family Investments, LLC, in its capacity as agent, proxy and attorney-in-fact for the AG Group.

“APW Acquisition” means the acquisition of the APW Group by DLGI pursuant to the APW Merger Agreement.

“APW Group” means AP WIP Investments, LLC and its consolidated subsidiaries.

“APW Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 19, 2019, by among the Company, AP Wireless, Associated Partners, APW OpCo, LAH Merger Sub LLC, and Associated Partners, as the Company Partners’ Representative.

“APW OpCo” means APW OpCo LLC, a Delaware limited liability company and the sole limited partner of AP Wireless, in which the Company acquired a 91.8% interest (as of the Acquisition Closing Date) pursuant to the APW Acquisition.

“AP WIP Investments” means AP WIP Investments, LLC, a Delaware limited liability company.

“AP Wireless” means AP WIP Investments Holdings, LP, a Delaware limited partnership and the direct parent of AP WIP Investments.

“APW OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of APW OpCo, dated as of July 31, 2020, by and between its Members (as defined therein) and the Company.

“Associated Partners” means Associated Partners, L.P., a Guernsey limited partnership, the selling party in the APW Acquisition.

“Board” means the Board of Directors of the Company.

“BVI Articles” means the Amended and Restated Memorandum and Articles of Association of DLGI BVI.

“BVI Class B Shares” means the Class B shares, no par value, of DLGI BVI.

“BVI Companies Act” means the BVI Business Companies Act, 2004, as amended.

“BVI Founder Preferred Shares” means the BVI Series A Founder Preferred Shares and the BVI Series B Founder Preferred Shares.

“BVI Series A Founder Preferred Shares” means the series A founder preferred shares, no par value, of DLGI BVI.

“BVI Series B Founder Preferred Shares” means the series B founder preferred shares, no par value, of DLGI BVI.

“Bylaws” means the Bylaws of DLGI Delaware, to be effective upon the Domestication.

“Carry Unit” means the sole Unit designated as a “Carry Unit” pursuant to the APW OpCo LLC Agreement.

“Centerbridge Entities” means Centerbridge Partners Real Estate Fund, LP., Centerbridge Partners Real Estate Fund SBS, LP. and Centerbridge Special Credit Partners III, LP., each of which are entities affiliated with Centerbridge Partners, LP.

“Centerbridge Subscription” means the subscription by the Centerbridge Entities for 10,000,000 Ordinary Shares, at $10 per share, pursuant to the Centerbridge Subscription Agreement.

“Centerbridge Subscription Agreement” means that certain Subscription Agreement, dated as of November 20, 2019, by and among the Company and the Centerbridge Entities, as amended and supplemented.

“Charter” means the certificate of incorporation of DLGI Delaware, to be effective upon the Domestication.

“Class A Common Shares” means shares of Class A common stock, par value $0.0001, of DLGI Delaware.

“Class A Common Units” means the Units designated as “Class A Common Units” pursuant to the APW OpCo LLC Agreement.

“Class B Common Shares” means shares of Class B common stock, par value $0.0001, of DLGI Delaware.

“Class B Common Units” means the Units designated as “Class B Common Units” pursuant to the APW OpCo LLC Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means the Class A Common Shares and the Class B Common Shares.

“Common Units” means the Class A Common Units and the Class B Common Units.

“Continuing OpCo Members” means the members of APW OpCo other than the Company, which are the former partners of Associated Partners that were members of APW OpCo immediately prior to the Acquisition Closing Date and that elected, pursuant to the APW Merger Agreement, to receive Class B Common Units, Rollover Profits Units (as defined in the APW OpCo LLC Agreement) and BVI Class B Shares (rather than cash) in the APW Acquisition.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means a member of the Board.

“Domestication” means the change in the Company’s jurisdiction of incorporation by discontinuing from the British Virgin Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, as further described herein.

“Effective Time” means the effective time of the Domestication, which is expected to occur as promptly as practicable after the effectiveness of the registration statement of which this prospectus is a part.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Former OpCo Members” means the former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and that, unlike the Continuing OpCo Members, elected pursuant to the APW Merger Agreement to receive cash in the APW Acquisition.

“Founder Directors” means the four Directors that the Founder Entities, their affiliates and Permitted Transferees (as defined in the Shareholders Agreement), acting together, will have the right to appoint for as long as such Founder Entities, their affiliates and their Permitted Transferees in the aggregate hold 20% or more of the Founder Preferred Shares issued and outstanding (as further described herein).

“Founder Entities” means the Series A Founder Entities, the Series A Founder Preferred Holder and William H. Berkman.

“Founder Preferred Shares” means the Series A Founder Preferred Shares and the Series B Founder Preferred Shares.

“Founders” means the Series A Founders and William Berkman.

“GAAP” or “U.S. GAAP” means the generally accepted accounting principles in the United States of America.

“Independent Director” means Michael D. Fascitelli, Noam Gottesman, William D. Rahm, Paul A. Gould, Antoinette Cook Bush, Thomas C. King and Nick S. Advani, or any other non-executive Directors from time to time considered by the Board to be independent for the purposes of the governance standards set forth in section 5600 of the Nasdaq Listing Rules, as the context requires.

“Investors” means the AG Group, the Series A Group and their Permitted Transferees (as defined in the Shareholders Agreement) who may execute a joinder to the Shareholders Agreement from time to time.

“LSE” means the London Stock Exchange.

“LTIP Units” means the Series A LTIP Units and the Series B LTIP Units.

“Nasdaq” means the Nasdaq Global Market.

“Resale Shares” means the Class A Common Shares that may be sold by the selling stockholders from time to time after the Domestication pursuant to this prospectus.

“Rollover Profits Units” means the Series A Rollover Profits Units and the Series B Rollover Profits Units.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Founder Entities” means TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC.

“Series A Founder Preferred Holder” means Digital Landscape Partners Holding LLC, an entity controlled by the Series A Founder Entities.

“Series A Founder Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of DLGI Delaware designated as “Series A Founder Preferred Stock”.

“Series B Founder Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of DLGI Delaware designated as “Series B Founder Preferred Stock”.

“Series A Founders” means Noam Gottesman and Michael D. Fascitelli.

“Series A Group” means the Series A Founder Entities, the Series A Founder Preferred Holder and their Permitted Transferees (as defined under the Shareholders Agreement).

“Series A LTIP Units” means the Units designated as “Series A LTIP Units” pursuant to the APW OpCo LLC Agreement.

“Series A Rollover Profits Units” means the Units designated as “Series A Rollover Profits Units” pursuant to the APW OpCo LLC Agreement.

“Series B LTIP Units” means the Units designated as “Series B LTIP Units” pursuant to the APW OpCo LLC Agreement.

“Series B Rollover Profits Units” means the Units designated as “Series B Rollover Profits Units” pursuant to the APW OpCo LLC Agreement.

v

“Units” means a Unit of Company Interest (as defined in the APW OpCo LLC Agreement).

“Warrant Instrument” means the instrument constituting the Warrants executed by the Company on November 15, 2017, as amended or supplemented from time to time pursuant to its terms.

“Warrantholder” means a holder of one or more Warrants.

“Warrants” means the warrants to subscribe for Ordinary Shares (prior to the Domestication) or Class A Common Shares (upon and after the Domestication), as applicable, issued pursuant to the Warrant Instrument.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Currencies

In this prospectus, references to “Euro” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union, references to “$” and “U.S. dollars” are to the lawful currency of the United States of America, and references to “Pound Sterling”, “Sterling”, “GBP” and “£” are to the lawful currency of the United Kingdom. Unless otherwise noted, all financial information for the Company and the APW Group provided in this prospectus is denominated in U.S. dollars.

Fiscal Year

Prior to completion of the APW Acquisition, DLGI’s fiscal year ended on October 31 of each year. APW Group’s fiscal year prior to the APW Acquisition ended on December 31 of each year. DLGI’s fiscal year currently ends on December 31 of each year, as does its reporting year.

Non-GAAP Financial Measures

In this prospectus, we present certain supplemental financial measures that are not recognized by United States generally accepted accounting principles (“GAAP”). These financial measures are unaudited, are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for or superior to the financial information prepared in accordance with GAAP and should be read in conjunction with the financial statements included elsewhere in this prospectus. The non-GAAP financial measures used in this prospectus include EBITDA, Adjusted EBITDA, Acquisition Capex and annualized in-place rents. For additional information on why we present non-GAAP financial measures, the limitations associated with using non-GAAP financial measures and reconciliations of our non-GAAP financial measures to the most comparable applicable GAAP measure, see “Prospectus Summary – Summary Historical Financial Information”, “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures”.

INDUSTRY AND MARKET DATA

We obtained certain market and industry data included in this prospectus from third-party sources. Market and industry estimates are calculated by using independent industry publications and research, government publications and research, and third-party forecasts in conjunction with our own internal estimates and assumptions about our markets. While we believe these third-party sources to be reliable, we have not independently verified such third-party information. Where third-party information has been used in this prospectus, the source of such information has been identified. While we believe our internal assumptions and estimates are reasonable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the third parties and by us. See “Cautionary Note Regarding Forward-Looking Statements”.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business, all of which are registered under applicable intellectual property laws. This prospectus may contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information that is not included in or delivered with this prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this prospectus, without charge, by written request to the Company’s Secretary at Digital Landscape Group, Inc., 660 Madison Avenue, Suite 1435, New York, New York 10065; by telephone request at (212) 301-2800; by visiting our website at www.digitallandscapegroup.com; or from the SEC through the SEC website at the address provided above. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts, and which may concern our possible or assumed future results of operations, including descriptions of our business strategy. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “targets”, “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will”, “should” or, in each case, their negative or other variations or comparable terminology. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	the extent to which wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree;

•	the extent to which new technologies reduce demand for wireless infrastructure;

•	competition for assets;

•	whether the Tenant Leases (as defined herein) for the wireless communication tower or antennae located on our real property interests are renewed with similar rates or at all;

•

the extent of unexpected lease cancellations, given that substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company and unexpected lease cancellations could materially impact cash flow from operations;

•	economic, political, cultural and other risks to our operations outside the U.S., including risks associated with fluctuations in foreign currency exchange rates and local inflation rates;

•	the effect of foreign currency exchange rates;

•	the effect of the Electronic Communications Code enacted in the United Kingdom, which may limit the amount of lease income we generate in the United Kingdom;

•

the extent to which we continue to grow at an accelerated rate, which may prevent us from achieving profitability or positive cash flow at a company level (as determined in accordance with U.S. GAAP) for the foreseeable future, particularly given the APW Group’s history of net losses and negative net cash flow;

•	the fact that we have incurred a significant amount of debt and may in the future incur additional indebtedness;

•	the extent to which the terms of our debt agreements limit our flexibility in operating our business;

•	the ongoing COVID-19 (coronavirus) pandemic and the response thereto;

•	the extent to which unfavorable capital markets environments impair our growth strategy, which requires access to new capital;

•	the adverse effect that increased market interest rates may have on our interest costs, the value of our assets and on the growth of our business;

•	the adverse effect that perceived health risks from radio frequency energy may have on the demand for wireless communication services;

•	our ability to protect and enforce our real property interests in, or contractual rights to, the revenue streams generated by leases on our communications sites;

•	the loss, consolidation or financial instability of any of our limited number of customers;

•	our ability to pay dividends or satisfy our other financial obligations, including dividends we may be required to pay on our Class A Common Shares;

•

whether we are required to issue additional Class A Common Shares pursuant to the terms of the Series A Founder Preferred Shares or the APW OpCo LLC Agreement or upon the exercise of the Warrants or options to acquire Class A Common Shares, which would dilute the interests of our securityholders in the Class A Common Shares;

•	the possibility that an active, liquid and orderly trading market for our securities may not develop or be maintained following the Domestication;

•

the possibility that securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely;

•

the possibility that the Warrants may not be in the money at a time when they are exercisable or may be mandatorily redeemed prior to their exercise, which may render them worthless to the Warrantholders;

•

the effect that the significant resources and management attention required as a U.S. public company may have on our results and on our ability to attract and retain executive management and qualified Board members; and

•	the other risks and uncertainties described under “Risk Factors”.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision with respect to our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision regarding our securities, you should read this entire prospectus carefully, including “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and related notes appearing elsewhere in this prospectus.

Our Company

Digital Landscape Group, Inc. (formerly known as Landscape Acquisition Holdings Limited and expected to be renamed as “Radius Global Infrastructure, Inc.” in connection with the Domestication) (“DLGI” or the “Company”) was incorporated under the laws of the British Virgin Islands on November 1, 2017 and was formed to undertake an acquisition of a target company or business. On November 20, 2017, the Ordinary Shares and Warrants were admitted to listing on the LSE, and DLGI raised approximately $500 million before expenses through its initial placement of Ordinary Shares and Warrants in the UK (the “2017 Placing”) and a private subscription by the Series A Founders for the series A founder preferred shares, no par value, of DLGI BVI (the “BVI Series A Founder Preferred Shares”).

On February 10, 2020, DLGI completed its initial acquisition by purchasing the APW Group from Associated Partners in the APW Acquisition. See “– Recent Developments – The APW Acquisition”.

Following the APW acquisition, DLGI is a holding company with no material assets other than its 91.8% interest in APW OpCo LLC, a Delaware limited liability company (“APW OpCo”) and the sole member of AP WIP Investment Holdings, LP, a Delaware limited partnership (“AP Wireless”), which in turn is the parent of AP WIP Investments, LLC, a Delaware limited liability company (“AP WIP Investments” and, together with its subsidiaries, the “APW Group”). The remaining interests in APW OpCo, all of which are exchangeable for shares in DLGI, are held by the Continuing OpCo Members (as defined and further described under “– APW Acquisition” below).

The APW Group is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. The APW Group was established as a U.S. cell site lease aggregator in 2010 and made its first foreign lease investment in November of 2011. Since that time, it has entered into, and holds assets in, a total of 18 jurisdictions in addition to the United States. We believe that the APW Group was a “first mover” in many of these jurisdictions; that is, until its market entry no other parties were engaged in the systematic aggregation of cell site leases in any kind of scale.

Our Business Model

We purchase, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”). Typically, we acquire the rental streams by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides us with the right to receive all communications rents relating to the property, including the rents from the Tenant Lease. In addition, we purchase contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

We believe that our business model and the nature of our assets provides us with stable, predictable and growing cash flow. First, we seek to acquire real property interests and rental streams subject to triple net or effectively triple net lease arrangements, whereby all taxes, utilities, maintenance costs and insurance are the responsibility of either the owner of the tower or antennae or the property owner (as further described under “Business” herein). Furthermore, Tenant Leases contain contractual rent increase clauses, or “rent escalators”, calculated either as a fixed rate, typically between 2% and 3%, or tied to a consumer price index (“CPI”), or subject to open market valuation (“OMV”). As of June 30, 2020, approximately 99% of the Company’s Tenant Leases had contractual rent escalators; approximately 65% (as a percentage of revenue for the year ended December 31, 2019) and 68% (as a percentage of annualized in-place rents as of June 30, 2020) of our Tenant Lease contractual rent escalators were either tied to a local CPI or subject to OMV, and the remainder were fixed escalators. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”. In addition, the APW Group has historically experienced low annual churn as a percentage of revenue, ranging from 1% to 2% during the fiscal years ended December 31, 2019 and 2018, primarily due to the significant network challenges and expenses incurred by owners of wireless communications towers and antennae in connection with the relocation of these infrastructure assets to alternative sites. Finally, we seek to obtain the ability to negotiate amendments and renewals of our Tenant Leases, thereby providing us with additional recurring revenue and one-time fees.

As of June 30, 2020 and December 31, 2019, we had interests in approximately 6,600 and 6,100 leases that generate rents for us, respectively. These leases related to properties that were situated on approximately 5,000 and 4,600 different communications sites, respectively, located throughout the United States and 18 other countries. For the year ended December 31, 2019, the APW Group’s revenue was $55.7 million, and the annualized contractual revenue from the rents expected to be collected on the leases we had in place at that time (the annualized “in-place rents”) from the APW Group assets was approximately $62.1 million. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Our Strategy

We seek to continually expand our business by primarily implementing organic growth strategies, including expanding into different geographies, asset classes and technologies; continued acquisition of real estate interests and contractual rights (as well as other revenue streams) in wireless communications sites and other communications infrastructure (as well as through annual rent escalators, the addition of new tenants and/or lease modifications) and developing a portfolio of infrastructure assets including through acquisition or build to suit. We intend to achieve these objectives by executing the following strategies:

Grow Through Additional Acquisitions. We intend to pursue acquisitions of real property interests and contractual rights underlying wireless communications cell sites, utilizing the expertise of our management and our proven, proprietary underwriting process to identify and assess potential acquisitions. When acquiring real property interests and contractual rights, we aim to target communications infrastructure locations that are essential to the ongoing operations and profitability of the respective tenants, which we expect will result in continued high tenant occupancy and cash flow stability. We have established a local presence in high opportunity countries in order to expand our operating jurisdictions. In addition, we can utilize our advanced acquisition expertise to pursue acquisitions and investments in either single assets or portfolios of assets.

Increase Cash Flow Without Additional Capital Investment. We seek to organically grow our cash flow on our existing portfolio without additional capital investment through (i) contractual rent escalations, (ii) lease renewals, at higher rates, with existing tenants, (iii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iv) the addition of new tenants to existing locations.

Leverage Existing Platform to Expand our Business into the Broader Communications Infrastructure. We intend to explore other potential areas of growth within the communications infrastructure market segment that have similar characteristics to our core “Tenant Lease” (i.e., an existing ground lease or rooftop lease between a property owner and an owner of a wireless tower or antennae) business and plan to explore expansion into other existing rental streams underlying critical communications infrastructure. Areas of expansion may include investing in Tenant Leases underneath (i) mobile switching centers, which is a telephone exchange that makes the connection between mobile users within a network, from mobile users to the public switched telephone network, and from mobile users to other mobile networks, (ii) data centers, which is a large group of networked computer servers typically used by organizations for remote storage, processing or distribution of large amounts of data that are typically located in a stand-alone building and (iii) distributed antenna system (DAS) networks, which is a way to address isolated spots of poor coverage in a large building or facility (such as a hospital or transportation hub) by installing a network of small antennae to serve as repeaters.

Explore Expansion Opportunities into Digital Infrastructure Assets. As part of our expansion strategy, we intend to explore opportunities to develop other digital infrastructure assets, including build-to-suit opportunities where we would be contracted to build communications infrastructure (such as wireless towers) and lease such equipment to tenants on a long-term basis. Cell:cm Chartered Surveyors (“Cell:cm”), which is a wholly-owned subsidiary within the APW Group, already offers building consultancy services including architecture and design, building and roof maintenance, building surveys and development, and project monitoring.

Recent Developments

APW Acquisition

On November 19, 2019, we announced our entry into a definitive agreement to acquire AP Wireless and its subsidiaries from Associated Partners. Upon completion of the APW Acquisition on the Acquisition Closing Date, we acquired a 91.8% interest in APW OpCo, the parent of AP Wireless and the indirect parent of the APW Group, for consideration of approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem a minority investor in the AP Wireless business and (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). The acquisition was completed through a merger of one of DLGI’s subsidiaries with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of ours. Following the APW Acquisition, we own 91.8% of APW OpCo, with certain former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”) owning the remaining 8.2% interest in APW OpCo. As a result, the AP Wireless business is 100% owned by DLGI and the Continuing OpCo Members. See “Certain Relationships and Related Party Transactions – APW Merger Agreement” for more information.

Certain securities of APW OpCo issued and outstanding upon completion of the APW Acquisition are subject to time and performance vesting conditions. In addition, all securities of APW OpCo held by persons other than the Company are exchangeable for Ordinary Shares and, following the Domestication, will be exchangeable for Class A Common Shares. If all APW OpCo securities vested and no securities have been exchanged for Ordinary Shares or Class A Common Shares, as applicable, the Company will own approximately 82.0% of APW OpCo. See “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement” for more information about the APW OpCo securities, and “Security Ownership by Management and Certain Beneficial Owners” for more information about ownership of our securities.

The APW Acquisition constituted a “Reverse Takeover” under UK listing rules, causing the listing on the LSE of the Ordinary Shares and Warrants to be suspended on November 20, 2019, pending the Company publishing a prospectus in relation to admission of the Class A Common Shares and Warrants to listing on the LSE. The UK Financial Conduct Authority accepted the Company’s application for listing on March 27, 2020 and trading of the Company’s Ordinary Shares and Warrants on the LSE recommenced on April 1, 2020. In connection with the filing of the registration statement of which this prospectus is a part, we intend to apply to list the Class A Common Shares on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI”, effective upon the completion of the Domestication. We intend to cancel the listing of the Ordinary Shares and Warrants on the LSE upon the listing of the Class A Common Shares on Nasdaq.

Centerbridge Subscription

In connection with the APW Acquisition, we entered into a subscription agreement, dated as of November 20, 2019 and amended and supplemented as of February 7, 2020 (the “Centerbridge Subscription Agreement”), with the Centerbridge Entities. Pursuant to the Centerbridge Subscription Agreement, the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10 per Ordinary Share, on the Acquisition Closing Date (the “Centerbridge Subscription”). The cash proceeds from the Centerbridge Subscription are available for general working capital purposes, including the acquisition of real property interests and revenue streams critical for wireless communications. As a result of the Centerbridge Subscription, as of September 9, 2020, after giving pro forma effect to the Domestication, the Centerbridge Entities beneficially own approximately 17.12% of the issued and outstanding Class A Common Shares.

Pursuant to the Centerbridge Subscription Agreement, we agreed to register the Class A Common Shares held by the Centerbridge Entities for resale under the Securities Act prior to cancelling the listing of our Ordinary Shares on the LSE. Accordingly, the Centerbridge Entities have been named as “selling stockholders” that may, from time to time after the Domestication, offer and sell pursuant to this prospectus any or all of the Resale Shares owned by them. See “Selling Stockholders”.

Also pursuant to the Centerbridge Subscription Agreement, we and the Centerbridge entities entered into a Registration Rights Agreement dated July 10, 2020 providing the Centerbridge Entities with the certain registration rights (including piggy-back registration rights), effective from and after the date on which the Company becomes a U.S. reporting company under SEC rules.

Our obligations to maintain an effective registration statement with respect to sales by the Centerbridge Entities of shares acquired pursuant to the Centerbridge Subscription Agreement (or in exchange therefor) will terminate on the first date on which the Centerbridge Entities can sell such shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

We have agreed to bear most of the costs associated with the fulfilment of our registration obligations under the Centerbridge Subscription Agreement and related Registration Rights Agreement, including all costs, expenses and fees in connection with the registration of the Resale Shares offered under this registration statement. The Centerbridge Entities, however, will bear all commissions and discounts, if any, attributable to their sale of the Resale Shares. See “Plan of Distribution”. We have also agreed to indemnify the Centerbridge Entities and their respective officers, directors, employees, advisors and agents (subject to certain limited exceptions) against liabilities that may arise from sales made by them in connection with the exercise of their registration rights.

The Centerbridge Entities have also entered into a voting agreement, dated February 7, 2020, with us, pursuant to which the Centerbridge Entities agreed to vote, for a period of one year following the Acquisition Closing Date, all voting securities of the Company owned by them, certain of their transferees and any of their affiliates (i) in favor of any and all director nominees that are nominated by our Board’s Nominating and Corporate Governance Committee and (ii) against the removal of any such nominee that is subsequently elected to the Board who is subject to removal without cause.

For more information about the Centerbridge Subscription, the Centerbridge Subscription Agreement and related matters, see “Certain Relationships and Related Party Transactions – Centerbridge Agreements”.

The Domestication

We intend to domesticate to the United States from the British Virgin Islands and incorporate in Delaware, as DLGI Delaware, by means of a statutory domestication under Section 388 of the DGCL and Section 184 of the BVI Business Companies Act (the “Domestication”). We intend to effect the Domestication (the time of such effectiveness, the “Effective Time”) as promptly as practicable after the effectiveness of the registration statement of which this prospectus forms a part. In connection with the Domestication, the Company intends to change its name to “Radius Global Infrastructure, Inc.”

To effect the Domestication, upon the final approval of our Board and the effectiveness of the registration statement of which this prospectus is a part, we intend to file with the British Virgin Islands Registrar of Corporate Affairs a notice of continuation out of the British Virgin Islands and file with the Secretary of State of the State of Delaware a certificate of corporate domestication and the certificate of incorporation of DLGI Delaware (the “Charter”), to be effective upon the Domestication. The Board and the shareholders have approved the Charter. In connection with the Domestication, the Board will adopt the bylaws of DLGI Delaware (the “Bylaws”), to be effective upon the Domestication. DLGI is not required by British Virgin Islands law to receive, and has not sought or received, approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated.

Following the Domestication, DLGI Delaware will be deemed to be the same legal entity as DLGI BVI. None of our business, assets and liabilities on a consolidated basis, nor our directors, executive officers, principal business locations and fiscal year, are expected to change as a result of the Domestication. For more information about the Domestication and its effects, see “The Domestication”.

Background and Reasons for the Domestication

The Board has approved the Domestication, as well as the related registration of the securities of DLGI Delaware under the Securities Act. We consider Delaware to be a longstanding leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations. The Board believes that the Domestication will, among other things:

•	provide legal, administrative and other similar efficiencies;

•

relocate our jurisdiction of organization to one that is the choice of domicile for many publicly-traded corporations, in part because there is an abundance of case law to assist in interpreting the DGCL and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and

•

provide a more favorable corporate environment which will help us compete more effectively with other publicly-traded companies in raising capital and in attracting and retaining skilled, experienced personnel, including because Delaware law is more developed and provides more guidance than British Virgin Islands law on matters regarding a company’s ability to limit director liability.

Domestication Share Conversion

In the Domestication, DLGI BVI’s issued and outstanding securities will automatically convert into securities of DLGI Delaware. Specifically, at the Effective Time:

•	each issued and outstanding Ordinary Share will automatically convert, by operation of law, on a one-to-one basis into a Class A Common Share;

•	each issued and outstanding BVI Class B Share will automatically convert, by operation of law, on a one-to-one basis into a Class B Common Share;

•	each issued and outstanding BVI Series A Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series A Founder Preferred Share;

•	each issued and outstanding BVI Series B Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series B Founder Preferred Share;

•	all outstanding Warrants to acquire Ordinary Shares will automatically become Warrants to acquire Class A Common Shares under the same terms and in the same proportion; and

•	all outstanding options and any other rights to acquire shares of DLGI BVI will automatically become options and other rights to acquire the corresponding shares of DLGI Delaware under the same terms.

Consequently, at the Effective Time, each holder of an Ordinary Share, BVI Class B Share, BVI Founder Preferred Share or Warrant or option to acquire Ordinary Shares will instead hold a Class A Common Share, Class B Common Share, Founder Preferred Share or Warrant or option to acquire Class A Common Shares, respectively, representing the same proportional equity interest in DLGI Delaware as that holder held in DLGI BVI immediately prior to the Effective Time. The number of shares of DLGI Delaware outstanding immediately after the Effective Time will be the same as the number of shares of DLGI BVI outstanding immediately prior to the Effective Time.

Comparison of Shareholder Rights

As described above, the Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and, as a result, our organizational documents will change and will be governed by Delaware law rather than British Virgin Islands law. Those new organizational documents of DLGI Delaware, which consist of the Charter and the Bylaws, will contain, and Delaware law contains, provisions that may differ in certain respects from those in DLGI BVI’s current organizational documents, which consist of the BVI Articles, and British Virgin Islands law.

The following are among the most significant differences between the existing BVI Articles of DLGI BVI and British Virgin Islands law, on the one hand, and the Charter and Bylaws of DLGI Delaware and Delaware law, on the other hand:

•

Delaware law will provide that amendments to the Charter must be approved by both the Board and by the stockholders of DLGI Delaware, while British Virgin Islands law permits amendments to the BVI Articles to be made either by the shareholders or, where the BVI Articles and British Virgin Islands law permit, by resolutions of the Board (although the BVI Articles do not currently permit any amendments to be made by the Board);

•

Delaware law prohibits the repurchase of shares of DLGI Delaware when its capital is impaired or would become impaired by the repurchase, while there are no such capital limitations in the BVI Companies Act;

•

the Bylaws require stockholders desiring to bring a matter before an annual meeting of stockholders or to nominate a candidate for election as director to provide notice to DLGI Delaware within certain time frames, while the BVI Articles do not contain similar advance notice requirements;

•

under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law, a majority of the directors may remove a fellow director (although this power has been restricted under the BVI Articles);

•

under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his place, exercise his other rights as director, and perform his duties as director;

•	the Charter and Bylaws do not provide stockholders of DLGI Delaware with preemptive rights, while the BVI Articles provide shareholders of DLGI BVI with certain preemptive rights;

•

the Charter will provide that, absent our written consent to an alternative forum, the Court of Chancery of the State of Delaware or, in the case of actions arising under the Securities Act, the federal district courts of the United States of America, will be the sole and exclusive jurisdiction for certain actions against us; and

•

under Delaware law, “business combinations” with “interested stockholders” (each as defined in Section 203 of the DGCL) are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

For a more detailed description of the material differences between the rights that shareholders of DLGI BVI currently have under the BVI Articles and British Virgin Islands law, and the rights that stockholders of DLGI Delaware will have under the Charter, Bylaws and Delaware law after we become a Delaware corporation in the Domestication, see “Comparison of Stockholder Rights”.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under the BVI Companies Act and the BVI Articles, our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication. Nor does Delaware law provide for any such rights. Shareholder approval of the Domestication is not required by the BVI Companies Act or the BVI Articles to effect the Domestication, and the Domestication is not conditioned on receipt of such approval. We are not asking you for a proxy and you are requested not to send us a proxy.

Material U.S. Federal Income Tax Consequences of the Domestication

U.S. Holders (as defined in “Material United States Federal Income Tax consequences”) will not recognize taxable gain or loss upon (a) the conversion of their Ordinary Shares into Class A Common Shares, (b) the conversion of their BVI Series A Founder Preferred Shares into Series A Founder Preferred Shares or (c) the conversion of their Warrants to acquire Ordinary Shares into Warrants to acquire Class A Common Shares as a result of the Domestication for U.S. federal income tax purposes. A U.S. Holder will have an initial tax basis in the Class A Common Shares, Series A Founder Preferred Shares or Warrants deemed received in the Domestication equal to its adjusted tax basis in the Ordinary Shares, BVI Series A Founder Preferred Shares or Warrants deemed surrendered in exchange therefor. The holding period for the Class A Common Shares, Series A Founder Preferred Shares or Warrants deemed received in the Domestication will include such holder’s holding period for the Ordinary Shares, BVI Series A Founder Preferred Shares or Warrants deemed surrendered in exchange therefor. See “Material United States Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (i) the Domestication and (ii) the ownership and disposition of our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30 and (b) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References in this prospectus to “emerging growth company” have the meaning ascribed to such term in the JOBS Act.

An emerging growth company may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

being permitted to present only two years of audited financial statements and only two years of related Management’s discussion and analysis of financial condition and results of operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•	exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved; and

•	an extended transition period for complying with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We have elected to opt out of the extended transition period for complying with new or revised accounting standards under Section 107(b) of the JOBS Act, which election is irrevocable. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies.

We may use these provisions until such time as we cease to be an emerging growth company.

Corporate and Other Information

Our principal executive office is located at 660 Madison Avenue, Suite 1435, New York, New York 10065. Our telephone number is 212-301-2800. We maintain a website at www.digitallandscapegroup.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

Organizational Structure

The following chart depicts, on a condensed basis, our organizational structure as of September 9, 2020, after giving pro forma effect to the Domestication:

Presentation of Common Shares Outstanding

Unless otherwise indicated or the context otherwise requires, the number of Ordinary Shares (or Class A Common Shares) presented in this prospectus is based on our securities outstanding as of September 9, 2020 and excludes:

•	16,675,000 Ordinary Shares (or Class A Common Shares) issuable upon exercise of the Warrants outstanding as of such date;

•	1,600,000 Ordinary Shares (or Class A Common Shares) issuable upon the conversion of the BVI Series A Founder Preferred Shares (or Series A Founder Preferred Shares) outstanding as of such date;

•

11,414,030 Ordinary Shares (or Class A Common Shares) reserved for issuance upon the redemption or direct exchange of Class B OpCo Units, equitized LTIP Units and equitized Series B Rollover Profits Units;

•	125,000 Ordinary Shares (or Class A Common Shares) issuable upon the exercise of options to acquire such shares that are vested and outstanding as of such date;

•	2,627,000 Ordinary Shares (or Class A Common Shares) reserved for issuance upon vesting and exercise of outstanding options granted pursuant to equity compensation plans; and

•	257,579 Ordinary Shares (or Class A Common Shares) in respect of unvested restricted stock granted pursuant to equity compensation plans.

In addition, unless otherwise indicated or the context otherwise requires, the number of BVI Class B Shares (or Class B Common Shares) presented in this prospectus is based on the number of such shares outstanding as of September 9, 2020 and excludes 1,386,033 BVI Class B Shares (or Class B Common Shares) issuable upon the conversion of the BVI Series B Founder Preferred Shares (or Series B Founder Preferred Shares) outstanding as of such date.

Summary Historical Financial Information of the Company Prior to the APW Acquisition

The following tables present summary historical consolidated financial information of the Company and its consolidated subsidiaries prior to the completion of the APW Acquisition as of the dates and for each of the periods indicated. The summary historical consolidated financial information as of and for the periods ended October 31, 2019 and October 31, 2018 has been derived from the audited consolidated financial statements of the Company (prior to its completion of the APW Acquisition) included elsewhere in this prospectus. Effective as of the Acquisition Closing Date, the Company changed its fiscal year end from October 31 of each year to December 31 of each year.

The summary historical consolidated financial information included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended October 31,
	2019	2018
	(in thousands)
Consolidated Statements of Operations Data:
Selling, general and administrative	$7,537	$7,661

Operating loss	(7,537)	(7,661)

Investment income	11,308	7,264
Other income, net	226	250
Income (loss) before income taxes	3,997	(147)
Income tax expense	979	375

Net income (loss)	$3,018	$(522)

Basic and diluted earnings (loss) per share	$0.06	$(0.01)

	As of December 31,
	2019	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$501,331	$3,434
Marketable securities	—	490,127
Total assets	501,407	493,589
Total liabilities	8,377	3,577
Total stockholders’ equity	493,030	490,012

Summary Historical Financial Information of the Predecessor and Successor

Following the closing of the APW Acquisition on February 10, 2020, the APW Group is considered to be our Predecessor and DLGI and its subsidiaries is considered to be our Successor for financial reporting purposes.

The following tables present summary historical consolidated financial information of our Predecessor and our Successor, as of the dates and for each of the periods indicated. The summary historical consolidated financial information as of and for the years ended December 31, 2019 and December 31, 2018 has been derived from the audited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The summary historical consolidated financial information for the six months ended June 30, 2019 has been derived from the unaudited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the periods from and including January 1, 2020 to February 9, 2020 (Predecessor) and from and including February 10, 2020 to June 30, 2020 (Successor) has been derived from the Company’s unaudited financial statements included elsewhere in this prospectus.

The summary historical consolidated financial information included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Successor	Predecessor

	Period from February 10 - June 30, 2020	Period from January 1, - February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands, except per share data)				2019	2018
Consolidated Statements of Operations Data
Revenue	$24,936	$6,836	$26,937	$55,706	$46,406
Cost of service	175	34	74	326	233
Gross profit	24,761	6,802	26,863	55,380	46,173
Selling, general and administrative	28,684	4,344	15,798	36,783	27,891
Share-based compensation	75,101	—	—	—	—
Management incentive plan	—	—	765	893	5,241
Amortization and depreciation	18,829	2,584	9,209	19,132	29,170
Impairment—decommission of cell sites	597	530	1,205	2,570	271

Operating loss	(98,450)	(656)	(114)	(3,998)	(16,400)

Realized and unrealized gain (loss) on foreign currency debt	730	11,500	1,840	(6,118)	13,836
Interest expense, net	(9,322)	(3,623)	(15,572)	(32,038)	(27,811)
Other income (expense), net	375	(277)	(405)	177	(2,468)
Gain on extinguishment of debt	1,264	—	—	—	—

Income (loss) before income taxes	(105,403)	6,944	(14,251)	(41,977)	(32,843)
Income tax expense	1,429	767	949	2,468	2,833

Net income (loss)	$(106,832)	$6,177	$(15,200)	$(44,445)	$(35,676)

Per Share Data
Cash dividends declared per share	$—	N/A	N/A	N/A	N/A
Loss per share from continuing operations (basic and diluted)	$(1.78)	N/A	N/A	N/A	N/A

	Successor	Predecessor
	As of June 30, 2020	As of December 31,
		2019	2018
(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$202,495	$78,046	$101,414
Trade receivables, net	5,065	7,578	5,863
Real property interests, net	923,700	427,160	352,673
Total assets	1,243,624	532,809	472,360
Accounts payable and accrued expenses	30,014	22,786	13,813
Rent received in advance	15,757	13,856	11,290
Finance lease liabilities	22,959	16,200	—
Cell site leasehold interest liabilities	15,787	16,841	26,554
Debt, net	520,968	572,931	493,866
Total liabilities	665,491	648,145	550,234
Stockholders’ equity/Members’ deficit	578,133	(115,336)	(77,874)

	Successor	Predecessor

	As of June 30, 2020 or for Period from February 10 - June 30, 2020	Period from January 1 - February 9, 2020	As of or for Six Months Ended June 30, 2019	As of or for Year Ended December 31,
				2019	2018
Other Data
Leases(1)	6,564			6,046	4,904
Sites(2)	4,982			4,586	3,717
Acquisition Capex(3)	$57,053	$6,335	$37,196	$98,926	$79,817
EBITDA(4)	$(77,252)	$13,151	$10,530	$9,193	$24,138
Adjusted EBITDA(4)	$3,717	$2,704	$10,647	$20,473	$19,699
Annualized In-place Rents(5)	$64,157		$55,766	$62,095	$51,221

(1)

Leases is an operating metric that represents each lease acquired by the APW Group. Each site purchased by the APW Group consists of at least one revenue producing lease stream, and many of these sites contain multiple lease streams.

(2)	Sites is an operating metric that represents each individual physical location where the APW Group has acquired a real property interest or a contractual right that generates revenue.

(3)

Acquisition Capex is a non-GAAP financial measure. The Company’s payments for its acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each cell site leasehold interest agreement. In all cases, the Company contractually acquires all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex therefore represents the total cash spent and committed to be spent for the Company’s acquisitions of revenue-producing assets during the period measured. Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool, because it excludes certain fixed and variable costs related to our selling and marketing activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in our consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

	Successor	Predecessor

	Period from February 10 - June 30, 2020	Period from January 1 - February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
(unaudited)
Investments in real property interests and related intangible assets – cash	$45,729	$5,064	$31,563	$78,052	$67,146
Committed contractual payments for investments in real property interests and intangible assets	11,541	1,533	5,343	20,188	15,903
Foreign exchange translation impacts and other	(217)	(262)	290	686	(3,232)

Acquisition Capex	$57,053	$6,335	$37,196	$98,926	$79,817

(4)

EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as net income (loss) before net interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and further adjusting for management incentive plan expense, non-cash impairment – decommission of cell sites expense, realized and unrealized gains and losses on foreign currency debt, realized and unrealized foreign exchange gains/losses associated with intercompany account balances denominated in a currency other than the functional currency, nonrecurring expenses incurred in connection with the Domestication, and one-time severance costs included in selling, general and administrative expenses. Management believes the presentation of EBITDA and Adjusted EBITDA provides valuable additional information for users of the financial statements in assessing the financial condition and results of operations of the APW Group. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income, therefore the calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. You should not consider EBITDA, Adjusted EBITDA or any of our other non-GAAP financial measures as an alternative or substitute for AP WIP Investments’ results.

The following are reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure:

	Successor	Predecessor

	Period from February 10 - June 30, 2020	Period from January 1 – February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
(unaudited)
Net income (loss)	$(106,832)	$6,177	$(15,200)	$(44,445)	$(35,676)
Amortization and depreciation	18,829	2,584	9,209	19,132	29,170
Interest expense, net	9,322	3,623	15,572	32,038	27,811
Income tax expense	1,429	767	949	2,468	2,833

EBITDA	(77,252)	13,151	10,530	9,193	24,138

Impairment – decommission of cell sites	597	530	1,205	2,570	271
Realized/unrealized loss (gain) on foreign currency debt	(730)	(11,500)	(1,840)	6,118	(13,836)
Share-based compensation expense	75,101	—	—	—	—
Management incentive plan expense	—	—	765	893	5,241
Non-cash foreign currency adjustments	890	523	(13)	(632)	3,885
Nonrecurring domestication and public company registration expenses	5,111	—	—	—	—
One-time severance expense	—	—	—	2,331	—

Adjusted EBITDA	$3,717	$2,704	$10,647	$20,473	$19,699

(5)

Annualized in-place rents is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in place”) as of the measurement date. Annualized in-place rents is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment made under such lease. Management believes the presentation of annualized in-place rents provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of annualized in-place rents provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. Annualized in-place rents has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the Annualized in-place rents financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, annualized in-place rents differs from “revenue”, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease. You should not consider annualized in-place rents or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of annualized in-place rents to revenue, the most comparable GAAP measure:

(in thousands)	2020	2019	2018
Revenue for year ended December 31		$55,706	$46,406
Annualized in-place rents as of December 31		$62,095	$51,221
Annualized in-place rents as of June 30	$64,157	$55,766	$46,948

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information presented below has been prepared from the respective historical consolidated financial statements of DLGI and the APW Group and has been adjusted to reflect the estimated effects of (i) the APW Acquisition and (ii) the Centerbridge Subscription (collectively, the “Transactions”). The summary unaudited pro forma condensed combined financial information included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the more detailed unaudited pro forma condensed combined financial information and the related notes appearing under “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the separate consolidated financial statements of DLGI and the APW Group and notes thereto included elsewhere in this prospectus. The summary unaudited pro forma condensed combined financial information, which has been provided for illustrative purposes only, by its nature addresses a hypothetical situation and, therefore, does not purport to represent our actual results or what they would have been had the Transactions occurred on the date assumed, and may not be indicative of future results.

The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and for the year ended October 31, 2019 has been prepared as if the Transactions had been completed on November 1, 2018. As further described in the notes appearing under “Unaudited Pro Forma Condensed Combined Financial Information”, the summary unaudited pro forma condensed statements of operation do not include additional costs associated with the internalization of the management team, public company costs and other administrative expenses that are expected to result from the Transactions.

(in thousands, except per share data)	Pro Forma Combined Six Months Ended June 30, 2020	Pro Forma Combined Year Ended October 31, 2019
Revenue	$31,772	$55,706
Operating loss	(33,718)	(41,260)
Net loss	(34,947)	(82,460)
Net loss attributable to the Company	(32,081)	(75,698)
Net loss per ordinary share, basic and diluted	(0.55)	(1.30)

Market Price and Dividend Information

Our Ordinary Shares and Warrants are currently listed on the LSE under the symbols “DLGI” and “DLGW”, respectively. We intend to apply to list the Class A Common Shares on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI”, effective upon the completion of the Domestication.

The most recent closing price of the Ordinary Shares and Warrants as of September 10, 2020, the last trading day before our filing of this prospectus, was $8.13 and $0.15, respectively.

Holders of our Ordinary Shares and Warrants should obtain current market quotations for their securities. The market price of DLGI BVI’s securities could vary at any time before the Domestication.

Dividend Policy

We may pay dividends on the Class A Common Shares at such times (if any) and in such amounts (if any) as the Board determines. Our current intention is to retain any earnings for use in our business operations, and we do not anticipate declaring any dividends on the Class A Common Shares in the foreseeable future. We will pay dividends only to the extent that to do so is in accordance with the Charter and all applicable laws. See “Dividend Policy”.

RISK FACTORS

Investing in our securities carries a significant degree of risk. You should carefully consider the risks described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any or a combination of the following risks were to materialize, our results of operations, financial condition and prospects could be materially adversely affected. If that were to be the case, the market price of our securities could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Business and the Industry

If the wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree, our business and profitability could be materially and adversely affected.

The U.S. wireless carrier industry has experienced, and may continue to experience, significant consolidation, such as the recent merger between Sprint and T-Mobile. Historically, consolidation among wireless carriers has resulted in the decommissioning of certain existing communications sites, due to overlap of the networks or the consolidation of different technologies. For example, the Sprint-Nextel merger led to significant churn as the consolidated company terminated leases of sites on which iDen technology had been located. Internationally, wireless carriers are increasingly entering into active and passive network sharing agreements or roaming or resale arrangements. For example, in 2019 Vodafone announced that it had entered into active and passive network sharing agreements in Italy, Spain and the UK. These agreements could also result in decommissioning of certain existing communications sites due to network overlap or redundancy.

The underlying Tenant Leases from which we derive our revenue can typically be terminated upon a very short notice period, generally 30-180 days, regardless of the length of the lease term. To the extent that a wireless carrier does not need a redundant communications site, it may terminate the site’s lease prior to the end of the lease term or simply refuse to renew the lease. As part of our business strategy, we purchase the revenue stream under a lease from the site owner, typically including any renewal periods, and assumes the risk that such lease is early terminated or not renewed. As we do not have recourse to the site owner in the case of such early termination (absent fraud or breach of contractual representations or covenants by such site owner), our ongoing in-place rents and future results may be negatively impacted if a significant number of these leases are terminated or not renewed, materially impairing the value of our real property and contractual interests in such sites.

Consolidation can also potentially reduce the diversity of the tenants from which we derive revenue and give tenants greater leverage over us, as their effective landlord, by increasing co-location on nearby existing sites and aggressively negotiating master lease terms for multiple sites, all of which could materially and adversely affect our revenue.

New technologies may significantly reduce demand for wireless infrastructure and therefore negatively impact our revenue and future growth.

Improvements in the efficiency of wireless networks could reduce the demand for the wireless carriers’ or tower companies’ wireless infrastructure. For example, signal combining technologies that permit one antenna to service multiple frequencies and, thereby, more customers, may reduce the need for wireless infrastructure. In addition, other technologies, such as Wi-Fi, femtocells, other small cells, or satellite (such as low earth orbiting) and mesh transmission systems may, in the future, serve as substitutes for, or alternatives to, leasing additional tower or antennae sites that might otherwise be anticipated as wireless infrastructure had such technologies not existed. Any significant reduction in wireless infrastructure leasing demand resulting from the previously mentioned technologies or other technologies could materially and adversely affect our revenue, financial condition and future growth.

We may become involved in expensive litigation or other contentious legal proceedings relating to our real property interests and contractual rights, the outcome of which is unpredictable and could require us to change our business model in certain jurisdictions or exit certain markets altogether.

The tenants under our Tenant Leases are typically wireless carriers and tower companies that may have competitive or other concerns regarding the assignment of the right to receive lease payments to us from the site owners, and as a result some of these tenants may challenge our real property interests and contractual rights. For example, wireless carriers and tower companies have challenged certain of our real property interests in Brazil, Chile, Colombia and the Netherlands and alleged that the grant of the real property interest in the land underlying the wireless tower or antennae violated either a contractual non-assignment provision or a statutory pre-emptive right. In Hungary, a regulatory agency has initiated an inquiry that may result in new regulations on some of our activities. In addition, certain wireless carriers in Canada have filed claims alleging that our business and marketing practices constitute harassment of the landlords, defamation of the carriers and interference of their site leases. In addition, under eminent domain laws (or equivalent laws in jurisdictions outside of the United States), governments can take real property without the owner’s consent, sometimes for less compensation than the owner believes the property is worth. If these or similar claims are successful, we may not be able to continue to operate in those jurisdictions using our current business model, or at all, which could have a material adverse effect on our ability to acquire new assets or grow our business as planned.

Any litigation or other proceeding, even if resolved favorably, could require us to incur substantial costs and be a distraction to management. Also, such litigation could be used as a nuisance to disrupt our business. Litigation results are highly unpredictable, particularly in some of the jurisdictions in which we operate. Even if we believe we have a strong legal basis to defend such claims, we may not prevail in any litigation or other proceeding in which we may become involved. If we are unsuccessful in defending claims by our tenants relating to our business model in a particular jurisdiction, it may be difficult or impossible to continue operations in those jurisdictions, or we may incur significant additional expense to adjust our business model in response to any legal order or judgment, any of which could have a material adverse effect on our business and results of operations.

We have a history of net losses and negative net cash flow; if we continue to grow at an accelerated rate, we may be unable to achieve profitability or positive cash flow at a company level (as determined in accordance with U.S. GAAP) for the foreseeable future.

We had an accumulated deficit as of December 31, 2018 and 2019 and as of June 30, 2020, and had net losses of $35.7 million and $44.4 million for the years ended December 31, 2018 and 2019, respectively, compared to net income of $6.2 million for the Predecessor period from January 1 to February 9, 2020 and net loss of $106.8 million for the Successor period from February 10 to June 30, 2020. For the years ended December 31, 2018 and 2019, we had negative operating cash flow of $10.7 million and $6.6 million, respectively, and negative cash flow from investing activities of $68.0 million and $73.9 million, respectively. For the Predecessor period from January 1 to February 9, 2020 and the Successor period from February 10 to June 30, 2020, we had negative operating cash flow of $3.5 million and $28.2 million, respectively, and negative cash flow from investing activities of $22.6 million and $305.5 million, respectively. Our accumulated deficit and net losses have historically resulted primarily from expenses incurred in acquiring assets, recognizing depreciation and amortization in connection with the properties we own and interest expense. Our negative cash flows have historically resulted from the substantial investments required to grow our business, including the significant increase in recent periods in the number of assets we have acquired. We expect that these costs and investments will continue to increase as we continue to grow our business. These expenditures will make it more difficult for us to achieve profitability and positive cash flow from operations and investing activities, and we cannot predict whether we will achieve profitability for the foreseeable future.

Competition for assets could adversely affect our ability to achieve our anticipated growth.

If we are unable to make accretive acquisitions of real property interests and contractual rights in the revenue streams of Tenant Leases, our growth could be limited. As none of the individual revenue streams that we acquire are material, our business model requires us to identify and negotiate a significant number of new interests each year in order to deliver material growth. We may experience increased competition for these assets from new entrants to the industry. Further, in some jurisdictions, including Europe, the number of wireless towers and antennae owned by tower companies, as compared to wireless carriers, is growing quickly. These tower companies may be more likely to seek to own or control the land underlying their tower as that is their asset or service as compared to the wireless carriers who have traditionally allocated their capital to network development rather than acquisition of the underlying real property. This could make the acquisition of high-quality assets significantly more costly or prohibitive. The wireless tower companies are larger than us and may have greater financial resources than we do, while other competitors may apply less stringent investment criteria than we do. Higher prices for assets or the failure to add new assets to our portfolio could make it more difficult to achieve our anticipated returns on investment or future growth, which could materially and adversely affect our business, results of operations or financial condition.

If the Tenant Leases for the wireless communication tower or antennae located on our real property interests are not renewed with similar rates or at all, our future revenue may be materially affected.

A significant portion (approximately 25% of revenue for the year ended December 31, 2019 and 24% of annualized in-place rents as of June 30, 2020) of the Tenant Leases located on communications sites on which we hold a property interest are either hold-over leases or will be subject to renewal over the next 12 months. The wireless carriers and tower companies are under no obligation to renew their ground or rooftop leases. In addition, there is no assurance that such tenants will renew their current leases with similar terms or rental rates even if they do want to renew. The extension, renewal or replacement of existing leases depends on a number of factors, several of which are beyond our control, including the level of existing and new competition in markets in which we operate; the macroeconomic factors affecting lease economics for our current and potential customers; the balance of supply and demand on a short-term, seasonal and long-term basis in our markets; the extent to which customers are willing to contract on a long-term basis and the effects of international, federal, state or local regulations on the contracting practices of our customers. Unsuccessful negotiations could potentially reduce revenue generated from the assets. As a result, we may not fully recognize the anticipated benefits of the assets that we acquire, which could have a material adverse effect on our results of operations and cash flow. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company, and unexpected lease cancellations could materially impact cash flow from operations.

Virtually every Tenant Lease associated with our assets permits the wireless carrier or tower company tenant to cancel the lease at any time with limited prior written notice. The termination provisions vary from lease to lease, but substantially all of the Tenant Leases underlying our assets require the tenant to provide only 30-180 days’ advance notification to terminate the lease. Cancellations are determined by the tenants themselves in their sole discretion. For instance, sites are independently assessed by tenants for their ability to provide coverage. This assessment is made prior to construction or installation of the asset and there is no guarantee such coverage will remain static in the future due to independent developments, technological developments, property and infrastructure developments (e.g., construction of new buildings and roads), foliage growth or other physical changes in the landscape that are unforeseeable and out of our control. We have previously experienced terminations and cancellations of leases for the following reasons:

•	network consolidations and mergers that make a particular tower site redundant for a wireless carrier;

•	primarily in the UK, where the wireless carrier has a shared lease with the tower company or tower owner and we only receive a portion of the shared rent;

•	the wireless carrier secures an alternative site to allow it to save operational expenses; and

•	the wireless carrier identifies a location that provides better coverage and renders the existing site obsolete or unused.

Such results could lead to site removal or relocation, leading to a reduction in our revenue. Any significant number of cancellations will adversely affect our revenue and cash flow.

Our operations outside the U.S. are subject to economic, political, cultural and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates.

For the year ended December 31, 2019, approximately 72% of the APW Group’s revenue arose from business operations outside the U.S., and approximately 74% of the APW Group’s annualized in-place rents as of December 31, 2019 arose from business operations outside the U.S. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”. We anticipate that the overall proportion of revenues from our international operations will continue to grow. Accordingly, our business is subject to risks associated with doing business internationally that could materially and adversely affect our business and results of operations, including:

•	laws and regulations that dictate how we conduct business, including zoning, maintenance and environmental matters, and laws related to ownership of real property interests;

•

uncertain, inconsistent or changing interpretations of laws and regulations, especially those that address our business model, as well as judicial systems that may move more slowly, or be more unpredictable, than U.S. judicial systems;

•	changes in a specific country’s or region’s political or economic conditions, including inflation or currency devaluation;

•	laws affecting communications infrastructure, including the sharing of such infrastructure;

•	laws and regulations that tax or otherwise restrict repatriation of earnings or other funds or otherwise limit distributions of capital;

•	changes to existing or enactment of new domestic or international tax laws;

•	expropriation and governmental regulation restricting foreign ownership or requiring reversion or divestiture;

•	laws and regulations governing employee relations, including occupational health and safety matters and employee compensation and benefits matters;

•

our ability to comply with, and the costs of compliance with, anti-bribery laws such as the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and similar international anti-bribery laws;

•	changes to zoning regulations or construction laws, which could be applied retroactively to our existing communications sites;

•

reluctance or unwillingness of communications site property owners in an existing country of our operations, or in a new country that we determine to enter, generally to do business with a U.S.-headquartered company or a company engaged in our business, especially where there is no history of such a business in the country; and

•	actions restricting or revoking the wireless carriers’ spectrum licenses or suspending or terminating business under prior licenses.

Our results may be negatively affected by foreign currency exchange rates.

We conduct our business and incur costs in the local currencies in the countries in which we operate and, as a result, are subject to foreign exchange exposure due to changes in exchange rates, both as a result of translation and transaction risks.

We are exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our functional currencies (non-functional currency risk), such as our indebtedness. For example, we generate revenue from our Brazilian operations, which are denominated in Brazilian reals, while the indebtedness that funds those operations is presently denominated in Euros. Although we generally seek to match the currency of our obligations with the functional currency of the operations supporting those obligations, we are not always able to match the currency of our costs and expenses with the currency of our revenues. Changes in exchange rates with respect to amounts recorded in our consolidated financial statements related to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions.

Although substantially all of our operations are conducted in the local currency of the countries in which we operate, we are also exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (our reporting currency), against the currencies of our operating subsidiaries when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Increasing exchange rate risk has been brought on by external factors such as increasing interest rates in the United States, as well as internal factors as a consequence of high fiscal and external deficits in some of the jurisdictions in which we operate. Volatility in exchange rates can affect our reported revenue, margins and stockholders’ equity both positively and negatively and can make our results difficult to predict. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings or loss as a separate component of equity. Any increase (or decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of one of our operating subsidiaries will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. Accordingly, we may experience a positive or negative impact on our comprehensive earnings or loss and equity solely as a result of foreign currency translation. The APW Group’s primary exposure to exchange rate risk during the 12 months ended December 31, 2019 was to the British pound sterling, Euro, Brazilian real and the Australian dollar, representing 27%, 14%, 9% and 5% of our reported revenue during the period, respectively. In addition, our reported operating results are impacted by changes in the exchange rates for the Chilean peso, Mexican peso, Canadian dollar, Colombian peso, Hungarian forint and Romanian leu. We generally do not hedge against the risk that we may incur non-cash losses upon the translation of financial statements of our subsidiaries and affiliates into U.S. dollars; however, even if we were to enter into such hedges, they may not be effective to off-set any such non-cash losses.

The Electronic Communications Code enacted in the United Kingdom may limit the amount of lease income we generate in the United Kingdom, which would have a material adverse effect on our results of operations and financial condition.

The Electronic Communications Code, which came into force on December 28, 2017 as part of the United Kingdom’s Digital Economy Act 2017, governs certain relationships between landowners and operators of electronic communications services, such as cellular towers. It gives operators certain rights to install, inspect and maintain electronic communications apparatus including masts, cables and other equipment on land, even where the operator cannot agree with the landowner as to the terms of the rights. Among other measures, the Electronic Communications Code restricts the ability of landowners to charge premium prices for the use of their land by basing the consideration paid on the underlying value of the land, not the value attributable to the high public demand for communications services, and provides authority to the courts to determine the rent if the parties are unable to come to agreement. As a result, our future results may be negatively impacted if a significant number of our leases in the United Kingdom are renegotiated at lower rates. The APW Group’s revenue run rate as of December 31, 2019 generated by property located in the United Kingdom was approximately 24.5%. A material reduction in our annualized in-place rents in the United Kingdom would have a material adverse impact on our results of operations and financial condition.

We have incurred a significant amount of debt and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may, in the longer term, limit the funds available to us.

As of June 30, 2020 and December 31, 2019, we had total outstanding indebtedness of $527.3 million and $588.2 million, respectively, the majority of which was secured through multiple liens, pledges and other security interests on its different assets. Our ability to make scheduled payments or refinance our obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. Taking into consideration our current cash on hand and our available credit facilities, including the maturity of such facilities, we do not believe our ability to service our debt and sustain our operations will be materially affected for at least a 12-month period following the date of this prospectus. In the longer term, however, we may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness and to pursue growth. If our cash flows and capital resources are insufficient in the longer term to fund our obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness and other obligations or our lenders could seek to foreclose on our assets or could also sell all or substantially all of our assets under such foreclosure or other realization upon those encumbrances without prior approval of our stockholders. In the longer term, we may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt obligations. For more information about our debt obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

The terms of our debt agreements may restrict our flexibility in operating our business.

Under certain of our existing debt instruments, we and certain of our subsidiaries are subject to limitations regarding our business and operations, including limitations on the amount of certain types of assets that can be acquired, or the jurisdictions in which assets can be acquired, limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing that we secure in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions.

These restrictions could limit our ability to plan for or react to market conditions, meet extraordinary capital needs or otherwise take actions that we believe are in our best interests. Further, a failure by us to comply with any of these covenants and restrictions could result in an event of default that, if not waived or cured, could result in the acceleration of all or a substantial portion of the outstanding indebtedness thereunder. For more information about our debt obligations and the covenants and restrictions thereunder, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

Our growth strategy requires access to new capital, which could be impaired by unfavorable capital markets.

Our growth strategy requires significant capital as we primarily purchase for an upfront fee the future stream of rental payments. Any limitations on access to new capital will impair our ability to execute our growth strategy. If the cost of capital becomes too expensive, our ability to grow will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. To the extent that we raise capital through issuance of equity, our stockholders may suffer significant dilution. To the extent that we raise capital through additional debt, that debt (i) may adversely affect our profitability, (ii) may be secured and (iii) would rank senior to any of our equity. We have historically raised a significant portion of our capital through the issuance of secured debt, which has a lower coupon rate than unsecured debt, but our ability to obtain secured debt in the future to execute our growth strategy is subject to our having sufficient assets eligible for securitization that are not subject to prior securitization from our existing debt. Weak economic conditions and volatility and disruption in the financial markets, including as a result of the ongoing COVID-19 pandemic, could increase the cost of raising money in the debt and equity capital markets substantially while diminishing the availability of funds from those markets which could materially impact our ability to implement our growth strategy.

An increase in market interest rates could increase our interest costs on future debt, reduce the value of our assets and affect the growth of our business, all of which may materially and adversely affect our results of operations and financial condition.

Fluctuations in interest rates may negatively impact our business. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. If interest rates increase, so could our interest expense for new debt, making the financing of new assets costlier. We may incur variable interest rate indebtedness in the future. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

Changes in interest rates may also affect the value of our assets and affect our ability to acquire new assets as site owners may be more reluctant to sell their interests during times of higher interest rates or may demand a higher cost than we have historically paid for our assets. If we cannot acquire additional assets at appropriate prices and returns or determine to pay higher amounts for additional assets, we will not be able to grow revenue to the extent expected, which could have a material adverse effect on our financial results and condition.

Our revenue is primarily derived from lease payments due from wireless carriers and tower operators; consequently, a slowdown in the demand for wireless communication services may adversely affect our business.

Our assets consist primarily of real property interests in wireless communications sites and contractual rights to the revenue stream generated from Tenant Leases. If consumers significantly reduce their minutes of use or data usage or fail to widely adopt and use wireless data applications or new technologies, wireless carriers could experience a decrease in demand for their services. In addition, delays or changes in the deployment of new technologies could reduce consumer demand. To the extent that that the demand for wireless communications services decreases, the owners and operators of wireless communications towers and antennae may be less willing or able to invest additional capital in their networks, and may even reduce the number of wireless communications sites in their networks, all of which could materially and adversely affect the demand for our assets, the revenue that we are able to generate, and the rate of growth in our business.

The ongoing COVID-19 (coronavirus) pandemic could have a material adverse effect on our results of operations and financial condition.

The recent outbreak of COVID-19 (commonly referred to as coronavirus) which first occurred in Wuhan City, China and has subsequently spread to many countries throughout the world, including each of the jurisdictions in which we operate, has had a negative impact on economic conditions globally and there are concerns for a prolonged deterioration of global financial conditions. The COVID-19 outbreak has resulted in a more widespread public health crisis than that observed during the SARS epidemic of 2002-2003, which has resulted in protracted volatility in international markets and a decline in global economic conditions, including as a consequence of disruptions to travel and retail segments, tourism and manufacturing supply chains. Beginning in March 2020, we took measures to mitigate the broader public health risks associated with COVID-19 to our business and employees, including through office closures and self-isolation of employees where possible in line with the recommendations of relevant health authorities; however, the full extent of the COVID-19 outbreak and the adverse impact this may have on our workforce and operations is unknown. Our offices globally were largely shut down beginning in the middle of March, with employees working remotely from their homes. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on our ability to acquire new rental streams. For example, leasing transactions in certain civil law jurisdictions such as France, Italy and Portugal often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers or the availability of witnesses to legal documents in common law jurisdictions such as the UK and Ireland and, consequently, our ability to complete transactions may be adversely impacted during the COVID-19 outbreak. Similarly, government-imposed travel restrictions may impair our employees’ ability to conduct physical inspections of cell-site infrastructure which are part of our normal transaction underwriting process.

The extent to which COVID-19 may impact our results of operations and financial condition will depend on numerous evolving factors that we cannot predict, including the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the outbreak; the impact of the outbreak on global economic activity and financial markets, including the possibility of a global recession and volatility in the global capital markets which, among other things, may increase the cost of capital and adversely impact our access to capital. For example, global macro-economic conditions have resulted in declines in foreign currency exchange rates and heightened volatility in foreign currency exchange rates across multiple currencies. These impacts, individually or collectively, could have a material adverse impact on our results of operations and financial condition as the pandemic continues. Further, the impact of COVID-19 may heighten or exacerbate many of the other risks discussed in this prospectus, any of which could have a material impact on us.

Perceived health risks from radio frequency (“RF”) energy could reduce demand for wireless communications services.

The U.S. and other governments impose requirements and other guidelines relating to exposure to RF energy. Exposure to high levels of RF energy can cause negative health effects. The potential connection between exposure to low levels of RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community. According to the U.S. Federal Communications Commission, the results of these studies to date have been inconclusive. However, public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless carriers, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, health risks could cause a decrease in the demand for wireless communications which could materially and adversely affect the demand for our assets, the revenue that we are able to generate, and the rate of growth in our business. Moreover, if a connection between exposure to low levels of RF energy and possible negative health effects, including cancer, were demonstrated, we could be subject to numerous claims relating to exposure to RF energy and, even if such claims ultimately had no merit, our financial condition could be materially and adversely affected by having to defend such claims.

If we are unable to protect and enforce our real property interests in, or contractual rights to, the revenue streams generated by leases on our communications sites, our business and operating results could be materially adversely affected.

Pursuant to our business model, we purchase the stream of future rental payments generated by an existing lease, and that will be generated by future leases, between a site owner and an owner or operator of a wireless communications tower or wireless antennae. As a lease generating such revenue stream already exists, our business model effectively puts us in the position of landlord without the consent of the wireless carrier or tower operator. Where possible, we seek to purchase an “in rem” real property interest in the land underlying the wireless tower or antennae, typically easements, usufructs, leasehold and sub-leasehold interests, and fee simple interests. If that is not feasible due to local legal requirements or commercial limitations, we will purchase a contractual assignment of rents. As we are one of the first companies to develop an asset portfolio of revenue streams from existing wireless communications sites in some of the jurisdictions in which we operate, the “in rem” right that we have purchased has not traditionally been used in a commercial context. Consequently, our real property rights may be subject to challenge by third parties, including the wireless carriers or tower companies that are counterparties to the underlying site leases, or become subject to new regulations. Further, where we have rooftop easements (or comparable property interests), we are subject to the risk that the underlying property owners may block access to the rooftop. If we cannot enforce our real property and contractual rights, particularly to the extent any claim or regulatory constraint impacts a large number of our assets, our business and results of operations could be materially adversely affected.

Due to the long-term expectations of revenue from our assets, our results are sensitive to the creditworthiness and financial strength of our tenants and their sub-lessees.

We have purchased, for an upfront fee, the future revenue stream pursuant to the underlying Tenant Leases and subsequent leases and do not have recourse to the site owner if the tenant fails to make such future payments (absent fraud or breach of contractual representations or covenants by such site owner). Due to the long-term nature of most cell site leases, including the Tenant Leases and their sub-leases, our financial performance is dependent on the continued financial strength of the tenants, including the wireless carriers, tower companies and other owners of structures where we own the attached property rights, many of whom operate with substantial leverage. Many tenants and potential tenants rely on capital raising activities to fund their operations and capital expenditures, and downturns in the economy or disruptions in the financial and credit markets may make it more difficult and more expensive to raise capital. If, as a result of a prolonged economic downturn or otherwise, one or more of our tenants experienced financial difficulties or filed for bankruptcy, such an event could result in uncollectible accounts receivable and an impairment of our deferred rent asset. In addition, it could result in the loss of significant customers and all or a portion of our anticipated lease revenue from certain tenants, all of which could have a material adverse effect on our business, results of operations and cash flows. In addition, if the Tenant Lease tenants or sub-lessees (or potential tenants or sub-lessees) are unable to raise adequate capital to fund their business plans, they may reduce their spending, which could materially and adversely affect demand for the communications sites and the rental rates that we will be able to charge upon renewal.

Certain of our real property interests are subordinated to senior debt such as mortgages on the underlying properties.

The real property interests and contractual rights we purchase typically relate to a portion of a larger parcel of land that is owned by the site owner from whom we acquired the interests or rights. As a result, mortgages and other encumbrances, including any tax liens, which attach to the parcel as a whole, may also attach to or have enforcement priority over our interests or rights. We make an effort to target investment opportunities that are free from mortgages and other encumbrances. Where that option is not available, we make an effort to obtain non-disturbance agreements or locally comparable protections on the real property interests we acquire on mortgaged sites, but sometimes we are unable to do so. Under certain circumstances and in the absence of a non-disturbance agreement or locally comparable protections, if the underlying property owner fails to comply with or make payments under debt arrangements that grant creditors with claims on the property that are senior to ours, an event of default may result, which would allow the creditors to foreclose on any of our real property interests and contractual rights associated with that site. Any such default or foreclosure could have a material adverse effect on our results of operations and cash flow.

The tenants on the Tenant Leases underlying our assets may be exposed to force majeure events and other unforeseen events for which their insurance may not provide adequate coverage.

The communications sites underlying our real property interests and contract rights are subject to risks associated with natural disasters, such as ice and windstorms, fires, tornadoes, floods, hurricanes and earthquakes, cyber-attacks, terrorism as well as other unforeseen damage. Substantially all of the leases in our portfolio allow the tenants either to terminate the lease or to withhold rent payments until the site is restored to its original condition should such a disaster cause damage to one of these communications sites or the equipment on such site. While tenants generally maintain insurance coverage for natural disasters, they may not have adequate insurance to cover the associated costs of repair or reconstruction for a future major event. Furthermore, while all of the Tenant Leases require that the tenants have access to the communications site, we often must rely on the site owners to take all the necessary steps to restore access to the site. In the event of any damage to the communications equipment, federal, state and local regulations may restrict the ability to repair or rebuild damaged towers or antennae. If the tenants are unwilling or unable to repair or rebuild due to damage, we may experience losses in revenue due to terminated leases and/or lease payments that are withheld pursuant to the terms of the Tenant Lease while the site is repaired.

A substantial portion of our revenue is derived from a small number of wireless carriers or tower companies in each of the jurisdictions in which we operate, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenue.

In each of the jurisdictions in which we operate, there are a small number of wireless carriers or tower companies. Consequently, the loss of any one of our large customers as a result of consolidation, merger, bankruptcy, insolvency, network sharing, roaming, joint development, resale agreements with other wireless carriers or otherwise may result in (i) a material decrease in our revenue, (ii) uncollectible account receivables, (iii) an impairment of our deferred site rental receivables, site rental contracts, customer relationships or intangible assets or (iv) other adverse effects on our business. Additionally, the rental payments due to us from foreign affiliates and subsidiaries of large, nationally recognized wireless carriers or tower companies may not provide for full recourse to the larger, more creditworthy parent entities affiliated with our lessees.

We may not be able to consummate or successfully integrate future acquisitions into our business, which could result in unanticipated expenses and losses.

Part of our strategy is to seek to grow through acquisitions of portfolios of assets or entities that are engaged in similar or complementary businesses. Our ability successfully to implement our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. The process of integrating a large portfolio of assets or an acquired company’s business into our operations is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business that could materially and adversely affect our business and results of operations include the following, which risks can be magnified when one or more integrations are occurring simultaneously or within a small period of time:

•	the effect of the acquisition on our financial and strategic positions and our reputation;

•	risk that we may be unable to obtain the anticipated benefits of the acquisition, including synergies, economies of scale, revenues and cash flow;

•	challenges in retaining, assimilating and training new employees;

•	potential increased expenditure on human resources and related costs;

•	retention risk with respect to an acquired company’s key executives and personnel;

•	potential disruption to our ongoing business;

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investments in immature businesses or assets with unproven track records that have an especially high degree of risk, with the possibility that we may lose the value of our entire investment or incur additional unexpected liabilities (including becoming subject to foreign laws and regulations not previously applicable to us);

•	potential diversion of cash for an acquisition or integration activities that would limit other potential uses for cash including marketing, and other investments;

•	the assumption of known and unknown debt and other liabilities and obligations of the acquired company;

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potential integration risks relating to acquisition targets that had not previously maintained internal controls and policies and procedures over financial reporting as would be required of a public company, which may amplify our risks and liabilities with respect to our ability to develop and maintain appropriate internal controls and procedures; and

•	challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those used by us.

Unforeseen liabilities under environmental laws could have a material adverse effect on our results of operations and cash flow.

Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to the communications sites in which we have a real property interest and to the businesses and operations of our lessees, property owners and other surface owners or operators. International, federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g. wetlands). Although we do not conduct any operations on our properties, the wireless carriers or tower companies on our communications sites may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, the site owners, lessees and other surface interest owners may have liability or responsibility under these laws that could have an indirect impact on our business. For those communications sites in which we hold real property interests that are not full fee simple ownership, our liability is typically limited to damages caused by our actions. However, in limited circumstances certain jurisdictions may seek to impose liability if all other owners are not available. With respect to the communications sites that we own in fee simple, we are subject to environmental liability in accordance with local law. Although we do not purchase property where we are aware that there are or may be any environmental issues, we do not conduct any environmental due diligence such as Phase 1 Environmental Assessments in the United States or similar inquiries outside the United States before purchasing the real property. Our agreements with lessees, counterparties and other surface owners generally include environmental representations, warranties and indemnities to minimize the extent to which we may be financially responsible for liabilities arising under these laws. However, these counterparties may not have the financial ability to comply with their assumed obligations, which may have a material adverse effect on our results of operations.

Although our real property and contractual interests generally do not make it contractually responsible for the payment of real property taxes, in our U.S. operations, if the responsible party fails to pay real property taxes, the resulting tax lien could put our real property interest in jeopardy.

Substantially all of our real property and contractual interests (87% of revenue for the year ended December 31, 2019 and 88% of annualized in-place rents as of June 30, 2020) are subject to triple net or effectively triple net lease arrangements under which we are not responsible for paying real property taxes. In the United States, if the property owner or tenant fails to pay real property taxes, any lien resulting from such unpaid taxes would be senior to our real property interest or contract rights in the applicable site. Failure of the property owner or tenant to pay such real property taxes could result in our real property interest or contract rights being impaired or extinguished or we may be forced to incur costs and pay the real property tax liability to avoid impairment of our assets. Internationally, although our real property interests would typically be senior to any subsequent tax lien, those assets that are contractual rights (such as an assignment of rents) could be subject to liens and be deemed subordinate to such governmental claims. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

The failure of the property owner or tenant to maintain the property or infrastructure assets could result in a diminution of our real property and contractual interest, which could materially and adversely affect our results of operations.

Substantially all of our real property and contractual interests (87% of revenue for the year ended December 31, 2019 and 88% of annualized in-place rents as of June 30, 2020) are subject to triple net or effectively triple net lease arrangements under which we are not responsible for maintenance expenditures related to the property or infrastructure. Failure of the property owner or tenant to maintain the property or infrastructure could result in a diminution of our real property and contractual interests, or we may be forced to incur costs to maintain the property to avoid diminution of our assets. For example, the placement and performance of wireless transmissions might be impaired in a situation where a structure is not adequately maintained by the property owner, which would result in a diminution of the property. A diminution of the property could materially and adversely affect our results of operations through losses in revenue due to terminated Tenant Leases and/or lease payments that are withheld, lower lease renewal rates, the inability to lease the property, costs to maintain the assets and costs related to litigation related to the diminution of the property. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Security breaches and other disruptions could compromise our information, which would cause our business and reputation to suffer.

As part of our day-to-day operations, we rely on information technology and other computer resources and infrastructure to carry out important business activities and to maintain our business records. We utilize both cloud infrastructure as well as on-premise systems physically located in our offices. These (cloud) systems are subject to interruption or damage from power outages, ISP failures, computer viruses, security breaches, errors, catastrophic events such as natural disasters and other events beyond our control which could halt or impede our business activities. Depending on the nature and scope of the incident, backups might have to be restored in order to resume business. In extreme events, backup systems could become compromised as well.

If such systems and backup systems are compromised, degraded, damaged or breached, or otherwise cease to function properly, we could suffer interruptions in our operations or unintentionally allow misappropriation of proprietary or confidential information including information about the wireless carriers or tower companies or the site owners. This could damage our reputation and disrupt operations which could adversely affect our business and operating results.

We are subject to laws, regulations and other legal obligations related to privacy, data protection, information and cyber security, and the costs of compliance with, and potential liability associated with, our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other data from and about (i) site owners from whom we have purchased assets, (ii) the wireless carriers and tower companies from whom we receive rental payments and (iii) our employees and other service providers. Our handling of data is subject to a variety of laws and regulations by state, local and foreign agencies, as well as contractual obligations and industry standards. Regulatory focus on data privacy and security concerns continues to increase globally, and laws and regulations concerning the collection, use, and disclosure of personal information are expanding and becoming more complex.

In the United States, these include security breach notification laws and consumer protection laws, as well as state laws addressing privacy and data security. Internationally, various foreign jurisdictions in which we operate have established, or are developing, their own data privacy and security legal framework with which we or our customers must comply. In certain cases, these international laws and regulations are more restrictive than those in the United States. Our significant operations in the European Union are subject to the General Data Protection Regulation (“GDPR”), which imposes stringent data protection requirements on companies that receive or process personal information from EU residents and establishes significant penalties for non-compliance. Violations of the GDPR can result in penalties up to the greater of €20.0 million or 4% of global annual revenues and may also lead to damages claims by data controllers and data subjects. Such penalties are in addition to any civil litigation claims by data controllers, customers and data subjects. Further, the United Kingdom’s departure from the European Union (“Brexit”) has created uncertainty regarding the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated following Brexit.

Compliance with privacy, data protection and information security laws, regulations and other obligations, which includes a long-term engagement with a cybersecurity firm to assess IT security and implement IT best practices, penetration testing by independent external parties on a recurring basis and investment in additional server hardware and licenses to monitor security events through the use of a Security Information and Event Management System (“SIEM”), is costly, and we may encounter difficulties, delays or significant expenses in connection with our compliance, or because of our customers’ need to comply or our customers’ interpretation of their own legal requirements. In addition, any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards or regulatory guidance relating to privacy or data security could result in governmental investigations and enforcement actions, litigation, fines and penalties, exposure to indemnification obligations or other liabilities, and adverse publicity, all of which could have an adverse effect on our reputation, as well as our business, financial condition, and results of operation.

Our compliance with data security laws, regulations and legal obligations is in a context in which the frequency, intensity, and sophistication of cyber-attacks, ransom-ware attacks, and other data security incidents has significantly increased in recent years. As with many other businesses, we are continually at risk of being subject to attacks and incidents. Due to the increased risk of these types of attacks and incidents, we expend significant resources on information technology and data security tools, measures, and processes designed to protect our information technology systems, as well as the personal, confidential, or sensitive information stored on or transmitted through those systems, and to ensure an effective response to any cyber-attack or data security incident. Whether or not these measures are ultimately successful, these expenditures could have an adverse impact on our financial condition and results of operations and divert management’s attention from pursuing our strategic objectives.

If we were to lose the services of certain of senior management, it could negatively affect our business.

Our senior management developed our business model and have been integral in implementing this model in the jurisdictions in which we operate. Our success depends to a significant extent upon the performance and active participation of our senior management key personnel. We cannot guarantee that we will be successful in retaining the services of members of our senior management. Although we have employment agreements with certain members of our senior management, these agreements do not ensure that those officers will continue with us in their current capacity for any particular period of time. If any of our key personnel were to leave or retire, we may not be able to find an appropriate replacement on a timely basis and our results of operations could be negatively affected.

Our directors (the “Directors”), officers and/or certain of their respective affiliates may in the future enter into related party transactions with us, which may give rise to conflicts of interest between us and some or all of our directors and officers.

Our directors and/or officers, and/or one or more of their affiliates may in the future enter into agreements with us that are not currently contemplated. While we will not enter into any related party transaction without the approval of our Audit Committee, it is possible that the entering into of such an agreement might raise conflicts of interest between us and some of our Directors and officers. For more information and a description of our policy with respect to related party transactions, see “Certain Relationships and Related Party Transactions”.

We may enter into additional credit agreements or mortgage, pledge, hypothecate or grant a security interest in all or a portion of our assets without prior approval of our stockholders.

We expect to incur additional debt to finance our operations all or a portion of which will be secured by a lien on our assets. We anticipate that the leverage we employ will vary depending on our ability to sell additional Company debt, obtain credit facilities, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our results of operations and cash flow may be materially adversely affected to the extent that changes in market conditions cause the cost of our future financings to increase. Any significant indebtedness incurred by us or our subsidiaries could have the following material consequences, among others:

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, dividends, research and development efforts and other general corporate purposes;

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increase the amount of our interest expense because our borrowings could include instruments with variable rates of interest, which, if interest rates increase, would result in higher interest expense;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to make strategic acquisitions, introduce new technologies or exploit business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit, among other things, our ability to borrow additional funds.

We may have limited redress in respect of claims under the APW Merger Agreement.

On February 10, 2020, DLGI acquired the APW Group from Associated Partners pursuant to the APW Merger Agreement. Except in the event of fraud, we cannot make a claim for indemnification against Associated Partners for a breach of the representations and warranties or covenants in the APW Merger Agreement. In connection with the APW Acquisition, we obtained a representation and warranty insurance policy to provide indemnification for breaches of certain representations and warranties, which policy will be subject to certain specified limitations and exclusions. There can be no assurance that, in the event of a claim, the insurance policy will cover the relevant losses, or that proceeds that are recoverable under the insurance policy (if any) will be sufficient to compensate us for any losses incurred. Therefore, we may have limited redress against Associated Partners and/or the representations and warranties insurance provider in respect of claims for breach of the warranties, covenants and other provisions in the APW Merger Agreement which could have a material adverse effect on our financial condition and results of operations.

The due diligence undertaken by us in connection with the APW Acquisition may not have revealed all relevant considerations or liabilities of the APW Group, which could have a material adverse effect on our financial condition or results of operations.

Although we conducted due diligence in connection with the APW Acquisition, we cannot assure you that this due diligence revealed all relevant facts necessary to evaluate the APW Acquisition. Furthermore, the information provided during due diligence may have been incomplete, inadequate or inaccurate. As part of the due diligence process, we also made subjective judgments regarding the results of operations, financial condition and prospects of the APW Group. If the due diligence investigation failed to correctly identify material issues and liabilities that may be present in the APW Group, or if we considered certain material risks to be commercially acceptable relative to the opportunity, we may incur substantial impairment charges or other losses should such risks materialize. In addition, we may be subject to significant, previously undisclosed liabilities of the APW Group that were not identified during due diligence and that could contribute to poor operational performance and have a material adverse effect on our financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated combined financial information for the Company following the APW Acquisition contained in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the APW Acquisition been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” in the financial statements included elsewhere in this prospectus.

We are a holding company whose principal source of operating cash is the income received from our subsidiaries, which may limit our ability to pay dividends or satisfy our other financial obligations.

We are a holding company with no material assets other than our limited liability company interests in APW OpCo LLC, a Delaware limited liability company (“APW OpCo”) and the indirect parent company of the APW Group, and therefore we have no independent means of generating revenue or cash flow. To the extent APW OpCo has available cash, we intend to cause APW OpCo (i) to make distributions to its unitholders, including us, in an amount sufficient to cover all applicable taxes at assumed tax rates and (ii) to reimburse us for our expenses. Our ability to pay dividends will be dependent upon the financial results and cash flows of APW OpCo and distributions received from APW OpCo with respect to our limited liability company interests in APW OpCo. The amount of distributions and dividends, if any, which may be paid from APW OpCo to us will depend on many factors, including its results of operations and financial condition, limits on dividends under applicable law, our subsidiaries’ constitutional documents and documents governing any indebtedness of our subsidiaries, and other factors that may be outside our control. If our subsidiaries are unable to generate sufficient cash flow or APW OpCo does not make distributions to us with respect to our limited liability company interests in APW OpCo for any other reason, we may be unable to make distributions and dividends on the Class A Common Shares, pay our expenses or satisfy our other financial obligations, including our obligations to service and repay our indebtedness and to pay any dividends that may be required to be paid in respect of the Series A Founder Preferred Shares.

Risks Relating to Our Securities

We cannot assure you that we will declare dividends on our Class A Common Shares or have the available cash to make such dividend payments.

Although we may pay dividends on the Class A Common Shares at such times (if any) and in such amounts (if any) as the Board determines appropriate, our current intention is to retain any earnings for use in our business operations, and we do not anticipate declaring any dividends on the Class A Common Shares in the foreseeable future. Any future determination by us to pay dividends on our Class A Common Shares will be made at the discretion of the Board, subject to applicable laws, and may depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that the Board may deem relevant. If our subsidiaries are unable to generate sufficient cash flow or APW OpCo does not make distributions to us with respect to our limited liability company interests in APW OpCo for any other reason, we may be unable to make distributions and dividends on our Class A Common Shares and other securities. In addition, our ability to pay cash dividends may be restricted by the terms of any future debt financing arrangements, which may contain terms restricting or limiting the amount of dividends that may be declared or paid on our Class A Common Shares and other securities. Holders of our Class A Common Shares should be aware that they have no contractual or other legal right to dividends that have not been declared. See “Dividend Policy”.

We may be required to issue additional Class A Common Shares pursuant to the terms of the Series A Founder Preferred Shares, which may dilute your interests in the Class A Common Shares.

The terms of the Series A Founder Preferred Shares will provide (i) that they will, in accordance with their terms, automatically convert into Class A Common Shares on a one-for-one basis (subject to adjustment in accordance with the certificate of incorporation of DLGI Delaware (the “Charter”), to be effective upon the Domestication) on the last day of the seventh full financial year after the Acquisition Closing Date, i.e., December 31, 2027, (or if such date is not a trading day, the first trading day immediately following such date) and (ii) that some or all of them may be converted at the option of the holder, at any time, five trading days following the Company’s receipt of a written request from the holder.

In addition, once the average price per Class A Common Share (subject to adjustment in accordance with the Charter) for any ten consecutive trading days is at least $11.50, holders of Series A Founder Preferred Shares will be entitled to receive – when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Shares and any other junior stock – a cumulative dividend in an annual dividend amount, calculated in accordance with the Charter (the “Annual Dividend Amount”). Such Annual Dividend Amount will be payable in Class A Common Shares or cash, in the sole discretion of the Board. If the Board determines to pay such Annual Dividend Amount in Class A Common Shares, then the Annual Dividend Amount will be paid by the issue of a number of Class A Common Shares equal to the Annual Dividend Amount divided by the Dividend Price. For more information on certain terms used in this paragraph and the Series A Founder Preferred Shares, see “Description of Capital Stock – Founder Preferred Shares – Series A Founder Preferred Shares”.

The precise number of Class A Common Shares that we may issue pursuant to the terms of the Series A Founder Preferred Shares cannot be ascertained at this time. The issuance of Class A Common Shares pursuant to the terms of the Series A Founder Preferred Shares will increase the number of Class A Common Shares outstanding and may therefore dilute your interests in our Class A Common Shares and/or have an adverse effect on the market price of the Class A Common Shares and the Warrants.

We may be required to issue additional Class A Common Shares pursuant to the terms of the APW LLC Operating Agreement upon the redemption or exchange of certain APW OpCo units, which may dilute your interests in the Class A Common Shares.

At any time beginning 180 days after the Acquisition Closing Date, a member of APW OpCo (other than the Company) holding Class B Common Units of APW OpCo that are Redeemable Units (as defined herein) may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the Second Amended and Restated Limited Liability Company Agreement of AP OpCo (the “APW LLC Operating Agreement”). In redemption of the Redeemable Units so redeemed, the holders thereof will be entitled to receive either (i) the Share Settlement (as defined herein) of a number of Class A Common Shares equal to such Redeemable Units or (ii) the Cash Settlement (as defined herein), as determined in accordance with the procedures set forth in the APW LLC Operating Agreement by our Independent Directors who are disinterested. The Independent Directors who are disinterested may, in accordance with the procedures set forth in the APW LLC Operating Agreement, also effect the direct exchange of such Redeemable Units for the Share Settlement or the Cash Settlement, as applicable, rather than through a redemption by APW OpCo. Simultaneous with such redemption (or direct exchange), the member of APW OpCo whose Redeemable Units were redeemed or exchanged is required to surrender to the Company for no consideration, and the Company is required to cancel for no consideration, a number of Class B Common Shares or Series B Founder Preferred Shares, as applicable, equal to the number of Redeemable Units so redeemed or exchanged. See “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement – Redemption of Class B Common Units” and “Description of Capital Stock – Class B Common Shares – Transfer of Class B Common Shares”.

The issuance of additional Class A Common Shares pursuant to a redemption or exchange of Redeemable Units pursuant to the APW LLC Operating Agreement will increase the number of Class A Common Shares outstanding and may therefore dilute your interests in our Class A Common Shares and/or have an adverse effect on the market price of the Class A Common Shares and the Warrants.

We will be required to issue additional Class A Common Shares upon the exercise of the Warrants and/or our options, which may dilute your interests in the Class A Common Shares.

The terms of the Warrants will provide for the issuance of Class A Common Shares upon any exercise of the Warrants. Each Warrant will entitle the holder to one-third of a Class A Common Share, exercisable in multiples of three Warrants at $11.50 per Class A Common Share (subject to adjustment in accordance with the terms and conditions of the Warrant Instrument). Based on the number of Warrants outstanding as of September 9, 2020, after giving pro forma effect to the Domestication, the maximum number of Class A Common Shares that we may be required to issue pursuant to the terms of the Warrants, subject to adjustment in accordance with the terms and conditions of the Warrant Instrument, is 16,675,000. The exercise of the Warrants will result in a dilution of the value of a stockholder’s interests in our Class A Common Shares if the value of a Class A Common Share exceeds the exercise price payable on the exercise of a Warrant at the relevant time.

In addition, as of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding options to acquire 2,752,000 Class A Common Shares (125,000 of which were vested). The exercise of such options will result in a dilution of the value of a stockholder’s interests in our Class A Common Shares.

The potential for the issuance of additional Class A Common Shares pursuant to exercise of the Warrants or the Options could have an adverse effect on the market price of the Class A Common Shares. See “Description of Capital Stock – Warrants”.

We may issue additional shares of preferred stock in the future, and the terms of such preferred stock may reduce the value of our existing securities.

The Charter will authorize us to issue up to 202,986,033 shares of preferred stock, par value $0.0001 per share, of the Company. As of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding 1,600,000 Series A Founder Preferred Shares and 1,386,033 Series B Founder Preferred Shares. We may issue additional shares or series of preferred stock in the future, and the terms of such preferred stock may reduce the value of the Class A Common Shares, Founder Preferred Shares and Warrants.

The Board will be authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to fix the number of shares constituting the series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series, in each case without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of your investment in our securities. The Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our Common Shares, including holders of the Class A Common Shares, and which could have certain anti-takeover effects. See “Description of Capital Stock – Additional Preferred Stock”.

Future sales of substantial amounts of our securities, or the perception that such sales could occur, may have an adverse effect on the price of our securities.

Sales of substantial amounts of the Class A Common Shares or our other securities in the public market, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales could occur, could adversely affect the market price of our Class A Common Shares and could impair our ability to raise capital through the sale of additional equity securities.

The Charter will authorize us to issue up to 1,790,000,000 shares of common stock, consisting of 1,590,000,000 Class A Common Shares and 200,000,000 Class B Common Shares. As of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding 58,425,000 Class A Common Shares and 11,414,030 Class B Common Shares. In addition, as of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding restricted stock awarded in respect of 257,579 Class A Common Shares (none of which was vested). Holders of the Class A Common Shares and the holders of the Class B Common Shares will vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Charter and subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares. See “Description of Capital Stock”.

As of the Effective Time, the outstanding Class A Common Shares, Founder Preferred Shares and Warrants of DLGI Delaware will have been registered under the Securities Act, and the Class A Common Shares and Warrants may be immediately sold either by our stockholders who are not our affiliates or by the selling stockholders pursuant to this prospectus (subject, in the case of certain selling stockholders, to the transfer restrictions described below and elsewhere in this prospectus). Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, and assuming the availability of certain public information about us, our Directors, executive officers and other affiliates who have beneficially owned our securities for at least six months, including certain Class A Common Shares and Warrants covered by this prospectus to the extent not sold hereunder, will be entitled to sell such securities subject to volume limitations under Rule 144 under the Securities Act and certain transfer restrictions described below and elsewhere in this prospectus.

In connection with the 2017 Placing, the Series A Founders, the Series A Founder Entities and each of DLGI BVI’s directors at that time (including Michael Fascitelli and Noam Gottesman) entered, and upon the Acquisition Closing Date the Series A Founder Preferred Holder entered, into lock up arrangements pursuant to which they agreed not to offer, sell or otherwise dispose of any Ordinary Shares or any other securities exchangeable for or convertible into, or substantially similar to, Ordinary Shares (including Warrants, BVI Series A Founder Preferred Shares and, following the Domestication, Class A Common Shares and Series A Founder Preferred Shares) they may hold until 365 days after we completed an initial acquisition of an interest in an operating company or business, subject to certain customary exceptions. Because the Acquisition Closing Date occurred on February 10, 2020, these lock up arrangements will terminate on February 9, 2021. As of the date of this prospectus, 2,400,000 Ordinary Shares, 4,000,000 Warrants and 1,600,000 BVI Series A Founder Preferred Shares are subject to these lock up arrangements (all of which are also subject to the transfer restrictions under the Shareholders Agreement described below). See “Certain Relationships and Related Party Transactions – Lock-Up Agreements”.

Further, in connection with the APW Acquisition, we entered into the Shareholders Agreement, pursuant to which the Founder Entities and the other Investors (as defined herein) agreed not to make or solicit, until December 31, 2027, any transfer of any equity securities of the Company (or, in the case of Scott Bruce, Richard Goldstein and their respective permitted transferees, any BVI Series B Founder Preferred Shares or Series B Founder Preferred Shares, as applicable) owned or acquired by them or their affiliates, in each case at the time of or in connection with the APW Acquisition, subject to limited exceptions. As of the date of this prospectus, 2,400,000 Ordinary Shares, 2,781,485 BVI Class B Shares, 4,000,000 Warrants, 1,600,000 BVI Series A Founder Preferred Shares and 1,386,033 BVI Series B Founder Preferred Shares are subject to these transfer restrictions. See “Certain Relationships and Related Party Transactions – Shareholders Agreement – Transfer Restrictions”.

Also pursuant to the Shareholders Agreement, the Investors are entitled to certain demand and registration rights. See “Certain Relationships and Related Party Transactions – Shareholders Agreement – Registration Rights” and “Certain Relationships and Related Party Transactions – Centerbridge Agreements – Centerbridge Subscription Agreement – Registration Rights”. We may also choose to provide additional entities certain demand and registration rights in the future, in connection with a merger, acquisition or similar transaction, or otherwise. Any registration statement we file to register additional shares of our capital stock, whether as a result of registration rights or otherwise, could have an adverse effect on the market price of our securities.

Further, at any time beginning 180 days after the Acquisition Closing Date, a member of APW OpCo (other than the Company) holding Redeemable Units may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the APW LLC Operating Agreement and, in redemption thereof, may be entitled to receive a Share Settlement consisting of a number of Class A Common Shares equal to such Redeemable Units. See “Certain Relationships and Related Party Transactions – APW LLC Operating Agreement – Redemption of Class B Common Units”.

We also may issue capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and have an adverse effect on the market price of the Common Shares, Founder Preferred Shares and Warrants.

Holders of our Common Shares will have the right to elect only four out of our eight Directors, which will limit the ability of such holders to influence the composition of the Board.

Pursuant to the Charter, so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in the aggregate hold 20% or more of the issued and outstanding Founder Preferred Shares, the holders of the Founder Preferred Shares will, acting together, have the right to appoint four of the eight Directors on the Board (such Directors, the “Founder Directors”), two appointed by the AG Investor and two appointed by the Series A Founder Preferred Holder. In addition, the AG Group will have the right to designate a majority of the Nominating and Governance Committee of the Board, and at least four-ninths of other committee of the Board will be comprised of Founder Directors or other Directors selected by them. As a result, holders of our Common Shares (which include holders of both our Class A Common Shares and our Class B Common Shares) will have the right to elect only four out of our eight Directors, which will limit such holders’ ability to influence the composition of the Board and, in turn, potentially influence and impact future actions taken by the Board. As of the date of this prospectus, the Founder Entities hold approximately 94.98% of the outstanding BVI Founder Preferred Shares. Further, so long as Founder Preferred Shares remain outstanding, the Company may not increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Founder Preferred Shares. See “Description of Capital Stock – Founder Preferred Shares” and “Certain Relationships and Related Party Transactions – Shareholders Agreement – Founder Directors”.

In addition, for so long as the Centerbridge Entities hold at least 50% of the Ordinary Shares that they purchased under the Centerbridge Subscription Agreement (or any shares of DLGI issued in exchange therefor, including Class A Common Shares), they are entitled to nominate one Director to the Board, subject to reasonable approval by AP WIP Investments Holdings, LP, a Delaware limited partnership and the parent company of the APW Group (“AP Wireless”). As of the date of this prospectus, the Centerbridge Entities hold 100% of such shares. The Centerbridge Entities also entered into a voting agreement with us whereby the Centerbridge Entities have agreed to vote any voting securities of DLGI owned by them, certain of their transferees or any of their affiliates in favor of the Founder Director nominees for a period of one year following the Acquisition Closing Date. See “Certain Relationships and Related Party Transactions – Centerbridge Agreements”.

Anti-takeover provisions in our organizational documents and under Delaware law could delay, discourage or prevent takeover attempts or changes in our management that stockholders may consider favorable.

The Charter and bylaws (the “Bylaws”) of DLGI Delaware, to be effective upon the Domestication, will contain provisions that could have the effect of delaying, discouraging or preventing takeover attempts or changes in our management without the consent of the Board. These provisions include:

•

that so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Shares, four of our eight Directors will be Founder Directors, appointed by the holders of the Founder Preferred Shares without any vote of the holders of our Common Shares;

•	no cumulative voting in the election of directors, which may limit the ability of minority stockholders to elect Director candidates;

•

the exclusive right of our Board to elect a director to fill a vacancy on the Board resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (subject to the rights of the holders of Founder Preferred Shares), which prevents stockholders from being able to fill vacancies on our Board;

•

a prohibition on stockholder action by written consent (subject to exceptions for action by holders of Founder Preferred Shares), which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the ability of our Board to issue preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the requirement that an annual meeting of stockholders may be called only (a) by (i) the chairman or a co-chairman of the Board, (ii) the chief executive officer, (iii) the Board or (iv) an officer of the Company authorized by the Board to do so or (b) upon the written request of holders of at least 30% of the voting power of our outstanding capital stock, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;

•	limitations on the liability of, and the provision of indemnification to, our directors and officers; and

•

absent our written consent to an alternative forum, the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the case of actions arising under the Securities Act, the federal district courts of the United States of America, for certain actions against us.

In addition, effective upon the Domestication, we and our organizational documents will be governed by Delaware law. The application of Delaware law to us may have the effect of deterring hostile takeover attempts or a change in control. In particular, Section 203 of the DGCL imposes certain restrictions on “business combinations” (defined to include mergers, asset sales and other transactions) between us and “interested stockholders” (defined to include persons who hold 15% or more of our voting stock and their affiliates). Any provision of the Charter or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

For more information, see “Description of Capital Stock – Anti-Takeover Provisions”.

There has been no prior public market for our securities in the United States, and an active, liquid and orderly trading market for our securities may not develop or be maintained in the United States, which could limit your ability to sell our securities.

There has previously been no public market for the Class A Common Shares in the United States. Although we intend to apply to list the Class A Common Shares on Nasdaq, we cannot assure you that Nasdaq will approve such listing or that an active U.S. public market for our securities will develop or be sustained after this offering. If an active market does not develop, you may experience difficulty selling the Class A Common Shares at a price that is attractive to you or at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the market price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Currently, securities and industry analysts do not publish research on us. If there is limited or no securities or industry analyst coverage of us, the market price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us adversely changes their recommendation regarding our securities, provides more favorable relative recommendations about our competitors, or publishes incorrect or unfavorable research about us, the price of our securities could decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets or demand for our securities could decrease, which could cause the market price or trading volume of our securities to decline.

You may not be able to realize returns on your investment in our securities within a period that you would consider to be reasonable.

Investments in our securities may be relatively illiquid. There may be a limited number of investors and this factor, together with the number of Class A Common Shares, Series A Founder Preferred Shares and Warrants outstanding, may contribute both to infrequent trading in our securities and to volatile market price movements. Investors should not expect that they will necessarily be able to realize their investment in our securities within a period that they would regard as reasonable. Accordingly, the Class A Common Shares, Series A Founder Preferred Shares and Warrants may not be suitable for short-term investment. Even if an active trading market develops, the market price for the Class A Common Shares may fall below the price at which they were purchased.

There is no guarantee that the Warrants will be in the money at a time when they are exercisable, and they may expire worthless. In addition, the terms of the Warrants may be amended without the consent of all holders.

The exercise price for the Warrants will be $11.50 per share (subject to adjustment in accordance with the terms of the Warrant Instrument). There is no guarantee that the Warrants will be in the money at a time when they are exercisable, and as such, the Warrants may expire worthless.

In addition, the Warrant Instrument will provide that we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 75% of the then outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of holders of at least 75% of the then outstanding Warrants will be unlimited, examples of such amendments could include amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of Class A Common Shares purchasable upon exercise of a Warrant. See “Description of Capital Stock – Warrants”.

The Warrants may be mandatorily redeemed prior to their exercise at a time that is disadvantageous to holders, thereby making the Warrants worthless.

The Warrants will be subject to mandatory redemption at $0.01 per Warrant if at any time the average price per Class A Common Share equals or exceeds $18.00 (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument) for a period of ten consecutive trading days. See “Description of Capital Stock – Warrants”.

Mandatory redemption of the outstanding Warrants could force holders of Warrants:

•	to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or

•	to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

The market price of our securities may fluctuate significantly, and such volatility could adversely affect your investment in our securities.

Fluctuations in the market price of our securities could contribute to the loss of all or part of your investment in our securities. Even if an active market for our securities develops and is maintained, the market price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Factors that may cause the market price of our securities to fluctuate significantly include, among others:

•	quarterly variations in our operating results;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning our company or our industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	additions or departures of our Directors or executive officers;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	sales of substantial amounts of our securities by our Directors, executive officers or significant stockholders, or the perception that such sales could occur;

•	announcement or expectation of additional equity or debt financing efforts by us;

•	general economic and political conditions such as recessions, acts of war or terrorism and global pandemics (including the COVID-19 pandemic); and

•	the risk factors set forth in this prospectus and other matters discussed herein.

Furthermore, broad market and industry factors could cause the market price of our securities to materially decline. The stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of the particular companies affected. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us, as well as fluctuations in general economic, political and market conditions, could depress the price of our securities regardless of our business, prospects, financial conditions or results of operations.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to us will make our securities less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides, however, that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies, and we will not be able to revoke such election.

We cannot predict if investors will find our securities less attractive because of our status as an emerging growth company and reliance on related exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our stock price may be more volatile.

Being a U.S. public company requires significant resources and management attention and may affect our ability to attract and retain executive management and qualified Board members.

As a U.S. public company following this offering, we will incur legal, accounting and other expenses that we did not previously incur. We will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, particularly after we are no longer an emerging growth company.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include this attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 will significantly increase and management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will further increase our costs and expenses. If we fail to implement the requirements of Section 404 in the required timeframe, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and Nasdaq. Furthermore, if we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control systems required of public companies could also restrict our future access to the capital markets. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time consuming.

The Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders. The Charter will also provide that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our Directors, officers or employees.

The Charter will provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our Directors, officers or employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws and (iv) any action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware (in each case, unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, in which case the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware).

The Charter will also provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the forum provisions in the Charter. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our Directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act.

Risks Relating to Taxation

Holders of Series A Founder Preferred Shares may have to pay taxes if we make distributions of Class A Common Shares on the Series A Founder Preferred Shares, even if such holders do not receive any cash.

Under certain circumstances, the holders of Series A Founder Preferred Shares may receive distributions of Class A Common Shares. The distribution of Class A Common Shares may be treated as a taxable stock dividend under Section 305(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), depending on the circumstances that exist at the time of the distribution. One such instance in which a distribution would be taxable is where, as a result of a stock dividend, a shareholder’s proportionate interest in the earnings and profits or assets of the Company is increased while any other shareholder receives a distribution (or deemed distribution) of cash or other property from the Company. The application of Section 305 of the Code to the distribution of Class A Common Shares on the Series A Founder Preferred Shares is not clear, and it is possible that the IRS will take a view that is contrary to the position that we take at the time of any future distribution. If Section 305(b) of the Code is applied to a distribution, a holder of Series A Founder Preferred Shares who receives Class A Common Shares could be treated as having received a taxable distribution in an amount equal to the value of such Class A Common Shares. Holders of the Series A Founder Preferred Shares should read “Material United States Federal Income Tax Consequences” and consult their tax advisers regarding the risk of having a taxable distribution as a result of the receipt of Class A Common Shares.

Holders may have to pay taxes if we adjust the number of Class A Common Shares into which the Series A Founder Preferred Shares are convertible, or if we adjust the exercise price with respect to the Warrants, even though holders would not receive any cash.

Holders of the Warrants and Series A Founder Preferred Shares may, in certain circumstances, be deemed to have received constructive distributions where an adjustment is made to the number of Class A Common Shares into which Series A Founder Preferred Shares are convertible, or an adjustment is made to the exercise price with respect to the Warrants. If such adjustments are made, the holders of the Series A Founder Preferred Shares or the Warrants, as applicable, may be deemed to have received a taxable distribution. Accordingly, U.S. Holders could be considered to have received distributions taxable as dividends even though they did not receive any cash or property as a result of such adjustments. In addition, non-U.S. Holders (as defined in “Material United States Federal Income Tax Consequences”) of the Series A Founder Preferred Shares or the Warrants may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your tax advisor and read “Material United States Federal Income Tax Consequences” regarding the U.S. federal income tax consequences of such adjustments.

THE DOMESTICATION

Overview

As promptly as practicable following the effectiveness of the registration statement of which this prospectus is a part, DLGI BVI intends to domesticate to the United States from the British Virgin Islands and will incorporate in Delaware, as DLGI Delaware, by means of a statutory domestication under Section 388 of the DGCL and Section 184 of the BVI Business Companies Act (the “Domestication”). We refer to the effective time of the Domestication as the “Effective Time”.

To effect the Domestication, upon the final approval of our Board and the effectiveness of the registration statement of which this prospectus is a part, we intend to file with the British Virgin Islands Registrar of Corporate Affairs a notice of continuation out of the British Virgin Islands and file with the Secretary of State of the State of Delaware a certificate of corporate domestication and the Charter. Under British Virgin Islands law and Delaware law, the Domestication is deemed effective upon the filing of the certificate of corporate domestication and the Charter with the Secretary of State of the State of Delaware. In addition, DLGI must file with the British Virgin Islands Registrar of Corporate Affairs certified copies of the certificates filed with the Secretary of State of the State of Delaware within 30 days of the date of their issuance by the Secretary of State of the State of Delaware. Upon our making this filing in the British Virgin Islands, the British Virgin Islands Registrar of Corporate Affairs will issue a certificate of discontinuance and, at that time, DLGI shall cease to be registered as a company in the British Virgin Islands. We intend to file the certified copies of the certificates filed with the Secretary of State of the State of Delaware with the British Virgin Islands Registrar of Corporate Affairs on the same day such certified copies are issued by the Secretary of State of the State of Delaware. The Board and the shareholders have approved the Charter. In connection with the Domestication, the Board will adopt the Bylaws, to be effective upon the Domestication. DLGI is not required by British Virgin Islands law to receive, and has not sought or received, approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated.

Following the Domestication, DLGI Delaware will be deemed to be the same legal entity as DLGI BVI. As further discussed below, none of our business, assets and liabilities on a consolidated basis, nor our directors, executive officers, principal business locations and fiscal year, are expected to change as a result of the Domestication. In connection with the Domestication, the Company intends to change its name to “Radius Global Infrastructure, Inc.”

Background and Reasons for the Domestication

We consider Delaware to be a longstanding leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations. The Board believes that the Domestication will, among other things:

•	provide legal, administrative and other similar efficiencies;

•

relocate our jurisdiction of organization to one that is the choice of domicile for many publicly-traded corporations, in part because there is an abundance of case law to assist in interpreting the DGCL and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends; and

•

provide a more favorable corporate environment which will help us compete more effectively with other publicly-traded companies in raising capital and in attracting and retaining skilled, experienced personnel, including because Delaware law is more developed and provides more guidance than British Virgin Islands law on matters regarding a company’s ability to limit director liability.

Effects of the Domestication

The BVI Companies Act permits a British Virgin Islands company to discontinue from the British Virgin Islands and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. While on August 12, 2020, we obtained shareholder approval of the Charter, shareholder approval of the Domestication is not required by the BVI Companies Act or the BVI Articles to effect the Domestication, and the Domestication is not conditioned on receipt of such approval. We are not asking you for a proxy and you are requested not to send us a proxy. The BVI Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the BVI Companies Act.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication has been approved as provided in the organizational documents of the non-U.S. entity or applicable non-Delaware law, as appropriate. Section 388 of the DGCL provides that prior to the filing of a certificate of corporate domestication with the Secretary of State of the State of Delaware, the domestication and the certificate of incorporation to be filed with the Secretary of State of the State of Delaware must be approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the non-U.S. entity and the conduct of its business or by applicable non-Delaware law, as appropriate. Section 388 of the DGCL does not provide any other approval requirements for a domestication. The DGCL does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388.

Pursuant to Section 184 of the BVI Companies Act, upon discontinuation DLGI BVI will cease to be a company incorporated under the BVI Companies Act and will continue as the same legal entity incorporated under the laws of Delaware. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•	DLGI Delaware shall be deemed to be the same entity as DLGI BVI, and the domestication shall constitute a continuation of the existence of DLGI BVI in the form of DLGI Delaware;

•	all rights, privileges and powers, as well as all property, of DLGI BVI shall remain vested in DLGI Delaware;

•	all debts, liabilities and duties of DLGI BVI shall remain attached to DLGI Delaware and may be enforced against DLGI Delaware to the same extent as if originally incurred by it; and

•	unless otherwise agreed to or otherwise required under applicable British Virgin Islands law, the domestication shall not be deemed a dissolution of DLGI BVI.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus. However, DLGI Delaware will be deemed to be the same legal entity as DLGI BVI.

Accordingly, the business, assets and liabilities of DLGI and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Domestication as they are prior to the Domestication. Further, upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of DLGI Delaware.

All DLGI BVI employee benefit plans and agreements will be continued by DLGI Delaware. The terms of our share-based benefit plans provide that, following the Domestication, shares of stock in DLGI Delaware will be issued upon the exercise of any options or the payment of any other share-based awards granted under the plans.

Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of DLGI BVI as a result of Domestication. The consolidated business, capitalization, assets, liabilities and financial statements of DLGI Delaware immediately following the Domestication will be the same as those of DLGI BVI immediately prior thereto.

Our Directors and Executive Officers

Our Directors before the effectiveness of the Domestication will be the Directors of DLGI Delaware from and after the effectiveness of the Domestication. Our current Directors are William H. Berkman, Michael D. Fascitelli, Nick S. Advani, Antoinette Cook Bush, Noam Gottesman, Paul A. Gould, Thomas C. King and William D. Rahm. See “Directors, Executive Officers and Corporate Governance – Directors”.

Our executive officers before the effectiveness of the Domestication will be the executive officers of DLGI Delaware from and after the effectiveness of the Domestication. Our current executive officers are William H. Berkman (Chief Executive Officer), Scott G. Bruce (President), Richard I. Goldstein (Chief Operating Officer), Glenn J. Breisinger (Chief Financial Officer and Treasurer) and Jay L. Birnbaum (General Counsel). See “Directors, Executive Officers and Corporate Governance – Executive Officers”.

In addition, Daniel Hasselman and Scott Langeland will continue to serve as Co-CEOs of the AP Wireless Operating Subsidiaries (as defined herein). See “Directors, Executive Officers and Corporate Governance – Certain Officers of AP Wireless Operating Subsidiaries”.

Domestication Share Conversion

In the Domestication, DLGI BVI’s issued and outstanding securities will automatically convert into securities of DLGI Delaware. Specifically, at the Effective Time:

•	each issued and outstanding Ordinary Share will automatically convert, by operation of law, on a one-to-one basis into a Class A Common Share;

•	each issued and outstanding BVI Class B Share will automatically convert, by operation of law, on a one-to-one basis into a Class B Common Share;

•	each issued and outstanding BVI Series A Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series A Founder Preferred Share;

•	each issued and outstanding BVI Series B Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series B Founder Preferred Share;

•	all outstanding Warrants to acquire Ordinary Shares will automatically become Warrants to acquire Class A Common Shares under the same terms and in the same proportion; and

•	all outstanding options and any other rights to acquire shares of DLGI BVI will automatically become options and other rights to acquire the corresponding shares of DLGI Delaware under the same terms.

Consequently, at the Effective Time, each holder of an Ordinary Share, BVI Class B Share, BVI Founder Preferred Share or Warrant or option to acquire Ordinary Shares will instead hold a Class A Common Share, Class B Common Share, Founder Preferred Share or Warrant or option to acquire Class A Common Shares, respectively, representing the same proportional equity interest in DLGI Delaware as that holder held in DLGI BVI immediately prior to the Effective Time. The number of shares of DLGI Delaware outstanding immediately after the Effective Time will be the same as the number of shares of DLGI BVI outstanding immediately prior to the Effective Time.

We do not intend to issue new stock certificates to DLGI Delaware stockholders who currently hold any of our share certificates in connection with the Domestication, and it is not necessary for shareholders of DLGI BVI to exchange their existing share certificates for share certificates of DLGI Delaware in connection with the Domestication. A shareholder who currently holds any of our share certificates will receive a new stock certificate upon request pursuant to Section 158 of the DGCL or upon any future transaction in common stock of DLGI Delaware that requires our transfer agent to issue stock certificates in exchange for existing share certificates. Until surrendered and exchanged, each certificate evidencing Ordinary Shares will be deemed for all purposes of the Company to evidence the identical number of Class A Common Shares. Holders of uncertificated Ordinary Shares immediately prior to the effectiveness of the Domestication will continue as holders of uncertificated Class A Common Shares upon effectiveness of the Domestication.

Similarly, DLGI Delaware will not issue new options, warrants or other rights to acquire shares in DLGI Delaware until a future transaction that requires the issuance of options, warrants or other rights to acquire shares in DLGI Delaware in exchange for existing options, warrants or rights to acquire shares in DLGI BVI. Until surrendered and exchanged, each existing option, warrant or other right to acquire Ordinary Shares or any other shares in DLGI BVI will be deemed for all purposes of the Company to evidence an option, warrant or other right to acquire the identical number (or fraction, as applicable) of Class A Common Shares or other corresponding shares in DLGI Delaware.

Comparison of Shareholder Rights

As described above, the Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and, as a result, our organizational documents will change and will be governed by Delaware law rather than British Virgin Islands law. Those new organizational documents of DLGI Delaware, which consist of the Charter and the Bylaws, will contain, and Delaware law contains, provisions that may differ in certain respects from those in DLGI BVI’s current organizational documents, which consist of the BVI Articles, and British Virgin Islands law.

The following are among the most significant differences between the existing BVI Articles of DLGI BVI and British Virgin Islands law, on the one hand, and the Charter and Bylaws of DLGI Delaware and Delaware law, on the other hand:

•

Delaware law will provide that amendments to the Charter must be approved by both the Board and by the stockholders of DLGI Delaware, while British Virgin Islands law permits amendments to the BVI Articles to be made either by the shareholders or, where the BVI Articles and British Virgin Islands law permit, by resolutions of the Board (although the BVI Articles do not currently permit any amendments to be made by the Board);

•

Delaware law prohibits the repurchase of shares of DLGI Delaware when its capital is impaired or would become impaired by the repurchase, while there are no such capital limitations in the BVI Companies Act;

•

the Bylaws require stockholders desiring to bring a matter before an annual meeting of stockholders or to nominate a candidate for election as director to provide notice to DLGI Delaware within certain time frames, while the BVI Articles do not contain similar advance notice requirements;

•

under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law, a majority of the directors may remove a fellow director (although this power has been restricted under the BVI Articles);

•

under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his place, exercise his other rights as director, and perform his duties as director;

•	the Charter and Bylaws do not provide stockholders of DLGI Delaware with preemptive rights, while the BVI Articles provide shareholders of DLGI BVI with certain preemptive rights;

•

the Charter will provide that, absent our written consent to an alternative forum, the Court of Chancery of the State of Delaware or, in the case of actions arising under the Securities Act, the federal district courts of the United States of America, will be the sole and exclusive jurisdiction for certain actions against us; and

•

under Delaware law, “business combinations” with “interested stockholders” (each as defined in Section 203 of the DGCL) are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

For a more detailed description of the material differences between the rights that shareholders of DLGI BVI currently have under the BVI Articles and British Virgin Islands law, and the rights that stockholders of DLGI Delaware will have under the Charter, Bylaws and Delaware law after we become a Delaware corporation in the Domestication, see “Comparison of Stockholder Rights”.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under the BVI Companies Act and the BVI Articles, our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication. Nor does Delaware law provide for any such rights. Shareholder approval of the Domestication is not required by the BVI Companies Act or the BVI Articles to effect the Domestication, and the Domestication is not conditioned on receipt of such approval. We are not asking you for a proxy and you are requested not to send us a proxy.

USE OF PROCEEDS

We will not receive any proceeds from the offering of the Class A Common Shares, Series A Founder Preferred Shares or the Warrants in the Domestication.

We will receive the proceeds from the exercise of Warrants, but not from the sale of the underlying shares. In the event of the exercise of all of the outstanding Warrants at an exercise price of $11.50 per share, we would expect to receive $191,762,500. We intend to use any proceeds for general corporate purposes, including acquisitions.

We will not receive any proceeds from the sale of any Class A Common Shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of any Class A Common Shares offered by them under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Shares covered by this prospectus.

DIVIDEND POLICY

We may pay dividends on the Class A Common Shares at such times (if any) and in such amounts (if any) as the Board determines. Our current intention is to retain any earnings for use in our business operations, and we do not anticipate declaring any dividends on the Class A Common Shares in the foreseeable future. We will pay dividends only to the extent that to do so is in accordance with all applicable laws.

Once the Average Price per Class A Common Share (subject to adjustment in accordance with the Charter) for any ten consecutive Trading Days is at least $11.50, a holder of Series A Founder Preferred Shares will be entitled to receive – when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Shares and any other junior stock – a cumulative annual dividend of the Annual Dividend Amount for each relevant Dividend Year. Such dividend will be payable in Class A Common Shares or cash, in the sole discretion of the Board. In the first Dividend Year in which such dividend becomes payable, such dividend will be equal in value to (i) 20% of the increase in the market value of one Class A Common Share, being the difference between $10.00 and the Dividend Price, multiplied by (ii) such number of Class A Common Shares equal to the Preferred Share Dividend Equivalent.

Thereafter, the Annual Dividend Amount will become payable, when, as and if declared by the Board, only if the Dividend Price during any subsequent Dividend Year is greater than the highest Dividend Price in any preceding Dividend Year in which a dividend was paid in respect of the Series A Founder Preferred Shares. Such Annual Dividend Amount will be equal in value to 20% of the increase in the Dividend Price over the highest Dividend Price in any preceding Dividend Year multiplied by the Preferred Share Dividend Equivalent. On the last day of the seventh full financial year after the Acquisition Closing Date, i.e. December 31, 2027, (or, if any such day is not a Trading Day, the first Trading Day immediately following such day), the Series A Founder Preferred Shares will automatically convert to Class A Common Shares on a one-to-one basis (subject to adjustment in accordance with the Charter).

The Series A Founder Preferred Shares will participate in any dividends on the Class A Common Shares on an as-converted to Class A Common Shares basis. In addition, commencing on and after the Acquisition Closing Date, where the Company pays a dividend on the Class A Common Shares, the Series A Founder Preferred Shares will also receive an amount equal to 20% of the dividend that would be distributable on such number of Class A Common Shares equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Shares will be paid contemporaneously with the dividends on the Class A Common Shares.

The Class B Common Shares and the Series B Founder Preferred Shares will not entitle their holders to receive any distributions or dividends.

For more information on the terms used in this section and the dividend rights of the Series A Founder Preferred Shares, see “Description of Capital Stock – Founder Preferred Shares – Series A Founder Preferred Shares”.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

PRIOR TO THE APW ACQUISITION

The following tables present selected historical consolidated financial information of the Company and its consolidated subsidiaries prior to the completion of the APW Acquisition as of the dates and for each of the periods indicated. The selected historical consolidated financial information as of and for the periods ended October 31, 2019 and October 31, 2018 has been derived from the audited consolidated financial statements of the Company (prior to its completion of the APW Acquisition) included elsewhere in this prospectus. Effective as of the Acquisition Closing Date, the Company changed its fiscal year end from October 31 of each year to December 31 of each year.

The selected historical consolidated financial information included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the consolidated financial statements and notes thereto contained elsewhere in this prospectus.

	Year Ended October 31,
	2019	2018
	(in thousands, except share and per-share data)
Consolidated Statements of Operations Data:
Selling, general and administrative	$7,537	$7,661

Operating loss	(7,537)	(7,661)

Investment income	11,308	7,264
Other income, net	226	250

Income (loss) before income taxes	3,997	(147)
Income tax expense	979	375

Net income (loss)	$3,018	$(522)

Basic and diluted earnings (loss) per share	$0.06	$(0.01)

	As of October 31,
	2019	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$501,331	$3,434
Marketable securities	—	490,127
Total assets	501,407	493,589
Total liabilities	8,377	3,577
Total stockholders’ equity	493,030	490,012

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE PREDECESSOR AND THE SUCCESSOR

Following the closing of the APW Acquisition on February 10, 2020, the APW Group is considered to be our Predecessor and DLGI and its subsidiaries is considered to be our Successor for financial reporting purposes.

The following tables present selected historical consolidated financial information of our Predecessor and our Successor, as of the dates and for each of the periods indicated. The selected historical consolidated financial information as of and for the years ended December 31, 2019 and December 31, 2018 has been derived from the audited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The selected historical consolidated financial information for the six months ended June 30, 2019 has been derived from the unaudited consolidated financial statements of our Predecessor included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the periods from and including January 1, 2020 to February 9, 2020 (Predecessor) and from and including February 10, 2020 to June 30, 2020 (Successor) has been derived from the Company’s unaudited financial statements included elsewhere in this prospectus.

The selected historical consolidated financial information included below is not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the consolidated financial statements and notes thereto contained elsewhere in this prospectus.

	Successor	Predecessor

	Period from February 10 - June 30,	Period from January 1 - February 9,	Six Months Ended June 30,	Year Ended December 31,
(in thousands, except per share data)	2020	2020	2019	2019	2018
Consolidated Statements of Operations Data
Revenue	$24,936	$6,836	$26,937	$55,706	$46,406
Cost of service	175	34	74	326	233

Gross profit	24,761	6,802	26,863	55,380	46,173
Selling, general and administrative	28,684	4,344	15,798	36,783	27,891
Share-based compensation	75,101	—	—	—	—
Management incentive plan	—	—	765	893	5,241
Amortization and depreciation	18,829	2,584	9,209	19,132	29,170
Impairment—decommission of cell sites	597	530	1,205	2,570	271

Operating loss	(98,450)	(656)	(114)	(3,998)	(16,400)

Realized and unrealized gain (loss) on foreign currency debt	730	11,500	1,840	(6,118)	13,836
Interest expense, net	(9,322)	(3,623)	(15,572)	(32,038)	(27,811)
Other income (expense), net	375	(277)	(405)	177	(2,468)
Gain on extinguishment of debt	1,264	—	—	—	—

Income (loss) before income taxes	(105,403)	6,944	(14,251)	(41,977)	(32,843)
Income tax expense	1,429	767	949	2,468	2,833

Net income (loss)	$(106,832)	$6,177	$(15,200)	$(44,445)	$(35,676)

Per Share Data
Cash dividends declared per share	$—	N/A	N/A	N/A	N/A
Loss per share from continuing operations (basic and diluted)	$(1.78)	N/A	N/A	N/A	N/A

	Successor	Predecessor
	As of June 30, 2020	As of December 31,
(in thousands)		2019	2018
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$202,495	$78,046	$101,414
Trade receivables, net	5,065	7,578	5,863
Real property interests, net	923,700	427,160	352,673
Total assets	1,243,624	532,809	472,360
Accounts payable and accrued expenses	30,014	22,786	13,813
Rent received in advance	15,757	13,856	11,290
Finance lease liabilities	22,959	16,200	—
Cell site leasehold interest liabilities	15,787	16,841	26,554
Debt, net	520,968	572,931	493,866
Total liabilities	665,491	648,145	550,234
Stockholders’ equity/Members’ deficit	578,133	(115,336)	(77,874)

	Successor	Predecessor

	As of June 30, 2020 or for Period from February 10 - June 30, 2020	Period from January 1 - February 9, 2020	As of or for Six Months Ended June 30, 2019	As of or for Year Ended December 31,
				2019	2018
Other Data
Leases (1)	6,564			6,046	4,904
Sites (2)	4,982			4,586	3,717
Acquisition Capex (3)	$57,053	$6,335	$37,196	$98,926	$79,817
EBITDA (4)	$(77,252)	$13,151	$10,530	$9,193	$24,138
Adjusted EBITDA (4)	$3,717	$2,704	$10,647	$20,473	$19,699
Annualized In-place Rents (5)	$64,157		$55,766	$62,095	$51,221

(1)

Leases is an operating metric that represents each lease acquired by the APW Group. Each site purchased by the APW Group consists of at least one revenue producing lease stream, and many of these sites contain multiple lease streams.

(2)	Sites is an operating metric that represents each individual physical location where the APW Group has acquired a real property interest or a contractual right that generates revenue.

(3)

Acquisition Capex is a non-GAAP financial measure. The Company’s payments for its acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each cell site leasehold interest agreement. In all cases, the Company contractually acquires all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex, therefore, represents the total cash spent and committed to be spent for the Company’s acquisitions of revenue-producing assets during the period measured. Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool, because it excludes certain fixed and variable costs related to our selling and marketing activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in our consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

	Successor	Predecessor

	Period from February 10 - June 30, 2020	Period from January 1, - February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
(unaudited)
Investments in real property interests and related intangible assets – cash	$45,729	$5,064	$31,563	$78,052	$67,146
Committed contractual payments for investments in real property interests and intangible assets	11,541	1,533	5,343	20,188	15,903
Foreign exchange translation impacts and other	(217)	(262)	290	686	(3,232)

Acquisition Capex	$57,053	$6,335	$37,196	$98,926	$79,817

(4)

EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as net income (loss) before net interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and further adjusting for management incentive plan expense, non-cash impairment – decommission of cell sites expense, realized and unrealized gains and losses on foreign currency debt, realized and unrealized foreign exchange gains/losses associated with intercompany account balances denominated in a currency other than the functional currency, nonrecurring expenses incurred in connection with the Domestication, and one-time severance costs included in selling, general and administrative expenses. Management believes the presentation of EBITDA and Adjusted EBITDA provides valuable additional information for users of the financial statements in assessing the financial condition and results of operations of the APW Group. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income, therefore the calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. You should not consider EBITDA, Adjusted EBITDA or any of our other non-GAAP financial measures as an alternative or substitute for AP WIP Investments’ results.

The following are reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure:

	Successor	Predecessor

	Period from February 10 - June 30,	Period from January 1 – February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)	2020			2019	2018
(unaudited)
Net income (loss)	$(106,832)	$6,177	$(15,200)	$(44,445)	$(35,676)
Amortization and depreciation	18,829	2,584	9,209	19,132	29,170
Interest expense, net	9,322	3,623	15,572	32,038	27,811
Income tax expense	1,429	767	949	2,468	2,833

EBITDA	(77,252)	13,151	10,530	9,193	24,138

Impairment – decommission of cell sites	597	530	1,205	2,570	271
Realized/unrealized loss (gain) on foreign currency debt	(730)	(11,500)	(1,840)	6,118	(13,836)
Share-based compensation expense	75,101	—	—
Management incentive plan expense	—	—	765	893	5,241
Non-cash foreign currency adjustments	890	523	(13)	(632)	3,885
Nonrecurring domestication and public company registration expenses	5,111	—	—	—	—
One-time severance expense	—	—	—	2,331	—

Adjusted EBITDA	$3,717	$2,704	$10,647	$20,473	$19,699

(5)

Annualized in-place rents is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in place”) as of the measurement date. Annualized in-place rents is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment made under such lease. Management believes the presentation of annualized in-place rents provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of annualized in-place rents provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. Annualized in-place rents has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the Annualized in-place rents financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, annualized in-place rents differs from “revenue”, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease. You should not consider annualized in-place rents or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of annualized in-place rents to revenue, the most comparable GAAP measure:

(in thousands)	2020	2019	2018
Revenue for year ended December 31		$55,706	$46,406
Annualized in-place rents as of December 31		$62,095	$51,221
Annualized in-place rents as of June 30	$64,157	$55,766	$46,948

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 10, 2020 (the “Acquisition Closing Date”), DLGI completed the APW Acquisition and acquired a 91.8% interest in APW OpCo, the parent of AP Wireless and the indirect parent of the APW Group, for consideration of approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem the interest in AP Wireless held by KKR Investors, LP, a minority investor in the AP Wireless business, (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). Also on the Acquisition Closing Date, in connection with the APW Acquisition, DLGI entered into the Centerbridge Subscription Agreement, pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10.00 per Ordinary Share (the “Centerbridge Subscription”).

The unaudited pro forma condensed combined financial information presented below has been prepared on the basis set forth in the notes below and have been adjusted to illustrate the estimated effects of (i) the APW Acquisition and (ii) the Centerbridge Subscription (collectively, the “Transactions”). The APW Acquisition is being accounted for as a business combination using the acquisition method with DLGI as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

As a result of the APW Acquisition, DLGI is the acquirer for accounting purposes, and the APW Group is the acquiree and accounting predecessor. DLGI’s financial statement presentation as of and for the six months ended June 30, 2020 distinguishes the Company’s financial performance into two distinct periods, the period up to the Acquisition Closing Date (labeled “Predecessor”) and the period including and after the Acquisition Closing Date (labeled “Successor”). Subsequent to the APW Acquisition, DLGI changed its fiscal year end from October 31 to December 31.

DLGI’s condensed consolidated balance sheet at June 30, 2020, included elsewhere in this prospectus, presents the balance sheet of the combined company and, accordingly, no unaudited pro forma condensed combined balance sheet is presented below.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the twelve months ended October 31, 2019 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The Pro Forma Statements have been prepared as if the Transactions had been completed on November 1, 2018.

The historical financial information of DLGI has been derived from the audited consolidated financial statements of DLGI as of and for the year ended October 31, 2019, included elsewhere in this prospectus, and from the unaudited consolidated financial statements of DLGI as of June 30, 2020 (Successor) and for the periods February 10, 2020 to June 30, 2020 (Successor) and January 1, 2020 to February 9, 2020 (Predecessor), included elsewhere in this prospectus. The historical information of the APW Group has been derived from the audited consolidated financial statements of the APW Group as of and for the year ended December 31, 2019, included elsewhere in this prospectus.

The pro forma adjustments presented below are based on preliminary estimates and currently available information and assumptions that management believes are reasonable and appropriate under the circumstances and are factually supported based on information currently available. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical DLGI and APW Group financial statement caption amounts have been reclassified or combined to conform to presentation and the disclosure requirements of the combined company.

The Pro Forma Statements included below are not necessarily indicative of future results and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as well as the separate consolidated financial statements of DLGI and the APW Group and notes thereto included elsewhere in this prospectus, including the unaudited consolidated financial statements and the notes thereto of DLGI as of June 30, 2020 and for the periods February 10, 2020 to June 30, 2020 (Successor) and January 1, 2020 to February 9, 2020 (Predecessor), the audited consolidated financial statements and the notes thereto of DLGI as of and for the year ended October 31, 2019 and the audited consolidated financial statements and the notes thereto of APW Group as of and for the year ended December 31, 2019.

The Pro Forma Statements, which have been provided for illustrative purposes only, by its nature addresses a hypothetical situation and, therefore, do not purport to represent our actual results or what they would have been had the Transactions occurred on the dates assumed, and may not be indicative of future results.

Unaudited Pro Forma Condensed Combined Statement of Operations — Six Months Ended June 30, 2020

(in thousands, except share and per share amounts)

	DLGI (1)	DLGI (Period February 10. 2020 – June 30, 2020) (2)	APW Group (Period January 1, 2020 - February 9, 2020) (2)	Pro Forma Adjustments	Note 3		Pro Forma Combined
		(Successor)	(Predecessor)
Revenue	$—	$24,936	$6,836	$—			$31,772

Cost of service	—	175	34				209

Gross profit	—	24,761	6,802	—			31,563
Operating Expenses:
Selling, general and administrative	25,228	28,684	4,344	(24,918)	(a	)	33,338
Share-based compensation	—	75,101	—	(69,487)	(b	)	6,667
				(362)	(c	)
				1,415	(d	)
Amortization and depreciation	—	18,829	2,584	2,681	(e	)	24,149
				55	(f	)
Impairment - decommission of cell sites	—	597	530				1,127

Total operating expenses	25,228	123,211	7,458	(90,616)			65,281
Operating loss	(25,228)	(98,450)	(656)	90,616			(33,718)
Other income (expense):
Investment income	711	—	—	(711)	(g	)	—
Interest expense, net	286	(9,322)	(3,623)				(12,659)
Realized and unrealized gain on foreign currency debt	—	730	11,500				12,230
Gain on extinguishment of debt	—	1,264	—				1,264
Other	34	375	(277)				132
Total other income (expense), net	1,031	(6,953)	7,600	(711)			967

Income (loss) before income tax expense	(24,197)	(105,403)	6,944	89,905			(32,751)
Income tax expense	—	1,429	767				2,196

Net income (loss)	(24,197)	(106,832)	6,177	89,905			(34,947)
Net income (loss) attributable to non-controlling interest	—	(2,974)	—	181	(h	)	(2,866)

Net income (loss) attributable to the Company	$(24,197)	$(103,858)	$6,177	$89,724			$(32,081)

Net income (loss) per Ordinary Share, basic and diluted	$(0.50)	$(1.78)					$(0.55)
Weighted average Ordinary Shares, outstanding, basic and diluted	48,425,000	58,425,000			(i	)	58,425,000

1)	The historical statement of operations of DLGI includes only the pre-acquisition period January 1, 2020 to February 9, 2020.

2)

The historical statements of operations of DLGI for the period February 10, 2020 to June 30, 2020 (Successor) and APW Group for the period January 1, 2020 to February 9, 2020 (Predecessor) has been derived from the unaudited consolidated financial statements of DLGI as of June 30, 2020 and for the periods February 10, 2020 to June 30, 2020 (Successor) and January 1, 2020 to February 9, 2020 (Predecessor), included elsewhere in this prospectus.

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended October 31, 2019

(in thousands, except share and per share amounts)

	DLGI(1)	APW Group(2)	Pro Forma Adjustments		Note 3		Pro Forma Combined
Revenue	$—	$55,706	$				$55,706

Cost of service	—	326					326

Gross profit	—	55,380		—			55,380
Operating Expenses:
Selling, general and administrative	7,537	36,783		(6,380)	(a	)	37,940
Share-based compensation				12,914	(d	)	12,914
Management incentive plan	—	893					893
Amortization and depreciation	—	19,132		23,088	(e	)	42,323
				103	(f	)
Impairment –decommission of cell sites	—	2,570					2,570
Total operating expenses	7,537	59,378		29,725			96,640
Operating loss	(7,537)	(3,998)		(29,725)			(41,260)
Other income (expense), net:
Investment income	11,308	—		(11,308)	(g	)	—
Interest income	233	—					233
Interest expense	—	(32,038)					(32,038)
Realized and unrealized loss on foreign currency debt	—	(6,118)					(6,118)

Other	(7)	177					170

Total other income (expense), net	11,534	(37,979)		(11,308)			(37,753)

Income (loss) before income tax expense	3,997	(41,977)		(41,033)			(79,013)
Income tax expense	979	2,468					3,447

Net income (loss)	$3,018	$(44,445)		$(41,033)			$(82,460)
Net income (loss) attributable to non-controlling interest	—			(6,762)	(h	)	(6,762)

Net income (loss) attributable to the Company	$3,018	$(44,445)		$(34,271)			$(75,698)

Net income (loss) per Ordinary Share, basic and diluted	$0.06						$(1.30)
Weighted average Ordinary Shares, outstanding, basic and diluted	48,425,000				(i	)	58,425,000

1)

The historical statement of operations of DLGI has been derived from the audited consolidated financial statements of DLGI as of and for the year ended October 31, 2019, included elsewhere in this prospectus.

2)

The historical statement of operations of the APW Group has been derived from the audited consolidated financial statements of the APW Group as of and for the year ended December 31, 2019, included elsewhere in this prospectus.

See accompanying notes to unaudited pro forma condensed combined financial information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation and Description of Transactions

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma results of operations of the combined companies based upon the historical data of DLGI and the APW Group.

Description of Transactions

On February 10, 2020, the Company completed the APW Acquisition, acquiring AP Wireless in a business combination. The acquisition was completed through a merger of a newly created DLGI subsidiary with and into APW OpCo, with APW OpCo surviving the merger as a majority-owned subsidiary of DLGI. Following completion of the APW Acquisition on the Acquisition Closing Date, DLGI owned 91.8% of APW OpCo, with certain former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”) owning the remaining 8.2%.

The aggregate acquisition consideration transferred in the APW Acquisition was approximately $389.6 million, which consisted of cash consideration of approximately $325.4 million and equity consideration of approximately $64.2 million. The cash component of the consideration, which includes approximately $65 million to redeem a minority investor in the AP Wireless business, was funded through the liquidation of cash equivalents owned by DLGI. The equity component of the consideration represents the fair value of the limited liability company units in APW OpCo issued to the Continuing OpCo Members, and includes Class B Common Units, Series A Rollover Profits Units and Series B Rollover Profits Units (collectively, the “Consideration Units”).

In connection with the APW Acquisition, DLGI entered into the Centerbridge Subscription Agreement with the Centerbridge Entities. Pursuant to the Centerbridge Subscription Agreement, the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10.00 per Ordinary Share, on the Acquisition Closing Date. The cash proceeds from the Centerbridge Subscription are available for general working capital purposes.

Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the APW Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results of DLGI following the APW Acquisition.

The APW Acquisition is being accounted for as a business combination using the acquisition method with DLGI as the accounting acquirer in accordance with ASC Topic 805, Business Combinations. As the accounting acquirer, DLGI has estimated the fair value of the APW Group’s assets acquired and liabilities assumed and conformed the accounting policies of the APW Group to its own accounting policies.

As a result of the APW Acquisition, DLGI is the acquirer for accounting purposes, and the APW Group is the acquiree and accounting predecessor. DLGI’s financial statement presentation as of and for the six months ended June 30, 2020 distinguishes the Company’s financial performance into two distinct periods, the period up to the Acquisition Closing Date (labeled “Predecessor”) and the period including and after the Acquisition Closing Date (labeled “Successor”).

The Pro Forma Statements do not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on the date assumed. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

During the APW Group’s fiscal year ended December 31, 2019 and for the Predecessor period from January 1, 2020 to February 9, 2020, the APW Group was a portfolio company of Associated Partners, and the APW Group’s executive officers were employees of Associated Group Management, LLC (“Associated Group Management”), the manager of Associated Partners, and were therefore responsible for managing Associated Partners’ investment in the APW Group. Following the Acquisition Closing Date, such executive officers were employees of DLGI, and DLGI’s business encompasses both the investment management role previously performed at the Associated Group Management level and the business operations previously conducted by the APW Group. DLGI anticipates that the APW Acquisition will result in an estimate of approximately $11.5 million of annual incremental selling, general and administrative expenses for the internalization of the APW Group management team, which prior to the APW Acquisition were obligations of Associated Group Management and therefore excluded from the selling, general, and administrative expenses of the APW Group. Additionally, DLGI estimates that the APW Acquisition will result in an additional $8.5 million of public company costs, which are also excluded from the selling, general, and administrative expenses of the APW Group. The inclusion of these costs on the unaudited pro forma statement of operations for the year ended October 31, 2019 and for the six months ended June 30, 2020 would increase selling, general and administrative expenses by approximately $20.0 million and $10.0 million, respectively, and increase net loss by approximately $20.0 million and $10.0 million, respectively.

Note 2 – Preliminary purchase price allocation

The aggregate purchase consideration transferred in the APW Acquisition was estimated to be approximately $389.6 million, and is calculated as the sum of the fair values of the cash and equity consideration, as follows:

(in thousands)
Cash consideration	$325,424
Equity consideration	64,193

Total acquisition consideration	$389,617

In connection with the APW Acquisition, the APW OpCo units held by the Continuing OpCo Members prior to the APW Acquisition were canceled and converted into the right to receive BVI Class B Shares and the Consideration Units in APW OpCo as equity consideration. The Company determined that the Consideration Units represent and were then accounted for as a single, hybrid financial instrument, classified as permanent equity and presented as noncontrolling interests in the consolidated balance sheet of the Company. The estimated fair value of the Consideration Units was calculated using a Monte Carlo simulation model, which used the following assumptions: 18.6% expected volatility, a risk-free interest rate of 1.5%, estimated term of 7 years and a fair value of DLGI’s Ordinary Shares of $10.00.

DLGI recorded a preliminary allocation of the acquisition consideration to the to APW Group’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair value as of the Acquisition Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the Acquisition Closing Date:

(in thousands)
Cash and restricted cash	$48,359
Trade receivables	8,077
Prepaid expenses and other assets	31,775
Real property interests	900,147
Intangible assets	5,400
Accounts payable and other liabilities	(23,441)
Rent received in advance	(15,837)
Real property interest liabilities	(33,398)
Long-term debt	(570,759)
Deferred tax liability	(50,547)
Net identifiable assets acquired	299,776
Goodwill	89,841

Total acquisition consideration	$389,617

The preliminary allocation of the acquisition consideration is based on preliminary valuations performed to determine the fair value of the APW Group’s net assets as of the Acquisition Closing Date. This allocation is subject to revision as the assessment is based on preliminary information. Identified intangible assets relate to in-place tenant leases.

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The Company expects to finalize the allocation of the purchase price upon finalization of the valuation primarily for the real property interests and finance lease and cell site leasehold interest liabilities, as well as the finalization of the valuation of noncontrolling interests. Any adjustments to the preliminary fair values will be made as soon as practicable but no later than one year from the Acquisition Closing Date.

Amortization related to the fair value adjustments to the real property interests and identified in-place tenant lease intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated remaining useful lives, as further described in Note 3(e) and Note 3(f). The fair value of the real property interests and identified in-place tenant lease intangible assets and related amortization are preliminary and are based on preliminary valuations prepared by third-party advisors and reviewed by management. As discussed above, the amount that will ultimately be allocated to real property interests and identified in-place tenant lease intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the APW Acquisition may differ significantly between periods based upon the final values assigned and amortization methodologies used for the real property interests and identified in-place tenant lease intangible asset.

Note 3 – Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. In certain circumstances, the pro forma adjustment was based on a determination of fair value. Estimating fair value requires management judgment and often involves the use of estimates and assumptions that market participants would use in pricing the asset, liability or equity at the measurement date. The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

a)

Reflects the elimination of material, nonrecurring transaction costs recorded by DLGI and APW Group during the six months ended June 30, 2020 and year ended October 31, 2019. Costs primarily include financial advisory fees, attorney’s fees and accountants’ fees.

b)

Adjustment to eliminate share-based expense associated with the grant date fair value of the Annual Dividend Amount in respect of the BVI Series A Founder Preferred Shares, which was triggered upon the closing of the APW Acquisition. The share-based expense, which was recorded by DLGI during the Successor period from February 10, 2020 to June 30, 2020, represents a one-time expense recorded at the closing of the APW Acquisition and will not have a continuing impact on the consolidated statement of operations in future periods.

c)

Adjustment to eliminate share-based expense associated with the grant date fair value of stock options granted to three of DLGI BVI’s directors – Lord Myners and Messrs. Isaacs and Yamen (collectively, the “Independent Non-Founder DLGI BVI Directors”) – , which was triggered upon the closing of the APW Acquisition. See “Certain Relationships and Related Party Transactions – Director Options and Warrants”. The share-based expense, which was recorded by DLGI during the Successor period from February 10, 2020 to June 30, 2020, represents a one-time expense recorded at the closing of the APW Acquisition and will not have a continuing impact on the consolidated statement of operations in future periods.

d)

Adjustment to record the amortization of long-term incentive awards granted to certain executives of APW Group in conjunction with the APW Acquisition. The grant date fair value of the long-term incentive awards will be recognized ratably over the service periods, ranging from approximately 3 to 7 years. The estimated grant date fair values of the long-term incentive awards were calculated either: (1) based upon the price of the Ordinary Shares pursuant to the Centerbridge Subscription Agreement or (2) using a Monte Carlo simulation model, using the following assumptions: fair value of DLGI’s Ordinary Shares of $10.00, 18.4-19.7% expected volatility, a risk-free interest rate of 1.5-1.6% and estimated term of 7.9-9.9 years.

e)

Represents the amortization adjustment of acquired real property interests resulting from the fair value adjustment of these assets. For the year ended December 31, 2019, the amortization adjustment was calculated as the estimated future annual amortization amounts on the real property interests less historical amortization recorded on the real property interests during the period. For the six months ended June 30, 2020, the amortization adjustment was calculated as the estimated future semi-annual amortization amounts on the real property interests less historical amortization recorded on the real property interests during the Predecessor period from January 1, 2020 to February 9, 2020 and the Successor period from February 10, 2020 to June 30, 2020. The estimated future amortization amounts on the real property interest was determined using a straight-line method of depreciation based on an estimated weighted average remaining useful lives of the right-of-use assets and cell site leasehold interests of approximately 25 years and 21 years, respectively.

f)

Represents the amortization adjustment of the in-place tenant lease intangible asset resulting from the fair value adjustment to these assets. For the year ended December 31, 2019, the amortization adjustment was calculated as the estimated future annual amortization amounts less historical amortization recorded on the intangible assets during the period. For the six months ended June 30, 2020, the amortization adjustment was calculated as the estimated future semi-annual amortization amounts on the intangible assets less historical amortization recorded on the intangible assets during the Predecessor period from January 1, 2020 to February 9, 2020 and the Successor period from February 10, 2020 to June 30, 2020. The future amortization of the in-place tenant lease intangible asset was based on an estimated useful life of approximately 9 years. The estimated useful life was determined based on a review of the time period over which the economic benefit is estimated to be generated, generally considered to be the remaining cell site lease term with the in-place tenant, including ordinary renewals at the option of the tenant.

g)

Adjustment to eliminate DLGI’s investment income for the period from January 1, 2020 to February 9, 2020 and during the year ended October 31, 2019. The marketable securities and cash equivalents that generated the investment income were used as proceeds in the APW Acquisition and therefore would not have resulted in investment income if the APW Acquisition had been completed as of the date assumed.

h)

Adjustment to allocate net income (loss) to noncontrolling interest holders as a result of the issuance of limited liability company units in APW OpCo as part of the consideration transferred in the APW Acquisition. The net income (loss) allocated to noncontrolling interest is computed by applying the percentage of limited liability company units in APW OpCo issued to the Continuing OpCo Members of approximately 8.2%.

i)

For the six months ended June 30, 2020, pro forma weighted average shares is equal to the weighted average shares of DLGI for the Successor period from February 10, 2020 to June 30, 2020. For the year ended October 31, 2019, the increase in weighted average shares reflects the issuance of 10 million Ordinary Shares pursuant to the Centerbridge Subscription.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS BUSINESS

The following is a discussion and analysis of our financial condition and result of operations and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements”. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under “Risk Factors”.

Overview

We are a holding company with no material assets other than our limited liability company interests in APW OpCo, the sole member of AP Wireless and indirect parent of the APW Group. We were incorporated under the laws of the British Virgin Islands on November 1, 2017 and were formed to undertake an acquisition of a target company or business. On November 20, 2017, we raised approximately $500 million before expenses through the 2017 Placing and a private subscription by the Series A Founders for the BVI Series A Founder Preferred Shares, and our Ordinary Shares and Warrants were listed on the LSE.

On February 10, 2020, we completed the APW Acquisition. Effective as of the Acquisition Closing Date, the APW Group is considered to be our Predecessor for financial reporting purposes. Except as the context otherwise requires, for all dates and periods ending on or before the Acquisition Closing Date, the historical financial results discussed below with respect to such periods reflect the results of the APW Group. We did not own the APW Group during any such periods, and such historical financial results may not be indicative of the results we would expect to recognize for periods after the Acquisition Closing Date, or that we would have recognized had we owned the APW Group during such periods.

Except as the context otherwise requires, references in the following discussion to the “Company”, “DLGI”, “we”, “our” or “us” with respect to periods prior to the Acquisition Closing Date are to our Predecessor, the APW Group, and its operations prior to the Acquisition Closing Date; such references with respect to periods after to the Acquisition Closing Date are to our Successor, DLGI and its subsidiaries (including the APW Group), and their operations after the Acquisition Closing Date. AP Wireless and its subsidiaries (including AP WIP Investments) continue to exist as separate subsidiaries of DLGI and those entities are separately financed, with each having debt obligations that are not obligations of DLGI. See “– Liquidity and Capital Resources – Debt Obligations” below. For a chart showing our simplified organizational structure following the APW Acquisition, see “– Liquidity and Capital Resources – Debt Obligations” below.

In connection with the Domestication, we intend to change our name from Digital Landscape Group, Inc. to “Radius Global Infrastructure, Inc.”

The APW Group

The APW Group is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. The APW Group purchases, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing Tenant Lease (and any subsequent lease or extension or amendment thereof). Typically, the APW Group acquires the rental stream by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides the APW Group the right to receive the rents from the Tenant Lease. In addition, the APW Group purchases contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right. As of June 30, 2020 and December 31, 2019, we had interests in approximately 6,600 and 6,100 leases that generate rents for us, respectively. These leases related to properties that were situated on approximately 5,000 and 4,600 different communications sites, respectively, throughout the United States and 18 other countries. For the year ended December 31, 2019, the APW Group’s revenue was $55.7 million, and annualized in-place rents were approximately $62.1 million. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “—Non-GAAP Financial Measures” below.

The APW Group’s primary objectives are to continuously acquire, aggregate and hold underlying real property interests and revenue streams critical for wireless communications. The APW Group purchases the right to receive future rental payments generated pursuant to an existing Tenant Lease between a property owner and an owner of a wireless tower or antennae either through an up-front payment or on an installment basis from landowners who have leased their property to companies that own telecommunications infrastructure assets. The real property interests (other than fee simple interests which are perpetual) typically have stated terms of 30 to 99 years, although some are shorter, and provide the APW Group with the right to receive the future income from the future Tenant Lease rental payments over a specified duration. In most cases, the stated term of the real property interest is longer than the remaining term of the Tenant Lease, which provides the APW Group with the right and opportunity for renewals and extensions. In addition to real property rights, the APW Group acquires contractual rights by way of an assignment of rents. The rent assignment is a contractual obligation pursuant to which the property owner assigns its right to receive all communications rents relating to the property, including rents arising under the Tenant Lease, to the APW Group. A rent assignment relates only to an existing Tenant Lease and therefore would not provide the APW Group the ability automatically to benefit from lease renewals beyond those provided for in the existing Tenant Lease. However, in these cases, the APW Group either limits the purchase price of the asset to the term of the current Tenant Lease or obtains the ability to negotiate future leases and a contractual obligation from the property owner to assign rental streams from future Tenant Lease renewals.

The APW Group’s primary long-term objective is to continue to grow its business organically, through annual rent escalators, the addition of new tenants and/or lease modifications, and acquisitively, as it has done in recent years, and fully take advantage of the established asset management platform it has created.

APW Acquisition Transactions

APW Acquisition

On November 19, 2019, we announced our entry into a definitive agreement to acquire AP Wireless and its subsidiaries from Associated Partners. Upon completion of the APW Acquisition on the Acquisition Closing Date, we acquired a 91.8% interest in APW OpCo, the parent of AP Wireless and the indirect parent of the APW Group, for consideration of approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem a minority investor in the AP Wireless business and (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). The acquisition was completed through a merger of one of DLGI’s subsidiaries with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of ours. Following the APW Acquisition, we own 91.8% of APW OpCo, with certain former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”) owning the remaining 8.2% interest in APW OpCo. As a result, the AP Wireless business is 100% owned by DLGI and the Continuing OpCo Members. See “Certain Relationships and Related Party Transactions—APW Merger Agreement” for more information.

Certain securities of APW OpCo issued and outstanding upon completion of the APW Acquisition are subject to time and performance vesting conditions. In addition, all securities of APW OpCo held by persons other than the Company are exchangeable for Ordinary Shares and, following the Domestication, will be exchangeable for Class A Common Shares. If all APW OpCo securities vested and no securities have been exchanged for Ordinary Shares or Class A Common Shares, as applicable, the Company will own approximately 82.0% of APW OpCo. See “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement” for more information about the APW OpCo securities, and “Security Ownership by Management and Certain Beneficial Owners” for more information about ownership of our securities.

The APW Acquisition constituted a “Reverse Takeover” under United Kingdom listing rules, causing the listing on the LSE of the Ordinary Shares and Warrants to be suspended on November 20, 2019 pending the Company publishing a prospectus in relation to admission of the Class A Common Shares and Warrants to listing. The United Kingdom Financial Conduct Authority accepted the Company’s application for listing on March 27, 2020 and trading of the Company’s Ordinary Shares and Warrants on the LSE recommenced on April 1, 2020. In connection with the filing of the registration statement of which this prospectus is a part, we intend to apply to list the Class A Common Shares on Nasdaq under the symbol “RADI”, effective upon the completion of the Domestication. We intend to cancel the listing of the Ordinary Shares and Warrants on the LSE upon the listing of the Class A Common Shares on Nasdaq.

Centerbridge Subscription

In connection with the APW Acquisition, the Company entered into the Centerbridge Subscription Agreement with the Centerbridge Entities, pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10 per Ordinary Share, on the Acquisition Closing Date. The cash proceeds from the Centerbridge Subscription are available for general working capital purposes, including the acquisition of real property interests and revenue streams critical for wireless communications. See “Certain Relationships and Related Party Transactions – Centerbridge Agreements – Centerbridge Subscription Agreement” for more information.

Basis of Presentation

As a result of the APW Acquisition, for accounting purposes, DLGI is the acquirer and the APW Group is the acquiree and, effective as of the Acquisition Closing Date, is the accounting Predecessor to DLGI, as DLGI had no operations prior to the APW Acquisition. Accordingly, the financial statement presentation set forth herein includes the financial statements of the APW Group as “Predecessor” for periods prior to the Acquisition Closing Date and DLGI as “Successor” for periods on and after the Acquisition Closing Date, including the consolidation of the APW Group. The APW Acquisition was accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations.

Except as the context otherwise requires, for all dates and periods ending on or before the Acquisition Closing Date, the historical financial results discussed below with respect to such periods reflect the results of our Predecessor, the APW Group. We did not own the APW Group during any such periods, and such historical financial results may not be indicative of the results we would expect to recognize for periods after the Acquisition Closing Date, or that we would have recognized had we owned the APW Group during such periods.

For the Successor period from February 10, 2020 through June 30, 2020, DLGI consolidated the financial position and results of operations of AP WIP Investments and its subsidiaries. For the Predecessor periods prior to February 10, 2020, the consolidated financial statements presented and discussed below include the accounts of AP WIP Investments and its wholly owned subsidiaries, as well as a variable interest entity (“VIE”) for which a subsidiary of AP WIP Investments was considered the primary beneficiary. Such consolidated financial statements were prepared in accordance with U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. All intercompany transactions and account balances have been eliminated.

Key Factors Affecting Financial Results

We operate in a complex environment with several factors affecting our operations in addition to those described above. The following discussion describes key factors affecting the Company, including AP Wireless and the APW Group, and that will affect the financial condition and results of operations of the Company.

Impact of the COVID-19 global pandemic

The recent outbreak of COVID-19 (commonly referred to as coronavirus) and the response thereto has had an impact in each of the jurisdictions in which we operate and has had a negative impact on economic conditions globally. At the end of the first quarter of 2020, particularly during the last two weeks of March 2020, many of the markets and countries in which we operate saw the imposition of stay at home orders and other lock down measures in response to COVID-19. Accordingly, beginning in March 2020, we took measures to mitigate the broader public health risks associated with COVID-19 to our business and employees, including through office closures and self-isolation of employees (including by holding virtual meetings) where possible in line with the recommendations of relevant health authorities. While in the second quarter of 2020 we began to lift certain of these restrictions in line with such evolving recommendations, we continue to monitor developments related to the pandemic, and our decisions will continue to be driven by the health and well-being of our employees, business partners and communities.

Government-imposed restrictions on the opening of offices and/or self-isolation measures had an impact on our operations in March 2020 and into the second quarter of 2020. In particular, our offices globally were largely shut down beginning in the middle of March 2020, although in all cases our operations have continued with employees working remotely from their homes. More recently, our offices in France, Ireland, Italy and Hungary have reopened. Further, in common law jurisdictions such as the UK and Ireland we experienced minor delays in the processing of transactions due to periodic unavailability of third parties, such as notaries public and witnesses to legal documents. Further, global macro-economic conditions resulted in declines in foreign currency exchange rates and heightened volatility in foreign currency exchange rates across multiple currencies.

Despite the foregoing effects, our revenue and results of operations more generally have not been significantly impacted in the first half of 2020 by the COVID-19 pandemic. To date, COVID-19 has had a limited impact on our underlying assets and revenue streams. We attribute this in part to the fact that telecom and digital infrastructure usage gained in importance while stay at home orders have been in place. We also experienced no material interruption in rent payment and collections and no material changes in the rate of lease terminations or non-renewals as a result of the effects of COVID-19 on our tenants and business partners. In addition, we believe the fact that substantially all of our essential cash functions are processed electronically has helped to minimize the incidence of operational disruptions due to lock-downs. However, there can be no assurance that we will not experience disruptions or negative impacts to our revenues and results of operations as the pandemic continues.

We believe we have sufficient liquidity to operate our business and that we have the ability to continue investing in our business and acquiring assets during the current phase of the pandemic. As of June 30, 2020, we had $188.6 million in cash and cash equivalents.

Nevertheless, the extent to which COVID-19 will ultimately impact our results of operations and financial condition will depend on numerous evolving factors that we cannot predict, including the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the outbreak; the impact of the outbreak on global economic activity and financial markets, including the possibility of a global recession and volatility in the global capital markets which, among other things, may increase the cost of capital and adversely impact our access to capital.

Fluctuations in currency exchange rates, interest rates, and inflation rates

Our results are affected by fluctuations in currency exchange rates that give rise to translational exchange rate risks. The extent of such fluctuations is determined in part by global economic conditions and macro-economic trends. For example, in the first half of 2020, the COVID-19 pandemic led to declines in foreign exchange rates (i.e., the strength of the U.S. dollar has increased relative to most other currencies) and heightened volatility in exchange rates across multiple currencies.

Translation Risks

Our business consists of eleven different functional currencies. The reporting currency of the Company is U.S. dollars. Movement in exchange rates have a direct impact on the reported revenues of the business.

A portion of the impact to the revenues reported from movement in exchange rates is offset from expenses denominated in the same functional currencies.

We have debt facilities denominated in Euro and British pounds sterling. Movement to the exchange rates for the Euro and Pound Sterling will impact the amount of interest expense reported by the Company.

Interest Rate Risks

Changes in global interest rates may have an impact on the acquisition price of cell site lease prepayments. Changes to the acquisition price can impact our ability to deploy capital at company targeted returns. We limit interest rate risk on debt instruments through long term debt with fixed interest rates.

Inflation Rate Risks

As of June 30, 2020, approximately 65% (as a percentage of revenue for the year ended December 31, 2019) and 68% (as a percentage of annualized in-place rents as of June 30, 2020) of our Tenant Lease contract escalators were tied to a local CPI or OMV. Low global inflation rates could have a material impact on the annual growth of our revenue and annualized in-place rents. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Competition

We face varying levels of competition in the acquisition of its assets in each operating country. Some competitors are larger and include public companies with greater access to capital and scale of operations than we do. Competition can drive up the acquisition price of cell site lease prepayment, which would have an impact on the amount of revenue acquired on an annual basis.

Network Consolidation

Virtually all Tenant Leases associated with our assets permit the tenant to cancel the lease at any time with limited prior notices. Generally, a lease termination is permitted with only 30–180 days’ notice from the tenant. The risk of termination is greater upon a network consolidation and merger between two wireless carriers. The APW Group’s two largest customers accounted for 22% of its revenue for each of the years ended December 31, 2019 and 2018. See “Risk Factors – Risks Relating to Our Business and the Industry – If the wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree, our business and profitability could be materially and adversely affected”.

Seasonality

The APW Group has historically acquired approximately 35% of annual cell cite lease prepayments in the fourth quarter of the year. The impact and timing of these cell lease prepayments in the fourth quarter can have a delayed impact on the annual revenue recognized by us. For the years ended December 31, 2019 and 2018, the below table compares the revenue recognized on the audited financial statements compared to the annualized in-place rents of the APW Group as of the end of that period. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

(in thousands)	2019	2018
Revenue for year ended December 31	$55,706	$46,406
Annualized in-place rents as of December 31	$62,095	$51,221

Key Statement of Operations Items

Revenue

We generate revenue by acquiring the right to receive future rental payments at operating wireless communications sites generated pursuant to existing Tenant Leases between a property owner and companies that own and operate cellular communication towers and other telecommunications infrastructure. Revenue is generated on in-place existing Tenant Leases, amendments and extensions on in-place existing Tenant Leases, and additional Tenant Leases at the operating wireless communications site. Revenue is recorded as earned over the term of the lease.

Selling, general, and administrative expense

Selling, general, and administrative expense predominantly relates to activities associated with the acquisition of wireless communications assets and consists primarily of sales and related compensation expense, marketing expense, data accumulation cost, underwriting costs, site inspection cost, notary fees and other legal and professional fees, travel and facilities costs.

Share-based compensation expense

Share-based compensation expense is recorded for equity awards granted to employees and nonemployees over the requisite service period associated with the award, based on the grant-date fair value of the award. Calculating the fair value of share-based awards requires that we make highly subjective assumptions, as well as making judgments regarding the most acceptable valuation methodology to use in each circumstance. Generally, we use Monte Carlo simulation and Black-Scholes option pricing models. Use of either valuation technique requires that we make assumptions as to the expected volatility of our ordinary shares, the expected term associated with the award, the risk-free interest rate for a period that approximates the expected term and our expected dividend yield.

Realized and unrealized gain (loss) on foreign currency debt

Our debt facilities are denominated in Euros, Pound Sterling and U.S. dollars, with U.S. dollars being our functional currency. The borrowings under the Facility Agreement are denominated in Euros and Pound Sterling and the borrowings under the Subscription Agreement are denominated in Euros. The obligation balances of both agreements are translated to U.S. dollars in the balance sheet date and any resulting translation adjustments are reported in our statement of operations as a gain (loss) on foreign currency debt.

Interest expense, net

Interest expense primarily includes interest due under our debt agreements and amortization of deferred financing costs and debt discounts, net of interest earned on invested cash.

Key Performance Indicators

Leases

Leases is an operating metric that represents each lease acquired by the Company. Each site purchased by us consists of at least one revenue producing lease stream, and many of these sites contain multiple lease streams. We had 6,564 leases as of June 30, 2020, 6,046 leases as of December 31, 2019, and 4,904 leases as of December 31, 2018.

Sites

Sites is an operating metric that represents each individual physical location where we have acquired a real property interest or a contractual right that generates revenue. We had 4,982 sites as of June 30, 2020, 4,586 sites as of December 31, 2019, and 3,717 sites as of December 31, 2018.

Non-GAAP Financial Measures

We identify certain additional financial measures to be used internally not defined by GAAP which are beneficial in assessing its annual financial performance. The non-GAAP measures are additional financial measures not defined by GAAP that provide supplemental information we believe is useful to analysts and investors to evaluate our financial performance and ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit and net cash provided by operating activities. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as net income (loss) before net interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and further adjusting for management incentive plan expense, non-cash impairment—decommission of cell sites expense, realized and unrealized gains and losses on foreign currency debt, unrealized foreign exchange gains/losses associated with intercompany account balances denominated in a currency other than the functional currency, nonrecurring expenses incurred in connection with the Domestication, and severance costs included in selling, general and administrative expenses. Management believes the presentation of EBITDA and Adjusted EBITDA provides valuable additional information for users of the financial statements in assessing our financial condition and results of operations. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income, therefore the calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. You should not consider EBITDA, Adjusted EBITDA or any of our other non-GAAP financial measures as an alternative or substitute for our results.

The following are reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure:

	Successor	Predecessor

	Period from February 10 – June 30, 2020	Period from January 1 – February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
(unaudited)
Net income (loss)	$(106,832)	$6,177	$(15,200)	$(44,445)	$(35,676)
Amortization and depreciation	18,829	2,584	9,209	19,132	29,170
Interest expense, net	9,322	3,623	15,572	32,038	27,811
Income tax expense	1,429	767	949	2,468	2,833

EBITDA	(77,252)	13,151	10,530	9,193	24,138

Impairment – decommission of cell sites	597	530	1,205	2,570	271
Realized/unrealized loss (gain) on foreign currency debt	(730)	(11,500)	(1,840)	6,118	(13,836)
Share-based compensation expense	75,101	—	—	—	—
Management incentive plan expense	—	—	765	893	5,241
Non-cash foreign currency adjustments	890	523	(13)	(632)	3,885
Nonrecurring domestication and public company registration expenses	5,111	—	—	—	—
One-time severance expense	—	—	—	2,331	—

Adjusted EBITDA	$3,717	$2,704	$10,647	$20,473	$19,699

Acquisition Capex

Acquisition Capex is a non-GAAP financial measure. The Company’s payments for its acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each cell site leasehold interest agreement. In all cases, the Company contractually acquires all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex therefore represents the total cash spent and committed to be spent for the Company’s acquisitions of revenue-producing assets during the period measured. Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool, because it excludes certain fixed and variable costs related to our selling and marketing activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in our consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

	Successor	Predecessor

	Period from February 10 - June 30, 2020	Period from January 1 - February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
(unaudited)
Investments in real property interests and related intangible assets – cash	$45,729	$5,064	$31,563	$78,052	$67,146
Committed contractual payments for investments in real property interests and intangible assets	11,541	1,533	5,343	20,188	15,903
Foreign exchange translation impacts and other	(217)	(262)	290	686	(3,232)

Acquisition Capex	$57,053	$6,335	$37,196	$98,926	$79,817

Annualized In-Place Rents

Annualized in-place rents is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in place”) as of the measurement date. Annualized in-place rents is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment made under such lease. Management believes the presentation of annualized in-place rents provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of annualized in-place rents provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. Annualized in-place rents has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the annualized in-place rents financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, annualized in-place rents differs from “revenue”, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease. You should not consider annualized in-place rents or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of annualized in-place rents to revenue, the most comparable GAAP measure:

(in thousands)	2020	2019	2018
Revenue for year ended December 31		$55,706	$46,406
Annualized in-place rents as of December 31		$62,095	$51,221
Annualized in-place rents as of June 30	$64,157	$55,766	$46,948

Results of Operations

Comparison of the results of operations for the three months ended June 30, 2020 and June 30, 2019

The selected financial information of the Company for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor) set out below has been extracted without material adjustment from the unaudited consolidated financial information of the Successor included elsewhere in this prospectus.

	Successor	Predecessor
(in thousands) Condensed Consolidated Statements of Operations Data	Three months ended June 30, 2020	Three Months Ended June 30, 2019
Revenue	$16,181	$13,765
Cost of service	104	23
Gross profit	16,077	13,742
Selling, general and administrative	20,017	8,399
Share-based compensation	3,738	—
Management incentive plan	—	765
Amortization and depreciation	11,714	4,697
Impairment—decommission of cell sites	76	665

Operating loss	(19,468)	(784)

Realized and unrealized gain (loss) on foreign currency debt	(3,539)	1,642
Interest expense, net	(5,788)	(7,784)
Other income (expense), net	222	(781)
Gain on extinguishment of debt	1,264	—

Loss before income taxes	(27,309)	(7,707)
Income tax expense	442	474

Net loss	$(27,751)	$(8,181)

Revenue

Revenue was $16.2 million and $13.8 million for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. The increase in revenue was primarily attributable to the additional revenue streams from investments in real property interests, as the number of leases acquired by us increased by 22% during the twelve-month period subsequent to June 30, 2019. The increase in revenue was partially offset by translational foreign exchange impacts that lowered reported revenue.

Cost of service

Cost of service was $104 and $23 for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. The increase in cost of service was driven primarily by recurring expenses associated with fee simple interests acquired during the twelve months subsequent to June 30, 2019.

Selling, general, and administrative expense

Selling, general and administrative expense was $20.0 million and $8.4 million for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. Selling, general and administrative expense for the three months ended June 30, 2020 included expenses not incurred in the comparable period in 2019 for our Domestication activities of approximately $5.0 million (including the preparation and filing of the registration statement of which this prospectus is a part) and employee-related costs associated with the DLGI management team and staff of approximately $1.8 million. Compensation expense associated with AP Wireless increased by approximately $4.1 million primarily as a result of an increase in headcount associated with the growth of our investments in real property interests and the recording of one-time compensation payments for the benefit of certain AP Wireless employees.

Share-based compensation

Share-based compensation expense totaling $3.7 million was recognized in the three months ended June 30, 2020 (Successor), consisting of expenses of $3.3 million for LTIP units awarded to executive officers of the Company and $0.4 million for restricted stock and stock options granted to certain other employees.

Amortization and depreciation

Amortization and depreciation expense was $11.7 million and $4.7 million for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. In connection with the recording of fair value adjustments in the accounting for the APW Acquisition, the increase in the carrying amount of our real property interests and intangible assets resulted in additional amortization expense in the three months ended June 30, 2020 (Successor) of approximately $6.3 million. The remaining increase was due primarily due to amortization on the real property interests added during the twelve months subsequent to the six months ended June 30, 2019.

Impairment—decommission of cell sites

Impairment-decommission of cell sites was $76 and $665 for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. The decrease was driven primarily by fewer tenant decommissions of cell sites during the three months ended June 30, 2020 as compared to the same period in 2019.

Realized and unrealized gain (loss) on foreign currency debt

Realized and unrealized gain (loss) on foreign currency debt was a $3.5 million loss in the three months ended June 30, 2020, as compared to a gain of $1.6 million in the three months ended June 30, 2019. A large portion of the Company’s debt is denominated in Euro and Pound Sterling, and the respective gains and losses were due to foreign exchange movements in the Euro and Pound Sterling relative to the U.S. dollar. In three months ended June 30, 2020, the Euro’s increased relative to the U.S. dollar, whereas in the same period in 2019 the Pound Sterling decreased relative to the U.S. dollar.

Interest expense, net

Interest expense, net was $5.8 million and $7.8 million for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. As compared to the three months ended June 30, 2019 (Predecessor), interest expense, net was approximately $1.5 million lower for the three months ended June 30, 2020 (Successor) as a result of the repayment of the DWIP II loan in April 2020, the reduction in amortization of debt discount and deferred financing costs and an increase in interest income from higher average invested cash.

Other income (expense), net

Other income (expense), net was income of $0.2 million and expense of $0.8 million for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively. Transactional foreign exchange gains (losses) were the primary drivers in the determination of other income (expense), net for each of the periods presented.

Gain on debt extinguishment

Gain on debt extinguishment was recognized in the three months ended June 30, 2020 (Successor) as a result of the repayment of the DWIP II loan at an amount that was $1.3 million less than its carrying amount. For more information regarding the DWIP II loan, see “—Debt Obligations—Mezzanine Loan and Security Agreement”.

Income tax expense

Income tax expense was $442 and $474 for the three months ended June 30, 2020 (Successor) and June 30, 2019 (Predecessor), respectively.

Comparison of the results of operations for the six months ended June 30, 2020 and June 30, 2019

The selected financial information of the Company for the periods from and including February 10, 2020 to June 30, 2020 (Successor) and from and including January 1, 2020 to February 9, 2020 (Predecessor) set out below has been extracted without material adjustment from the unaudited consolidated financial information of the Successor included elsewhere in this prospectus. The selected financial information of the Predecessor for the six months ended June 30, 2019 set out below has been extracted without material adjustment from the unaudited consolidated financial information of the Predecessor included elsewhere in this prospectus.

	Successor	Predecessor
(in thousands) Condensed Consolidated Statements of Operations Data	Period from February 10 - June 30, 2020	Period from January 1 - February 9, 2020	Six Months Ended June 30, 2019
Revenue	$24,936	$6,836	$26,937
Cost of service	175	34	74
Gross profit	24,761	6,802	26,863
Selling, general and administrative	28,684	4,344	15,798
Share-based compensation	75,101	—	—
Management incentive plan	—	—	765
Amortization and depreciation	18,829	2,584	9,209
Impairment – decommission of cell sites	597	530	1,205

Operating loss	(98,450)	(656)	(114)

Realized and unrealized gain on foreign currency debt	730	11,500	1,840
Interest expense, net	(9,322)	(3,623)	(15,572)
Other income (expense), net	375	(277)	(405)
Gain on extinguishment of debt	1,264	—	—

Income (loss) before income taxes	(105,403)	6,944	(14,251)
Income tax expense	1,429	767	949

Net income (loss)	$(106,832)	$6,177	$(15,200)

Revenue

Revenue was $24.9 million and $6.8 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $26.9 million for the Predecessor six-month period ended June 30, 2019. The increase in revenue was primarily attributable to the additional revenue streams from investments in real property interests, as the number of leases acquired by us increased by 22% during the twelve-month period subsequent to June 30, 2019. The increase in revenue was partially offset by translational foreign exchange impacts that lowered reported revenue.

Cost of service

Cost of service was $175 and $34 for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $74 for the Predecessor six-month period ended June 30, 2019. The increase in cost of service was driven primarily by recurring expenses associated with fee simple interests acquired during the twelve months subsequent to the six months ended June 30, 2019.

Selling, general, and administrative expense

Selling, general and administrative expense was $28.7 million and $4.3 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $15.8 million for the Predecessor six-month period ended June 30, 2019. Selling, general and administrative expense for the Successor period from February 10 to June 30, 2020 included expenses not incurred in the previous periods for our Domestication activities of approximately $5.1 million (including the preparation and filing of the registration statement of which this prospectus is a part), employee-related costs associated with the DLGI management team and staff of approximately $2.9 million and transfer taxes resulting from the APW Acquisition of $1.8 million. Compensation expense associated with AP Wireless increased by approximately $5.3 million primarily as a result of an increase in headcount associated with the growth of our investments in real property interests and the recording of one-time compensation payments for the benefit of certain AP Wireless employees.

Share-based compensation

Share-based compensation expense totaling $75.1 million was recognized in the Successor period from February 10 to June 30, 2020. In November 2017, DLGI issued 1,600,000 BVI Series A Founder Preferred Shares to certain of its founders in connection with the 2017 Placing. See “Certain Relationships and Related Party Transactions—2017 Subscription”. The BVI Series A Founder Preferred Shares were structured to provide a return based on the future appreciation of the market value of the Company’s Ordinary Shares, and provided for an annual dividend amount to be payable subsequent to an acquisition by DLGI and based on the market price of the Company’s Ordinary Shares. This dividend feature was deemed to be compensatory to the DLGI founders receiving the BVI Series A Founder Preferred Shares and classified as a market condition share-based compensation award. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the BVI Series A Founder Preferred Shares, which approximated $69.5 million, was then recognized upon the consummation of the APW Acquisition as share-based compensation expense in the Successor period from February 10 to June 30, 2020. In addition, share-based compensation expense totaling approximately $0.4 million was recognized in the Successor period and was associated with stock options to purchase 125,000 Ordinary Shares that were issued to non-founder directors of DLGI in November 2017 and that vested upon the consummation of an acquisition. For more information about such options, see “Certain Relationships and Related Party Transactions—Director Options and Warrants”.

In the Successor period from February 10 to June 30, 2020, the Company granted each executive officer of the Company an initial award of LTIP Units and, in tandem with the LTIP Units an equal number of BVI Class B Shares and/or BVI Series B Founder Preferred Shares (collectively, the “Tandem Shares”), subject to the terms and conditions of the Equity Plan. The Tandem Shares are subject to the same vesting and forfeiture condition as the related LTIP Units. The total number of LTIP Units granted was 6,786,033 and had a weighted-average grant date fair value of approximately $7.88. Also, in the Successor period, restricted stock and stock options were granted to certain employees in respect of a total of 207,002 and 2,647,000 Ordinary Shares, respectively. Share-based compensation expense recognized in the Successor period from February 10 to June 30, 2020 for LTIP Units was approximately $4.8 million and for the restricted stock and stock option awards was approximately $0.5 million.

Amortization and depreciation

Amortization and depreciation expense was $18.8 million and $2.6 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $9.2 million for the Predecessor six-month period ended June 30, 2019. In connection with the recording of fair value adjustments in the accounting for the APW Acquisition, the increase in the carrying amount of our real property interests and intangible assets resulted in additional amortization expense in the Successor period from February 10 to June 30, 2020 of approximately $9.7 million. The remaining increase was due primarily due to amortization on the real property interests added during the twelve months subsequent to the six months ended June 30, 2019.

Impairment—decommission of cell sites

Impairment-decommission of cell sites was $0.6 million and $0.5 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $1.2 million for the Predecessor six-month period ended June 30, 2019. Tenant decommissions of cell sites in the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020 were comparable to the Predecessor six-month period ended June 30, 2019.

Realized and unrealized gain (loss) on foreign currency debt

Realized and unrealized gain on foreign currency debt was $0.7 million and $11.5 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $1.8 million for the Predecessor six-month period ended June 30, 2019. A large portion of the Company’s debt is denominated in Euro and Pound Sterling, and the respective gains and losses were due to foreign exchange movements in the Euro and Pound Sterling relative to the U.S. dollar. In each of the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, the Pound Sterling decreased significantly relative to the U.S. dollar.

Interest expense, net

Interest expense, net was $9.3 million and $3.6 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $15.6 million for the Predecessor six-month period ended June 30, 2019. As compared to the six-month period ended June 30, 2019, interest expense, net was approximately $2.4 million lower for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020 as a result of the repayment of the DWIP II loan in April 2020, the reduction in amortization of debt discount and deferred financing costs and an increase in interest income from higher average invested cash.

Other income (expense), net

Other income (expense), net was income of $0.4 million and expense of $0.3 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to expense of $0.4 million for the Predecessor six-month period ended June 30, 2019. Transactional foreign exchange gains (losses) were the primary drivers in the determination of other income (expense), net for each of the periods presented.

Gain on debt extinguishment

Gain on debt extinguishment was recognized in the period from February 10 to June 30, 2020 (Successor) as a result of the repayment of the DWIP II loan at an amount that was $1.3 million less than its carrying amount. For more information regarding the DWIP II loan, see “—Debt Obligations—Mezzanine Loan and Security Agreement”.

Income tax expense

Income tax expense was $1.4 million and $0.8 million for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020, respectively, compared to $0.9 million for the Predecessor six-month period ended June 30, 2019. The increase in income tax expense was due primarily to higher taxable income in certain foreign jurisdictions.

Comparison of the results of operations for the years ended December 31, 2019 and December 31, 2018

The selected financial information for the Predecessor for the years ended December 31, 2019 and December 31, 2018 set out below has been extracted without material adjustment from the consolidated financial information of the Predecessor included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands)	2019	2018
Consolidated Statements of Operations Data
Revenue	$55,706	$46,406
Cost of service	326	233

Gross profit	55,380	46,173

Selling, general and administrative	36,783	27,891
Management incentive plan	893	5,241
Amortization and depreciation	19,132	29,170
Impairment—decommission of cell sites	2,570	271

Operating loss	(3,998)	(16,400)

Realized and unrealized gain (loss) on foreign currency debt	(6,118)	13,836
Interest expense, net	(32,038)	(27,811)
Other (expense) income, net	177	(2,468)

Loss before income taxes	(41,977)	(32,843)
Income tax expense	2,468	2,833

Net loss	$(44,445)	$(35,676)

Revenue

Revenue increased by 20% to $55.7 million for the year ended December 31, 2019 from US $46.4 million for the year ended December 31, 2018. The increase in revenue during the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily attributable to the additional revenue streams from investments in real property interests during 2019. Also contributing to the period over period increase in revenues was escalations on the existing asset base as well as a full twelve months of revenues recorded on assets acquired during the year ended December 31, 2018

Cost of service

Cost of service increased by 40% to $0.3 million for the year ended December 31, 2019, compared to $0.2 million for the year ended December 31, 2018. The increase in cost of service during the year ended December 31, 2019 compared to the year ended December 31, 2018 was driven primarily by the acquisition of fee simple interests in 2019.

Selling, general, and administrative expense

Selling, general and administrative expense increased by 32% to $36.8 million for the year ended December 31, 2019, compared to $27.9 million for the year ended December 31, 2018. The overall increase in selling general and administrative expense of $8.9 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily due to an increase in compensation expense of approximately $7.1 million. This increase was primarily due to an increase in costs associated with the growth of the Predecessor’s investments in real property interests, as well as expenses for severance costs recorded in 2019 totaling $2.3 million.

Management incentive plan

Management incentive plan expenses decreased to $0.9 million for the year ended December 31, 2019, compared to $5.2 million for the year ended December 31, 2018. Management incentive plan expense relates to loans made to participants in the management carve-out plan, which are expensed because these loans are non-recourse. The decrease in management carve-out expense during the year ended December 31, 2019 compared to the year ended December 31, 2018 was due to larger loans made in 2018 compared to 2019.

Amortization and depreciation

Amortization and depreciation expense decreased by 34% to $19.1 million for the year ended December 31, 2019, compared to $29.2 million for the year ended December 31, 2018. In 2019, the Predecessor adjusted the remaining estimated useful life of cell site leasehold interests as of January 1, 2019 based on a twenty five-year useful life of the underlying cell site asset, which previously was considered to be a fifteen-year useful life. This change in estimate was accounted for prospectively effective January 1, 2019, and resulted in a decrease in amortization and depreciation expense of $13.3 million for the year ended December 31, 2019 from that which would have been reported if the previous estimates of useful life had been used. The decrease in amortization and depreciation resulting from the change in the remaining estimated useful life was offset by amortization on the real property interests added during 2019.

Impairment – decommission of cell sites

Impairment related to the decommission of cell site increased to $2.6 million for the year ended December 31, 2019, compared to $0.3 million for the year ended December 31, 2018. The increase in impairment during the year ended December 31, 2019 compared to the year ended December 31, 2018 was driven primarily by an increase in decommissions from tenants’ period over period.

Realized and unrealized gain (loss) on foreign currency debt

The Predecessor recorded a loss on foreign currency debt of $6.1 million for the year ended December 31, 2019 compared to a gain on foreign currency debt of $13.8 million for the year ended December 31, 2018. A large portion of the Predecessor’s debt was denominated in Euro and Pound Sterling, and the respective gains and losses were due to foreign exchange movements in the Euro and Pound Sterling relative to the U.S. dollar.

Interest expense, net

Interest expense increased by 15% to $32.0 million for the year ended December 31, 2019, compared to $27.8 million for the year ended December 31, 2018. The increase in interest expense between the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily a result of additional borrowings in 2019, which were primarily used to acquire additional assets.

Other (expense) income, net

Other income (expense), net changed to income of $0.2 million for the year ended December 31, 2019, compared to an expense of $2.5 million for the year ended December 31, 2018. The change in other income (expense), net during the year ended December 31, 2019 compared to the year ended December 31, 2018 was driven primarily by unrealized foreign exchange gains totaling $0.6 million in 2019 and losses totaling $3.9 million in 2018, resulting primarily from remeasurements of APW Group subsidiaries’ intercompany account balances that are denominated in currency other than the subsidiary’s functional currency.

Income tax expense (benefit)

Income tax expense decreased to $2.5 million for the year ended December 31, 2019 from $2.8 million for the year ended December 31, 2018. The decrease in income tax expense between the year ended December 31, 2019 compared to the year ended December 31, 2018 was the result of a decrease in expense associated with uncertain income tax positions of $1.1 million, partially offset by higher tax expense resulting from increased taxable income in certain foreign jurisdictions.

Liquidity and Capital Resources

Our future liquidity will depend primarily on: (i) the profitability of the APW Group, (ii) our management of available cash, (iii) cash distributions on sale of existing assets, (iv) the use of borrowings, if any, to fund short term liquidity needs and (v) dividends or distributions from subsidiary companies. Our operating cash is derived from income received from the APW Group, and we are dependent on the income generated by the APW Group to meet our expenses and operating cash requirements. See “We are a holding company whose principal source of operating cash is the income received from our subsidiaries, which may limit our ability to pay dividends or satisfy our other financial obligations” in the section entitled “Risk Factors”.

We require cash to pay our operating expenses, service our debt obligations and acquire additional real property interests and rental streams underlying wireless communication cell sites. Our principal sources of liquidity include revenue generated from our sites and related leases, our cash and cash equivalents and borrowings available under our credit arrangements. As of December 31, 2019, we had negative working capital of approximately $18.8 million, including $62.9 million in cash and $1.1 million in short term restricted cash, compared to approximately $147.1 million as of June 30, 2020, including $188.6 million in cash and cash equivalents and $1.4 million in short term restricted cash. Included in our working capital as of December 31, 2019 was the current portion of long-term debt of $48.9 million, associated with the then outstanding borrowings under the Mezzanine Loan Agreement. On August 27, 2020, we made additional borrowings under our Facility Agreement totaling approximately $161 million. In addition to the available borrowing capacity under our Facility Agreement, we expect to have access to the worldwide credit and capital markets, subject to market conditions, in order to issue additional debt if needed or desired.

Although we believe that our cash on hand, available restricted cash, and future cash from operations, together with our access to cash at APW OpCo and the credit and capital markets, will provide adequate resources to fund our operating and financing needs, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) the performance of the APW Group and/ or its operating subsidiaries, as applicable, (ii) our credit rating or absence of a credit rating and/or the credit rating of our operating subsidiaries, as applicable, (iii) the provisions of any relevant credit agreements and similar or associated documents, (iv) the liquidity of the overall credit and capital markets and (v) the current state of the economy. There can be no assurances that we will continue to have access to the credit and capital markets on acceptable terms. See “Risk Factors” for more information.

Cash Flows

The tables below summarize our cash flows from operating, investing and financing activities for the periods indicated and the cash and cash equivalents and restricted cash as of the applicable period end.

	Successor	Predecessor

	February 10 – June 30, 2020	January 1, – February 9, 2020	Six Months Ended June 30, 2019	Year Ended December 31,
(in thousands)				2019	2018
Cash used in operating activities	$(28,175)	$(3,452)	$(3,257)	$(6,589)	$(10,654)
Cash used in investing activities	(305,483)	(22,604)	(32,221)	(73,912)	(68,038)
Cash provided by (used in) financing activities	(52,785)	(3,399)	(3,811)	59,098	81,430

	Successor	Predecessor

	As of June 30, 2020	As of June 30, 2019	As of December 31,
(in thousands)			2019	2018
Cash and cash equivalents	$188,569	$15,939	$62,892	$13,746
Restricted cash	13,926	46,566	15,154	87,668

Cash used in operating activities

Net cash used in operating activities for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020 was $28.2 million and $3.5 million, respectively, compared to $3.3 million for the Predecessor six-month period ended June 30, 2019. Cash used in the Successor period included payments made for accrued expenses of Landscape for professional fees and other expenses incurred prior to the Successor period of approximately $28.0 million.

Net cash used in operating activities for the year ended December 31, 2019 was $6.6 million, compared to $10.7 million for the year ended December 31, 2018. This year-over-year decrease was primarily due to the decrease in management incentive plan expense of $4.3 million to $0.9 million for the year ended December 31, 2019 from $5.2 million for the year ended December 31, 2018.

Cash used in investing activities

Net cash used in investing activities for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020 was $305.5 million and $22.6 million, respectively, compared to $32.2 million for the Predecessor six-month period ended June 30, 2019. Cash paid in the APW Acquisition net of the cash acquired in the Successor period was $277.1 million. During the Predecessor period from January 1 to February 9, 2020 and the Successor period from February 10 to June 30, 2020, we made advances under a promissory note agreement entered into with an unaffiliated borrower in January 2020 totaling $20.0 million. Payments to acquire real property interests were $45.7 million in the Successor period and $5.1 million in the Predecessor period from January 1 to February 9, 2020, as compared to $31.6 million in the Predecessor six-month period ended June 30, 2019.

Net cash used in investing activities for the year ended December 31, 2019 was $73.9 million, compared to $68.1 million in the year ended December 31, 2018. This year-over-year increase was primarily attributable to an increase in cash payments for real property interests and intangible assets of $10.9 million, partially offset by $4.5 million cash received upon the contribution by Associated Partners of 100% of the limited liability company interests in the Servicer (as defined under “– Debt Obligations” below) to AP WIP Investments Holdings, LP.

Cash provided by (used in) financing activities

Net cash used in financing activities for the Successor period from February 10 to June 30, 2020 and the Predecessor period from January 1 to February 9, 2020 was $52.8 million and $3.4 million, respectively, compared to $3.8 million for the Predecessor six-month period ended June 30, 2019. In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the DWIP II loan from the lenders thereunder for $47.8 million. For more information regarding the DWIP II loan, see “—Debt Obligations—Mezzanine Loan and Security Agreement”.

Net cash provided by financing activities for the year ended December 31, 2019 was $59.1 million, compared to $81.4 million for the year ended December 31, 2018. Borrowings under the Facility Agreement decreased by $22.9 million in 2019 as compared to 2018.

Debt Obligations

The following group structure chart sets forth where our debt is owed within the Company as of June 30, 2020 and December 31, 2019:

*

In April 2020, APW OpCo acquired all the rights to the loans and obligations under the Mezzanine Loan Agreement from the lenders thereunder, as further described below. Following consummation of the acquisition by APW OpCo, the Mezzanine Loan Agreement remained effect and any amounts outstanding thereunder were treated as intercompany loans between DWIP II and APW OpCo.

DWIP Agreement

On August 12, 2014, AP WIP Holdings, LLC (“DWIP”), a subsidiary of AP WIP Investments, entered into a $115 million loan agreement (as amended or supplemented, the “DWIP Agreement”). Under the terms of the DWIP Agreement, DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by an affiliate of the administrative agent (the “DWIP Lender”). AP Service Company, LLC (“Servicer”), a wholly owned subsidiary of AP Wireless, is the servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default by the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by Fitch Ratings, Inc. The private securitization loan provided pursuant to the DWIP Agreement is structured as non-recourse to other collateral of the APW Group.

On October 16, 2018, DWIP signed an amendment to the DWIP Agreement that (i) extended the maturity of the DWIP loan from August 10, 2019, to October 16, 2023, at which time all outstanding principal balances are required to be repaid, and (ii) reduced the fixed rate coupon from 4.50% to 4.25% per annum. The amendment provides that principal balances may be prepaid in whole on any date, provided that a prepayment premium equal to: 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018, 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018, 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018, and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months’ collections to DWIP. Fees equal to 0.80% to 1.00% of the $102.6 million loan amount are payable to the DWIP Lender, Servicer, backup servicer, and rating agency of the loan, as applicable.

Pursuant to the DWIP Agreement, DWIP is subject to restrictive covenants relating to, among others, a leverage cap of 7.75x eligible annual cash flow, future indebtedness, transfers of control of DWIP and compliance with a financial ratio relating to interest coverage (as defined in the DWIP Agreement as Debt Service). For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

Amounts outstanding under the DWIP Agreement are due in full on the maturity date of October 16, 2023. As of June 30, 2020 and December 31, 2019, the balance outstanding under the DWIP Agreement was $102.6 million.

Facility Agreement

On October 24, 2017, AP WIP International Holdings, LLC (“IWIP”), a subsidiary of AP WIP Investments, entered into a facility agreement (the “Facility Agreement”) providing for loans of up to £1.0 billion, with AP WIP Investments, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent. The Facility Agreement provides for funding in the form of 10-year term loans consisting of tranches in Euros, Pounds Sterling, Canadian dollars, Australian dollars and U.S. dollars.

TCI DAC is an Irish Section 110 Designated Activity Company and is a passive/holding vehicle. The TCI DAC is an uncommitted, £1.0 billion note issuance program with an initial 10-year term (due 2027) and was created by Associated Partners, in its capacity as sponsor (“Sponsor”), as a special purpose vehicle with the objective of issuing notes from time to time and using proceeds thereof to originate and acquire loans (“Portfolio Loans”) to the Sponsor (including its successors and assigns, including DLGI) subsidiary companies, secured by cash flows from communication infrastructure assets (ground leases, towers and other opportunistic assets) in predominantly OECD jurisdictions according to “Investment Criteria” in the Trust Deed dated October 24, 2017, governing the issuance of the notes. Pursuant to the Investment Criteria, the notes may be issued in U.S. dollars, Pounds Sterling, Euros, Australian dollars or Canadian dollars, and no rating of the loans is required. Portfolio Loans are fixed rate senior secured loans of portfolio companies which are wholly owned or controlled and will not be available to invest in preferred or common equity, unsecured debt or subordinated debt. At least 80% of the revenue generated by assets backing any Portfolio Loan must be from Investment Grade Permitted Jurisdictions. The notes are listed on the International Stock Exchange (TISE).

The TCI DAC issuer has no subsidiaries and raises funds through the issuance of notes to investors. All notes issued by the DAC are cross collateralized and rank pari-passu upon recovery. Additional note holders may be added with the issuance of additional notes over time.

Portfolio Loans acquired by Telecom DAC support the notes issued on a pass-through basis and are not cross collateralized or cross defaulted to other Portfolio Loans. The initial Portfolio Loans were made to IWIP in 2017 and 2018 and additional Loans may be issued through additional Tranches or Series as per the Facility agreement up to the Limit.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP available for growth as well as direct equity interests and bank accounts of all significant IWIP’s asset owning subsidiaries. The Servicer is the Servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP. The payments under the Facility Agreement are made quarterly.

On October 30, 2017, $266.2 million of the amount available under the Facility Agreement was funded. This amount comprised €115.0 million (“Series 1-A Tranche”) and £100.0 million (“Series 1-B Tranche”). The Series 1-A Tranche and the Series 1-B Tranche loans accrue interest of 4.098% and 4.608% per annum, respectively. At closing of the Facility Agreement, $5.0 million was funded to and is required to be held in an escrow account.

On November 26, 2018, an additional $98.4 million of the amount available under the Facility Agreement was funded. This amount comprised of €40.0 million (“Series 2-A Tranche”) and £40.0 million (“Series 2-B Tranche”). The Series 2-A Tranche and the Series 2-B Tranche loans accrue interest of 3.44% and 4.29% per annum, respectively.

On August 27, 2020, additional borrowings under the Facility Agreement were made, consisting of €75.0 million (“Series 3-A Tranche”) and £55.0 million (“Series 3-B Tranche) and resulting in an increase in our outstanding debt thereunder of approximately $161 million. The Series 3-A Tranche and the Series 3-B Tranche loans accrue interest of 2.97% and 3.74% per annum, respectively. In connection with the Series 3-A Tranche and Series 3-B Tranche borrowings, the Facility Agreement was amended, among other things, to extend the termination date of the Facility Agreement from October 30, 2027 to such latest date of any outstanding Portfolio Loan. As a result, the maturity dates for the Series 3-A Tranche and the Series 3-B Tranche were set at August 26, 2030. The amendment to the definition of termination date in the Facility Agreement does not impact the maturity dates of the Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche or the Series 2-B Tranche.

Each tranche may include sub-tranches which may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties.

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage cap of 9.0x eligible annual cash flow and equity requirements and limits) pursuant to Facility Agreement documentation, as well as restrictive covenants relating to, among other things, future indebtedness (issuance cap of 8.25x eligible annual cash flow), liens and other material activities of IWIP and its subsidiaries. IWIP was in compliance with all covenants associated with the Facility Agreement as of June 30, 2020 and as of December 31, 2019.

Loans outstanding as of June 30, 2020 under the Facility Agreement mature on October 30, 2027, at which time all outstanding principal balances under such loans shall be repaid. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of a make-whole at the related benchmark plus a 50 basis point margin (as calculated pursuant to the applicable Facility Agreement documentation). Amounts outstanding under the Facility Agreement as of June 30, 2020 and December 31, 2019 totaled $347.3 million and $359.8 million, respectively.

Mezzanine Loan and Security Agreement

On September 20, 2018, AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, entered into an amended and restated loan and security agreement (as further amended by first amendment to amended and restated loan and security agreement dated July 25, 2019, the “Mezzanine Loan Agreement”). This Mezzanine Loan Agreement provided credit facilities that are designed to work in concert with the DWIP Agreement described under “– DWIP Agreement” above. Such credit facilities also replaced the $40.0 million facility provided to DWIP II under a secured loan and security agreement dated December 15, 2015.

Pursuant to the Mezzanine Loan Agreement, DWIP II obtained an original term loan of $56.3 million and borrowings thereunder accrued interest at a rate of 6.5% per annum, maturing on the earlier of (i) June 30, 2020, and (ii) the maturity date under the DWIP Agreement.

Amortization under the Mezzanine Loan Agreement was $250,000 per calendar quarter plus that amount necessary such that the total of the outstanding balance of the DWIP Agreement and the term loans did not exceed 12.0x Eligible Free Cash Flow (as defined in the Mezzanine Loan Agreement).

In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the Mezzanine Loan Agreement from the lenders thereunder for approximately $48.0 million, including accrued interest. Following consummation of the acquisition by APW OpCo, the Mezzanine Loan Agreement remains in effect and any amounts outstanding thereunder are treated as intercompany loans between DWIP II and APW OpCo.

Subscription Agreement

On November 6, 2019, AP WIP Investments Borrower, LLC (“AP WIP Investments Borrower”), a subsidiary of AP WIP Investments, entered into a subscription agreement (the “Subscription Agreement”) to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP Investments is the guarantor of the loan and the loan is secured by AP Wireless’ direct equity interests in AP WIP Investments. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross default or cross acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events as per documentation such as the breach by the Guarantor in certain cases. The Subscription Agreement provides for uncommitted funding up to £250.0 million in the form of nine-year term loans consisting of three tranches available in Euros, Pounds Sterling and U.S. dollars.

On November 8, 2019, $75.5 million of the amount available under the Subscription Agreement was funded (Class A, Tranche 1 Euro). This amount was comprised of €68.0 million. At closing of the Subscription Agreement, $3.0 million was funded to and is required to be held in a debt service reserve account.

Other tranches maybe be issued as long as in compliance and certain parameters in the deal documentation such as (a) loan to value less than 65%; (b) Interest Coverage is not less than 1.5x; and (c) Leverage as at any Collection Period End Date shall not exceed 10.0x (each as defined in the Subscription Agreement).

The initial Euro Class A Tranche balance outstanding under the Subscription Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the twentieth day following the end of each calendar quarter; provided that, on February 10, 2020 the Subscription Agreement was amended to provide that the first quarterly interest payment (including the amount accrued from November 8, 2019 through December 31, 2019) would be due on the twentieth day following March 31, 2020. The loans under the Subscription Agreement mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2.00% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Subscription Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each Tranche may include sub-tranches, which may have a different interest rate than other promissory certificates under its related Tranche.

Pursuant to the Subscription Agreement, AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage of 1.5x and leverage cap of 12.0x eligible annual cash flow) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its affiliates. As of June 30, 2020 and December 31, 2019, AP WIP Investments Borrower was in compliance with all covenants associated with the Subscription Agreement. The amounts outstanding under the Subscription Agreement as of June 30, 2020 and December 31, 2019 totaled $77.4 million and $76.6 million, respectively.

Grants of Equity Awards

During the period from February 10 to June 30, 2020, we granted to certain of our employees restricted stock in respect of 207,002 Ordinary Shares in the aggregate and options to acquire 2,647,000 Ordinary Shares in the aggregate (22,063 and 325,000 of which restricted stock and options, respectively, were forfeited during July and August 2020). During August 2020, we granted to four of our Independent Directors restricted stock in respect of 72,640 Ordinary Shares in the aggregate, and we granted to certain employees options to acquire 305,000 Ordinary Shares in the aggregate.

Off-Balance Sheet Arrangements

As of June 30, 2020 and December 31, 2019, we had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Our activities expose us to a variety of financial risks, including translational exchange rate risk, interest rate risk, credit risk and liquidity risk. Risk management is led by senior management and is mainly carried out by the finance department.

Translational Exchange Rate Risk

We are exposed to foreign exchange rate risk arising from the retranslation of our debt agreements in currencies other than its functional currency. In particular, this affects Euro and Pound Sterling loan balances and fluctuation in these loan balances is caused by variation in the closing exchange rates from Euro and Pound Sterling to the U.S. dollar. As of December 31, 2019, 43.7% of our total debt outstanding was denominated in Euros and 32.4% of its total debt outstanding was denominated in Pound Sterling, compared to 48.2% denominated in Euros and 33.2% denominated in Pound Sterling as of June 30, 2020. We are also exposed to translational foreign exchange impacts when we convert our international subsidiaries’ financial statements to U.S. dollars from the local currency. See “Risk Factors – Risks Related to Our Business and Operations – Our results may be negatively affected by foreign currency exchange rates”.

To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments. During the fiscal year ended December 31, 2019, the effect of a hypothetical 10% change in foreign currency exchange rates applicable to the Predecessor’s business would not have a material impact on its consolidated financial statements.

Interest Rate Risk

All of our borrowed funds are at fixed interest rates. If we were to borrow funds that have floating interest rates, we would expect to manage this risk by maintaining an appropriate mix between fixed and floating rate borrowings and hedging activities. During the fiscal year ended December 31, 2019, the effect of a hypothetical 10% increase or decrease in interest rates would not have had a material impact on the Predecessor’s consolidated results of operations.

Credit Risk

In the event of a default by a tenant, we will suffer a shortfall in revenue and incur additional costs, including expenses incurred to attempt to recover the defaulted amounts and legal expenses. Although we monitor the creditworthiness of our customers and maintain minimal trade receivable balances on an asset by asset basis, a substantial portion of our revenue is derived from a small number of customers. The loss, consolidation or financial instability of, or network sharing among, any of the limited number of customers may materially decrease revenue.

Liquidity Risk

We manage our liquidity risk by maintaining adequate reserves and banking facilities and continuously monitoring forecasted and actual cash flows. As of December 31, 2019, cash was $62.9 million and restricted cash was $15.2 million; total debt outstanding was $588.2 million, including $102.6 million outstanding under the DWIP Loan Agreement, $359.8 million outstanding under the Facility Agreement, $49.3 million outstanding under the Mezzanine Loan Agreement and $76.6 million outstanding under the Subscription Agreement. As of June 30, 2020, cash and cash equivalents was $188.6 million and restricted cash was $13.9 million; total debt outstanding was $527.3 million, including $102.6 million outstanding under the DWIP Loan Agreement, $347.3 million outstanding under the Facility Agreement and $77.4 million outstanding under the Subscription Agreement. On August 27, 2020, we borrowed an additional €75.0 million and £55.0 million as Series 3-A Tranche and Series 3-B Tranche, respectively, under the Facility Agreement, increasing our outstanding debt thereunder by approximately $161 million. We have remained compliant with all the covenants contained in our debt obligations throughout the periods presented.

Contractual Obligations

As of December 31, 2019, our contractual obligations were as follows:

($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt obligations	$588,181	$49,250	$—	$102,600	$436,331
Cell site leasehold interest liabilities	18,607	8,762	7,487	2,029	329
Finance lease liabilities	18,895	5,829	6,991	4,303	1,772
Other lease liabilities (a)	2,224	868	1,074	174	108

Total	$627,907	$64,709	$15,552	$109,106	$438,540

(a)

Other lease liabilities includes amounts included in other long-term liabilities in our consolidated balance as of December 31, 2019, totaling $1,303. Other long-term liabilities also included liabilities associated with unrecognized income tax benefits and other taxes, totaling $4,228, which are excluded from this table because the timing of eventual payment cannot be reliably estimated.

Critical Accounting Policies

Our consolidated financial statements are prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

While our significant accounting policies are described in greater detail in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Real Property Interests

Our core business is to contract for the purchase of cell site leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. Real property interests include costs recorded under cell site leasehold interest arrangements either as intangible assets or right of use assets, depending on whether or not the arrangement is determined to be a lease at the inception of the agreement. For acquisitions of real property interests that meet the definition of an asset acquisition, the cell site leasehold interests are recorded as intangible assets and are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of these real property interests, which is estimated as the lesser of the useful life of the underlying cell site asset or the term of the arrangement.

Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02” and or “ASC 842”) requires us to recognize assets and liabilities arising from a lease for both financing and operating leases, along with qualitative and quantitative disclosures. This classification determines whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record right-of-use asset and a lease liability in the balance sheet for all leases with a term of greater than twelve months regardless of their classification.

On January 1, 2019, the Predecessor adopted the new lease standard using the modified retrospective method applied to lease arrangements that were in place on the transition date. Results for reporting periods beginning January 1, 2019 are presented under the new standard, while prior-period amounts are not adjusted and continue to be reported in accordance with accounting under the previously applicable guidance.

The Predecessor elected certain available practical expedients which permit the adopter to not reassess certain items upon adoption, including: (i) whether any existing contracts are or contain leases, (ii) the classification of existing leases, (iii) initial direct costs for existing leases and (iv) short-term leases, which permits an adopter to not apply the lease standard to leases with a remaining maturity of one year or less and applied the new lease accounting standard to all leases, including short-term leases. The Predecessor also elected the practical expedient related to easements, which permits carryforward accounting treatment for land easements (included in cell site leasehold interests in the consolidated balance sheets) on existing agreements.

Commencing with the adoption of ASC 842, we determine if an arrangement, including cell site leasehold interest arrangements, is a lease at the inception of the agreement. We consider an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration.

Our lease liability, recorded in real property interest liabilities, is the present value of the remaining minimum rental payments to be made over the remaining lease term, including renewal options reasonably certain to be exercised. We also consider termination options and factors those into the determination of lease payments when appropriate. To determine the lease term, we consider all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the cell site’s estimated economic life. Leases with an initial term of twelve months or less are not recorded in the consolidated balance sheet. The finance lease right-of-use asset is amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years.

The Company continually reassesses the estimated useful lives used in determining amortization of its real property interests. The Predecessor reviewed its estimates of the useful lives of its existing cell site leasehold interest arrangements as of January 1, 2019. Assessments of the remaining useful lives of the underlying cell site assets associated with leasehold interest arrangements indicated that the estimated useful lives used in the determination of amortization expense of cell site leasehold interests accounted for as asset acquisitions should be increased based upon the Company’s experience as well as observable industry data. Accordingly, as of January 1, 2019, the Predecessor adjusted the remaining useful life of the existing cell site leasehold interests based on a twenty five-year useful life of the underlying cell site asset, which previously was considered to be a fifteen-year useful life. This change in estimate was accounted for prospectively effective January 1, 2019, and resulted in a decrease in amortization and depreciation expense, operating loss and net loss of $13,259 for the year ended December 31, 2019 from that which would have been reported if the previous estimates of useful life had been used.

Long-Lived Assets, Including Definite-Lived Intangible Assets

Our primary long-lived assets include real property interests and intangible assets. Intangible assets recorded for in-place tenant leases are stated at cost less accumulated amortization and are amortized on a straight-line basis over the remaining cell site lease term with the in-place tenant, including ordinary renewals at the option of the tenant. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.

Revenue Recognition

We receive rental payments from in-place tenants of wireless communication sites under operating lease agreements. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites and recorded over the term of the lease, not including renewal terms, since the operating lease arrangements are cancellable by both parties. Rent received in advance is recorded when we receive advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance.

JOBS Act

We qualify as an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. In particular, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides, however, that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies.

Recent Accounting Pronouncements

Accounting Pronouncement Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). The ASU removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Recently Adopted

In 2014, the FASB issued a new revenue recognition standard entitled Revenue from Contracts with Customers. The objective of the standard is to establish the principles that an entity shall apply to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows from a contract with a customer. The Predecessor adopted Accounting Standards Update No. 2014-09 during the year ended December 31, 2018 and concluded that the adoption of Accounting Standards Update No. 2014-09 did not have a material impact on its consolidated financial statements as current revenue contracts are leases and not within the scope of the Revenue from Contracts with Customers (Topic 606).

In November 2016, the FASB issued new guidance on amounts described as restricted cash or restricted cash equivalents within the statement of cash flows. The guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash when reconciling the beginning-of-period and end-of-period balances in the statement of cash flows. The Predecessor adopted ASU 2016-18 during the year ended December 31, 2018.

In June 2016, the FASB issued guidance that modifies how entities measure credit losses on most financial instruments. The new guidance replaces the current “incurred loss” model with an “expected credit loss” model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the asset. Effective January 1, 2020, the Predecessor adopted the new guidance and noted that operating lease receivables are not within the scope of this guidance. As such, there was no cumulative-effect adjustment to the consolidated balance sheet as of the effective date. The adoption of this guidance did not have an impact on our consolidated financial statements.

In January 2017, the FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU-2017-04”). The new ASU removes Step 2 of the goodwill impairment test and requires the assessment of fair value of individual assets and liabilities of a reporting unit to measure goodwill impairments. Goodwill impairment will then be the amount by which a reporting unit’s carrying amount exceeds its fair value. The Predecessor adopted the new standard on January 1, 2020, and the adoption did not have an impact on our consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), to clarify and address implementation issues around the new standards related to credit losses, hedging and recognizing and measuring financial instruments. The Predecessor adopted the new standard on January 1, 2020, and the adoption did not have an impact on our consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments (“ASU 2020-03”). The ASU clarifies disclosure guidance for fair value options, adds clarifications to the subsequent measurement of fair value, clarifies disclosure for depository and lending institutions, clarifies the line-of-credit or revolving-debt arrangements guidance, and the interaction of Financial Instruments - Credit Losses (Topic 326) with Leases (Topic 842) and Transfers and Servicing-Sales of Financial Assets (Subtopic 860-20). The Predecessor adopted the new standard on January 1, 2020, and the adoption did not have an impact on our consolidated financial statements.

BUSINESS

Our Business

Through our ownership of the APW Group, we are one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. We purchase, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”). Typically, we acquire the rental streams by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides us with the right to receive all communications rents relating to the property, including the rents from the Tenant Lease. In addition, we purchase contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

We believe that our business model and the nature of our assets provides us with stable, predictable and growing cash flow. First, we seek to acquire real property interests and rental streams subject to triple net or effectively triple net lease arrangements, whereby all taxes, utilities, maintenance costs and insurance are the responsibility of either the owner of the tower or antennae or the property owner. Furthermore, Tenant Leases contain contractual rent increase clauses, or “rent escalators”, calculated either as a fixed rate, typically between 2% and 3%, or tied to a consumer price index (“CPI”), or subject to open market valuation (“OMV”). As of June 30, 2020, approximately 99% of the Company’s Tenant Leases had contractual rent escalators; approximately 69% (as a percentage of revenue for the year ended December 31, 2019) and 68% (as a percentage of annualized in-place rents as of June 30, 2020) of our Tenant Lease contractual rent escalators were either tied to a local CPI or subject to OMV, and the remainder were fixed escalators. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”. In addition, the APW Group has historically experienced low annual churn as a percentage of revenue, ranging from 1% to 2% during the fiscal years ended December 31, 2019 and 2018, primarily due to the significant network challenges and expenses incurred by owners of wireless communications towers and antennae in connection with the relocation of these infrastructure assets to alternative sites. Finally, we seek to obtain the ability to negotiate amendments and renewals of our Tenant Leases, thereby providing us with additional recurring revenue and one-time fees.

As of June 30, 2020 and December 31, 2019, we had interests in approximately 6,600 and 6,100 leases that generate rents for us, respectively. These leases related to properties that were situated on approximately 5,000 and 4,600 different communications sites, respectively, throughout the United States and 18 other countries. For the year ended December 31, 2019, the APW Group’s revenue was $55.7 million, and the annualized contractual revenue from the rents expected to be collected on the leases we had in place at that time (the annualized “in-place rents”) from the APW Group assets was approximately $62.1 million. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Our Company

DLGI is a holding company with no material assets other than its limited liability company interests in APW OpCo, which is the sole member of AP Wireless, which in turn is the direct parent of the APW Group. DLGI was incorporated under the laws of the British Virgin Islands on November 1, 2017 and was formed to undertake an acquisition of a target company or business. On November 20, 2017, the Ordinary Shares and Warrants were admitted to listing on the LSE, and DLGI raised approximately $500 million before expenses through its initial placement of Ordinary Shares and Warrants in the 2017 Placing and a private subscription by the Series A Founders for the BVI Series A Founder Preferred Shares.

On February 10, 2020, DLGI completed its initial acquisition by purchasing the APW Group from Associated Partners in the APW Acquisition. For more information relating to the APW Acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments—The APW Acquisition”. Except as the context otherwise requires, references in the following discussion to the “Company”, “DLGI”, “we”, “our” or “us” with respect to periods prior to the Acquisition Closing Date are to our Predecessor, the APW Group, and its operations prior to the Acquisition Closing Date; such references with respect to periods after to the Acquisition Closing Date are to our Successor, DLGI and its subsidiaries (including the APW Group), and their operations after the Acquisition Closing Date.

The APW Group was established as a U.S. cell site lease aggregator in 2010 and made its first foreign lease investment in November of 2011. Since that time, it has entered into, and holds assets in, a total of 18 jurisdictions in addition to the U.S. We believe that the APW Group is a “first mover” in many of these jurisdictions; that is, until its market entry no other parties were engaged in the systematic aggregation of cell site leases in any kind of scale.

Strategy

We seek to continually expand our business by primarily implementing organic growth strategies, including expanding into different geographies, asset classes and technologies; continued acquisition of real estate interests and contractual rights (as well as other revenue streams) in wireless communications sites and other communications infrastructure (as well as through annual rent escalators, the addition of new tenants and/or lease modifications); and developing a portfolio of infrastructure assets including through acquisition or build to suit. We intend to achieve these objectives by executing the following strategies:

Grow Through Additional Acquisitions. We intend to pursue acquisitions of real property interests and contractual rights underlying wireless communications cell sites, utilizing the expertise of our management and our proven, proprietary underwriting process to identify and assess potential acquisitions. When acquiring real property interests and contractual rights, we aim to target communications infrastructure locations that are essential to the ongoing operations and profitability of the respective tenants, which we expect will result in continued high tenant occupancy and cash flow stability. We have established a local presence in high opportunity countries in order to expand our operating jurisdictions. In addition, we can utilize our advanced acquisition expertise to pursue acquisitions and investments in either single assets or portfolios of assets.

Increase Cash Flow Without Additional Capital Investment. We seek to organically grow our cash flow on our existing portfolio without additional capital investment through (i) contractual rent escalations, (ii) lease renewals, at higher rates, with existing tenants, (iii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iv) the addition of new tenants to existing locations.

Leverage Existing Platform to Expand our Business into the Broader Communications Infrastructure. We intend to explore other potential areas of growth within the communications infrastructure market segment that have similar characteristics to our core “Tenant Lease” (i.e., an existing ground lease or rooftop lease between a property owner and an owner of a wireless tower or antennae) business and plan to explore expansion into other existing rental streams underlying critical communications infrastructure. Areas of expansion may include investing in Tenant Leases underneath (i) mobile switching centers, which is a telephone exchange that makes the connection between mobile users within a network, from mobile users to the public switched telephone network, and from mobile users to other mobile networks, (ii) data centers, which is a large group of networked computer servers typically used by organizations for remote storage, processing or distribution of large amounts of data that are typically located in a stand-alone building, and (iii) distributed antenna system (DAS) networks, which is a way to address isolated spots of poor coverage in a large building or facility (such as a hospital or transportation hub) by installing a network of small antennae to serve as repeaters.

Explore Expansion Opportunities into Digital Infrastructure Assets. As part of our expansion strategy, we intend to explore opportunities to develop other digital infrastructure assets, including build-to suit-opportunities where we would be contracted to build communications infrastructure (such as wireless towers) and lease such equipment to tenants on a long-term basis. Cell:cm Chartered Surveyors, which is a wholly-owned subsidiary within the APW Group, already offers building consultancy services including architecture and design, building and roof maintenance, building surveys and development, and project monitoring.

Our Assets

Types of Assets

As of June 30, 2020, we have acquired a total of 6,933 leases since the inception of the APW Group in 2010 (including non-renewed or terminated leases). As of June 30, 2020 and December 31, 2019, we had interests in approximately 6,600 and 6,100 leases that generate rents for us, respectively. These outstanding leases related to properties that were situated on approximately 5,000 and 4,600 different communications sites, respectively. Each of these “assets” is the right to receive the rent payable under the Tenant Lease entered into between the property owner or current lessor of the property and the owner of the wireless communication towers or antennae located on such site. These tower or antennae owners are typically either wireless carriers (mobile network operators, or “MNOs”) or tower companies. We acquire these interests primarily through individually negotiated transactions with the property owners. Our revenue growth rate has historically ranged from approximately 3% to 4%, and approximately 1% to 2% of our leases are lost annually due to non-renewal or terminations.

The majority of these assets are real property interests of varying legal structures (for example, easements, usufructs, leases, surface rights or fee simple interests), which provide the Company the right to receive the income from the Tenant Lease rental payments over a specified duration. The real property right granted to us is typically limited to the land underlying the communication asset. However, in certain circumstances we purchase interest in a larger portion of the real property. For rooftop interests, we typically create an interest in the entire rooftop rather than just the portion of the rooftop underlying an antenna, to permit it to grant additional rights to new or existing tower or antenna operators. The scope of the real property interest is also typically tied to our use for wireless communication assets. We also purchase contractual rights in the rental stream, such as through an assignment of rents, either individually or in connection with the purchase of the real property right.

As set forth in the table below, approximately 87% and 89% of the total portfolio was generated from real property interests (including fee simple interests), based on total revenue for the year ended December 31, 2019 and annualized in-place rents as of June 30, 2020, respectively, and 9% and 11% was generated from contractual property interests, based on total revenue for the year ended December 31, 2019 and annualized in-place rents as of June 30, 2020, respectively. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

(in thousands)	Revenue for the year ended December 31, 2019		Percentage of Total Revenue	Annualized In-Place Rents as of June 30, 2020		Percentage of Total Annualized In-Place Rents
Asset Type	U.S.	International		U.S.	International
Real Property Interests (including Fee Simple Interests)	$15,507	$33,090	87%	$16,149	$40,657	89%
Contractual Rights without a Real Property Interest	313	4,909	9%	318	7,032	11%
Other (a)	—	1,887	4%	—	—	—

Total	$15,820	$39,886	100%	$16,467	$47,690	100%

(a)	Relates to Cell:cm operations.

Real Property Interests. As of June 30, 2020, we had an aggregate of 5,686 leases arising from real property interests, other than fee simple interests. These real property interests vary by jurisdiction and often bifurcate portions of ownership. In the U.S. the real property interests are generally easements. In the United Kingdom, we typically enter into “head leases” with the property owner or leaseholder which, as a matter of law, inserts us between the property owner or leaseholder and the Tenant. In other jurisdictions, we may purchase from the property owners (i) a “usufruct”, which is a real property right that provides us with the ability to benefit from a property arising from the specified use (in this case use for wireless communications services) for a specified duration or (ii) a “surface right”, which is a real property right to benefit from and use the surface of a property for a specified duration. Under a Usufruct or Surface Right, we become, in accordance with local law, the legal beneficiary of any leases pre-existing on such property and typically have the right to negotiate any new leases during the specified duration. At the end of the specified duration, the full property rights again are vested in the property owner. In each case, these real property rights are registered with the property registry in the applicable jurisdiction to provide “constructive notice” of such interests and to protect against subsequent creditors.

As of June 30, 2020, we had an aggregate 878 assets associated with fee simple interests in land. These assets were primarily held in the United Kingdom (573), the United States (42), The Netherlands (50) and Hungary (64). Fee simple ownership confers the greatest bundle of property rights available to us in any jurisdiction. The size of these land holdings is typically limited to the land underlying the communication structure and, in certain cases, the surrounding areas for ancillary buildings. When we hold a fee simple interest in land we will enter into a Tenant Lease directly with the tower owner (the MNO or tower company). In substantially all of our fee simple interests, we have entered into a Tenant Lease that imposes on the tower owner responsibility for taxes, insurance, maintenance and utilities for such property.

Contractual Rights. In addition to real property rights, we acquire contractual rights by way of an assignment of rents, typically where legal limitations of local real estate law or commercial circumstances do not make the acquisition of a real property interest practical. These assignments of rent also arise with rooftops where the building is owned by a condominium or governmental entity and it is not feasible to obtain a real property interest. The rent assignment is a contractual obligation pursuant to which the property owner assigns its right to receive the rent arising under the Tenant Lease to us. A rent assignment relates only to an existing Tenant Lease and therefore would not provide us with the ability automatically to benefit from lease renewals beyond those provided for in the existing Tenant Lease. However, in these cases, we either limit the purchase price of the asset to the term of the current Tenant Lease or obtain an irrevocable power of attorney from the property owner that provides us with the ability to negotiate future leases and a contractual obligation from the property owner to assign rental streams from future Tenant Lease renewals.

Common Asset Attributes

Non-disturbance Agreements. When we acquire a real property interest in connection with a property subject to a mortgage, we usually also enter into a non-disturbance agreement (or local equivalent) with the mortgage lender in order to protect us from potential foreclosure on the property owner at the infrastructure location, which foreclosure could, absent a non-disturbance agreement (or local equivalent), extinguish our real property interest. In some instances where we obtain non-disturbance agreements, we remain subordinated to some indebtedness. As of June 30, 2020 and December 31, 2019, substantially all of our real property interests were either subject to non-disturbance agreements or had been otherwise recorded in local real estate records in senior positions to any mortgages.

Revenue Sharing. In most jurisdictions, the instruments granting us the real property interests or contractual rights often contain revenue sharing arrangements with property owners. These revenue sharing arrangements have varying structures and terms, but generally provide that, upon an increase in the rent due under a new Tenant Lease, the existing lease or a renewal of such lease, the property owner is entitled to receive a percentage of the additional rent payments. These revenue sharing amounts are individually negotiated and range from 20% to 50%.

Triple Net Nature of the Assets. Through the acquisition of real property interests and contractual rights from the property owner, we obtain the property owner’s rights to the rental streams payable under the Tenant Lease. Generally, we do not assume, or contract back to the property owner, the obligations under the pre-existing Tenant Lease, such as the obligations to provide quiet enjoyment of the property or to pay property taxes. Typically, our assets are subject to “triple net” or effectively triple net lease arrangements, meaning that the tenants or the underlying property owners are contractually responsible for property level operating expenses, including taxes, utilities, maintenance capital and operating expenditures and insurance. For the years ended December 31, 2018 and 2019, our property taxes, utilities, maintenance and insurance expenses were less than 1% of revenue. The Directors believe that our triple net and effectively triple net lease arrangements support a stable, consistent and predictable cash flow profile due to the following characteristics:

•	no equipment maintenance costs or obligations;

•	no property level maintenance capital expenditures; and

•	limited property tax or insurance obligations.

Assets with triple net lease arrangements represented 87% of revenue for the year ended December 31, 2019 and 88% of annualized in-place rents as of June 30, 2020. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Asset Terms. The terms of our real property interests, other than our fee simple interests, generally range from 30 years to 99 years, although some are shorter, and provide us with the right to receive the future income from the future Tenant Lease rental payments over a specified duration. The average remaining term of our real property interests is approximately 45 years. As of June 30, 2020, the weighted average remaining term of our real property interests was 50.0 years for our interests in North America, 49.4 years for our interests in Europe and 27.5 years for our interests in South America. In most cases, the stated term of the real property interest is longer than the remaining term of the Tenant Lease, which provides us with the right and opportunity for renewals and extensions. The table below provides an overview of the remaining term under our real property interests and contractual rights as of June 30, 2020. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Remaining Asset Term	Revenue for year ended December 31, 2019 (in thousands)	Percentage of Total Revenue *	Number of Leases as of June 30, 2020	Annualized In- Place Rents as of June 30, 2020 (in thousands)	Percentage of Total Annualized In-Place Rents
5 years or less	$14	<1%	8	$155	<1%
5 to 20 years	7,426	14%	723	7,685	12%
20 to 40 years	25,120	47%	3,310	31,340	49%
40 to 60 years	8,145	15%	856	8,760	14%
> 60 years	13,114	24%	1,667	16,217	25%

Total	$53,819	100%	6,564	$64,157	100%

*	Excludes revenue from “Other” Asset Types.

Communication Structures. Our real property interests and contractual rights typically underlie either a wireless communications tower or an antenna. Our structure types include rooftop sites, wireless towers (including monopoles, self-supporting towers, stealth towers and guyed towers) and other structures (including, for example, water towers and church steeples) on which wireless communications assets are located. The table below provides an overview of our portfolio of assets by structure type. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Structure Type	Revenue for the year ended December 31, 2019 (in thousands)	Percentage of Total Revenue *	Annualized In-Place Rents as of June 30, 2020 (in thousands)	Percentage of Total Annualized In- Place Rents
Towers	$32,602	61%	$39,049	61%
Rooftops	19,022	35%	21,358	33%
Other Structures	2,195	4%	3,750	6%

Total	$53,819	100%	$64,157	100%

*	Excludes revenue from “Other” Asset Types.

Geographic Distribution

We own assets throughout the United States and the following 18 countries: Australia, Belgium, Brazil, Canada, Chile, Colombia, France, Germany, Hungary, Ireland, Italy, Mexico, Netherlands, Portugal, Romania, Spain, United Kingdom and Turkey. As of June 30, 2020, approximately 24% of our sites were located in North America, approximately 57% of our sites were located in Europe and approximately 19% of our sites were located in South America.

Global Operations

The APW Group’s operations are headquartered in San Diego, California, with offices also in the following regions: (i) Northern Europe (the United Kingdom, Ireland, the Netherlands, Belgium, Germany and Hungary), (ii) Southern Europe and Brazil (France, Spain, Italy and Portugal and Brazil), (iii) Spanish LatAm (Mexico, Colombia and Chile), and (iv) North America and Australia. Executive, regional and country leaders have responsibility across the full range of the APW Group’s activities, from acquisitions to property management.

These activities include (i) establishing and executing our world-wide strategies, (ii) determining the investment structures and documentation used in each of our target jurisdictions, (iii) investment targeting, (iv) developing marketing strategies and materials, (v) finalizing and submitting asset acquisitions for consideration, including pricing, (vi) underwriting, including commercial due diligence, (vii) providing legal functions and managing regional and local legal departments, (viii) property management, including revenue enhancement, (ix) accounting, finance and tax, (x) human resources, (xi) developing and maintaining global systems and processes and (xii) managing and tracking key performance indicators (KPIs).

The table below sets forth our top geographic markets, based on a percentage of revenue for the year ended December 31, 2019 and annualized in-place rents as of December 31, 2019. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Country	Revenue for the year ended December 31, 2019 (in thousands)	Percentage of Total Revenue	Annualized In-Place Rents as of December 31, 2019 (in thousands)	Percentage of Total Annualized In-Place Rents
United States	$15,820	28%	$15,970	26%
United Kingdom	15,267	28%	15,010	24%
Other	24,619	44%	31,115	50%

Total	$55,706	100%	$62,095	100%

The table below presents our principal jurisdictions, calculated on a percentage of revenue generated for the years ended December 31, 2019 and 2018 (based on the billing addresses of the related in-place tenants).

Country	Year ended December 31, 2019	Year ended December 31, 2018
United States	28%	32%
United Kingdom	28%	27%
Other	44%	41%

Total	100%	100%

Before entering into a new geographic market, we evaluate numerous factors, including the following: (i) political stability, (ii) the rule of law, including the ability to obtain judicial enforcement of our property rights and contract rights, (iii) the reliability, quality, and accessibility of local property registries, (iv) macro-economic fundamentals, including inflation and exchange rates, (v) the ability to raise reasonably priced debt to support local acquisitions, (vi) the total addressable market, (vii) taxes, including transfer and/or recordation taxes and indirect taxes such as VAT, (viii) regulatory issues, if any, (ix) the extent of competition in and the maturity of the wireless communications market, (x) consolidation risk among tower companies and wireless carriers, (xi) the potential for sale-leasebacks and/or lease-leasebacks between wireless carriers and tower companies, (xii) passive and active network sharing risk between wireless carriers, (xiii) the nature and creditworthiness of the local tower companies and/or wireless carriers, (xiv) our relationships with local tower companies and wireless carriers in the market based on our operations in other markets, and (xv) the overall cultural compatibility with the target jurisdiction in question.

Tenant Base

The counterparties to the Tenant Leases from which we derive our revenue are generally either large, investment grade MNOs or tower companies that have a national or international footprint. For the year ended December 31, 2019, our top 20 tenants comprised 84% of our revenue. As of June 30, 2020, our top 20 tenants represented 84% of our annualized in-place rents. Of those 20 tenants, 17 had a credit rating of BBB or better, representing 77% of our revenue for the year ended December 31, 2019 and 73% of our total annualized in-place rents as at June 30, 2020. Such investment grade tenants, which include AT&T Mobility, Verizon, Telefónica, Orange, Telstra and Vodafone in the wireless carrier industry and American Tower and Crown Castle in the cellular tower industry, also constituted 88% of the revenue of our top 20 customers. For the year ended December 31, 2019, our top five tenants generated approximately 43% of our revenue, and, as of June 30, 2020, generated approximately 39% of our annualized in-place rents. In addition, for the year ended December 31, 2019, investment grade tenants comprised approximately 83% of total revenue. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Our property rights enable us to benefit from the high renewal rates experienced in the cellular industry. Based on the technical challenges and significant expense associated with the decommissioning and repositioning of an existing antennae within a carrier’s network, and the potential adverse effect on the carrier’s network quality and coverage, churn in the wireless industry has historically been low. Furthermore, zoning restrictions in many countries have typically significantly delayed, hindered or prevented the construction of new sites, thereby limiting the alternatives available to carriers. In addition, as carriers seek to expand network coverage, we expect that carriers will seek to deploy additional antennae through co-location on existing towers and rooftops, positioning us to benefit from additional revenue opportunities on many of the towers and other structures located on sites where we hold real property interests. We believe each of these attributes helps us achieve stable, consistent and predictable cash flow.

We monitor tenant credit quality on an ongoing basis by reviewing, where available, the publicly filed financial reports, press releases and other publicly available industry information regarding the parent entities of tenants.

Tenant Lease Terms

The Tenant Leases underlying our assets are typically structured with automatically renewable periodic terms. Tenant Leases, as originally entered into with the property owners and classified as operating leases, typically have initial stated terms of 5 years, with multiple 5-year renewal periods at the option of the tenant. As of June 30, 2020, the average remaining lease term of our Tenant Leases is approximately 10 years including renewal terms. Our Tenant Leases produce an average of approximately $815 per month in U.S. GAAP rental payments but can range above and below that significantly. In addition, substantially all of our Tenant Leases include built in rent escalators, which are typically structured as fixed amount increases, fixed percentage increases, CPI increases, or open market review (“OMV”) increases and increase rent annually or on the renewal of the lease term. As of June 30, 2020, approximately 99% of the Company’s Tenant Leases had contractual rent escalators; approximately 65% (as a percentage of revenue for the year ended December 31, 2019) and 68% (as a percentage of annualized in-place rents as of June 30, 2020) of our Tenant Lease contractual rent escalators were either tied to a local CPI or subject to OMV, and the remainder were fixed escalators. The table below sets forth our contractual rent escalators as of June 30, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Contractual Rent Escalator Type	Revenue for the year ended December 31, 2019 (in thousands)	Percentage of Total Revenue *	Number of Tenant Leases Containing Escalator as of June 30, 2020	Annualized In-Place Rents as of June 30, 2020 (in thousands)	Percentage of Total Annualized In-Place Rents
Local CPI	$26,276	49%	3,940	$34,245	53%
OMV	5,313	10%	754	5,805	9%
Higher of local CPI and OMV	2,812	5%	350	3,389	5%
Choice of local CPI and OMV	369	1%	35	360	1%
Fixed	18,355	34%	1,318	19,616	31%
None	694	1%	167	742	1%

Total	$53,819	100%	6,564	$64,157	100%

*	Excludes revenue from “Other” Asset Types.

Although Tenant Leases are typically structured as long-term leases with fixed rents and rent escalators, Tenants generally have the contractual right to terminate their leases upon 30 to 180 days’ notice. The table below summarizes the remaining lease terms of the Tenant Leases underlying our assets as of June 30, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations – Non-GAAP Financial Measures”.

Lease Expiration *	Revenue for the year ended December 31, 2019 (in thousands)	Percentage of Total Revenue **	Number of Leases as of June 30, 2020	Annualized In- Place Rents as of June 30, 2020 (in thousands)	Percentage of Total Annualized In- Place Rents
Less than or equal to 5 years	$25,289	47%	3,503	$30,963	48%
5 to 10 years	10,443	19%	1,289	12,626	20%
10 to 15 years	6,621	12%	663	7,918	12%
15 to 20 years	6,253	12%	603	6,469	10%
Over 20 years	5,213	10%	506	6,181	10%

Total	$53,819	100%	6,564	$64,157	100%

*	Assumes full exercise of remaining renewal terms.
**	Excludes revenue from “Other” Asset Types.

The table below sets forth the frequencies of rental payments under the Tenant Leases underlying our assets as of June 30, 2020, including as a percentage of revenue and as a percentage of annualized in-place rents. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

Payment Frequencies	Revenue for the year ended December 31, 2019 (in thousands)	Percentage of Total Revenue *	Number of Leases as of June 30, 2020	Annualized In- Place Rents as of June 30, 2020 (in thousands)	Percentage of Total Annualized In-Place Rents
Annual	$21,388	39%	2,998	$25,847	40%
Bi-Annual	2,681	7%	443	4,442	7%
Quarterly	6,649	14%	1,099	9,117	14%
Monthly	23,101	40%	2,024	24,751	39%

Total	$53,819	100%	6,564	$64,157	100%

*	Excludes revenue from “Other” Asset Types.

Our Acquisition Platform

We have developed experienced and proprietary techniques associated with (i) market targeting and evaluation, (ii) jurisdiction-specific structuring from legal, financial and tax perspectives, (iii) jurisdiction-specific documentation, (iv) asset identification, targeting and evaluation, (v) culturally appropriate marketing and acquisition techniques, (vi) jurisdiction-specific commercial and legal due diligence, (vii) relationships with more than 50 investment grade wireless carriers and tower companies world-wide, (viii) ongoing relationships with regional and local financial, legal and tax advisors who are familiar with our business, (ix) relationships with local notaries in civil law countries, and (x) jurisdiction-specific property management and human resources practices.

Our global real estate acquisition and property management platform consists of four phases: (1) lead generation and marketing, (2) investment origination, (3) underwriting and closing and (4) property management.

Lead Generation

We have developed a proprietary lead generation system, which we use across the jurisdictions in which we operate. This system is based on each jurisdiction’s local language and is used to identify asset prospects. Once an infrastructure location prospect has been identified, our global data management team leverages a variety of publicly available data and proprietary data and resources to obtain contact information for the property owner. Once the property owner’s address and contact information are verified, a “lead” is created in our proprietary customer relationship management (“CRM”) database and made available to our local teams.

Investment Origination

The investment origination process begins with a material interaction between one of our acquisitions professionals and the property owner, at which point a lead becomes an investment “opportunity.” Depending on the jurisdiction in question, initial interactions are either telephonic or in person. In most cases our personnel will physically meet with the property owner one or more times prior to closing. During this process we will evaluate the transaction alternatives and the property owner’s interest level in transacting with us. Once we obtain a copy of the lease from the property owner, relevant data is entered into our proprietary asset evaluation system to generate an initial term sheet or option agreement. Terms then are negotiated with the property owner and, upon acceptance of a term sheet or option agreement, we proceed with further diligence.

Underwriting and Closing

After the proposal has been accepted by the property owner and a term sheet or option agreement has been executed, the investment opportunity moves to our underwriting and closing teams. The potential transaction enters a comprehensive due diligence process. Curative measures are taken to clear title on the real property interest during the underwriting and due diligence process.

In the underwriting stage, we review various transaction-related material, documents and other information for compliance with our underwriting criteria.

As a general matter, when acquiring real property interests, we will target infrastructure locations that are material to the operations of the existing tenants. The majority of our acquisitions include leases with investment grade tenants or tenants whose sub-tenants are investment grade companies. Additionally, we will focus on infrastructure locations with characteristics that are difficult to replicate in the respective market, and those with tenant assets that cannot be easily moved to alternative sites or replaced by new construction.

While we typically make a single upfront payment in exchange for the revenue stream, the underwriting process also provides for the option to structure our payments to the property owner over a period of time, typically paying over a 2- to 5-year period (as opposed to 100% upfront).

Once an opportunity is deemed to meet due diligence and underwriting standards, it proceeds to our investment committee for transaction approval. Pending approval, legal closing documents are prepared, executed and delivered.

Property Management

After funding, the tenant is notified of the transaction and a notarized payment re-direction letter is sent advising the tenant to redirect rental payments to us. The asset management phase includes collections, tenant payment conversion, tenant contact management, the negotiation of lease renewals, modifications, cancellations, reductions, document and consent requests, landlord and tenant complaints and new leasing of available tenant sites. The objective of the asset management function is to ensure that we efficiently receive and process our rental income while optimizing our ability to capitalize on opportunities for additional revenue opportunities.

Employees

As of December 31, 2019, the APW Group had 280 employees. We have continued to hire personnel and, as of June 30, 2020, we had 289 employees at the APW Group level and an additional 18 employees at APW OpCo and DLGI. The following tables provide a breakdown of the APW Group’s employees by geography as of December 31, 2018 and 2019.

Country	2019	2018
United States	57	58
United Kingdom	62	55
Other	161	155

Total	280	268

Regulatory and Environmental Matters

Our international operations may be subject to limitations on foreign ownership of land in certain areas. Non-compliance with such regulations may lead to monetary penalties or deconstruction orders. Our international operations are also subject to various regulations and guidelines regarding employee relations and other occupational health and safety matters. As we expand our operations into additional international geographic areas, we will be subject to regulations in these jurisdictions.

In the United Kingdom, for example, we are subject to the revised Electronic Communications Code, which came into force on December 28, 2017 as part of the United Kingdom’s Digital Economy Act 2017. The Electronic Communications Code governs certain relationships between landowners and operators of electronic communications services, such as cellular towers. It gives operators certain rights to install, inspect and maintain electronic communications apparatus, including masts, cables and other equipment on land, even where the operator cannot agree with the landowner as to the terms of the rights. Among other measures, the Electronic Communications Code restricts the ability of landowners to charge premium prices for the use of their land by basing the consideration paid on the underlying value of the land, not the value attributable to the high public demand for communications services and provides authority to the courts to determine the rent if the parties are unable to come to agreement. As a result, our future results may be negatively impacted if a significant number of our leases in the United Kingdom are renegotiated at lower rates. Nonetheless, despite the revised Electronic Communications Code coming into effect over three years ago, it has not had an impact on the rents which we are currently receiving.

Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to the communications sites in which we have a real property interest and to the businesses and operations of our lessees, property owners and other surface owners or operators. International, Federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g. wetlands). Although we do not conduct any operations on our properties, the wireless carriers or tower companies on our communications sites may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, the site owners, lessees and other surface interest owners may have liability or responsibility under these laws that could have an indirect impact on our business. For those communications sites in which we hold real property interests that are not full fee simple ownership, our liability is typically limited to damages caused by our actions. However, in limited circumstances certain jurisdictions may seek to impose liability if all other owners are not available. With respect to the communications sites that we own in fee simple, we are subject to environmental liability in accordance with local law.

Seasonality

Historically, we have generally acquired approximately 35% of annual cell site lease prepayments in the fourth quarter of the year. The impact and timing of these cell lease prepayments in the fourth quarter can have a delayed impact on the revenue we recognize. For the years ended December 31, 2019 and 2018, the below table compares the revenue recognized on the audited financial statements compared to our annualized in-place rents as of the end of that period. For a definition of annualized in-place rents and a comparison to the most directly comparable GAAP financial measure, revenue, see “Management’s Discussion and Analysis of Results of Operations—Non-GAAP Financial Measures”.

(in thousands)	2019	2018
Revenue for year ended December 31:	$55,706	$46,406
Annualized in-place rents as of December 31:	$62,095	$51,221

Competition

We face competition in the acquisition of our assets. Some of the competitors are larger than us and include public entities with greater access to capital and scale of operations than us. Our principal competitors include large independent tower companies such as American Tower, Crown Castle International and SBA Communications, large MNO/wireless carriers and private and public acquirers of similar assets. In some jurisdictions, including Europe, the number of wireless towers and antennae owned by tower companies, as compared to wireless carriers, is growing quickly. These tower companies may be more likely to seek to own or control the land underlying their tower as that is their asset/service as compared to the wireless carriers who have traditionally allocated their capital to network development rather than acquisition of the underlying real property. These wireless tower companies are larger and may have greater financial resources than us.

Significant Trends

Consumer demand for data is the primary driver of the telecom infrastructure services that our tenants, predominantly mobile network operators and tower companies, provide. Consumer demand continues to grow due to increases in data consumption and the increased penetration of bandwidth-intensive devices. There is a need for enhanced network coverage and densification to meet speed and capacity demands. We believe that we are well positioned to benefit from this increase in consumer demand. The following trends are expected to continue to impact the industry:

Mobile Data Traffic Growth. The proliferation of mobile devices such as smartphones and tablets and the omnipresence of sophisticated, data-intensive mobile applications and services are expected to drive a strong demand for mobile bandwidth supporting an explosive growth of data usage. The Ericsson Mobility Report, published in November 2019 by Telefonaktiebolaget LM Ericsson (the “Ericsson Mobility Report 2019”), estimated that around 95% of all mobile subscriptions will be for mobile broadband by the end of 2024. This demand is expected to drive major wireless carriers to continue to upgrade and enhance their networks in an effort to improve network quality and capacity. Additionally, global mobile data traffic is predicted to grow by 27% annually between 2019 and 2025, according to the Ericsson Mobility Report 2019. With users demanding faster communication speeds and higher bandwidth, and MNOs looking to compete on network quality, we expect our tenants to continue to enjoy strong demand for their services.

Adoption of Higher Capacity Communication Standards. As data usage continues to rapidly increase, consumer demand is expected to continue to drive the transition from 2G and 3G networks to 4G/LTE and 5G networks globally. Forecasts published in the Ericsson Mobility Report 2019 predict there to be 1.9 billion 5G subscriptions globally for enhanced mobile broadband by the end of 2024, with 63% of all North American mobile subscriptions expected to be for 5G in 2024. The continued adoption of bandwidth-intensive applications is expected to result in a growing demand for high-capacity, multi-location, fiber-based network solutions.

New Technologies and Services. Next generation technologies and new uses for wireless communications are expected to result in new entrants or increased demand in the wireless industry, which may include companies involved in the continued evolution and deployment of machine-to-machine applications (“M2M”), such as connected cars, smart cities and virtual reality. As one example of M2M connections, the proliferation of self-driving cars is expected to significantly accelerate in the near future. The commercial application of partially and fully autonomous vehicles will require the deployment of sophisticated and dense mobile networks, with high connection speeds, reliability and low latency. This and other increases in new technologies and services will require further development of new infrastructures to meet territorial and population coverage requirements.

Consolidation Among Wireless Carriers. The U.S. wireless carrier industry has experienced, and may continue to experience, significant consolidation, such as the recent merger between Sprint and T-Mobile, resulting in the decommissioning of certain existing communications sites, due to overlap of the networks or the rationalization of technology. Internationally, wireless carriers are increasingly entering into active and passive network sharing agreements or roaming or resale arrangements which could also result in decommissioning of certain existing communications sites due to network overlap or redundancy. To the extent that a wireless carrier does not need a redundant communication site, it may seek to early terminate or not renew its lease. Consolidation can also potentially reduce the diversity of tenants and give tenants greater leverage over their landlords, such as us, due to overlapping coverage, ability to increase co-location on nearby existing sites and through aggressive lease negotiations on multiple sites.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, in each case the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The following table lists the names, positions and ages of our directors (our “Directors”) as of September 9, 2020, who are also expected to be our Directors following the Domestication. In addition, biographical information of the Directors is set forth below.

Name	Age	Position	Committees	Appointed
Michael D. Fascitelli (I)	63	Co-Chairman	C*	November 3, 2017
William H. Berkman	55	Co-Chairman and Chief Executive Officer		February 10, 2020
Noam Gottesman (I)	59	Non-Executive Director	N	November 3, 2017
William D. Rahm (I)	42	Non-Executive Director	C	February 12, 2020
Paul A. Gould (I)	74	Non-Executive Director	C, N*	February 10, 2020
Antoinette Cook Bush (I)	63	Non-Executive Director	A	February 10, 2020
Thomas C. King (I)	59	Non-Executive Director	A*	February 10, 2020
Nick S. Advani (I)	42	Non-Executive Director	A, N	February 10, 2020

I = Considered by the Board to be independent under section 5600 of the Nasdaq Listing Rules

A = Member of the Audit Committee

C = Member of the Compensation Committee

N = Member of the Nominating and Corporate Governance Committee

* = Chairman of the applicable committee

Michael D. Fascitelli, Co-Chairman

Mr. Fascitelli has over 30 years’ experience of investing in real estate and is the co-founder and managing partner of Imperial Companies LLC, a real estate investment, development and management company focused on investing in premium office, urban retail, residential and mixed-use real estate located primarily in New York City and other select U.S. gateway cities, which he co-founded in 2014. Mr. Fascitelli joined Goldman, Sachs & Co. in the Real Estate department in 1985, becoming a partner and head of Goldman Sachs’ real estate banking business in 1992. He co-founded Goldman Sachs’ first Real Estate Opportunity Fund, Whitehall Real Estate Fund, in 1991 and served on its investment committee. In December 1996, he became president of Vornado Realty Trust, a publicly-traded REIT and one of the largest owners and managers of real estate in the United States, and was its chief executive officer from 2009 until April 2013. During his 16-year tenure, Vornado achieved total returns of 4.2x the S&P 500 and 1.8x the NAREIT index, an increase in enterprise value from $1.2 billion to over $29 billion (CAGR of 21%), executed in excess of 150 separate transactions, including a variety of operating businesses and iconic real estate, primarily in New York City, and successfully established Vornado Capital Partners Fund I in 2010 worth $800 million. At the time Mr. Fascitelli left Vornado, it had a market cap of approximately $15 billion. Mr. Fascitelli has been a member of the Vornado Board of Trustees since December 1996. Mr. Fascitelli is a trustee and director of the Urban Land Institute, an independent trustee of Invitation Homes (formerly Starwood Waypoint Homes), an independent director of Sculptor Capital Management (formerly Och Ziff Capital Management) and is past chairman of the Zell/Lurie Real Estate Center at Wharton and still serves on its executive committee. He also serves as chair of the investment committee, senior advisor and board member of Quadro Partners Inc. (formerly Realcadre) and is on the board of the Child Mind Institute and The Rockefeller University Board of Trustees. Mr. Fascitelli’s extensive experience investing in real estate and leading public companies qualifies him to serve on our Board of Directors.

William H. Berkman, Co-Chairman and Chief Executive Officer

William H. Berkman is the Co-Chairman and Chief Executive Officer of the Company. Mr. Berkman is an entrepreneur and investor in the communications, media, technology and energy industries. Mr. Berkman previously served as the Co-Managing Partner at Associated Partners and its predecessor partnership, Liberty

Associated Partners, LP, both investment partnerships with Liberty Media Corporation that own controlling interests in wireless communications infrastructure companies AP Wireless Infrastructure Services, LLC and AP Towers, LLC. Mr. Berkman has co-founded multiple other telecommunications companies, such as Current Group, Teligent, Inc. and Nextel Mexico. Mr. Berkman previously served as a member of the board of directors for public companies IAC/InterActiveCorp, Liberty Satellite & Technology, Inc. and Teligent, Inc. Mr. Berkman previously served as an independent director of Empire State Realty Trust, Inc., a publicly-traded NYSE listed company. He also serves as a member of the board of directors for The Partnership for New York City and the Partnership’s Fund for New York City. Mr. Berkman holds multiple patents for smart electric grid and communications systems. He has an A.B. from Harvard University, and in 1997, his family established the Berkman Center for Internet & Society at Harvard Law School. Mr. Berkman is a member of the 2009 class of Henry Crown Fellows at the Aspen Institute. Mr. Berkman’s role as our CEO, his experience with the AP Wireless business for the ten years preceding the APW Acquisition, his experience in the real estate and telecommunications industries generally and serving on public and private boards qualifies him to serve on our Board of Directors.

Noam Gottesman, Non-Executive Director

Noam Gottesman is the founder and Managing Partner of TOMS Capital LLC, a single-family office which manages the commercial and private interests of its family clients, which he founded in 2012. Mr. Gottesman was the co-founder of GLG Partners Inc. and its predecessor entities where he served in various chief executive capacities until January 2012. Mr. Gottesman served as GLG’s chief executive officer from September 2000 until September 2005, and then as its co-chief executive officer from September 2005 until January 2012. Mr. Gottesman was also chairman of the board of GLG following its merger with Freedom Acquisition Holdings Inc. and prior to its acquisition by Man Group plc. Mr. Gottesman co-founded GLG as a division of Lehman Brothers International (Europe) in 1995 where he was a Managing Director. Prior to 1995, Mr. Gottesman was an executive director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman was a co-founder and non-executive director of Nomad Holdings Limited, an acquisition vehicle which completed its $500 million initial public offering and listing on the London Stock Exchange in April 2014. In 2015 it acquired Iglo Foods Holdings Limited in the UK and Ireland, Findus in Italy and Iglo in Germany and continental Europe for approximately $2.6 billion and Findus Sverige AB for approximately £500 million and changed its name to Nomad Foods Limited. It relisted on the New York Stock Exchange in 2016 and Mr. Gottesman continues to serve as co-chairman of Nomad Foods Limited’s board of directors. Mr. Gottesman’s experience in investment banking, finance and mergers and acquisitions, as well as his experience as a chief executive and leading public companies, qualifies him to serve on our Board of Directors.

William D. Rahm, Non-Executive Director

Billy Rahm is a Partner and Senior Managing Director at Centerbridge, leading the Firm’s global real estate investing activities, and serving as a member of the Firm’s Management Committee and Investment Committees. Prior to joining Centerbridge in 2006, Billy was a part of Blackstone’s Real Estate Private Equity Group, where he completed investments in lodging businesses and real assets. He serves on the Board of Directors of Great Wolf Resorts, Inc., Merit Hill Capital, Brixmor Property Group, Inc., and Digital Landscape Group, Inc. Billy is also the Chair of the Board of Trustees of East Harlem Tutorial Program and East Harlem Scholars Academies. He graduated from Yale College and received his M.B.A. and J.D. from Harvard University. Billy’s experience in the real estate industry, public and private company investments generally, and serving on public and private boards qualifies to serve on our Board of Directors.

Paul A. Gould, Non-Executive Director

Paul Gould has over 40 years of experience in the investment banking industry. Mr. Gould has been a Managing Director of Allen & Company, LLC since 1973 and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, Mr. Gould has served as a financial advisor to many

Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972 and in 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices. Mr. Gould serves on the boards of Liberty Global plc, Discovery Inc. and Liberty Latin America Ltd, and was previously a director at Ampco-Pittsburgh Corporation. Mr. Gould also serves on the board of trustees for Cornell University and the Wildlife Conservation Society, and is an Overseer for the Weill Cornell Medical College. Mr. Gould attended Cornell University and holds a bachelor’s degree from Fairleigh Dickinson University. Mr. Gould’s experience in investment banking, mergers and acquisitions and corporate finance qualifies him to serve on our Board of Directors.

Antoinette Cook Bush, Non-Executive Director

Antoinette (Toni) Bush is the Executive Vice President and Global Head of Government Affairs for News Corp. Ms. Bush is responsible for leading the company’s government relations efforts in the United States, the United Kingdom and Australia. Ms. Bush joined News Corp from Skadden, Arps, Slate, Meagher & Flom LLP, where, over her nearly 20-year tenure, she rose to become the Partner in charge of its Communications Group. She represented global media/entertainment and telecom entities in regulatory, legislative and transactional matters. Ms. Bush also served as Executive Vice President of Northpoint Technology Ltd. from 2001 to 2003, where she led legal and regulatory strategies. Previously, Ms. Bush served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Commerce, Science and Transportation Committee, which has oversight for the Federal Communications Commission (FCC). Ms. Bush worked on numerous bills, including the landmark Cable Act of 1992. Ms. Bush chairs the board of directors of The HistoryMakers and serves on the boards of My Brother’s Keeper Alliance and The Economic Club of Washington, D.C. Ms. Bush holds a J.D. from Northwestern University Law School and a B.A. from Wellesley College. Ms. Bush’s experience in the telecom industry, government relations and in regulatory and telecom matters qualifies her to serve on our Board of Directors.

Thomas C. King, Non-Executive Director

Mr. King is an Operating Partner of Atlas Merchant Capital and is based New York. He has more than 30 years of experience in the investment banking and financial services industry. Most recently, Mr. King served as Chief Executive Officer of Investment Banking at Barclays and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays plc businesses. Mr. King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citi, he held several senior roles, including Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA (Europe, Middle East and Africa) Region and Head of Corporate and Investment Banking for the EMEA region. In 2009, Mr. King moved to Barclays as the Head of European Investment Banking and Co-Head of Global Corporate Finance. He was later promoted to Global Head of Investment Banking and then to CEO of the Investment Bank. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College. He currently serves on various public and private boards and a number of not-for-profit boards including the King School in Stamford, Connecticut. Mr. King’s experience in investment banking, mergers and acquisitions and corporate finance, as well as his experience serving on public and private boards, qualifies him to serve on our Board of Directors.

Nick S. Advani, Non-Executive Director

Mr. Advani has over 20 years’ experience investing in public and private companies. He recently retired from Goldman, Sachs & Co. as a Partner Managing Director where he led the European arm of Goldman Sachs Investment Partners, a multi-strategy hedge fund investing on behalf of the firm and its clients. Previously, Mr. Advani worked in Goldman Sachs’ Principal Strategies group in New York where he led various public and private investments in the telecommunications sector. Mr. Advani started his career in the Mergers & Acquisitions department of Goldman Sachs in New York. He currently serves on the board of Shared Access

LLC and has previously served on the boards of Mobileye Inc. and Wireless Capital Partners LLC where Goldman Sachs was the lead investor. He has an A.B. in Economics and Comparative Literature from Brown University. Mr. Advani’s experience in the real estate and telecommunications industries and in mergers and acquisitions, as well as public and private company investments generally, qualifies him to serve on our Board of Directors.

Executive Officers

The following table lists the names, positions and ages of our executive officers as of the date of this prospectus, who are also expected to serve in such capacities following the Domestication. In addition, biographical information of these executive officers and managers is set forth below.

Name	Age	Position	Appointed
William Berkman	55	Co-Chairman and Chief Executive Officer	February 10, 2020
Scott G. Bruce	59	President	February 10, 2020
Glenn J. Breisinger	60	Chief Financial Officer and Treasurer	February 10, 2020
Richard I. Goldstein	59	Chief Operating Officer	February 10, 2020
Jay L. Birnbaum	58	General Counsel	February 10, 2020

William H. Berkman, Co-Chairman and Chief Executive Officer

Mr. Berkman’s biographical information is set forth under “– Directors”, above.

Scott G. Bruce, President

Scott G. Bruce, age 59, is the President of the Company. Mr. Bruce previously served as Managing Director of Associated Partners, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006. He also serves as the chief executive officer of AP WIP Investments. Mr. Bruce serves as an independent director of Uniti Group, Inc., a publicly-traded NASDAQ-listed company. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly-traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly-traded predecessor company to Associated Group, from 1992 to 1994. Prior to joining Associated Partners, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce’s responsibilities at Associated Partners, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law. Mr. Bruce’s operational, management and investment expertise has been gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries.

Richard I. Goldstein, Chief Operating Officer

Richard I. Goldstein, age 59, is the Chief Operating Officer of the Company. Mr. Goldstein previously served as Managing Director of Associated Partners, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006. He also serves as the chief operating officer of AP WIP Investments. Mr. Goldstein currently also serves as lead director of Franklin Square Energy Partners, a position he has held since March 2015. Mr. Goldstein also serves as a member of the board of directors of FS KKR Capital Corp. and FS KKR II Capital Corp. Prior to joining Associated Partners, Mr. Goldstein was vice president of The Associated Group, Inc., or AGI, publicly-traded owner and operator of communications-related businesses and assets. While at AGI, he was responsible for operating AGI’s cellular telephone operations. Mr. Goldstein has served as a director of Ubicquia since 2017. Mr. Goldstein served as a director of Intellon Corporation prior to its acquisition by Atheros Communications, Inc. Mr. Goldstein received a B.S. in Business and Economics from Carnegie Mellon University and received training at the Massachusetts Institute of Technology in Management Information Systems. Mr. Goldstein has extensive experience as a senior executive and in negotiating investment transactions in a variety of industries, including in the energy industry.

Glenn J. Breisinger, Chief Financial Officer and Treasurer

Glenn J. Breisinger, age 60, is the Chief Financial Officer and Treasurer of the Company. Mr. Breisinger previously served as the Chief Financial Officer of Associated Partners, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2006, as well as the Chief Financial Officer of LAP since 2000. He also serves as the chief financial officer of AP WIP Investments. He formerly served as the Chief Financial Officer of ChemImage Corporation, as well as a member of the Board of Directors of PEG Bandwidth, LLC. Mr. Breisinger was the Assistant Secretary and Assistant Treasurer of Associated Group, Inc., a publicly-traded company that owned various communications businesses, from 1994 to 2000. Mr. Breisinger served as Chief Financial Officer of domestic cellular telephone operations for Associated Communications Corporation from 1993 to 1994. From 1982 to 1993, Mr. Breisinger was employed by Ernst & Young, most recently as a Senior Manager where he was responsible for the coordination of professional services in the areas of auditing, accounting, federal and state income tax services, and management consulting. Mr. Breisinger is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration from Duquesne University.

Jay L. Birnbaum, General Counsel

Jay L. Birnbaum, age 58, is the General Counsel of the Company. Mr. Birnbaum previously served as General Counsel of the portfolio companies of Associated Partners, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since 2011. In 2011 Mr. Birnbaum started his own legal practice, EMG Legal Services, providing outside general counsel services for telecommunications, green energy, and technology companies as well as private equity investors. This included serving as the general counsel for AP Wireless as well as other portfolio companies of Associated Partners, PEG Bandwidth, LLC and AP Towers, LLC. Mr. Birnbaum became an employee of AP Service Co., an affiliate of Associated Partners, in 2014 and continued to serve as general counsel of these companies. Previously, Mr. Birnbaum was the Senior Vice President and General Counsel of Current Group, LLC, a portfolio company of Associated Partners and a developer of broadband over power line and electric distribution smart grid technologies. Prior to that Mr. Birnbaum spent nearly 15 years in private law practice in Washington, DC specializing in telecommunications, first as an associate at what is now Arent Fox LLP and then at Skadden, Arps, Slate Meagher & Flom LLP, where he became a partner and co-head of that firm’s communications practice focused on domestic and international transactional, regulatory and legislative matters involving the telecommunications industry.

Certain Officers of AP Wireless Operating Subsidiaries

Daniel Hasselman, Co-CEO of AP Wireless Operating Subsidiaries

Mr. Hasselman, age 41, became co-CEO of AP WIP Holdings, LLC, AP WIP Investments Borrower, LLC, AP Wireless Investments I, LLC, AP WIP Tower, LLC, AP Wireless Infrastructure Partners, LLC and AP WIP International Holdings, LLC (collectively, the “AP Wireless Operating Subsidiaries”) in December 2019. Previously, Mr. Hasselman had been President of the AP Wireless Operating Subsidiaries since 2011, in charge of both U.S. and international operations. Prior to that he was Managing Director of the business since co-founding it in 2010. All told, Mr. Hasselman has more than 20 years of experience as an executive in the real estate and wireless infrastructure industries. In May 2007, Mr. Hasselman co-founded Vertical Capital Group, LLC, which originated investments in telecommunications infrastructure assets on behalf of RFS Capital, LLC and for which he served as President until co-founding the AP Wireless business. Prior to that Mr. Hasselman opened and managed an office for Wireless Capital Partners, LLC, then a leading U.S. telecom lease acquisitions firm. In December 2003, Mr. Hasselman founded U.S. Home and Loan, Inc., a subsidiary of Windsor Capital Mortgage Corporation, then one of the largest mortgage brokerage firms in the United States. Mr. Hasselman attended Minnesota State University and San Diego State University.

Scott Langeland, Co-CEO of AP Wireless Operating Subsidiaries

Mr. Langeland, age 41, became co-CEO of the AP Wireless Operating Subsidiaries in December 2019. Previously, Mr. Langeland had been an Executive Vice President and senior counsel for the AP Wireless operating subsidiaries, overseeing the legal and underwriting functions within the AP Wireless business, including leading the efforts to enter, and to formulate asset acquisition structures in, new jurisdictions. Mr. Langeland joined AP Wireless in October 2010. His legal experience covers areas such as structured finance, commercial real estate, and civil litigation. Before joining the AP Wireless business, Mr. Langeland worked for a small law firm in San Diego, California. Mr. Langeland is a cum laude graduate of Thomas Jefferson School of Law and holds a B.S. in Economics from the University of Utah in Salt Lake City.

Corporate Governance

Responsibilities of the Board

The Directors are responsible for carrying out the Company’s objectives, implementing its business strategy and conducting its overall supervision. Acquisition, divestment and other strategic decisions will all be considered and determined by the Board.

The Board seeks to provide leadership within a framework of prudent and effective controls. The Board establishes the corporate governance values of the Company and has overall responsibility for setting the Company’s strategic aims, defining the business plan and strategy and managing the financial and operational resources of the Company. Prior to completing the APW Acquisition, the Company did not have any executive officers or full-time employees.

Consistent with the Governance Guidelines (discussed below), the Board schedules quarterly meetings and will hold additional meetings as and when required. The Board expects that this will result in at least four meetings of the Board each year.

Composition of the Board

The Board currently consists of eight Directors. No changes are expected to be made to the composition of the Board in connection with the Domestication. We expect to hold the first annual meeting of stockholders of DLGI Delaware in 2021. The BVI Articles currently provide, and upon the Domestication the Charter will provide, that so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in the aggregate hold 20% or more of the issued and outstanding BVI Founder Preferred Shares or Founder Preferred Shares, as applicable, the holders of such shares will, acting together, have the right to appoint four of the eight Directors on the Board (such Directors, the “Founder Directors”), two appointed by the AG Investor and two appointed by the Series A Founder Preferred Holder. As of the date of this prospectus, the Founder Entities hold approximately 94.98% of the outstanding BVI Founder Preferred Shares. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman and William D. Rahm. Messrs. Berkman and Rahm are designees of the AG Group, and Messrs. Fascitelli and Gottesman are designees of the Series A Group.

In addition, so long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Governance Committee, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other Directors selected by them. Pursuant to the Shareholders Agreement, the AG Investors’ Representative also has the ability to select a majority of the members of the Nominating and Corporate Governance Committee. Further, so long as Founder Preferred Shares remain outstanding, the Company will not be permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Founder Preferred Shares.

In addition, pursuant to the Centerbridge Subscription Agreement, so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one Director to our Board, subject to such person’s reasonable approval by AP Wireless. As of the date of this prospectus, the Centerbridge Entities hold 100% of such shares. William D. Rahm currently acts as the Director nominee of the Centerbridge Entities on the Board.

For more information, see “Description of Capital Stock – Founder Preferred Shares”, “Certain Relationships and Related Party Transactions – Shareholders Agreement” and “Certain Relationships and Related Party Transactions – Centerbridge Agreements – Centerbridge Subscription Agreement”.

Independence of the Board

If the Class A Common Shares and the Warrants are accepted to listing on Nasdaq, the composition of the Board and its committees will be subject to the independence standards set forth under Nasdaq corporate governance listing standards applicable to domestic U.S. issuers (the “Nasdaq Governance Standards”), as well as the Code of Conduct (as defined below) that has been adopted by the Board. The Nasdaq independence definition includes a series of objective tests, including that a director is not, and has not been for at least three years, one of our employees and that neither a director nor any of his family members has engaged in various types of business dealings with us. The Board has determined that each of the Independent Directors is independent under these bright line tests. In addition, as required by the Nasdaq Governance Standards, the Board has made a subjective determination as to each Independent Director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making each of these independence determinations, the Board has considered all of the information provided by each Director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such Director with us.

Based on information provided by each director concerning his or her background, employment and affiliations, we believe that all of the Directors other than Mr. Berkman are “independent” directors for the purposes of the Nasdaq Governance Standards required of U.S. domestic issuers. Mr. Berkman, who serves as our Chief Executive Officer, is an executive director and is therefore not considered to be independent.

Code of Conduct and Governance Guidelines

The Company is firmly committed to high standards of corporate governance and maintaining a sound framework through which the strategy and objectives of the Company are set and the means of attaining these objectives and monitoring performance are determined.

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our and our subsidiaries’ employees, officers and directors. The Code of Conduct addresses, among other things, compliance with law, rules and regulations, conflicts of interest, corporate opportunity requirements, competition and fair dealing, anti-discrimination and harassment, financial controls and reporting, confidentiality, proper use of company assets and the process for reporting violations of the Code of Conduct or any other company policy or any illegal or unethical behavior. Following the completion of the Domestication, the Code of Conduct will be available on our website. The Audit Committee is responsible for overseeing the Code of Conduct and may be required to approve any waivers of the Code of Conduct for employees, officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website or in filings under the Exchange Act as required by applicable law or regulation.

In addition, on February 4, 2020, the Board adopted Corporate Governance Guidelines (the “Governance Guidelines”), which it believes reflects the Board’s commitment to monitor and oversee the effectiveness of policy- and decision making both at the Board and at the senior management level. The Governance Guidelines address, among other things, Director independence, Director retirement and tenure, Director resignation, Board duties and responsibilities, frequency and confidentiality of Board meetings, Director communication, Director access to management, employees and outside counsel and auditors, Director and Board performance evaluation and conflicts of interest. Following the completion of the Domestication, the Governance Guidelines will be available on our website.

Board Committees

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each standing committee has a written charter that the Board believes would meet the requirements of the Nasdaq Governance Standards. Copies of the written charters of each of our three standing committees will be available on our website upon completion of the Domestication. If the need should arise, the Board may set up additional committees as appropriate.

So long as any Founder Directors are serving on the Board, the AG Group will have the right to designate a majority of the Nominating and Governance Committee, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other Directors selected by them. See “– Corporate Governance – Composition of the Board” above.

The current members of each committee are expected to be the members of those committees following the completion of the Domestication.

Audit Committee

The purpose of the Audit Committee is to have and exercise the power and authority of the Board relating to (i) the Company’s financial statements and financial reporting process, (ii) the independence and qualifications of the Company’s independent auditors, (iii) the Company’s systems of internal accounting and financial controls and (iv) the Company’s legal compliance and ethics programs, as established by management and the Board.

The Audit Committee is responsible for, among other things:

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company (including resolution of any disagreements between management and the independent auditors);

•	the review and approval of all audit engagement fees and terms, as well as non-audit engagements, with the Company’s independent auditors;

•	overseeing our internal audit function; and

•	compliance with legal and regulatory requirements and internal compliance.

In addition, the Audit Committee has the exclusive power (except where such power is expressly delegated to another committee) to review and approve Related Party Transactions (as defined under Item 404 of Regulation S-K under the Securities Act).

The Audit Committee is currently comprised of three members: Thomas C. King, Nick S. Advani and Antoinette Cook Bush. The Audit Committee is chaired by Thomas C. King, whom the Board has determined is an audit committee financial expert in accordance with the Sarbanes-Oxley Act. The Board has reviewed the background, experience and independence of the Audit Committee members. Based on this review, the Board has determined that each member meets the independence and other requirements of the Nasdaq Governance Standards.

Compensation Committee

The purpose of the Compensation Committee is to have and exercise the power and authority of the Board relating to the design and implementation of the Company’s executive compensation program and plans, the compensation of the Company’s executive officers and Directors and the review of the Company’s executive succession plan.

The Compensation Committee is responsible for, among other things:

•	assisting the Board in evaluating potential candidates for executive positions;

•	making recommendations to the Independent Directors with respect to the compensation of the Chief Executive Officer and determining the compensation of all other executive officers;

•	reviewing the Company’s incentive compensation and other equity-based compensation plans and making recommendations to the Board with respect thereto; and

•	reviewing, on a periodic basis, director compensation and making recommendations to the Board with respect to such compensation.

The Compensation Committee is currently comprised of three members: Michael D. Fascitelli, William D. Rahm and Paul A. Gould. The Compensation Committee is chaired by Michael D. Fascitelli. The Board has reviewed the background, experience and independence of the Compensation Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

Compensation Committee Interlocks and Insider Participation

None of the Directors who currently serve, are expected to serve after the Domestication or in the past year have served, on the Compensation Committee (i) serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board, (ii) are, or in the past year have been, an officer or employee of DLGI or its subsidiaries (including the APW Group) or (iii) have, or in the past year have had, any other relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions by Compensation Committee members. During the fiscal year ended December 31, 2019, the Board of DLGI BVI did not have a compensation committee or separate committee performing equivalent functions, or any executive officers.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to have and exercise the power and authority of the Board relating to the (i) identification of qualified individuals to be elected or appointed to the Board (other than the Founder Directors), consistent with criteria approved by the Board, (ii) selection of nominees for election or appointment to the Board (other than the Founder Directors), (iii) development of a set of corporate governance principles applicable to the Company and (iv) process for the evaluation of the Board.

The Nominating and Corporate Governance Committee is responsible for, among other things (subject to the rights of the holders of Founder Preferred Shares as described under “– Corporate Governance – Composition of the Board” above):

•	identifying qualified individuals and selecting nominees for election or appointments to the Board;

•	recommending to the Independent Directors to serve as members of each Board committee;

•	developing and recommending a set of corporate governance principles applicable to the Company and overseeing the process for evaluation of the Board; and

•	keeping the structure, size and composition of the Board under regular review, and making recommendations to the Board with regard to any changes necessary.

Pursuant to the Shareholders Agreement, the AG Investors’ Representative, which is an affiliate of Mr. Berkman, has the ability to select a majority of the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Party Transactions – Shareholders Agreement – Founder Directors”.

The Nominating and Corporate Governance Committee is currently comprised of three members: Paul A. Gould, Noam Gottesman and Nick S. Advani. The Nominating and Corporate Governance Committee is chaired by Paul A. Gould. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members. Based on this review, the Board has determined that each member meets the independence requirements of the Nasdaq Governance Standards.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

The Company did not have any executive officers prior to the completion of the APW Acquisition.

Summary Compensation Table

During the APW Group’s fiscal year ended December 31, 2019, the APW Group was managed by and under the direction of Associated Partners, and the APW Group’s executive officers were employees of Associated Group Management, the manager of Associated Partners. The APW Group’s named executive officers for the year ended December 31, 2019 were Scott Bruce, Richard Goldstein and Glenn Breisinger (the “NEOs”), each of whom is a current executive officer of the Company. The APW Group did not directly employ or compensate the NEOs during the fiscal year ended December 31, 2019. The following table summarizes the total compensation paid to or earned by each NEO for services relating to the APW Group in respect of the year ended December 31, 2019, which pay and benefits represent obligations of Associated Group Management.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Scott G. Bruce	2019	$550,000	$375,000	—	—	—	—	$8,400	$933,400
Chief Executive Officer of the APW Group

Richard I. Goldstein	2019	$550,000	$375,000	—	—	—	—	$8,400	$933,400
Chief Operating Officer of the APW Group

Glenn J. Breisinger	2019	$350,000	$225,000	—	—	—	—	$8,400	$583,400
Chief Financial Officer of the APW Group

(1)	Amounts in this column represent base salary earned by each NEO and paid by Associated Group Management.
(2)

Amounts in this column represent discretionary bonus payments made by Associated Group Management, which are described in further detail in the section entitled “Narrative to Summary Compensation Table” below.

(3)

Amounts in this column represent matching contributions made by Associated Group Management under the Associated Group Fund Management 401(k) Plan, which is Associated Group Management’s tax-qualified defined contribution plan (the “AP 401(k) Plan”).

Narrative Disclosure to the Summary Compensation Table

While the NEOs were not parties to any employment agreements with the APW Group or Associated Group Management during the year ended December 31, 2019, each NEO was eligible for a discretionary annual bonus. Bonuses were determined in the discretion of the managing directors of Associated Group Management and paid to each NEO in recognition of his contributions to the APW Group.

2019 Outstanding Equity Awards of the APW Group at Fiscal Year End

Historically, the APW Group did not grant equity awards to its executive officers. As a result, as of December 31, 2019, none of the NEOs had outstanding equity awards.

Retirement Plans

As of December 31, 2019, each NEO participated in the AP 401(k) Plan. The AP 401(k) Plan provides non-discretionary matching contributions up to 3% of an employee’s eligible compensation up to the compensation limitation applicable to tax-qualified plans ($280,000 in 2019). Participants are immediately vested in the matching contributions. In connection with the APW Acquisition, each NEO became employed by APW OpCo and transferred his account balance under the AP 401(k) Plan to APW OpCo’s tax-qualified defined contribution plan.

As of December 31, 2019, none of the NEOs participated in any defined benefit pension plans or nonqualified deferred compensation plans.

Potential Payments Upon a Termination or Change in Control

During the year ended December 31, 2019, none of the NEOs was party to any agreement that provided for payments upon a termination of employment or in conjunction with a change in control of Associated Management Group, the APW Group or any of their affiliates. In connection with the APW Acquisition, each NEO entered into an employment agreement with the Company and APW OpCo, which is described in the section entitled “Executive Compensation Arrangements with the Company’s Executive Officers – Employment Agreements”.

Executive Compensation Arrangements with the Company’s Executive Officers

The following is a summary of the material compensatory arrangements between the Company and its current executive officers as of September 9, 2020.

Employment Agreements

Each of the executive officers of the Company is subject to an employment agreement (each, an “Employment Agreement”) with the Company and APW OpCo, which became effective February 10, 2020. The base salary of the executive officers is subject to annual review and increase (but not decrease), as determined by the Board (or a duly authorized committee thereof). Each executive officer is also eligible to receive an annual bonus based on a target percentage of base salary set by the Board (or a duly authorized committee thereof), subject to the achievement of financial and other performance targets determined by the Compensation Committee.

The following table sets forth the base salary and bonus target percentages for the fiscal year ending December 31, 2020 for the executive officers of the Company:

Name	Year	Salary	Bonus Target Percentage (1)
William H. Berkman	2020	$500,000	75.0%
Scott G. Bruce	2020	$700,000	32.5%
Richard I. Goldstein	2020	$700,000	32.5%
Glenn J. Breisinger	2020	$500,000	45.0%
Jay L. Birnbaum	2020	$500,000	20.0%

(1)

For the fiscal year ending December 31, 2020, each executive officer is entitled to receive an annual bonus that is guaranteed at no less than target, subject to his continued employment through the end of such fiscal year.

Equity Incentive Compensation

Pursuant to the Employment Agreements, the Company granted each executive officer of the Company an initial award (each, an “Initial Award”) of LTIP Units and, in tandem with the LTIP Units, BVI Class B Shares (or Class B Common Shares received in the Domestication in respect thereof) and/or BVI Series B Founder

Preferred Shares (or Series B Founder Preferred Shares received in the Domestication in respect thereof) (collectively, the “Tandem Shares”), subject to the terms and conditions of the applicable award agreement, pursuant to the Company’s 2020 Equity Incentive Plan, which is described under the section entitled “– Digital Landscape 2020 Equity Incentive Plan”. Additionally, LTIP Units that are Redeemable Units may be redeemable for Class A Common Shares (or, prior to the Domestication, for Ordinary Shares) pursuant to the APW LLC Operating Agreement, as described elsewhere in this prospectus, including under “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”. The Initial Awards consist of a combination of (i) Series A LTIP Units (as defined the Equity Plan) that vest over three years following grant (“Three-Year Time-Vesting Series A LTIP Units”) along with an equal number of BVI Class B Shares or Class B Common Shares, as applicable, (ii) Series A LTIP Units that vest over five years following grant (“Five-Year Time-Vesting Series A LTIP Units” and, together with the Three-Year Time-Vesting Series A LTIP Units, the “Time-Vesting Series A LTIP Units”) along with an equal number of BVI Class B Shares or Class B Common Shares, as applicable, (iii) Series A LTIP Units that vest based on the attainment of certain share price hurdles over seven years (“Performance-Vesting Series A LTIP Units”) along with an equal number of BVI Class B Shares or Class B Common Shares, as applicable, and (iv) Series B LTIP Units (as defined in the Equity Plan) that vest based on the attainment of certain share price hurdles over nine years (“Performance-Vesting Series B LTIP Units”) along with an equal number of BVI Series B Founder Preferred Shares or Series B Founder Preferred Shares, as applicable. The Tandem Shares are subject to the same vesting and forfeiture conditions as the related LTIP Units.

The following table sets forth the Initial Awards granted to each executive officer on February 10, 2020 pursuant to the Employment Agreements.

Name	Award Type	Number of LTIP Units
William H. Berkman	Five-Year Time-Vesting Series A LTIP Units	693,017
	Performance-Vesting Series A LTIP Units	693,016
	Performance-Vesting Series B LTIP Units	1,236,033

Scott G. Bruce	Three-Year Time-Vesting Series A LTIP Units	110,000
	Five-Year Time-Vesting Series A LTIP Units	415,455
	Performance-Vesting Series A LTIP Units	415,454
	Performance-Vesting Series B LTIP Units	75,000

Richard I. Goldstein	Three-Year Time-Vesting Series A LTIP Units	110,000
	Five-Year Time-Vesting Series A LTIP Units	415,455
	Performance-Vesting Series A LTIP Units	415,454
	Performance-Vesting Series B LTIP Units	75,000

Glenn J. Breisinger	Three-Year Time-Vesting Series A LTIP Units	55,000
	Five-Year Time-Vesting Series A LTIP Units	300,000
	Performance-Vesting Series A LTIP Units	300,000

Jay L. Birnbaum (1)	Five-Year Time-Vesting Series A LTIP Units	100,000
	Performance-Vesting Series A LTIP Units	100,000

(1)

The Company also granted Mr. Birnbaum an additional 100,000 Five-Year Time-Vesting Series A LTIP Units and 100,000 Performance-Vesting Series A LTIP Units on March 18, 2020. Such additional LTIP Units are subject to the same vesting conditions as his Initial Award, except that the vesting commencement date is February 10, 2020 (which is the grant date of his Initial Award).

Time-Vesting Series A LTIP Units. The Three-Year Time-Vesting Series A LTIP Units vest 33.33% on each anniversary of the grant date and the Five-Year Time-Vesting Series A LTIP Units vest 20% on each anniversary of the grant date, in each case, subject to the executive officer’s continued employment on such vesting date.

Performance-Vesting Series A LTIP Units. Performance-Vesting Series A LTIP Units are subject to both time and performance-based vesting conditions and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The time-based vesting conditions will be satisfied with respect to 50% of the Performance-Vesting Series A LTIP Units on each of the third and fifth anniversaries of the grant date, in each case, subject to the executive officer’s continued employment on such date. The performance-based vesting criteria will be satisfied as follows: (i) 25% of the Performance-Vesting Series A LTIP Units will vest if the 10-day VWAP (as defined in the applicable award agreement) during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $11.50 per Ordinary Share or Class A Common Share, as applicable; (ii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 50% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $13.50 per Ordinary Share or Class A Common Share, as applicable; (iii) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 75% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $15.50 per Ordinary Share or Class A Common Share, as applicable; and (iv) an additional 25% of the Performance-Vesting Series A LTIP Units (i.e., 100% in the aggregate) will vest if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2027 equals at least $17.50 per Ordinary Share or Class A Common Share, as applicable. The performance period for Performance-Vesting Series A LTIP Units expires on December 31, 2027 and any Performance-Vesting Series A LTIP Units that have not satisfied both the applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Performance-Vesting Series B LTIP Units. Performance-Vesting Series B LTIP Units are subject to both time-based and performance-based vesting conditions, subject to the Executive Officer’s continued employment and will only become vested upon satisfaction of both applicable time and performance-based vesting conditions. The performance-based vesting criteria will be satisfied with respect to a pro rata portion of the Performance-Vesting Series B LTIP Units if the 10-day VWAP during the last 10 trading days of any year ending on or prior to December 31, 2029 exceeds $10.00 per Ordinary Share or Class A Common Share, as applicable, with 0% vesting at $10.00 per Ordinary Share or Class A Common Share, as applicable, and linear vesting through and until 100% vesting at $20.00 per Ordinary Share or Class A Common Share, as applicable. For example, if the 10-day VWAP during the last 10 trading days of the year ending December 31, 2020 is $14.00 per Class A Common Share, 40% of the Performance-Vesting Series B LTIP Units vest on such date. If the 10-day VWAP during the last 10 trading days of the year ending December 31, 2021 is then $13.00 per Class A Common Share, there is no additional vesting on such date. If the 10-day VWAP during the last 10 trading days of the year ending December 31, 2022 is then $15.00 per Class A Common Share, an additional 10% of the Performance-Vesting Series B LTIP Units vest on such date (such that 50% has vested in the aggregate). The performance period for Performance-Vesting Series B LTIP Units expires on December 31, 2029 and any Performance-Vesting Series B LTIP Units that have not satisfied both applicable time-based and performance-based vesting conditions as of such date will be canceled and forfeited.

Termination of Employment; Change in Control. Under the applicable award agreement, in the event of an executive officer’s termination of employment (not in connection with a Change in Control (as defined in the Equity Plan)), his outstanding LTIP Units will be treated as follows:

•	in the event of a termination for Cause or resignation without Good Reason (each, as defined in the Equity Plan), any unvested LTIP Units (and related Tandem Shares) will be forfeited;

•	in the event of a termination of employment without Cause or resignation for Good Reason, all LTIP Units will vest in full; and

•

in the event of a termination due to death or disability, (i) in the case of Time-Vesting Series A LTIP Units, accelerated vesting of a portion of the LTIP Units for the one-year period on which the termination occurs, plus an additional year of vesting (i.e., an additional 40% for Five-Year Time-Vesting Series A LTIP Units and an additional 66.6% for Three-Year Time-Vesting Series A LTIP Units), (ii) in the case of Performance-Vesting Series A LTIP Units, accelerated vesting of the time-

based vesting condition based on the portion of the year elapsed through the date of the termination, plus an additional year of vesting, and awards remain subject to performance hurdles and (iii) in the case of Performance-Vesting Series B LTIP Units, accelerated vesting of all LTIP Units.

Under the applicable award agreement, in the event of a Change in Control, an executive officer’s outstanding LTIP Units will be treated as follows:

•	all Time-Vesting Series A LTIP Units and Performance-Vesting Series B LTIP Units will vest in full upon such Change in Control; and

•

to the extent outstanding Performance-Vesting Series A LTIP Units are assumed or substituted by the successor entity, the performance-based vesting criteria will be deemed satisfied upon such Change in Control and the Performance-Vesting Series A LTIP Units will remain outstanding and subject to only time-based vesting conditions; provided that if following such Change in Control the executive is terminated within twelve months without cause, for good reason or due to death or disability, such awards will accelerate. If the outstanding Performance-Vesting Series A LTIP Units are not assumed or substituted by the successor entity, then all such LTIP Units will vest in full upon such Change in Control.

Voting Rights and Transferability. The executive officers have voting rights with respect to their LTIP Units and related Tandem Shares immediately upon the grant date regardless of whether vested or unvested. Vested and unvested LTIP Units are transferable, except that unvested LTIP Units are not transferable within the two-year period following grant.

Severance

In the event of certain terminations of employment, each executive officer is eligible to receive the following severance benefits pursuant to his Employment Agreement:

•

in the event of a termination due to death or disability, (i) payment of a pro rata portion of his annual bonus in respect of the fiscal year of termination based on the number of days elapsed in such year through the termination date and actual achievement of applicable company performance goals (the “Pro Rata Bonus Payment”), (ii) payment of any earned, but unpaid bonus, (iii) payment of monthly COBRA premiums for a period of eighteen months following termination (or, in the case of Mr. W. Berkman, twenty-four months) (the “COBRA Equivalent Payment”), (iv) vesting of the time-based component of all outstanding Company equity-based awards based on the number of full or partial years that have elapsed between the applicable grant date and the termination date, plus one additional year of service and (v) in the case of Mr. W. Berkman only, full vesting of all outstanding Performance-Vesting Series B LTIP Units and related Tandem Shares;

•

in the event of a termination by the Company other than for Cause, due to death or disability, or by the executive officer with good reason (each, a “Qualifying Termination”), in each case other than during the twelve-month period following a Change in Control (as defined in the applicable Employment Agreement), (i) a payment equal to one-times (or, in the case of Mr. W. Berkman only, two-times) the sum of (x) his base salary and (y) his annual bonus earned in respect of the prior fiscal year (the “Prior Year Bonus”), (ii) the Pro Rata Bonus Payment, (iii) payment of any earned, but unpaid bonus, (iv) payment of the COBRA Equivalent Payment and (v) full accelerated vesting of his Initial Award (any other Company equity-based awards will be treated in accordance with the applicable award agreements); and

•

in the event of (x) a termination by the Company in anticipation of a Change in Control or (y) a Qualifying Termination during the twelve-month period following a Change in Control, (i) a payment equal to two times the sum of (x) his base salary and (y) the Prior Year Bonus, (ii) payment of a pro rata portion of his target bonus based on the number of days elapsed in the fiscal year of termination through the termination date, (iii) payment of any earned, but unpaid bonus, (iv) payment of the

COBRA Equivalent Payment and (v) full accelerated vesting of all LTIP Units, Tandem Shares and other Company equity-based awards.

The foregoing severance payments and benefits are conditioned upon the executive officer’s execution and delivery of a release of claims. The executive officers are subject to twelve-month (or, in the case of Mr. W. Berkman only, twenty-four month) non-competition and non-solicitation covenants following a termination of employment, and perpetual confidentiality and mutual non-disparagement covenants.

Digital Landscape 2020 Equity Incentive Plan

Administration

The Digital Landscape 2020 Equity Incentive Plan, as amended and restated as of April 20, 2020 (the “Equity Plan”) is administered by the Compensation Committee. Subject to the terms of the Equity Plan, the Compensation Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, adjust the term and conditions of any such award, alter administrative rules, guidelines and practices governing the Equity Plan as it deems advisable, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Equity Plan, construe and interpret the Equity Plan and award agreements, and correct default, supply omissions or reconcile inconsistencies therein and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Equity Plan.

Eligibility

The Equity Plan is discretionary and will enable the Compensation Committee to grant awards to any director, officer, employee, advisor, consultant of the Company or any of its subsidiaries or affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its subsidiaries or affiliates, although the current intention of the Compensation Committee is that awards be granted only to directors and senior management.

Maximum Shares

Subject to adjustment, the maximum number of shares of Company stock (either Ordinary Shares, Class B Shares or Series B Founder Preferred Shares) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 13,500,000, in the aggregate. Class B Shares are only issuable in tandem with Series A LTIP Units or upon the conversion of the Series B Founder Preferred Shares and Series B Founder Preferred Shares are only issuable in tandem with Series B LTIP Units. The number of shares remaining available for issuance will be increased by the number of shares with respect to which awards granted under our Equity Plan are forfeited or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Awards issued in substitution for awards previously granted by a company acquired by the Company or any of its affiliates, or with which the Company or any of its affiliates combines, do not reduce the limit on grants of awards under the Equity Plan. Additionally, when an Ordinary Share is issued in exchange for a Class B Share or Series B Founder Preferred Share, the number of shares remaining available for issuance will be (i) reduced to reflect the Ordinary Share that has been issued and (ii) increased to reflect the canceled Class B Share or Series B Founder Preferred Share, such that the net impact on the number of available shares is neutral. As of September 9, 2020, there were 9,670,612 shares of Company stock subject to outstanding awards granted under the Equity Plan.

Awards

Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards are not transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of the Company’s shareholders prior to vesting.

Minimum Vesting Conditions

Except for certain limited situations (including death, disability, retirement, a Change in Control, grants to new hires to replace forfeited compensation, grants representing payment of achieved performance goals or that vest upon the satisfaction of performance goals or other incentive compensation, substitute awards, grants to non-employee directors or replacement of previously outstanding awards), all awards granted under the Equity Plan are subject to a minimum vesting period of one year (the “Minimum Vesting Condition”). The Minimum Vesting Condition will not be required on the Initial Awards or awards covering, in the aggregate a number of shares not to exceed 5% of the maximum share pool limit.

Change in Control

Unless otherwise determined by the Compensation Committee, in the event of a Change in Control, awards will remain outstanding; provided, however, that upon an involuntary termination of employment of the participant (other than for Cause or due to death or disability) during the twelve-month period following a Change in Control, the participant’s awards will become fully vested and all applicable restrictions will lapse. Notwithstanding the foregoing, in the event that the successor in a Change in Control does not assume or substitute the outstanding awards, then all such awards will vest in full upon such Change in Control.

Adjustments

The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the Equity Plan and (ii) the terms of outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

Term; Amendments

The Equity Plan will remain in effect for ten years following February 10, 2020, the closing date of the APW Acquisition, unless terminated earlier by the Board. The Compensation Committee may amend the Equity Plan as it considers appropriate, subject to the written consent of participants if such changes adversely affect the participants’ outstanding awards. Shareholder approval is required to increase the permitted dilution limits and change eligibility requirements.

Director Compensation

The following table summarizes the compensation paid to the directors of DLGI BVI, all of whom were non-employee directors of the Company, for the fiscal year ended October 31, 2019.

Name	Fees earned for fiscal year 2019 or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael D. Fascitelli (1)	—	—	—	—	—	—	—
Noam Gottesman (1)	—	—	—	—	—	—	—
Paul Myners, Lord of Truro (2)	100,000	—	—	—	—	—	100,000
Jeremy Isaacs (2)	75,000	—	—	—	—	—	75,000
Guy Yamen (2)	75,000	—	—	—	—	—	75,000

(1)	Messrs. Fascitelli and Gottesman did not receive any compensation for their service as directors for the year ended October 31, 2019.
(2)	Lord Myners and Messrs. Isaacs and Yamen resigned effective upon the closing of the APW Acquisition.

Narrative to Director Compensation

On November 15, 2017, each of Messrs. Fascitelli, Gottesman, Isaacs and Yamen and Lord Myners entered into a Director’s Letter of Appointment with DLGI BVI (the “Director Letters of Appointment”) pursuant to which each director was entitled to be reimbursed by the Company for travel, hotel and other expenses incurred in connection with performing their duties as directors of DLGI BVI. Under their respective Director Letters of Appointment, Lord Myners and Messrs. Isaacs and Yamen were also entitled to receive annual director fees of $100,000, $75,000 and $75,000, respectively, payable in quarterly arrears. For more information regarding such annual director fees, see “Certain Relationships and Related Party Transactions – Director Options and Warrants”.

Director Compensation Policy

On August 20, 2020 the Board approved the non-employee director compensation policy, effective February 10, 2020, pursuant to which each of Messrs. Advani, Gould and King and Ms. Bush is eligible to receive annual director fee compensation with a total value of $150,000 (prorated for any partial year of service). Half of such annual fee will be paid in the form of restricted Class A Common Shares, the number of such shares to be based on the closing price of the Company’s Class A Common Shares on the grant date. These restricted shares will vest (i.e., the restriction will lapse) upon each such Director’s completion of the applicable year of service on the Board. The other half of such annual fee will be paid in cash in quarterly arrears; provided that each such Director may elect at the beginning of each year of service (or at the beginning of such Director’s term) to receive some or all of the cash component of his or her annual director fee in the form of additional restricted Class A Common Shares subject to the same valuation and vesting criteria as the other restricted Class A Common Shares granted to such Director for such year of service. Each of Messrs. Advani, Gould and King and Ms. Bush have elected to take their entire annual director fee for the 12-month period commencing on February 10, 2020 in restricted Class A Common Shares. The Board also approved the following annual fees, to be paid in quarterly arrears, for service on committees of the Board of Directors (also prorated for any partial year of service): $25,000 for the chair of the Audit Committee and $12,500 for other members of the Audit Committee; $20,000 for the chair of the Compensation Committee and $10,000 for other members of the Compensation Committee; and $15,000 for the Chair of the Nominating and Corporate Governance Committee and $7,500 for other members of the Nominating and Corporate Governance Committee. Messrs. Fascitelli and Gottesman have elected not to receive the annual director fee compensation in respect of their services on the Board for 2020. Mr. Rahm has elected not to receive compensation in respect of his service on the Board so long as any of the Centerbridge Entities are investors in the Company.

Additionally, the Company will reimburse each director for travel, hotel and other expenses incurred in connection with performing his or her duties as a Director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following provides a description of each transaction since January 1, 2017, and each currently proposed transaction, not described elsewhere in this prospectus (including the director and executive compensation arrangements discussed under “Executive and Director Compensation”), in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any related person (as defined pursuant to SEC rules, and which includes any of our directors, executive officers, any shareholder owning more than 5% of any class of our outstanding voting securities, and any immediate family member of any of the foregoing) had or will have a direct or indirect material interest.

Certain agreements summarized below are filed as exhibits to the registration statement of which this prospectus is a part, and the summaries below are qualified in their entirety by reference thereto.

2017 Subscription

In November 2017, in connection with the 2017 Placing, DLGI BVI issued a total of 1,600,000 BVI Series A Founder Preferred Shares at $10 per share to TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (the “Series A Founder Entities”), entities controlled by Noam Gottesman and Michael Fascitelli (the “Series A Founders”), respectively. We also issued Warrants to the Series A Founder Entities on the basis of one Warrant per BVI Series A Founder Preferred Share. In connection with the closing of the APW Acquisition, the BVI Series A Founder Preferred Shares and related Warrants were transferred to Digital Landscape Partners Holding LLC (the “Series A Founder Preferred Holder”), an entity controlled by the Series A Founder Entities and in which Scott Bruce and Richard Goldstein each also hold a 2.85% economic (non-voting) interest.

Director Options and Warrants

As described under “Director and Executive Compensation—Director Compensation”, pursuant to their respective Director Letters of Appointment, three of DLGI BVI’s directors for the fiscal year ended October 31, 2019—Lord Myners and Messrs. Isaacs and Yamen (collectively, the “Independent Non-Founder DLGI BVI Directors”)—were entitled to receive certain annual director fees. Solely for the fiscal year ended October 31, 2018, each of Lord Myners and Messrs. Isaacs and Yamen had the option to elect to receive their annual director fees as a lump sum, subject to the admission of the Ordinary Shares and the Warrants to trading on the LSE. If so elected, the election would constitute an irrevocable undertaking to subscribe such lump sum amount (less any tax withheld by DLGI BVI) for Ordinary Shares (with matching Warrants). Each Independent Non-Founder DLGI BVI Director elected to receive his annual director fees in respect of the fiscal year ended October 31, 2018 in a lump sum and, accordingly, the Independent Non-Founder DLGI BVI Directors collectively subscribed for and were issued an aggregate net sum of $250,000 for Ordinary Shares (with matching Warrants at a price of $10.00 per share). Of this aggregate amount, Lord Myners subscribed for 10,000 Ordinary Shares (with matching Warrants) and each of Messrs. Isaacs and Yamen subscribed for 7,500 Ordinary Shares (with matching Warrants) at a price of $10.00 per share by way of a direct issuance of Ordinary Shares (with matching Warrants). In the Domestication, each matching Warrant to acquire Ordinary Shares will automatically convert into a Warrant to acquire an equivalent number of Class A Common Shares.

The Independent Non-Founder Directors also entered into option deeds with DLGI BVI pursuant to which they received a grant of a five-year option to acquire Ordinary Shares totaling 50,000, 37,500 and 37,500, respectively, in each case at an exercise price of $11.50 per share. In the Domestication, each such option to acquire Ordinary Shares will automatically convert into an option to acquire an equivalent number of Class A Common Shares.

Shareholders Agreement

On the Acquisition Closing Date, we entered into a shareholder agreement (the “Shareholders Agreement”) with William Berkman and BF Investments (collectively the “AG Investor”), Scott Bruce and Richard Goldstein (together with the AG Investor and their permitted transferees thereunder, the “AG Group”); BF Investments, in its capacity as agent, proxy and attorney-in-fact for the AG Group (the “AG Investors’ Representative”); the Series A Founder Entities and TOMS Acquisition II LLC, in its capacity as agent, proxy and attorney-in-fact for the Series A Founder Entities and the Series A Founder Preferred Holder (the “Landscape Investors’ Representative” and, together with the AG Investors’ Representative, the “Investor Representatives”) and their permitted transferees thereunder (collectively, the “Series A Group”). We refer to the AG Group, the Series A Group and their permitted transferees under the Shareholders Agreement, collectively, as the “Investors”.

Founder Directors

The Shareholders Agreement provides that, until December 31, 2028 (the “Board Designation Expiration Date”), each of the AG Investors’ Representative (on behalf of the AG Group) and the Landscape Investors’ Representative (on behalf of the Series A Founder Preferred Holder), may designate two of the four Founder Directors for election by the holders of the BVI Founder Preferred Shares or the Founder Preferred Shares, as applicable (unless an investors’ representative fails to designate, on behalf of its applicable Investors, its two Founder Directors, in which case the other investors’ representative will be entitled to designate the remaining Founder Director nominees). The Shareholders Agreement further provides that, for so long as Mr. Berkman is our CEO, the AG Investors’ Representative will designate him as one of their Founder Directors (unless we receive advance notice that one of our shareholders intends to nominate one or more directors at the next meeting of shareholders, in which case Mr. Berkman may be replaced as an AG Investor Founder Director effective as of such meeting). Until the Board Designation Expiration Date, each of the Investors has agreed, among other things, to vote its voting securities in accordance with the provisions in the Shareholders Agreement, and Digital Landscape Partners Holding LLC (the “Series A Founder Preferred Holder”), Scott Bruce and Richard Goldstein have irrevocably granted to and appointed the AG Investors’ Representative as their proxy to effect the foregoing voting arrangement. The remaining nominees for the Board (initially four persons) will be selected by the Nominating and Corporate Governance Committee. In addition, the AG Group has the right to select a majority of directors serving on the Nominating and Corporate Governance Committee. The Founder Directors currently serving on the Board are Michael D. Fascitelli, William H. Berkman, Noam Gottesman and William D. Rahm. Messrs. Berkman and Rahm are designees of the AG Group, and Messrs. Fascitelli and Gottesman are designees of the Series A Group.

In addition, in the event the Board recommends the Domestication or the adoption of the Charter to the Company’s shareholders, the Investors have agreed, among other things, to cooperate and use all commercially reasonable efforts so as to cause the Company to effect the Domestication and to cause the Charter to become effective.

Registration Rights

Pursuant to the Shareholders Agreement, AG Investor, Imperial Landscape Sponsor LLC and TOMS Acquisition II LLC are entitled to the following registration rights:

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once we have been a U.S. reporting company under SEC rules for at least 12 months, (i) the right to request that we file, within 45 days of our receipt of such request, a registration statement under the Securities Act for the resale of registrable securities held by them and to have such registration statement remain effective until there are no more registrable securities and (ii) the right to require us to effect an underwritten offering subject to certain limitations; and

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after the 30-month anniversary of the effective date of the Shareholders Agreement, provided we are a U.S. reporting company under SEC rules at that time, customary piggy-back registration rights subject to certain limitations.

Our obligations to each of AG Investor, Imperial Landscape Sponsor LLC and TOMS Acquisition II LLC, with respect to the registration of their securities will terminate on the date on which the entire amount of all voting securities of the Company owned by each of them may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Investor Representatives, without any limitation as to volume under Rule 144 of the Securities Act.

We have also agreed to indemnify each Investor and its respective affiliates, and its respective directors, officers and employees, in connection with any such registration of registrable securities pursuant to the provisions of the Shareholders Agreement from any and all losses, claims, liabilities or judgments arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any registration statement that covers such registrable securities or any prospectus or other disclosure document used in connection with such registrable securities, any issuer free writing prospectus or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, registration statement, other disclosure document or issuer free writing prospectus (in each case, unless such untrue statement or omission was made in reliance on and in conformity with information with respect to any indemnified person furnished to us in writing by the Investors expressly for use therein).

Transfer Restrictions

The Shareholders Agreement further provides that, until December 31, 2027 (the “Restricted Period”), without the prior written consent of the AG Investors’ Representative and Landscape Investors’ Representative, no Investor will make or solicit any “Transfer” (as defined in the Shareholders Agreement) of any of our equity securities owned or acquired by such Investor or its affiliates, in each case, in connection with the consummation of the APW Acquisition (provided that, in the case of Scott Bruce, Richard Goldstein and their permitted transferees, such restrictions will only apply with respect to BVI Series B Founder Preferred Shares or Series B Founder Preferred Shares, as applicable). Following the end of the Restricted Period, each Investor has agreed not to make or solicit any Transfer unless (i) such equity securities would not represent more than 5% of our voting securities; and (ii) to the best knowledge of such Investor, after giving effect to such Transfer, such person or group would not have record or beneficial ownership of more than 10% of our voting securities. However, the foregoing transfer restrictions will not apply to Transfers of equity securities (i) to “Permitted Transferees” (as defined in the Shareholders Agreement), (ii) to us or our subsidiaries, (iii) that the Investor acquired after the Acquisition Closing Date or (iv) up to 25% of the number of Ordinary Shares or Class A Common Shares, as applicable, beneficially owned by such Investor or its affiliates at the Acquisition Closing Date, on a fully diluted basis.

As of the date of this prospectus, 2,400,000 Ordinary Shares, 2,781,485 BVI Class B Shares, 4,000,000 Warrants, 1,600,000 BVI Series A Founder Preferred Shares and 1,386,033 BVI Series B Founder Preferred Shares are subject to the foregoing transfer restrictions.

Standstill Restrictions

The Shareholders Agreement also provides that, until December 31, 2029 (or such later date on which the investor percentage interest for the applicable “investor group” (i.e., the AG Group or the Series A Group) has been less than 5% for 180 consecutive days), subject to certain exceptions (and without prior approval of not less than a majority of the Board), no Investor will, and no Investor will permit any of its affiliates or general partners to, directly or indirectly acquire, offer to acquire, by purchase or otherwise, (i) record or beneficial ownership of any of our equity securities, or any direct or indirect right to acquire record or beneficial ownership of any of our equity securities, or (ii) any cash-settled call options or other derivative securities or contracts or instruments in any way related to the price of our equity securities. The Investors have also agreed to certain additional restrictions, including restrictions on voting their securities, applicable during the period described above and subject to certain exceptions.

Notwithstanding the foregoing, such restrictions will not apply to, among other things, (i) the acquisition of equity securities (a) by the AG Group pursuant to the APW Acquisition or the conversion of APW OpCo Units or the exchange of Class B Common Shares or Series B Founder Preferred Shares, (b) by either investor group of up to 24.9% of the Class A Common Shares (on a fully diluted basis) with respect to any investor group, (c) by either investor group pursuant to our distributions to all holders of Class A Common Shares and/or the Series A Founder Preferred Shares (or, in each case, the equivalent shares of DLGI BVI prior to the Domestication) or (ii) certain strategic transactions.

Information Rights and Restrictions

The Shareholders Agreement also provides the Investors with certain information rights and imposes certain obligations on the Investors to keep confidential Company information and certain Investor information.

Centerbridge Agreements

Centerbridge Subscription Agreement

On November 20, 2019, we entered into a subscription agreement, subsequently amended and supplemented on February 7, 2020 by an amendment thereto and letter agreement (the “Centerbridge Subscription Agreement”), with Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P. (collectively, the “Centerbridge Entities”) pursuant to which the Centerbridge Entities subscribed for $100 million of Ordinary Shares at a price of $10.00 per share (the “Centerbridge Subscription”) in connection with, and contingent upon the consummation of, the APW Acquisition. Pursuant to the Centerbridge Subscription Agreement, the aggregate cash proceeds from the sale of the shares sold thereunder are available for general corporate purposes.

Centerbridge Director Nominee

For so long as the Centerbridge Entities hold at least 50% of the shares purchased under the Centerbridge Subscription Agreement, they are entitled to nominate one Director to our Board, subject to such person’s reasonable approval by AP Wireless. As of the date of this prospectus, the Centerbridge Entities hold 100% of such shares. William D. Rahm currently acts as the Director nominee of the Centerbridge Entities on the Board.

Registration Rights

Pursuant to the Centerbridge Subscription Agreement, we agreed to register the Class A Common Shares held by the Centerbridge Entities for resale under the Securities Act prior to cancelling the listing of our Ordinary Shares on the LSE. Accordingly, the Centerbridge Entities have been named in this prospectus as “selling stockholders” that may, from time to time after the Domestication, offer and sell pursuant to this prospectus any or all of the Resale Shares owned by them. See “Selling Stockholders”.

Also pursuant to the Centerbridge Subscription Agreement, we and the Centerbridge Entities entered into a Registration Rights Agreement dated July 10, 2020 providing the Centerbridge Entities with the following registration rights, effective from and after the date on which we become a U.S. reporting company under SEC rules:

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the right to require us to effect one underwritten offering of the Class A Common Shares held by the Centerbridge Entities each year subject to certain limitations (and provided that any such demand registration in which a Centerbridge Entity is subject to cutback in excess of 25% of the securities it requested to register shall not count as a demand registration); and

•	customary “piggy-back” rights on all registrations of sales of our equity securities, subject to certain limitations.

Our obligations to maintain an effective registration statement with respect to the sales by the Centerbridge Entities of shares acquired pursuant to the Centerbridge Subscription Agreement (or in exchange therefor) will terminate on the first date on which the Centerbridge Entities can sell all such shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

We have agreed to bear most of the costs associated with fulfilment of our registration obligations owed to the Centerbridge Entities, including all costs, expenses and fees in connection with the registration of the Resale Shares offered under this registration statement. The Centerbridge Entities, however, will bear all commissions and discounts, if any, attributable to their sale of the Resale Shares. See “Plan of Distribution”. We have also agreed to indemnify the Centerbridge Entities and their respective officers, directors, employees, advisors and agents (subject to certain limited exceptions) against liabilities that may arise from sales made by them in connection with the exercise of their registration rights.

Centerbridge Commitment Letter

On November 20, 2019, in connection with our entry into the Centerbridge Subscription Agreement, we entered into a commitment letter (the “Centerbridge Commitment Letter”) with certain affiliates of the Centerbridge Entities (the “commitment parties”), pursuant to which the commitment parties committed to provide up to a $100 million loan facility, conditioned on, among other things, our entry into the APW Merger Agreement. In consideration for such commitments, upon the completion of the APW Acquisition, we paid to the commitment parties a non-refundable commitment fee in an amount equal to 4.0% of the $100 million committed amount. The commitments under the Centerbridge Commitment Letter terminated upon the completion of the APW Acquisition, without any loans being funded thereunder.

Centerbridge Voting Agreement

On February 7, 2020, the Centerbridge Entities entered into a voting agreement (the “Centerbridge Voting Agreement”) with us, pursuant to which the Centerbridge Entities agreed to vote, for a period of one year following the closing of the APW Acquisition, all voting securities of the Company owned by them, certain of their transferees and any of their affiliates (i) in favor of any and all Director nominees that are nominated by our Board’s Nominating and Corporate Governance Committee and (ii) against the removal of any such nominee that is subsequently elected to the Board who is subject to removal without cause.

APW Merger Agreement

On November 19, 2019, we entered into the Agreement and Plan of Merger (the “APW Merger Agreement”) to acquire a 91.8% interest in APW OpCo, the parent of AP Wireless, from Associated Partners for approximately $860 million less (i) debt as of June 30, 2019 of approximately $539 million, (ii) approximately $65 million to redeem a minority investor in the AP Wireless business and (iii) allocable transaction expenses of approximately $10.7 million plus (iv) cash as of June 30, 2019 of approximately $66.5 million (subject to certain limited adjustments). The acquisition was completed on the Acquisition Closing Date through a merger of LAH Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of the Company (the “APW Merger”).

Following the APW Acquisition, we own 91.8% of APW OpCo, with the former partners of Associated Partners who were members of APW OpCo immediately prior to the Acquisition Closing Date and who elected to roll over their investment in APW OpCo in connection with the APW Acquisition (the “Continuing OpCo Members”) owning the remaining 8.2% interest in APW OpCo. As a result, the AP Wireless Business is 100% owned by DLGI and the Continuing OpCo Members. Certain securities of APW OpCo issued and outstanding upon completion of the APW Acquisition are subject to time and performance vesting conditions. In addition, all securities of APW OpCo held by persons other than the Company are exchangeable for Ordinary Shares and, following the Domestication, will be exchangeable for Class A Common Shares. If all APW OpCo securities vested and no securities have been exchanged for Ordinary Shares or Class A Common Shares, as applicable, we will own approximately 82.0% of APW OpCo. For more information about the APW OpCo securities, see “– APW OpCo LLC Agreement”; see “Prospectus Summary – Organizational Structure” for a depiction of our organizational structure, giving effect to the APW Acquisition and the Domestication.

Effect of the APW Merger

Pursuant to the terms of the APW Merger Agreement, by virtue of the APW Merger on the Acquisition Closing Date:

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The APW OpCo units held by the Continuing OpCo Members, which include Paul A. Gould and certain controlled affiliates of William H. Berkman, were canceled and converted into the right to receive BVI Class B Shares, Class B Common Units and Rollover Profits Units (as defined below). Pursuant to this conversion in the APW Merger, controlled affiliates of Mr. Berkman collectively received 1,395,452 BVI Class B Shares, 1,250,431 Class B Common Units, 1,250,431 Series A Rollover Profits Units and 145,021 Series B Rollover Profits Units; and Mr. Gould received 17,597 BVI Class B Shares, 15,768 Class B Common Units, 15,768 Series A Rollover Profits Units and 1,829 Series B Rollover Profits Units.

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The APW OpCo units held by each other former partner of Associated Partners who was a member of APW OpCo immediately prior to the Acquisition Closing Date and who elected to receive cash in exchange for their interests in APW OpCo (the “Former OpCo Members”), were canceled and converted into the right to receive a cash payment in an amount calculated pursuant to the terms of the APW Merger Agreement.

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The limited liability company interests of Merger Sub were converted into the Carry Unit (described under “– APW OpCo LLC Agreement – Units” below) and a number of Class A Common Units equal to the number of Ordinary Shares and Series A Founder Preferred Shares issued and outstanding immediately prior to the Acquisition Closing Date. As a result, the Company became the holder of the Carry Unit and all 60,025,000 Class A Common Units.

In addition, pursuant to the APW Merger Agreement, the Company was appointed as the sole manager of APW OpCo. For more information about APW OpCo and its securities, see “– APW OpCo LLC Agreement” below.

Post-Acquisition Board Composition

The APW Merger Agreement provided that, effective as of the Acquisition Closing Date, our Board would be comprised of Directors designated by William H. Berkman, acting in his capacity as the Company Partners’ Representative under the APW Merger Agreement, and reasonably acceptable to the Company. The APW Merger Agreement also provided that such Directors would include William H. Berkman (who would also serve as the Company’s CEO) and Michael D. Fascitelli (who would serve with William H. Berkman as Co-Chairmen of the Board) and Noam Gottesman.

AP Wireless D&O Indemnification and Insurance

Pursuant to the APW Merger Agreement, we agreed that all rights to indemnification, limitations on liability and exculpation in favor of any director, officer or employee of AP Wireless or its subsidiaries existing as of the Acquisition Closing Date will continue in full force and effect for six years after the Acquisition Closing Date.

Additionally, AP Wireless and its subsidiaries have agreed (and in the event they are unable to do so, we have agreed) to cause APW OpCo to maintain, for six years after the Acquisition Closing Date, the insurance policies and fiduciary liability insurance policies of the directors and officers of AP Wireless and each of its subsidiaries.

Tax Indemnification and Insurance

On the Acquisition Closing Date, pursuant to the terms of the APW Merger Agreement and as a condition to the completion of the APW Acquisition, the Company deposited $10 million into the Tax Escrow Account (as defined below), which funds were allocated to the Former OpCo Members and the Continuing OpCo Members and accordingly reduced the consideration received by such members pursuant to the APW Merger Agreement. Pursuant to the APW Merger Agreement, the Former OpCo Members and the Continuing OpCo Members agreed to indemnify the Company and its affiliates (including, following the Acquisition Closing Date, AP Wireless and its subsidiaries) and their respective directors, officers, employees, agents and other advisors and representatives, from amounts then available in the Tax Escrow Account, from and against any and all losses incurred, suffered or paid by them and arising out of, relating to or resulting from the Tax Indemnification Matters (as defined in the APW Merger Agreement).

Additionally, pursuant to the APW Merger Agreement, AP Wireless was required to obtain, and prior to the Acquisition Closing Date we did obtain, a $25 million tax insurance policy.

Escrow Agreement

On February 10, 2020, in connection with the APW Acquisition, we entered into an escrow agreement (the “Escrow Agreement”) with AP Wireless, Associated Partners, as the representative of the Continuing OpCo Members and the Former OpCo Members, and Citibank, N.A., as escrow agent (the “Escrow Agent”). Pursuant to the Escrow Agreement, and in accordance with the terms of the APW Merger Agreement, the parties thereto established an escrow account (the “Tax Escrow Account”) to hold $10 million dollars in cash, to be used solely for the applicable purposes set forth in the APW Merger Agreement, as described above, and to be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

The Escrow Agent will release escrow funds by wire transfer of immediately available funds or check upon (i) the receipt of a joint written instruction delivered by the Company and Associated Partners to the Escrow Agent in accordance with the APW Merger Agreement (a “joint release instruction”), within two business days after receipt of, and in accordance with, such joint release instruction or (ii) the receipt from either party to the Escrow Agreement of a certified copy of a final non-appealable order of any court of competent jurisdiction directing the disbursement of escrow funds and related disbursement instructions, on the fifth business day following receipt thereof, and in accordance therewith.

Prior to their release, the escrowed funds and all products and proceeds thereof (“escrow earnings”) will be retained by the Escrow Agent and reinvested and will be disbursed as part of the escrow funds (which shall be held in an FDIC-insured, interest-bearing deposit account). Pursuant to the APW Merger Agreement, the Company and Associated Partners have agreed to provide joint release instructions requiring the Escrow Agent to release to the Company an amount equal to 25% of the amount of any taxable income the Company recognizes in respect of the escrow earnings.

The Escrow Agreement will automatically terminate upon the earlier to occur of (i) the distribution of all escrow funds in accordance with the terms of the Escrow Agreement or (ii) delivery to the Escrow Agent of a written notice of termination executed jointly by the parties to the Escrow Agreement.

APW OpCo LLC Agreement

APW OpCo was initially formed as a Delaware limited liability company on November 15, 2019, with Associated Partners as its sole member. Effective as of the Acquisition Closing Date, the Company and certain other members of APW OpCo (comprising the Continuing OpCo Members) amended and restated the initial limited liability company agreement of APW OpCo (as so amended and restated and as further amended and restated as of July 31, 2020, the “APW OpCo LLC Agreement”).

Units

The limited liability company interests of APW OpCo are represented by units (the “Units”). As of the Acquisition Closing Date, the Units were comprised of the following classes and series of Units, which, as of September 9, 2020, were issued and held by the members of APW OpCo as follows:

•	Class A Common Units — 60,025,000 issued and outstanding. Held solely by the Company.

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Class B Common Units — 5,389,030 issued and outstanding. Held solely by members of APW OpCo (other than the Company), which at the Acquisition Closing Date and as of the date of this prospectus are the Continuing OpCo Members. The Class B Common Units are held in tandem with BVI Class B Shares (and, following the Domestication, will be held in tandem with the Class B Common Shares). Beginning 180 days after the Acquisition Closing Date, a member of APW OpCo (other than the Company) may redeem the Class B Common Units for cash or Ordinary Shares (and, following the Domestication, for Class A Common Shares), at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the BVI Class B Shares (or Class B Common Shares) held in tandem with the Class B Common Units being redeemed. See “– Redemption of Class B Common Units” below.

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Series A Rollover Profits Units — 5,389,030 issued and outstanding. Held solely by members of APW OpCo (other than the Company), which at the Acquisition Closing Date and as of the date of this prospectus are the Continuing OpCo Members. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the BVI Series A Founder Preferred Shares into Ordinary Shares or Series A Founder Preferred Shares into Class A Common Shares, as applicable, and (ii) the date on which there are no BVI Series A Founder Preferred Shares or Series A Founder Preferred Shares outstanding.

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Series B Rollover Profits Units — 625,000 issued and outstanding. Held solely by members of APW OpCo (other than the Company), which at the Acquisition Closing Date and as of the date of this prospectus are the Continuing OpCo Members. Once equitized (as described below), the Series B Rollover Profits Units are treated for all purposes as Class B Common Units.

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Series A LTIP Units — 5,400,000 issued and outstanding. Held by William Berkman, Scott Bruce, Richard Goldstein, David Berkman, Glenn Breisinger and Jay Birnbaum. The Series A LTIP Units are held in tandem with BVI Class B Shares (and, following the Domestication, will be held in tandem with the Class B Common Shares). Approximately 62.5% of the Series A LTIP Units vest in equal annual installments over three or five years and approximately 37.5% will vest subject to achieving certain share price performance hurdles over a seven-year period. Once equitized (as described below), the Series A LTIP Units are treated for all purposes as Class B Common Units.

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Series B LTIP Units — 1,386,033 issued and outstanding. Held by William Berkman, Scott Bruce and Richard Goldstein. The Series B LTIP Units are held in tandem with BVI Series B Founder Preferred Shares (and, following the Domestication, will be held in tandem with the Series B Founder Preferred Shares). The Series B LTIP Units will vest subject to achieving certain share price performance hurdles over a nine-year period. Once equitized (as described below), the Series B LTIP Units are treated for all purposes as Class B Common Units.

•	Carry Unit — A single non-voting Unit held solely by the Company.

We refer to the Class A Common Units and the Class B Common Units as the “Common Units”; the Series A Rollover Profits Units and Series B Rollover Profits Units as the “Rollover Profits Units”; and the Series A LTIP Units and Series B LTIP Units as the “LTIP Units”.

Equitization

LTIP Units become equitized when the capital account of such LTIP Unit exceeds the “LTIP Notional Amount” (as defined in the applicable LTIP Agreement) with respect to such LTIP Unit. As of the date of this prospectus, the LTIP Notional Amount for each LTIP Unit is $10.00. Once equitized, an LTIP Unit is treated for all purposes as one Class B Common Unit.

Series B Rollover Profits Units become equitized when the capital account of such Series B Rollover Profits Unit exceeds $10.00. Once equitized, a Series B Rollover Profits Unit is treated for all purposes as one Class B Common Unit.

Manager and Management

APW OpCo is managed by and under the direction of the Company, as manager of APW OpCo (the “Manager”), unless there is a situation which specifically requires approval of the members of APW OpCo under the Delaware Limited Liability Company Act, as amended, or the APW OpCo LLC Agreement. The APW OpCo LLC Agreement generally eliminates voting rights of members of APW OpCo (in their capacity as such) except for certain specified amendments to the APW OpCo LLC Agreement and a limited number of other matters. Where voting rights exist, all Units (other than the Carry Unit, which is non-voting) entitle their holders to one vote per Unit. Members other than the Company have voting rights at the DLGI level as holders of Class B Common Shares.

The Company, as the Manager, may resign as the Manager at any time by giving written notice to the members of APW OpCo, and may be removed or replaced by the members of APW OpCo (including the Company in its capacity as a member of APW OpCo) holding a majority of the voting Units of APW OpCo then outstanding.

The APW OpCo LLC Agreement prohibits the Manager from entering into or conducting any business or operations other than in connection with (i) its capacity as a member of APW OpCo and the ownership, acquisition and disposition of Common Units, (ii) the management of the business and affairs of APW OpCo and its majority controlled subsidiaries, (iii) the operation of the Company as a reporting company with a class or classes of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to APW OpCo, its majority-controlled subsidiaries or their assets or activities and (vi) such activities as are incidental to the foregoing. The APW OpCo LLC Agreement generally requires the Company to make the net proceeds of any financing or refinancing available to APW OpCo and to take commercially reasonable measures to ensure that the economic benefits and burdens of assets that are acquired or held by the Company other than through APW OpCo and its majority-controlled subsidiaries are otherwise vested in APW OpCo or such subsidiaries, through assignment, mortgage, loan or otherwise.

The APW OpCo LLC Agreement provides that the Manager has the same fiduciary duties of loyalty and care as a director of a corporation under the DGCL. The APW OpCo LLC Agreement provides that the Manager is not liable to APW OpCo, its members or any other person that is a party to or is otherwise bound by the APW OpCo LLC Agreement, for monetary damages for breach of fiduciary duty as a manager of APW OpCo, except for (i) any breach of the Manager’s duty of loyalty to APW OpCo and its members, (ii) any act or omission not in good faith or which involves intentional misconduct or knowing violation of law or (iii) any transaction from which the Manager derived an improper personal benefit.

The APW OpCo LLC Agreement requires APW OpCo to indemnify the Manager to the fullest extent permitted by law to the extent that the Manager was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that the Manager is or was the Manager, against all liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred. The APW OpCo LLC Agreement also requires APW OpCo to pay the expenses (including reasonable attorneys’ fees) incurred by the Manager in defending such an action, suit or proceeding in advance of its final disposition.

Distributions

The APW OpCo LLC Agreement provides that the members of APW OpCo, including the Company, are entitled to “Ordinary Distributions” and “Tax Distributions”. In addition, the Company, in its capacity as a member of APW OpCo, is entitled to “Founder Distributions” and, in connection therewith, holders of Series A Rollover Profits Units are entitled to “Rollover Distributions”. Such Founder Distributions and Rollover Distributions are not offset against any Ordinary Distributions that the applicable member of APW OpCo is entitled to receive.

Ordinary Distributions. The Manager may declare and cause APW OpCo to pay distributions out of the cash that could be distributed by APW OpCo in accordance with the DWIP Agreement, the Facility Agreement, the Mezzanine Loan Agreement and the Subscription Agreement (each, as defined under “Management’s Discussion and Analysis of Results of Operations”) or other funds or property legally available therefor (such distributions, “Ordinary Distributions”). Ordinary Distributions are required to be apportioned among the members of APW OpCo in the order of priority set forth in the APW OpCo LLC Agreement, which generally provides that such distributions will be made:

•

First, to the holders of Common Units (including equitized Units), pro rata in proportion to the deemed capital contributions with respect to their Common Units until they have received aggregate distributions of an amount equal to such deemed capital contributions;

•

Second, to the holders of LTIP Units (excluding equitized LTIP Units) and Series B Rollover Profits Units (excluding equitized Series B Rollover Profits Units), beginning with holders of Time-Based LTIP Units and Series B Rollover Profits Units, followed by holders of Vested Performance-Based LTIP Units and ending with holders of Unvested Performance-Based LTIP Units (each as defined in the APW OpCo LLC Agreement), in each case until they have received aggregate distributions of an amount equal to (i) in the case of the LTIP Units, the LTIP Notional Amount (as defined in the applicable LTIP Agreement) with respect to their LTIP Units and (ii) in the case of the Series B Rollover Profits Units, $10.00 per Series B Rollover Profits Unit; and

•	Last, to the holders of Common Units (including equitized Units).

Tax Distributions. APW OpCo is required pursuant to the APW OpCo LLC Agreement to make distributions to the members of APW OpCo intended to approximate the U.S. federal, state and local taxes such members are required to pay in respect of net income allocated to such members with respect to their Units, which distributions are treated as advances of and offset against the “Ordinary Distributions” and “Rollover Distributions” that such members are entitled to receive as described herein.

Founder Distributions. The APW OpCo LLC Agreement also requires APW OpCo to make distributions (“Founder Distributions”) to the Company, as the holder of the Carry Unit, of an amount in cash equal to the Annual Dividend Amount payable to the holder of Series A Founder Preferred Shares; provided that if such Annual Dividend Amount is paid in Ordinary Shares (or, after the Domestication, Class A Common Shares), APW OpCo is required to issue to the Company a number of Class A Common Units that is equal to the number of Ordinary Shares (or Class A Common Shares) issued in respect of such Annual Dividend Amount.

Rollover Distributions. Concurrently with any Founder Distribution made to the Company, APW OpCo is required to make a corresponding distribution (a “Rollover Distribution”) to each holder of Series A Rollover Profits Units equal to the product of (a) the amount of the Founder Distribution, multiplied by (b) a fraction, (i) the numerator of which is the number of Series A Rollover Profits Units then held by such holder and (ii) the denominator of which is the sum of (A) the number of then outstanding Common Units (but not including Class A Common Units issued with respect to the Carry Unit, Class B Common Units issued to holders of Series A Rollover Profits Units in connection with the distribution to the Carry Unit, or the Series A Rollover Profits Units), (B) the number of then outstanding LTIP Units, (C) the number of then outstanding Rollover Profits Units (other than Series A Rollover Profits Units) and (D) the number of then outstanding preferred units issued in the future then held by the other members of APW OpCo. Rollover Distributions will be made in cash or Class B Common Units to the same extent as the corresponding Founder Distribution was made in cash or Class A Common Units, respectively.

Transfer Restrictions

Pursuant to the APW OpCo LLC Agreement, members and assignees of APW OpCo may not transfer Units or interests in Units other than (i) with the written approval of the Manager and (ii) in certain “Permitted Transfers” described in the APW OpCo LLC Agreement (including transfers to affiliates and certain family members). In addition, in either of the foregoing cases:

•

Common Units, LTIP Units or Rollover Profits Units may not be transferred unless the transfer is accompanied by the transfer of an equal number of the BVI Class B Shares, BVI Series B Founder Preferred Shares, Class B Common Shares or Series B Founder Preferred Shares, as applicable, held by the transferor of such Units in tandem with such Units;

•	Units may not be transferred by or to a party to the Shareholders Agreement other than in accordance with the terms and conditions of the Shareholders Agreement; and

•

LTIP Units may not be transferred other than in accordance with the applicable terms and conditions of the award agreement applicable to such LTIP Unit entered into by and among the Company, APW OpCo and the member of APW OpCo holding such LTIP Unit (each such agreement, an “LTIP Agreement”).

Redemption of Class B Common Units

At any time beginning 180 days after the Acquisition Closing Date (i.e., August 8, 2020), a member of APW OpCo (other than the Company) holding Redeemable Units (as defined below) may cause APW OpCo to redeem such Redeemable Units upon compliance with the procedures set forth in the APW OpCo LLC Agreement. “Redeemable Units” are Class B Common Units (including any equitized LTIP Units or equitized Rollover Profits Units that are treated under the terms of the APW OpCo LLC Agreement as equal to an equivalent or lesser number of Class B Common Units) that are not prohibited by an agreement between their holder and APW OpCo or the Company, including in an LTIP Agreement, from being redeemed.

In exercising such redemption right as to one or more Redeemable Units (the “Redeemed Units”), the holder will be entitled to receive either (i) a number of Ordinary Shares (or, following the Domestication, Class A Common Shares) equal to the number of Redeemed Units (the “Share Settlement”) or (ii) immediately available U.S. dollars in an amount equal to the product of (x) the Share Settlement and (y) the Class A Trading Price (as defined below) (the “Cash Settlement”), as determined by the Company’s Independent Directors who are disinterested. “Class A Trading Price” is defined as the arithmetic average of the volume weighted average prices for a Class A Common Share on the principal securities exchange or automated or electronic quotation system on which the Class A Common Shares are traded or quoted, as reported by Bloomberg, L.P. or its successor, for each of the five consecutive full trading days ending on and including the last full trading day immediately prior to the applicable redemption date, subject to adjustment for any stock splits, reverse splits, stock dividends or similar events. If the Class A Common Shares are no longer trading on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors shall determine the Class A Trading Price in good faith.

Our Independent Directors who are disinterested may also choose to effect the direct exchange of the Redeemed Units for the Share Settlement or the Cash Settlement, as applicable, rather than through a redemption by APW OpCo by delivering (prior to the redemption date) a notice to APW OpCo and the redeeming member setting forth DLGI’s election to effect such an exchange.

Simultaneous with such redemption (or direct exchange), the member of APW OpCo whose Redeemed Units were redeemed (or exchanged) shall surrender to the Company for no consideration, and the Company shall cancel for no consideration, a number of BVI Class B Shares or BVI Series B Founder Preferred Shares (or, following the Domestication, Class B Common Shares or Series B Founder Preferred Shares), as applicable, equal to the number of such Redeemed Units.

The APW OpCo LLC Agreement also provides that any transfer or redemption of Class B Common Units and/or BVI Class B Shares or Class B Common Shares, as applicable, held in tandem with Class B Common Units prior to the third anniversary of the Acquisition Closing Date (i.e., February 10, 2023) will result in the automatic cancellation of a proportionate number of such Class B Common Units holder’s Series B Rollover Profits Units and BVI Class B Shares or Class B Common Shares, as applicable, held in tandem with such Series B Rollover Profits Units.

Indemnity Agreements

We have entered into indemnification agreements with each of our executive officers and Directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Lock-up Agreements

In connection with the 2017 Placing, the Series A Founders, the Series A Founder Entities and each of DLGI BVI’s directors at that time (including Michael Fascitelli and Noam Gottesman) entered, and upon the Acquisition Closing Date the Series A Founder Preferred Holder entered, into lock up arrangements pursuant to the terms of the placing agreement, dated November 15, 2017, entered into with Credit Suisse Securities (Europe) Limited, Goldman Sachs International and Morgan Stanley & Co. International plc, who were the placing agents for the 2017 Placing (the “2017 Placing Agents”). These lock up arrangements prohibit such persons from, without the prior written consent of the 2017 Placing Agents, offering, selling or otherwise disposing of any Ordinary Shares or any other securities exchangeable for or convertible into, or substantially similar to, Ordinary Shares (including Warrants, BVI Series A Founder Preferred Shares and, following the Domestication, Class A Common Shares and Series A Founder Preferred Shares) they may hold until 365 days after we completed an initial acquisition of an interest in an operating company or business, subject to certain customary exceptions. Because the Acquisition Closing Date occurred on February 10, 2020, these lock up arrangements will terminate on February 9, 2021. As of the date of this prospectus, 2,400,000 Ordinary Shares, 4,000,000 Warrants and 1,600,000 BVI Series A Founder Preferred Shares are subject to these lock up arrangements (all of which are also subject to the transfer restrictions described under “– Shareholders Agreement – Transfer Restrictions”, above).

The lock up restrictions are subject to certain usual and customary exceptions and exceptions for:

•	gifts;

•	transfers for estate-planning purposes;

•	transfers to trusts for the benefit of the directors, their families or charitable organizations;

•	transfers to the directors;

•

transfers to affiliates or direct or indirect equity holders, holders of partnership interests or members of the Series A Founder Entities, in each case, subject to certain conditions; transfers between and among the Series A Founders and the Series A Founder Entities (including any affiliates thereof or direct or indirect equity holders, holders of partnership interests or members of a Series A Founder Entity or employees of an affiliate of a Series A Founder Entity);

•

transfers to any of our direct or indirect subsidiaries, a target company or shareholders of a target company in connection with an acquisition, provided that in each of the foregoing cases, the transferees enter into a lock up agreement for the remainder of the period during which the lock up arrangements apply, subject to identical exceptions to those set out in this paragraph;

•

transfers of any Ordinary Shares, Class A Common Shares or Warrants acquired after the date of 2017 Placing in an open market transaction, or the acceptance of, or provision of, an irrevocable undertaking to accept, a general offer made to all shareholders of the Company on equal terms;

•

after the APW Acquisition, transfers to satisfy certain tax liabilities in connection with, or as a result of transactions related to, completion of the APW Acquisition, the exercise of Warrants or the receipt of stock dividends; and

•

after the APW Acquisition, transfers by a Director, Series A Founder or a Series A Founder Entity (or certain connected or permitted transferees thereof) of up to 10% of such person’s shares for purposes of charitable gifts.

Subject to the expiration or waiver of any lock up arrangement entered into between the Series A Founder Entities and the 2017 Placing Agents, we have agreed to provide, at our own cost, such information and assistance as the Series A Founder Entities may reasonably request to enable them to effect a disposal of all or part of their Ordinary Shares, Class A Common Shares or Warrants at any time upon or after the completion of the APW Acquisition, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such securities.

Contribution of AP Service Company

On October 16, 2019, Associated Partners, then the indirect parent company of AP Wireless Infrastructure Partners, LLC, contributed 100% of the limited liability company interests in AP Service Company, LLC, the direct parent company of AP Wireless Infrastructure Partners, LLC, to AP Wireless, making AP Service Company, LLC, and thus AP Wireless Infrastructure Partners, LLC, a sister company to AP WIP Investments. AP Service Company, LLC, is the Servicer under the DWIP Agreement.

Family Relationship

David Berkman, the brother of William Berkman, the Company’s Chief Executive Officer, is employed by the Company as Special Advisor to the Board. For the fiscal year ending December 31, 2020, Mr. D. Berkman will receive an annual salary of $125,000 and is eligible to receive an annual bonus, the amount of which depends on the amount of services performed and the degree to which annual performance goals established by the Board have been achieved. On February 10, 2020, the Company granted Mr. D. Berkman 1,077,149 Three-Year Time-Vesting Series A LTIP Units pursuant to his employment agreement. Additionally, pursuant to his employment agreement, in the event of certain terminations of employment, Mr. D. Berkman will be entitled to receive severance benefits determined pursuant to the same formula as the executive officers of the Company (other than Mr. W. Berkman), which are described under the section entitled “– Executive Compensation Arrangements with the Company’s Executive Officers – Employment Agreements”. Mr. D. Berkman is also subject to a twelve-month non-competition and non-solicitation period following termination and perpetual confidentiality and mutual non-disparagement covenants.

Policy Concerning Related Party Transactions

The Board has adopted a written Related Party Policy setting forth our policy with respect to the review, approval and ratification of transactions with related persons. The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons in accordance with such policy. Such review will apply to any “Related Party”, who engages in a “Related Party Transaction”. A “Related Party” includes any Director or Executive Officer of the Company, any nominee for Director, any shareholder owning in excess of 5% of any class of the Company’s voting securities, and any immediate family member of any such person. A “Related Party Transaction” for the purposes of the policy is (i) any financial transaction, arrangement or relationship in which (a) the aggregate amount exceeds $120,000, (b) the Company is a participant and (c) any Related Party has or will have a direct or indirect material interest and (ii) any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy.

In reviewing Related Party Transactions, the Audit Committee will use any process and review any information it deems appropriate in light of the circumstances to determine if the Related Party Transaction is reasonable. Such factors include, but are not limited to, (i) the terms of, and the Related Party’s interest in, the transaction, (ii) whether the Company is a party to the transaction, and if not, the nature of the Company’s participation in the transaction, (iii) the approximate dollar value of the transaction and the approximate dollar value of the Related Party’s interest in the transaction and (iv) whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction. No member of the Audit Committee will participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family is the Related Party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding beneficial ownership of shares of voting securities of DLGI BVI, which consist of the Ordinary Shares, the BVI Class B Shares and the BVI Founder Preferred Shares, as of September 9, 2020 by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s voting securities;

•	each of the Company’s named executive officers; and

•	all current executive officers and Directors of the Company, as a group.

Beneficial ownership is determined according to the rules and regulations of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security or has the right to acquire such power within 60 days. Accordingly, in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our shares, or convertible or exercisable into our shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of calculating the percentage ownership of any other person.

Pursuant to the SEC rules, the table below therefore reflects a person’s beneficial ownership of:

•	our outstanding voting securities, which consist of the Ordinary Shares, the BVI Class B Shares and the BVI Founder Preferred Shares;

•	the Ordinary Shares underlying the outstanding Warrants, which are currently exercisable by the Warrantholders;

•	the Ordinary Shares underlying the outstanding and vested options or other rights to acquire Ordinary Shares, which are currently exercisable by their holders;

•

the Ordinary Shares in respect of outstanding restricted stock (all of which is unvested), because grantees of unvested restricted stock under the Company’s equity compensation plans hold the sole right to vote such shares;

•	the Ordinary Shares underlying the outstanding BVI Series A Founder Preferred Shares, which are currently convertible at the option of the holder into Ordinary Shares; and

•	the BVI Class B Shares underlying the outstanding BVI Series B Founder Preferred Shares, which are currently convertible at the option of the holder into BVI Class B Shares.

The table below does not reflect ownership of outstanding Class B Common Units in APW OpCo, which are redeemable at the option of the holder at any time after August 8, 2020, because they will be redeemable or exchangeable for cash or Class A Common Shares, at the option of the Company (see “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”). Nor does it reflect ownership of any outstanding but unvested options, none of which vest within 60 days of the date of this prospectus.

The information presented below is based on voting securities issued and outstanding as of September 9, 2020. As of September 9, 2020, we had outstanding (i) 58,682,579 Ordinary Shares (including 257,579 shares of unvested restricted stock), (ii) 11,414,030 BVI Class B Shares, (iii) 1,600,000 BVI Series A Founder Preferred Shares and (iv) 1,386,033 BVI Series B Founder Preferred Shares.

In the Domestication, each issued and outstanding share in DLGI BVI will automatically convert, on a one-to-one basis, into a corresponding share in DLGI Delaware, and each option, warrant or other right to acquire shares in DLGI BVI will become an option, warrant or other right to acquire corresponding shares in DLGI Delaware. See “The Domestication – Domestication Share Conversion”. Accordingly, we expect beneficial ownership of the Company’s voting securities immediately prior to the Domestication and immediately after the Domestication to be identical.

Except as otherwise indicated in the footnotes to the table below, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting securities indicated as beneficially owned by them.

Beneficial Owner	No. of Ordinary Shares		% of Ordinary Shares		No. of BVI Class B Shares		% of BVI Class B Shares		No. of BVI Founder Preferred Shares (Series A/B)		% of BVI Series A Founder Preferred Shares		% of BVI Series B Founder Preferred Shares	% of BVI Founder Preferred Shares		% of all voting shares
5% or Greater Shareholders:
Centerbridge Entities (1) 375 Park Avenue, 11th Fl. New York, NY 10152	10,000,000		17.04		—		*		—		*		*	*		13.68
Third Point LLC (2) 390 Park Avenue New York, NY 10022	4,500,000		7.67		—		*		—		*		*	*		6.16
Alyeska Investment Group, L.P.(3) 77 W Wacker Dr., Suite 700 Chicago, IL 60601	3,729,201		6.35		—		*		—		*		*	*		5.10
Davidson Kempner Capital Management LP(4) 520 Madison Avenue, 30th Fl. New York, NY 10022	3,728,397		6.35		—		*		—		*		*	*		5.10
V3 Capital Management, L.P.(5) 477 Madison Avenue New York, NY 10022	3,675,000		6.26		—		*		—		*		*	*		5.03
Suvretta Capital Management, LLC(6) 540 Madison Avenue, 7th Fl. New York, NY 10022	3,001,500		5.11		—		*		—		*		*	*		4.11
Named Executive Officers and Directors:(7)
Michael D. Fascitelli	2,666,666	(8)	4.54	(8)	—		*		A: 800,000	(9)	50.00	(9)	*	26.79	(9)	3.65	(6)
Noam Gottesman	2,666,666	(10)	4.54	(10)	—		*		A: 800,000	(11)	50.00	(11)	*	26.79	(11)	3.65	(10)
William H. Berkman	—		*		4,017,518	(12)	35.20	(12)	B: 1,236,033		*		89.18	41.39		5.50	(12)
William D. Rahm	—		*		—		*		—		*		*	*		*
Paul A. Gould	18,160	(13)	*	(13)	17,597		0.15		—		*		*	*		*	(13)
Antoinette Cook Bush	18,160	(13)	*	(13)	—		*		—		*		*	*		*	(13)
Thomas C. King	18,160	(13)	*	(13)	—		*		—		*		*	*		*	(13)
Nick S. Advani	18,160	(13)	*	(13)	—		*		—		*		*	*		*	(13)
Scott G. Bruce (14)	—		*		1,568,713		13.74		B: 75,000		*		5.41	2.51		2.15
Richard I. Goldstein (15)	—		*		1,015,909		8.90		B: 75,000		*		5.41	2.51		1.39
Glenn J. Breisinger	—		*		655,000		5.74		—		*		*	*		*
All Current Executive Officers and Directors as a Group (12 persons):	5,333,332		9.21		7,121,933		58.89		A: 1,600,000 B: 1,386,033		100.00		100.00	100.00		17.35

*	Represents beneficial ownership of less than 1% of the applicable class of shares.
(1)	Based on a Form TR-1 filed by the Centerbridge Entities on April 24, 2020.
(2)	Based on a Form TR-1 filed by Third Point LLC on November 23, 2017.
(3)	Based on a Form TR-1 filed by Alyeska Investment Group, L.P. on July 23, 2020.
(4)	Based on a Form TR-1 filed by Davidson Kempner Capital Management LP on August 13, 2020.
(5)	Based on information provided by stockholder as of February 24, 2020.
(6)	Based on a Form TR-1 filed by Suvretta Capital Management, LLC on April 17, 2020.
(7)	The address for each named executive officer and Director is c/o Digital Landscape Group, Inc., 660 Madison Avenue Suite 1435 New York, NY 10065.
(8)

Represents (i) an interest in the Ordinary Shares and Warrants held by Imperial Landscape Sponsor LLC and (ii) an interest in the BVI Series A Founder Preferred Shares held by the Series A Founder Preferred Holder. Mr. Fascitelli is the managing member and majority owner of Imperial Landscape Sponsor LLC and may be considered to have beneficial ownership of Imperial Landscape Sponsor LLC’s interests in the Company. Imperial Landscape Sponsor LLC is the holder of 50% of the voting interests and 47.15% of the economic interests in the Series A Founder Preferred Holder.

(9)	Represents the interest in the BVI Series A Founder Preferred Shares held by the Series A Founder Preferred Holder described in footnote (8).

(10)

Represents (i) an interest in the Ordinary Shares and Warrants held by TOMS Acquisition II LLC and (ii) an interest in the BVI Series A Founder Preferred Shares held by the Series A Founder Preferred Holder. Mr. Gottesman is the managing member and majority owner of TOMS Acquisition II LLC and may be considered to have beneficial ownership of TOMS Acquisition II LLC’s interests in the Company. TOMS Acquisition II LLC is the holder of 50% of the voting interests and 47.15% of the economic interests in the Series A Founder Preferred Holder.

(11)	Represents the interest in the BVI Series A Founder Preferred Shares held by the Series A Founder Preferred Holder described in footnote (8).
(12)

Represents (i) an interest in the BVI Class B Shares held by BB Partners LLC, (ii) an interest in the BVI Class B Shares held by BB BLAH LLC and (iii) an interest in the BVI Class B Shares and the BVI Series B Founder Preferred Shares held directly by Mr. Berkman. Mr. Berkman is the managing member and majority owner of each of BB Partners LLC and BB BLAH LLC and may be considered to have beneficial ownership of their respective interests in the Company.

(13)	Includes unvested restricted stock in respect of 18,160 Ordinary Shares.
(14)

Excludes a 2.85% economic (non-voting) interest held by Mr. Bruce in the Series A Founder Preferred Holder, and includes 552,804 BVI Class B Shares held by JNB Group LLC. Mr. Bruce is the Manager of JNB Group LLC, an entity that beneficially owns 552,804 BVI Class B Shares and certain Units in APW OpCo and in which Mr. Berkman and certain of his immediate family members have economic interests. As such, Mr. Bruce has investment power over securities held by JNB Group LLC.

(15)	Excludes a 2.85% economic (non-voting) interest held by Mr. Goldstein in the Series A Founder Preferred Holder.

SELLING STOCKHOLDERS

This prospectus covers the public resale of certain Class A Common Shares (the “Resale Shares”) to be issued in the Domestication in respect of Ordinary Shares owned by the selling stockholders named below. Such selling stockholders may, from time to time after the Domestication, offer and sell pursuant to this prospectus any or all of the Resale Shares owned by them.

The table below sets forth information regarding the selling stockholders and the Resale Shares as of September 9, 2020, after giving pro forma effect to the Domestication. Specifically, the table below sets forth:

•	the name of each selling stockholder;

•

the number of Class A Common Shares beneficially owned by each selling stockholder prior to the sale of the Resale Shares covered by this prospectus, after giving pro forma effect to the Domestication;

•	the number of Resale Shares that may be offered by each selling stockholder pursuant to this prospectus;

•	the number of Resale Shares beneficially owned by each selling stockholder following the sale of all Resale Shares covered by this prospectus; and

•

the percentage of our issued and outstanding Class A Common Shares to be owned by each selling stockholder before and after the sale of the Resale Shares covered by this prospectus. Such percentage ownership is based on 58,425,000 Class A Common Shares issued and outstanding as of September 9, 2020, after giving pro forma effect to the Domestication.

The Resale Shares being registered by the selling stockholders represent the Class A Common Shares issued to the Centerbridge Entities pursuant to the Centerbridge Subscription Agreement on the Acquisition Closing Date, which are required to be registered for resale pursuant to the Centerbridge Subscription Agreement. We have also agreed to cause the registration statement of which this prospectus is a part to remain effective for the period set forth in the Centerbridge Subscription Agreement. For more information, see “Certain Relationships and Related Party Transactions – Centerbridge Agreements – Centerbridge Subscription Agreement – Registration Rights”.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security or has the right to acquire such power within 60 days. All information contained in the table below is based upon information provided to us by or on behalf of the selling stockholders. Except as otherwise indicated in the footnotes to the table below, we believe that the selling stockholders have sole voting and investment power with respect to all shares of voting securities indicated as beneficially owned by them.

Because the selling stockholders may sell some, all or none of their securities, we cannot provide an estimate as to the number of our securities that will be held by the selling stockholders upon termination of any offering or offerings covered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the securities they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. For the purposes of the table below, however, we have assumed that the selling stockholders (i) will sell all of the Resale Shares owned beneficially by them, (ii) will not sell any other securities of ours that they currently own and (iii) will not acquire beneficial ownership of any additional securities of ours. We are not aware of any agreements, arrangements or understandings with respect to the sale of any of the Resale Shares or other securities of ours by any of the selling stockholders.

For more information regarding the selling stockholders’ method of distributing the Resale Shares, see “Plan of Distribution”.

Name of Selling Stockholder	No. of Class A Common Shares owned prior to sale of Resale Shares	% of Class A Common Shares outstanding prior to sale	No. of Resale Shares available for offer and sale	No. of Class A Common Shares owned after sale of Resale Shares	% of Class A Common Shares outstanding after sale
Centerbridge Partners Real Estate Fund, L.P.	5,361,318	9.18	5,361,318	—		*
Centerbridge Partners Real Estate Fund SBS, L.P.	138,682	0.24	138,682	—		*
Centerbridge Special Credit Partners III, L.P.	4,500,000	7.70	4,500,000	—		*

Total	10,000,000	17.12	10,000,000	—		*

*	Represents beneficial ownership of less than 1% of Class A Common Shares outstanding.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Resale Shares from selling stockholders named in this prospectus after the effective date of this prospectus. We may also amend or supplement this prospectus from time to time in the future to make other updates or changes to the list of selling stockholders and the securities that may be resold by them.

Material Relationships with Selling Stockholders

None of the selling stockholders has had any position, office or other material relationship with us since our inception in 2017, except as described elsewhere in this prospectus, including under “Certain Relationships and Related Party Transactions – Centerbridge Agreements”.

PLAN OF DISTRIBUTION

Resale of Class A Common Shares by Selling Stockholders

We are registering the resale of the Resale Shares by the selling stockholders named in this prospectus. Each selling stockholder (which term as used in this section includes, except as the context otherwise requires, donees, pledgees, transferees or other successors-in-interest selling Resale Shares or interests in Resale Shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of its Resale Shares on any stock exchange, market or trading facility on which the Resale Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

A selling stockholder may use any one or more of the following methods when disposing of Resale Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Resale Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriting transactions;

•

“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•

through trading plans entered into by the Company or a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers who may agree with the selling stockholders to sell a specified number of such Resale Shares at a stipulated price per share;

•	a combination of any of the foregoing; and

•	any other method permitted under applicable law.

Beginning 90 days after the effectiveness of the registration statement of which this prospectus is a part, the selling stockholders also may resell all or a portion of their Resale Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Resale Shares, from time to time, under this prospectus, or under a post-effective amendment to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Resale Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Resale Shares in the course of hedging the positions they assume. The selling stockholders may also sell Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Resale Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Resale Shares offered by them will be the purchase price of such Resale Shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Shares to be made directly or through agents. We will not receive any of the proceeds from the sale by the selling stockholders of the Resale Shares. See “Use of Proceeds”.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Shares therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Resale Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Resale Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Resale Shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act.

We have also agreed to indemnify the selling stockholders and their respective officers, directors, employees, advisors and agents (subject to certain limited exceptions) against liabilities, including liabilities arising under the Securities Act and state securities laws, relating to the registration of the Resale Shares offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of DLGI Delaware reflects our capital stock as it will exist from and after the Effective Time, as governed by the certificate of incorporation (the “Charter”) and bylaws (the “Bylaws”) of DLGI Delaware, each to be effective upon the Domestication, and Delaware law. Because this description is only a summary, it does not contain all the information that may be important to you. We urge you to read in their entirety the forms of the Charter and Bylaws (which are attached as exhibits to the registration statement of which this prospectus is a part) and the other documents referenced herein that are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of Delaware law. For a description of the material differences between the rights that shareholders of DLGI BVI currently have under the BVI Articles and British Virgin Islands law, and the rights that stockholders of DLGI Delaware will have under the Charter, Bylaws and Delaware law after we become a Delaware corporation in the Domestication, see “Comparison of Stockholder Rights”.

General

Effective upon the Domestication, our authorized capital stock will consist of:

•	1,590,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Shares”);

•	200,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Shares” and together with the Class A Common Shares, our “Common Shares”); and

•

202,986,033 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”), of which (i) 1,600,000 will be designated “Series A Founder Preferred Stock” (the “Series A Founder Preferred Shares”) and (ii) 1,386,033 will be designated “Series B Founder Preferred Stock” (the “Series B Founder Preferred Shares” and, together with the Series A Founder Preferred Shares, the “Founder Preferred Shares”).

As of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding:

•	58,425,000 Class A Common Shares, held by 46 holders of record;

•	11,414,030 Class B Common Shares, held by 28 holders of record;

•	1,600,000 Series A Founder Preferred Shares, held by one holder of record, the Series A Founder Preferred Holder;

•	1,386,033 Series B Founder Preferred Shares, held by three holders of record;

•

50,025,000 Warrants to acquire 16,675,000 Class A Common Shares (subject to adjustment as described under “– Warrants” below), held by 37 Warrantholders (as defined under “– Warrants” below) of record;

•	options to acquire 2,752,000 Class A Common Shares (125,000 of which were vested) and restricted stock awarded in respect of 257,579 Class A Common Shares (none of which was vested).

In addition, as of September 9, 2020, after giving pro forma effect to the Domestication, there were issued and outstanding 5,389,030 Class B Common Units in APW OpCo (as defined in the APW OpCo LLC Agreement and hereafter, the “Class B Common Units”). Such Class B Common Units are held solely by members of APW OpCo other than the Company (the “Continuing OpCo Members”) that are the former partners of Associated Partners that were members of APW OpCo immediately prior to the Acquisition Closing Date and that elected, pursuant to the APW Merger Agreement, to receive Class B Common Units, Rollover Profits Units (as defined in the APW OpCo LLC Agreement) and Class B common shares, no par value, of DLGI BVI (“BVI Class B Shares”) (rather than cash) in the APW Acquisition. The Class B Common Units are held in tandem with

BVI Class B Shares and, following the Domestication, will be held in tandem with the Class B Common Shares. The Class B Common Units are redeemable at the option of the holder or exchangeable, at any time following 180 days after the Acquisition Closing Date (i.e., August 8, 2020), for cash or Class A Common Shares, at the option of the Company. If in the future any other Units in APW OpCo qualify as “Equitized Units” under the APW OpCo LLC Agreement, the APW OpCo LLC Agreement will similarly provide for the redemption or exchange of such Units for cash or Class A Common Shares, at the option of the Company. For more information, see “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”.

The Board will be authorized to issue additional shares of authorized capital stock of DLGI Delaware without stockholder approval (except as may be required by the listing standards of Nasdaq).

Class A Common Shares

As of September 9, 2020, DLGI BVI had outstanding 58,425,000 ordinary shares, no par value (“Ordinary Shares”), comprised of (i) 48,425,000 Ordinary Shares issued in connection with the 2017 Placing and (ii) 10,000,000 Ordinary Shares issued to the Centerbridge Entities pursuant to the Centerbridge Subscription Agreement. In the Domestication, each outstanding Ordinary Share will be converted, by operation of law, on a one-to-basis into a Class A Common Share.

Voting Rights

The holders of the Class A Common Shares and the holders of the Class B Common Shares will vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Charter and subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares. Delaware law could require either holders of our Class A Common Shares and Class B Common Shares to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Charter to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Each holder of record of Class A Common Shares will be entitled to cast one vote for each Class A Common Share standing in such holder’s name on the stock transfer records of the Company. The holders of the Class A Common Shares will not have cumulative voting rights.

Dividend Rights

Holders of Class A Common Shares will be entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares.

Notwithstanding the foregoing, without the prior vote of the holders of a majority of the Class A Common Shares then outstanding and the holders of a majority of the Class B Common Shares then outstanding, each voting separately as a single class, no dividend will be declared or paid or set apart for payment on the Class A Common Shares in (i) Class A Common Shares or rights, options or warrants to purchase Class A Common Shares unless there will also be or have been declared and set apart for payment on the Class B Common Shares, a dividend of an equal number of Class B Common Shares or rights, options or warrants to purchase Class B Common Shares or (ii) Class B Common Shares or rights, options or warrants to purchase Class B Common

Shares unless there will also be or have been declared and set apart for payment on the Class B Common Shares, a dividend of an equal number of Class B Common Shares or rights options or warrants to purchase Class B Common Shares. The Charter and Bylaws, as initially in effect, will provide that the holders of Class B Common Shares will not be entitled to receive any dividends in respect of their Class B Common Shares. See “– Class B Common Shares – No Dividend Rights”.

No Preemptive Rights

Holders of the Class A Common Shares will not be entitled to preemptive rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Common Shares will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares.

Conversion

Class A Common Shares will not be convertible into or exchangeable for any other class or series of capital stock of the Company.

Stock Splits

Without the prior vote of the holders of a majority of the Class A Common Shares then outstanding and the holders of a majority of the Class B Common Shares then outstanding, each voting separately as a single class, no reclassification, subdivision or combination will be effected on the Class A Common Shares unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class B Common Shares.

Merger or Consolidation

In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each Class A Common Share will be entitled to receive the same per share consideration on a per share basis.

Class B Common Shares

As of September 9, 2020, DLGI BVI had outstanding 11,414,030 BVI Class B Shares, all of which were issued to (i) the Continuing OpCo Members on the Acquisition Closing Date pursuant to the APW Merger Agreement and (ii) certain officers of the Company pursuant to the Long-Term Incentive Plan (as defined and described under “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”). In the Domestication, each outstanding BVI Class B Share will be converted, by operation of law, on a one-to-one basis into a Class B Common Share.

Equal Status

Except as otherwise expressly provided in the Charter, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of Class A Common Shares and holders of Class B Common Shares, which are summarized herein, will be in all respects identical.

Voting Rights

The holders of the Class B Common Shares and the holders of the Class A Common Shares will vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Charter and subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares. See “– Class A Common Shares – Voting Rights”.

Each holder of record of Class B Common Shares will be entitled to cast one vote for each Class B Common Share standing in such holder’s name on the stock transfer records of the Company. The holders of Class B Common Shares will not have cumulative voting rights.

No Dividend Rights

Class B Common Shares will be deemed to be non-economic interests. The holders of Class B Common Shares will not be entitled to receive any dividends (including cash, stock or property) in respect of their Class B Common Shares.

No Preemptive Rights

Holders of the Class B Common Shares will not be entitled to preemptive rights.

No Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class B Common Shares will not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares.

Stock Splits

Without the prior vote of the holders of a majority of the Class B Common Shares then outstanding and the holders of a majority of the Class A Common Shares then outstanding, each voting separately as a single class, no reclassification, subdivision or combination will be effected on the Class B Common Shares unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class A Common Shares.

Merger or Consolidation

In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of Class B Common Shares will not be entitled to receive any consideration in respect of their Class B Common Shares.

Exchange and Cancellation of Class B Common Shares

To the extent that either (i) any holder of Class B Common Shares exercises its right pursuant to the APW OpCo LLC Agreement to have its Class B Common Units redeemed by APW OpCo in accordance with the APW OpCo LLC Agreement or (ii) the Company exercises its option pursuant to the APW OpCo LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in clause (i), then upon the surrender of the Class B Common Shares to be redeemed or exchanged and simultaneous with the payment of, at the Company’s option, cash or Class A Common Shares to the holder of such Class B Common Shares by APW Opco (in the case of a redemption) or the Company (in the case of an exchange), the Class B Common Shares so redeemed or exchanged will be automatically cancelled for no consideration. For more information about the APW OpCo LLC Agreement, see “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”.

If any Class B Common Share is converted, redeemed, repurchased or otherwise acquired by the Company, in any manner whatsoever, or is cancelled pursuant to the Charter, such Class B Common Share will, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and will become an authorized but unissued Class B Common Share.

Transfer of Class B Common Shares

Upon a transfer of a Class B Common Unit or other applicable Units in accordance with the APW OpCo LLC Agreement, an equal number of Class B Common Shares will automatically be transferred from the holder to the same transferee. No holder of Class B Common Shares will be permitted to transfer such share other than with an equal number of Class B Common Units (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Shares or Class B Common Units) in accordance with the APW OpCo LLC Agreement.

Any purported transfer of Class B Common Shares in violation of the transfer restrictions in respect of the Class B Common Shares described in the Charter or the APW OpCo LLC will, to the fullest extent permitted by applicable law, be null and void and not be recognized by the Company or its transfer agent.

If the Board determines that a person has attempted or is attempting to transfer or to acquire any Class B Common Shares, or has purportedly transferred or acquired Class B Common Shares, in violation of such transfer restrictions, the Board may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company.

The Board may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of the Charter and the APW OpCo LLC Agreement for determining whether any transfer or acquisition of Class B Common Shares would violate such transfer restrictions and for the orderly application, administration and implementation of the provisions of the Charter relating thereto.

The Board will, to the fullest extent permitted by applicable law, have all powers necessary to implement the transfer restrictions relating to the Class B Common Shares described in the Charter, including without limitation the power to prohibit the transfer of any Class B Common Shares in violation thereof.

For more information regarding the APW LLC OpCo Agreement, see “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”.

Founder Preferred Shares

The Founder Preferred Shares consist of the Series A Founder Preferred Shares and the Series B Founder Preferred Shares. As of September 9, 2020, after giving pro forma effect to the Domestication, we had outstanding 1,600,000 Series A Founder Preferred Shares, and 1,386,033 Series B Founder Preferred Shares.

Background

In connection with the 2017 Placing, the Company issued a total of 1,600,000 series A founder preferred shares, no par value, of DLGI BVI (the “BVI Series A Founder Preferred Shares”) at $10 per share to TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (the “Series A Founder Entities”), entities controlled by Noam Gottesman and Michael Fascitelli (the “Series A Founders”), respectively. The BVI Series A Founder Preferred Shares were transferred to Digital Landscape Partners Holding LLC (the “Series A Founder Preferred Holder”), an entity controlled by the Series A Founder Entities, in connection with the closing of the APW Acquisition. In the Domestication, each issued and outstanding BVI Series A Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series A Founder Preferred Share.

In connection with the APW Acquisition, the Company issued a total of 1,386,033 series B founder preferred shares, no par value, of DLGI BVI (the “BVI Series B Founder Preferred Shares”) to William Berkman, Scott Bruce and Richard Goldstein (together with the Series A Founder Entities, the Series A Founder Preferred Holder and Berkman Family Investments, LLC, the “Investors”), each of whom is an executive officer of the Company. In the Domestication, each issued and outstanding BVI Series B Founder Preferred Share will automatically convert, by operation of law, on a one-to-one basis into a Series B Founder Preferred Share. As described below, and in contrast to the Series A Founder Preferred Shares, the Series B Founder Preferred Shares will not entitle their holders to receive dividends or distributions.

Also in connection with the APW Acquisition, the Investors entered into the Shareholders Agreement, pursuant to which they agreed, among other things, not to make or solicit any transfer of their Founder Preferred Shares prior to December 31, 2027, subject to certain exceptions. See “Certain Relationships and Related Party Transactions – Shareholders Agreement”.

For more information regarding the ownership interests of our Directors, executive officers and principal stockholders, see “Security Ownership of Certain Beneficial Owners and Management”.

Rights Relating to Board and Committee Composition

For so long as the Series A Founder Entities and William Berkman (collectively, the “Founder Entities”), their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Shares, the holders of a majority in voting power of the outstanding Founder Preferred Shares, voting or consenting together as a single class, will be entitled, at any meeting of the holders of the outstanding Founder Preferred Shares held for the election of directors or by consent in lieu of a meeting of the holders of the outstanding Founder Preferred Shares, to:

•	elect four members of the Board (the “Founder Directors”);

•	remove from office, with or without cause, any Founder Director; and

•	fill any vacancy caused by the death, resignation, disqualification, removal or other cause of any Founder Director.

As of the date of this prospectus, after giving pro forma effect to the Domestication, the Founder Entities hold approximately 94.98% of the outstanding Founder Preferred Shares.

Pursuant to the Shareholders Agreement, two of the Founder Directors will be appointed by the AG Investor and two by the Series A Founder Preferred Holder. The Charter will provide that a majority of the Founder Directors must be “independent” under the rules of the primary stock exchange or quotation system on which the Class A Common Shares are then listed or quoted. In addition, so long as any Founder Director is serving on the Board, at least four-ninths of each committee of the Board shall be comprised of Founder Directors or other Directors selected by the Founder Directors. In addition, pursuant to the Shareholders Agreement, the AG Investors’ Representative has the ability to select a majority of the members of the Nominating and Corporate Governance Committee.

Rights Related to Amendments

For so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Shares, the Company will not, without the prior vote or consent of the holders of at least a majority in voting power of the Founder Preferred Shares then outstanding, voting or consenting together as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers (including voting powers), if any, or the preferences or relative, participating, optional, special rights or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Founder Preferred Shares. As of the date of this prospectus, after giving pro forma effect to the Domestication, the Founder Entities hold approximately 94.98% of the outstanding Founder Preferred Shares.

Notwithstanding the foregoing, for so long as the Founder Preferred Shares remain outstanding, the Company will not, without the prior vote or consent of the holders of at least 80% in voting power of the Founder Preferred Shares then outstanding, voting or consenting together as a single class:

•

amend, alter, repeal or adopt any provision that would be inconsistent with certain voting or conversion rights of the Founder Preferred Shares set forth in the Charter (including those described in this subsection and under “– Rights Related to Board and Committee Composition” above);

•	fix the number of directors constituting the Board (including the Founder Directors) at greater than nine; or

•	issue any additional Founder Preferred Shares other than any additional Founder Preferred Shares issued or issuable in connection with the transactions contemplated by the APW Merger Agreement.

Voting Rights

Except as may otherwise be provided in the Charter or by applicable law, each holder of Founder Preferred Shares, as such, will be entitled to a number of votes equal to the number of Class A Common Shares or Class B Common Shares, as applicable, into which each Founder Preferred Share held of record by such holder could then be converted, as described below under “Series A Founder Preferred Shares – Conversion into Class A Common Shares” and “Series B Founder Preferred Shares – Conversion into Class B Common Shares”, on all matters on which stockholders are generally entitled to vote.

No Restriction on Repurchase or Redemption.

There is no restriction on the repurchase or redemption by the Company of the Founder Preferred Shares while there is any arrearage in the payment of dividends or sinking fund installments in respect of the Founder Preferred Shares, except in circumstances when the repurchase or redemption of the Founder Preferred Shares is otherwise prohibited or restricted by statute or common law.

Series A Founder Preferred Shares

Dividend Rights

In addition to providing long-term capital, the Series A Founder Preferred Shares were issued to have the effect of incentivizing the Series A Founders to achieve the Company’s objectives. As described below, they are structured to provide a return based on the future appreciation of the market value of the Class A Common Shares, in order to align the interests of the Series A Founders with those of the Company’s stockholders on a long-term basis.

Annual Dividend Amount. Once the Average Price per Class A Common Share (subject to adjustment in accordance with the Charter) for any ten consecutive Trading Days is at least $11.50, a holder of Series A Founder Preferred Shares will be entitled to receive, when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Shares or any other junior stock, a cumulative annual dividend of the Annual Dividend Amount for each relevant Dividend Year. Such dividend will be payable in Class A Common Shares or cash, in the sole discretion of the Board.

In the first Dividend Year in which such dividend becomes payable, such dividend will be equal in value to (i) 20% of the increase in the market value of one Class A Common Share, being the difference between $10.00 and the Dividend Price, multiplied by (ii) such number of Class A Common Shares equal to the Preferred Share Dividend Equivalent.

Thereafter, the Annual Dividend Amount will only become payable if the Dividend Price during any subsequent Dividend Year is greater than the highest Dividend Price in any preceding Dividend Year in which a dividend was paid in respect of the Series A Founder Preferred Shares. Such Annual Dividend Amount will be equal in value to 20% of the increase in the Dividend Price over the highest Dividend Price in any preceding Dividend Year multiplied by the Preferred Share Dividend Equivalent.

For the purposes of determining the Annual Dividend Amount, the Dividend Price is the Average Price per Class A Common Share for the Dividend Determination Period.

The amounts used for the purposes of calculating an Annual Dividend Amount and the relevant numbers of Class A Common Shares are subject to adjustment to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

Participation in Dividends. The Series A Founder Preferred Shares will also participate in any dividends on the Class A Common Shares on an as-converted to Class A Common Shares basis. In addition, where the Company pays a dividend on the Class A Common Shares, the Series A Founder Preferred Shares will also receive an amount equal to 20% of the dividend that would be distributable on such number of Class A Common Shares equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Shares will be paid contemporaneously with the dividends on the Class A Common Shares.

Conversion into Class A Common Shares

Automatic Conversion. On the last day of the seventh full financial year of the Company after the Acquisition Closing Date, i.e. December 31, 2027 (or if any such date is not a Trading Day, the first Trading Day immediately following such date), the Series A Founder Preferred Shares will automatically convert into Class A Common Shares on a one-for-one basis, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares. In the event of an automatic conversion of Series A Founder Preferred Shares, the Dividend Date for the relevant Dividend Year will be the Trading Day immediately prior to the automatic conversion date and accordingly an Annual Dividend Amount will be calculated as of such Dividend Date.

Optional Conversion. A holder of Series A Founder Preferred Shares may require some or all of such holder’s Series A Founder Preferred Shares to be converted into an equal number of Class A Common Shares, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares, by notice in writing to the Company. In such circumstances, those Series A Founder Preferred Shares that are the subject of such conversion request will be converted into Class A Common Shares five Trading Days after receipt by the Company of the written notice. In the event of a conversion at the request of the holder, no Annual Dividend Amount will be payable in respect of those Series A Founder Preferred Shares for the Dividend Year in which the date of conversion occurs.

Liquidation

In the event that the Company enters any liquidation, dissolution or winding up (either voluntary or involuntary), subject to the rights of the holders of any series of Preferred Stock ranking senior to the Series A Founder Preferred Shares as to distributions payable to holders of capital stock upon the Company’s liquidation, dissolution or winding up, and on parity with the holders of any series of Preferred Stock ranking on parity with the Series A Founder Preferred Shares, the holders of the outstanding shares of the Series A Founder Preferred Shares will be entitled to receive the assets and funds of the Company available for distribution to its shareholders ratably with the holders of Class A Common Shares in proportion to the number of Class A Common Shares into which such shares of Series A Founder Preferred Shares could then be converted. In such event, the Dividend Date for the relevant Dividend Year will be the Trading Day immediately prior to the date of commencement of liquidation and, accordingly, an Annual Dividend Amount will be calculated as of such Dividend Date.

Adjustments

In circumstances where the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to (i) any factor relevant for the calculation of the Annual Dividend Amount (including the amount which the Average Price per Class A Common Share must meet or exceed for any ten consecutive Trading Days in order for the right to an Annual Dividend Amount to commence (initially set at $11.50)), or (ii) the Preferred Share Dividend Equivalent, whether following a consolidation or sub-division of the issued and outstanding Class A Common Shares, the Company will either (x) make such adjustment as is mutually determined by the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares (acting reasonably), voting separately as a single class, or (y) failing agreement within a reasonable time, at the Company’s expense appoint auditors, or such other person as the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

In any circumstances where the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to the number of Class A Common Shares into which the outstanding Series A Founder Preferred Shares will convert, whether following a consolidation or a sub-division of the issued and outstanding Class A Common Shares, the Company will either (i) make such adjustment as is mutually determined by the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, acting reasonably, or (ii) failing agreement within a reasonable time, at the Company’s expense, appoint auditors or such other person as the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

Certain Definitions

As used herein:

“Annual Dividend Amount” means, for any relevant Dividend Year, the amount calculated by multiplying (i) the Preferred Share Dividend Equivalent by (ii) an amount equal to 20% of the increase (if any) in the value of a Class A Common Share, such increase calculated as being the difference between (a) the Dividend Price for that Dividend Year and (b) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per Class A Common Share, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, which such amount will be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

“Average Price” means, in respect of any securities as of any date or for any relevant period: (i) the volume weighted average price for such security on the London Stock Exchange for such date or relevant period as reported by Bloomberg through its “Volume at Price” functions; (ii) if the London Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price (or average of the last closing trade price for each Trading Day in the applicable relevant period) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price (or average of the last closing ask price for each Trading Day in the applicable relevant period) of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date or for the relevant period on any of the foregoing bases, the Average Price of that security on such date or for the applicable relevant period will be the fair market value as mutually determined (i) by the Company and the holders of at least a majority in voting power of the then outstanding Series A Founder Preferred Shares (acting reasonably), voting or consenting separately as a single class or (ii) for purposes of the Warrant Instrument, the Company and the Warrantholders representing a majority of the Class A Common Shares then outstanding under the Warrants (acting reasonably).

“Dividend Determination Period” means the last ten consecutive Trading Days of a Dividend Year.

“Dividend Price” means the Average Price in respect of Class A Common Shares for the Dividend Determination Period in the relevant Dividend Year.

“Dividend Year” means the period commencing on November 21, 2017 (the day immediately after the date of the original admission of the Ordinary Shares and the Warrants to trading on the LSE) and ending on the last day of that financial year of the Company, and thereafter each subsequent financial year of the Company, except that: (i) in the event of the Company’s dissolution, the relevant Dividend Year will end on the Trading Day immediately prior to the date of dissolution and (ii) upon of the automatic conversion of Series A Founder Preferred Shares into Class A Common Shares (at the end of the seventh full financial year after the Acquisition Closing Date), the relevant Dividend Year will end on the Trading Day immediately prior to such date (such ending date, the “Dividend Date”).

“Preferred Share Dividend Equivalent” means a number of Class A Common Shares equal to the aggregate number of Class A Common Shares issued and outstanding immediately following the consummation of the transactions required to be effected at the Acquisition Closing Date in connection with the APW Merger Agreement, including all Class A Common Shares issued or issuable pursuant to the exercise of the then outstanding Warrants, but excluding any Class A Common Shares issued or issuable to the holders of Class B

Common Units, LTIP Units (as defined and discussed under “Certain Relationships and Related Party Transactions – APW OpCo LLC Agreement”) or Rollover Profits Units in connection with the transactions contemplated by the APW Merger Agreement, which such amount will be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

“Trading Day” means any date on which (i) the London Stock Exchange’s main market for listed securities, the NYSE or other United States securities exchange or quotation system, as applicable, is open for business, and (ii) on which Class A Common Shares may be traded (other than a day on which the London Stock Exchange’s main market for listed securities, the NYSE or other United States securities exchange or quotation system, as applicable, is scheduled to or does close prior to its regular weekday closing time).

Series B Founder Preferred Shares

Equal Status

The Charter will provide that, except as otherwise expressly provided therein or under applicable law, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of Series A Founder Preferred Shares and holders of Series B Founder Preferred Shares will be in all respects identical.

No Dividend Rights; No Liquidation Rights

The Series B Founder Preferred Shares will not confer upon the holder thereof any right to dividends or distributions at any time, including upon the Company’s liquidation.

Conversion into Class B Common Shares

Automatic Conversion. On the last day of the seventh full financial year of the Company after the Acquisition Closing Date, i.e. December 31, 2027 (or if any such date is not a Trading Day, the first Trading Day immediately following such date), the Series B Founder Preferred Shares will automatically convert into Class B Common Shares on a one-for-one basis, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series B Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series B Founder Preferred Shares.

Optional Conversion. A holder of Series B Founder Preferred Shares may require some or all of his Series B Founder Preferred Shares to be converted into an equal number of Class B Common Shares, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Shares into a greater or lesser number of shares occurring after the first issuance of one or more Series B Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series B Founder Preferred Shares, by notice in writing to the Company. In such circumstances, those Series B Founder Preferred Shares that are the subject of such conversion request will be converted into Class B Common Shares five Trading Days after receipt by the Company of the written notice.

Adjustments

In circumstances where the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to the number of Class B Common Shares into which the outstanding Series B Founder Preferred Shares will convert, whether following a consolidation or sub-division of the issued and outstanding Class B Common Shares, the Company will either (i) make such adjustment as is mutually determined by the Company and the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, acting reasonably, or (ii) failing agreement within a reasonable time, at the Company’s expense, appoint auditors, or such other person as the Company and the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

Additional Preferred Shares

The Board will be authorized, by resolution and without further action by our stockholders, to provide from time to time out of the unissued Preferred Shares, one or more series of Preferred Shares, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Shares, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our securities.

Sinking Funds

There are no sinking funds provisions applicable to the Common Shares or the Founder Preferred Shares.

Warrants

In connection with the 2017 Placing, we issued warrants to purchase Ordinary Shares at an initial exercise price of $11.50 pursuant to the Warrant Instrument, dated November 15, 2017 (as amended from time to time, the “Warrant Instrument”). Effective upon the Domestication, such warrants will automatically become, pursuant to the terms of the Warrant Instrument, warrants to purchase Class A Common Shares at an exercise price of $11.50 (as it may be adjusted in accordance with the Warrant Instrument, the “Exercise Price”). In connection with the Domestication, we intend to adopt certain limited amendments to the Warrant Instrument to reflect the change in jurisdiction of incorporation of DLGI Delaware from the British Virgin Islands to Delaware. A form of the amended and restated Warrant Instrument is attached as an exhibit to the registration statement of which this prospectus is a part. For purposes of the following discussion, we refer to the warrants as in effect following the Domestication as the “Warrants”, and the holders thereof as “Warrantholders”.

Each Warrant will entitle a Warrantholder to subscribe, during the Subscription Period (as defined below), for one-third of a Class A Common Share upon exercise (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument and described below). Based on the number of Warrants outstanding as of September 9, 2020, after giving pro forma effect to the Domestication, the maximum number of

Class A Common Shares that we may be required to issue pursuant to the terms of the Warrants, subject to adjustment in accordance with the terms and conditions of the Warrant Instrument, is 16,675,000.

Subscription Rights

During the Subscription Period, a Warrantholder will have the right to subscribe in cash for a whole number of Class A Common Shares at the Exercise Price and subject to the other restrictions and conditions described below and in the Warrant Instrument. The “Subscription Period” means the period commencing on November 20, 2017 and ending on the earlier to occur of (i) 5:00 p.m. (New York City time) on the third anniversary of the completion of the APW Acquisition (i.e., February 10, 2023), and (ii) in the event that, prior to such anniversary, an acquisition offer satisfying certain criteria is made to all holders of Class A Common Shares, such earlier date as determined pursuant to the Warrant Instrument (or, in each case, if such day is not a trading day, the trading day immediately following such day). If the Warrants are not exercised during this period, they will lapse worthless.

Each Warrant will entitle a Warrantholder to subscribe, upon valid exercise during the Subscription Period, for one-third of a Class A Common Share, subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument and described below. Subject to any such prior adjustment, Warrantholders will be required to hold and validly exercise three Warrants in order to receive one Class A Common Share. No fractions of a Class A Common Share will be issued to a Warrantholder upon exercise of any Warrants. Where a Warrantholder purports to exercise Warrants that would otherwise result in a fractional entitlement to a Class A Common Share, such fractional entitlement will be rounded down to the nearest whole number of Class A Common Shares and the Warrants giving rise to such fractional entitlement will lapse and be cancelled.

The Warrants registered in a Warrantholder’s name will be evidenced by a warrant certificate issued by or on behalf of the Company. Subject to compliance with all applicable laws and regulations, the Company may make arrangements to enable the Warrants to be held in uncertificated form (whether in the form of depositary interests or otherwise) in such manner as the Board may determine from time to time. The Company expects to make arrangements to enable Warrantholders who wish to hold Warrants through the Depositary Trust Company (“DTC”) system to hold depositary interests representing the underlying Warrant and to exercise their subscription rights through the DTC system.

In order to exercise its subscription rights, a Warrantholder must deliver the relevant warrant certificate(s) having completed and signed the notice of exercise of subscription rights thereon (or any other document(s) as the Company may, in its absolute discretion, accept) to the Registrar (as defined below) (or to any other person or address which may from time to time be notified to Warrantholders) during the Subscription Period, accompanied by a remittance in cleared funds for the aggregate Exercise Price for the Class A Common Shares in respect of which such subscription rights are being exercised. Warrants will be deemed to be exercised on the business day upon which the Registrar (or such other person which from time to time may be designated by the Registrar) will have received the relevant documentation and remittance in cleared funds of the Exercise Price. For these purposes, “business day” means any day (excluding a Saturday or a Sunday) on which banks in New York City or, if the Registrar is not located in New York City, the U.S. city or non-U.S. country of location of the Registrar (or such other person which may from time to time be notified to Warrantholders), are open for business.

The exercise of a Warrantholder’s subscription rights must be made subject to, and in compliance with, any laws and regulations for the time being in force and upon payment of any taxes, duties and other governmental charges payable by reason of the exercise (other than taxes and duties imposed on the Company). The Registrar and the Company reserve the right to delay taking any action on any particular instructions from a Warrantholder if any of them considers that it needs to do so to obtain further information from the Warrantholder or to comply with any legal or regulatory requirement binding on it (including the obtaining of evidence of identity to comply with money laundering regulations), or to investigate any concerns they may have about the validity of or any other matter relating to the Warrantholder’s instruction. Warrants may not be exercised by, or Class A Common Shares issued or delivered to, any Warrantholder in any state or other jurisdiction in which such exercise or issue and delivery of Class A Common Shares would be unlawful.

Adjustments

If the Company (i) issues any Class A Common Shares by way of dividend or distribution to holders of Class A Common Shares, (ii) subdivides (by any share split, recapitalization or otherwise) the number of Class A Common Shares outstanding into a larger number of Class A Common Shares or (iii) consolidates (by consolidation, combination, reverse share split or otherwise) the number of outstanding Class A Common Shares into a smaller number of Class A Common Shares, then in each such case the Exercise Price will be divided by the quotient of (x) the number of Class A Common Shares outstanding immediately after such event divided by (y) the number of Class A Common Shares outstanding immediately before such event (the result of such quotient is referred to herein as the “Adjustment Percentage”). Any adjustment made pursuant to clause (i) of this paragraph will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph will become effective immediately after the effective date of such subdivision or consolidation. Following each adjustment to the Exercise Price pursuant to the immediately preceding clauses (i), (ii) or (iii), the number of Class A Common Shares to which each Warrant relates will also be adjusted by multiplying the applicable portion of a Class A Common Share to which each Warrant relates by the Adjustment Percentage so that after such adjustment the aggregate Exercise Price payable following adjustment will be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

If (i) the Board determines that an adjustment should be made to the Exercise Price and/or the number of Class A Common Shares to which each Warrant relates as a result of one or more events or circumstances not referred to above or (ii) an event which gives or may give rise to an adjustment as described above occurs in circumstances such that the Board, in its absolute discretion, determines that the adjustment-relevant provisions need to be modified in order to give a result which is fair and reasonable in all such circumstances, then the Board may make any adjustment to the Exercise Price and/or the number of Class A Common Shares to which each Warrant relates as it determines in good faith to be fair and reasonable to take account of the relevant event or circumstance and upon determination the adjustment (if any) will be made and will take effect in accordance with the determination.

Mandatory Redemption

If the Average Price of a Class A Common Share for any ten consecutive Trading Days is equal to or greater than $18.00 (the “Redemption Event”), each Warrant, unless previously exercised or cancelled before the date set for redemption by the “Redemption Notice” (i.e., the notice provided to Warrantholders by the Company of the Redemption Event having occurred within 20 days of its occurrence in accordance with the terms of the Warrant Instrument), will be mandatorily redeemed by the Company for $0.01 per Warrant.

If the Board determines that an adjustment should be made to the $18.00 redemption trigger price as a result of matters such as any consolidation or subdivision of the Class A Common Shares or issue Class A Common Shares to stockholders by way of dividend or distribution, the Board will determine in good faith as soon as practicable what adjustment (if any) to such redemption trigger price is fair and reasonable and the date on which the adjustment should take effect and upon determination the adjustment (if any) will be made and will take effect in accordance with the determination.

Purchase by the Company

We have the right to purchase Warrants in the market, by tender or by private treaty or otherwise, on such terms as the Board determines in its absolute discretion (acting in good faith), provided that such purchases are made in accordance with applicable laws and regulations and the rules of any stock exchange or trading platform on which the Warrants are listed or traded and we may accept the surrender (for no consideration) of Warrants at any time. All Warrants so purchased or surrendered will be cancelled and will not be available for reissue or resale.

Transfer

Each Warrant will be in registered form and will be transferable individually and in integral multiples by way of novation by an instrument of transfer in any usual or common form, or in any other form which may be approved by the Board. The Company and the Registrar may decline to recognize any instrument of transfer unless such instrument is deposited at the office of the Registrar’s agent (or such other place as the Registrar may appoint).

Anti-Takeover Provisions

The provisions of Delaware law, the Charter and the Bylaws will contain provisions that may delay, discourage or prevent another party from acquiring control of us, even if the acquisition could be beneficial to stockholders. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Board and Committee Composition

As described above under “– Founder Preferred Shares – Rights Related to Board and Committee Composition”, so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Shares, four of our eight Directors will be Founder Directors, appointed by the holders of the Founder Preferred Shares without any vote of the holders of our Common Shares. In addition, the AG Group will have the right to designate a majority of the Nominating and Governance Committee of the Board, and at least four-ninths of each committee of the Board will be comprised of Founder Directors or other Directors selected by them. As a result, holders of our Common Shares will have the right to elect only four out of our eight initial Directors, which will limit a potential acquirors’ ability to influence the composition of the Board and, in turn, potentially influence and impact actions taken by the Board.

Further, so long as Founder Preferred Shares remain outstanding, the Company will not be permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding Founder Preferred Shares. See “– Founder Preferred Shares – Rights Related to Amendments”.

Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulative votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter will not provide for cumulative voting in the election of directors.

Director Vacancies

The Charter and Bylaws will authorize only our Board to elect a director to fill vacancies on the Board resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (in each case, subject to the rights of the holders of Founder Preferred Shares). These provisions will prevent stockholders from being able to fill vacancies on our Board and would therefore prevent a stockholder from increasing the size of our Board and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. See also “– Board and Committee Composition” above.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. The Charter will provide that our stockholders may not take action by written consent; provided, however, that holders of our Founder Preferred Shares may act by written consent in accordance with the Charter, as described below. As a result, stockholders (other than holders of Founder Preferred Shares) may only take action at annual or special meetings of our stockholders.

With respect to the Founder Preferred Shares, the Charter will provide that, subject to certain procedures and conditions described therein, any action required or permitted to be taken at any meeting of the holders of (i) the outstanding Founder Preferred Shares, voting together as a single class, (ii) the Series A Founder Preferred Shares, voting separately as a single class, or (iii) Series B Founder Preferred Shares, voting separately as a single class, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are signed by the holders of the outstanding shares of the applicable classes or class, voting separately as a single class, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares of such applicable classes or class were present and voted.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals

The Bylaws will provide that, subject to the rights of the holders of any outstanding series of Preferred Shares, special meetings of stockholders, for any purpose or purposes, (a) may be called at any time, but only by (i) the chairman of the Board, if there is one, or if there are co-chairmen of the Board, either of them, (ii) the Chief Executive Officer, (iii) the Board or (iv) an officer authorized by the Board to do so and (b) shall be called by (i) the chairman of the Board, if there is one, or, if there are co-chairmen of the Board, either of them, or (ii) the Chief Executive Officer, upon the written request of the holders of at least 30% of the voting power of the then outstanding capital shares of the Company generally entitled to vote on the matter for which such special meeting of stockholders is called.

In addition, the Bylaws will establish advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting, including that any such stockholder must give timely notice of any stockholder proposal in writing to our corporate secretary prior to the meeting at which the action is to be taken. To be timely, such notice will generally be required to be delivered or mailed and received not less than 90 days nor more than 120 days prior to the anniversary of our immediately preceding annual meeting of stockholders. The Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These procedures may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Further, any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board, without the need for approval thereof by stockholders to reconvene or convene, respectively, at the same or some other place. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Authorized but Unissued Preferred Shares

The Charter will authorize the Board, by resolution and without further action by our stockholders, to provide from time to time out of the unissued Preferred Shares for one or more series of Preferred Shares, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The existence of authorized but unissued and unreserved preferred shares could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and Bylaws will provide for certain limitations on liability and indemnification for our directors and officers to the fullest extent permitted by the DGCL. The effect of such provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. In addition, we have entered into indemnity agreements with our Directors and officers. See “Certain Relationships and Related Party Transactions – Indemnity Agreements”.

Exclusive Forum

The Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware (unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, in which case the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware).

The Charter will also provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the forum provisions in the Charter.

Section 203 of the DGCL

Upon effectiveness of the Domestication, we and our organizational documents will be governed by Delaware law, including Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such transaction, the corporation’s board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

•	upon completion of such transaction, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at the time or after the person became an interested stockholder, the business combination was approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, stock sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. Although a Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or by-laws approved by its stockholders, we do not intend to opt out of Section 203. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by our stockholders.

Listing of Securities

We intend to apply to have the Class A Common Shares approved for listing on Nasdaq under the symbol “RADI”.

Transfer Agent and Warrant Agent and Registrar

The transfer agent and registrar for our Common Shares (in such capacities, the “Transfer Agent”) and the warrant agent and registrar for the Warrants (in such capacities, the “Registrar”) will be Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021, USA.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of DLGI BVI’s shareholders are currently governed by the BVI Companies Act and DLGI BVI’s amended and restated memorandum and articles of association (the “BVI Articles”). After the Domestication, the rights of the holders of our securities will be governed by Delaware law and DLGI Delaware’s Charter and Bylaws. Set forth below is a summary of the material differences between the rights that shareholders of DLGI BVI currently have under the BVI Articles and British Virgin Islands law, and the rights that stockholders of DLGI Delaware will have under the Charter, Bylaws and Delaware law after we become a Delaware corporation in the Domestication. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to the BVI Articles, Charter and Bylaws (which are attached as exhibits to the registration statement of which this prospectus is a part), as well as to British Virgin Islands law and Delaware law.

Provision	DLGI BVI	DLGI Delaware
Authorized Capital

1,992,986,033 shares, consisting of a maximum of:

•  1,590,000,000 Ordinary Shares;

•  200,000,000 Class B Shares;

•  1,600,000 BVI Series A Founder Preferred Shares;

•  1,386,033 BVI Series B Founder Preferred Shares; and

•  200,000,000 shares of one or more additional classes of shares to be issued pursuant to Clause 9 of the BVI Articles.

1,992,986,033 shares of capital stock consisting of a maximum of:

•  1,590,000,000 Class A Common Shares;

•  200,000,000 Class B Common Shares; and

•  202,986,033 Preferred Shares, of which (i) 1,600,000 are designated as “Series A Founder Preferred Shares” and (ii) 1,386,033 are designated as “Series B Founder Preferred Shares”.

Preferred Shares	By resolution, Directors may issue one or more classes of preferred shares with preferences and other designations as they determine, in accordance with the BVI Companies Act and the BVI Articles.	The Charter empowers the Board, by resolution, to provide out of the unissued shares of Preferred Shares one or more series of Preferred Shares and, with respect to such series, determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications and limitations thereof.

Amendments to Organizational Documents	Amendments to the BVI Articles may be made by resolution of the shareholders (holders of Ordinary Shares, BVI Class B Shares, BVI Founder Preferred Shares); provided that such amendment does not materially prejudice the rights of the holders of any class of shares as set out in the memorandum, unless the shareholders of the affected class consent in accordance with the BVI Articles.	Pursuant to Delaware law, amendments to the Charter must be approved by the Board and by the holders of at least a majority of the outstanding shares entitled to vote on the amendment, and if applicable, by the holders of at least a majority of the outstanding shares of each class or series entitled to vote on the amendment as a class or series. Any amendment or repeal, in whole or in part, of the Bylaws, or the adoption of new Bylaws must be approved by either (i) the affirmative vote of the holders of a majority of the voting power of

Provision	DLGI BVI	DLGI Delaware
all the then-issued and outstanding capital stock of DLGI Delaware with the power to vote at an election of directors, voting together as a single class, or (ii) by a majority of the entire Board then in office.

	Changes in the class rights of Ordinary Shares and BVI Class B Shares as set forth in the BVI Articles require approval of at least a majority of the shareholders of that particular class. For so long as the BVI Founder Preferred Shares remain outstanding, certain changes in the class rights of the BVI Founder Preferred Shares require approval of at least 80% of the shareholders of that particular class.	Changes in the class rights of Class A Common Shares and Class B Common Shares as set forth in the Charter require approval of at least a majority of the stockholders of that particular class. For so long as the Founder Preferred Shares remain outstanding, certain changes in the class rights of the Founder Preferred Shares require approval of at least 80% of the shareholders of that particular class.

Voting Rights – Generally	Ordinary Shares and Class B Shares: Each holder is entitled to one vote per share on all matters before the holders of such shares.	Generally the same. Class A Common Shares and Class B Common Shares: Each holder is entitled to one vote per share on all matters before the holders of such shares.

	BVI Founder Preferred Shares: Each holder of BVI Series A Founder Preferred Shares and BVI Series B Founder Preferred Shares is entitled to a number of votes equal to the number of Ordinary Shares and BVI Class B Shares, respectively, into which each BVI Founder Preferred Share could then be converted, on all matters on which stockholders are generally entitled to vote.	Founder Preferred Shares: Each holder of Series A Founder Preferred Shares and Series B Founder Preferred Shares is entitled to a number of votes equal to the number of Class A Common Shares or Class B Common Shares, respectively, into which each share of Founder Preferred Shares could then be converted, on all matters on which stockholders are generally entitled to vote.

Voting Rights – Election of Directors	The BVI Articles provide that Directors (except for the Founder Directors) are elected by a vote of the holders of at least a majority of issued and outstanding shares entitled to vote. Directors may also be elected by a resolution of Directors (or by shareholder action) to appoint an additional Director or fill a vacancy.	The Charter provides that Directors (except for the Founder Directors) are elected by majority of the votes cast, and in contested elections, Directors are elected by plurality of the votes cast (rather than the plurality of votes otherwise provided by Delaware law). All other matters are determined by a vote of the holders of at least a majority of issued and outstanding shares entitled to vote unless otherwise specified by the Charter or bylaws, Delaware law or the rules or regulations of an exchange upon which the securities of DLGI Delaware are listed.

Provision	DLGI BVI	DLGI Delaware

	For so long as the Founder Entities, their affiliates and their Permitted Transferees in aggregate hold 20% or more of the issued and outstanding BVI Founder Preferred Shares, the holders of a majority in voting power of the outstanding BVI Founder Preferred Shares, voting or consenting together as a single class, shall be entitled to elect four members of the Board.	For so long as the Founder Entities, their affiliates and their Permitted Transferees in aggregate hold 20% or more of the issued and outstanding shares of Founder Preferred Shares, the holders of a majority in voting power of the outstanding shares of Founder Preferred Shares, voting or consenting together as a single class, shall be entitled to elect four members of the Board.

Redemption of Equity; Treasury Shares	Subject to certain limitations described in the BVI Articles, shares may be repurchased as determined by the Board subject to shareholder consent. There are no capital limitations in the BVI Companies Act. DLGI BVI may hold or sell treasury shares.	Pursuant to Delaware law and subject to certain limitations described in the Charter, shares may be repurchased or otherwise acquired, provided the capital of DLGI Delaware is not impaired and will not be impaired by the acquisition. Pursuant to Delaware law, DLGI Delaware may hold or sell treasury shares.

Stockholder/ Shareholder Written Consent	No action required or permitted to be taken by shareholders at any meeting of shareholders may be effected by written consent, except that any action required or permitted to be taken at any meeting of the holders of the outstanding BVI Founder Preferred Shares may be taken by written consent of such holders of BVI Founder Preferred Shares.	Generally the same. The Charter provides that no action required or permitted to be taken by stockholders at any meeting of stockholders may be effected by written consent (thereby eliminating the ability of common stockholders to act by written consent otherwise available under Delaware law), except that any action required or permitted to be taken at any meeting of the holders of the outstanding shares of Founder Preferred Shares may be taken by written consent of such holders of Founder Preferred Shares.

Advance Notice Requirements for Stockholder/ Shareholder Proposals	Not applicable. Shareholders do not have the ability to require that specific matters be raised at a shareholders’ meeting.	The Bylaws provide that in general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 25 days before or after such anniversary date, notice must be delivered not less than the tenth day following the earlier of (i) the day on which public disclosure of the date of such meeting is first made by DLGI Delaware or (ii) the day on which such notice of the date of the meeting was mailed.

Provision	DLGI BVI	DLGI Delaware

Meeting of Stockholders/ Shareholders – Notice	BVI Companies Act permits as few as seven days’ notice. Under the BVI Articles, not less than 10 days’ notice is required. There is no maximum limit.	As required by Delaware law, the Bylaws require not less than 10 days’ or more than 60 days’ notice, unless the DGCL provides for a different period.

Meeting of Stockholders/ Shareholders – Call of Meeting	Meetings may be called by the Directors and shall be called by the Directors upon requisition by shareholders holding 30% of the voting rights in respect of the matter for which the meeting is requested. The BVI Articles require that no more than 15 months elapse between annual meetings of the shareholders for the election of directors. Pursuant to the BVI Articles, a meeting of the shareholders may be called by shorter notice if shareholders holding at least 90% of total voting rights on all matters to be considered at the meeting have waived notice of the meeting.	The Bylaws provide that (i) regular annual stockholders meetings shall be called by the Board and (ii) special stockholders meetings (A) may be called by a Chairman of the Board, the Chief Executive Officer (“CEO”), the Board or an officer authorized by the Board, and (B) shall be called by a Chairman of the Board or the CEO upon the written request of the holders of at least 30% of the voting power of the then outstanding shares of capital stock generally entitled to vote on the matter for which such special meeting is called.

Meeting of Stockholders/ Shareholders – Quorum; Adjournment

Quorum is as designated in the BVI Articles.

Under the BVI Articles, a quorum is a majority of the votes of shares entitled to vote at a meeting. A meeting may be adjourned for up to 14 days without additional notice to stockholders.

Pursuant to Delaware law, the Charter or Bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting (provided further that, where a separate vote by a class or series is required, a quorum may consist of no less than one-third of the shares of such class or series).

Under the Bylaws, a quorum is a majority of the capital stock issued and outstanding and entitled to vote at a meeting. A meeting may be adjourned for up to 30 days without additional notice to stockholders.

Meeting of Stockholders/ Shareholders – Record Date	As fixed by the Directors, but may not be more than 21 days before the date on which the notices of meeting were sent.	Pursuant to Delaware law, the record date for meetings of stockholders is (i) as fixed by the Board, but may not be more than 60 days nor less than 10 days before the date of such meeting of stockholders, and (ii) if not fixed by the Board, the day before notice of meeting is given.

Directors – Election/Appointment	Elected by the shareholders, except for the Founder Directors, who are elected by the holders of the BVI Founder Preferred Shares. Directors may also appoint a director to fill a vacancy or as an additional director.	Pursuant to Delaware law, Directors are elected annually by the stockholders entitled to vote, except for the Founder Directors, who, pursuant to the Charter, are elected annually by the holders of the Founder Preferred Shares.

Provision	DLGI BVI	DLGI Delaware

Directors – Term	Term is fixed by resolution of shareholders or directors. If no term fixed at appointment, directors serve indefinitely.	Pursuant to Delaware law, directors serve for annual terms.

Directors – Removal	By resolution of the shareholders; provided, however, that Founder Directors may only be removed by the holders of the BVI Founder Preferred Shares.	Generally the same. Pursuant to Delaware law, Directors may be removed by the stockholders with or without cause; provided, however, that Founder Directors may only be removed by the holders of the Founder Preferred Shares.

Directors – Vacancy	Vacancies (other than with respect to the Founder Directors) and newly created directorships shall be filled by a majority of remaining directors, even if such majority comprises less than a quorum, or the sole remaining director (rather than by the shareholders). Vacancies with respect to the Founder Directors shall be filled by a vote of the holders of a majority in voting power of the outstanding BVI Founder Preferred Shares.	Generally the same. Under the Charter and the Bylaws, vacancies (other than with respect to the Founder Directors) and newly created directorships shall be filled solely by a majority of remaining directors, even if such majority comprises less than a quorum, or the sole remaining director (rather than also by the stockholders). Vacancies with respect to the Founder Directors shall be filled by a vote of the holders of a majority in voting power of the outstanding shares of Founder Preferred Shares.

Directors – Number

As determined by the Board, provided that, so long as BVI Founder Preferred Shares are outstanding, DLGI BVI may not fix the size of the Board (including the Founder Directors) at greater than nine, without the prior vote or consent of 80% of the voting power of the Founder Preferred Shares.

The Board shall have no less than four Founder Directors for so long as the Founder Entities, their affiliates and their Permitted Transferees in aggregate hold 20% or more of the issued and outstanding shares of Founder Preferred Shares.

Generally the same. As determined by the Board, provided that, so long as the Founder Preferred Shares are outstanding, DLGI Delaware may not fix the size of the Board (including the Founder Directors) at greater than nine, without the prior vote or consent of 80% of the voting power of the Founder Preferred Shares.

The Board shall have no less than four Founder Directors for so long as the Founder Entities, their affiliates and their Permitted Transferees in aggregate hold 20% or more of the issued and outstanding shares of Founder Preferred Shares.

Directors – Quorum and Vote Requirements	As fixed by the Directors, provided that quorum shall not be fixed at a number of directors that is less than a majority of directors.	Generally the same. As permitted by Delaware law, the Bylaws provide that a majority of the entire Board shall constitute a quorum (rather than the one-third of the directors permitted by Delaware law). Pursuant to Delaware law, the affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the Board.

Provision	DLGI BVI	DLGI Delaware

Directors – Managing Director	The BVI Articles provide for the Board to select one or more officers to be managing director (although to date no such appointment has been made).	Not applicable.

Directors and Officers – Fiduciary Duties

Under British Virgin Islands law, directors and officers generally owe the following fiduciary duties:

•  duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

•  duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•  duty not to improperly fetter the exercise of future discretion;

•  duty to exercise powers fairly as between different groups of shareholders; and

•  duty to exercise independent judgment.

Under Delaware law:

•  Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.

•  Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

•  Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and its stockholders will be protected by the “business judgment rule.”

Directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

•  the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

•  the general knowledge, skill and experience possessed by that director.

Sale of Assets	Under the BVI Companies Act, the sale of more than 50% of the assets of DLGI BVI not otherwise in the ordinary course of business requires approval by a majority of the Ordinary Shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. The BVI Articles disapplied this requirement.	Pursuant to Delaware law, the sale of all or substantially all the assets of DLGI Delaware requires approval by the Board and stockholders holding at least a majority of the outstanding shares entitled to vote thereon.

Provision	DLGI BVI	DLGI Delaware

Pre-emptive Rights

The BVI Articles disclaim Section 46 of the BVI Companies Act. Subject to certain exceptions as set forth in the BVI Articles, DLGI BVI may not issue any equity securities unless: (i) DLGI BVI has made a written offer (in accordance with the BVI Articles) for such class of equity securities, on terms at least as favorable, to each person who is a holder of that class of equity securities in a proportion equal, to the extent practicable, to that held by the holders of the relevant class of equity securities and (ii) the period (which must be at least 14 days) during which any such offer may be accepted by the current holders has expired, or all applicable holders have provided DLGI BVI with notice of acceptance or refusal of every offer so made.

The Directors may, however, be given the power, pursuant to a resolution by shareholders holding at least 75% of the shares entitled to vote, to issue or sell equity securities of any class wholly for cash, as if the pre-emptive rights described above do not apply.

None.

Compulsory Acquisition	Under the BVI Companies Act, subject to any limitations in a company’s memorandum and articles, shareholders holding at least 90% of the votes of the outstanding shares entitled to vote, and shareholders holding at least 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders. The BVI Articles disapplied this requirement.	Under DGCL Section 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its Board authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger

Provision	DLGI BVI	DLGI Delaware
may have appraisal rights as set forth in Section 262 of the DGCL.

Dissolution/Winding Up	Under the BVI Articles, the dissolution of the Company requires either (1) a resolution by shareholders holding at least 75% of the shares entitled to vote or (2) a resolution of Directors (provided that the Directors reasonably conclude the Company is or will become a dormant company, and will be at the time of such dissolution).	Under the DGCL, the dissolution of a corporation requires either (1) the approval of the Board and at least a majority of the outstanding stock entitled to vote thereon or (2) the approval of all of the stockholders entitled to vote thereon.

Dissenters’/Appraisal Rights	Under the BVI Companies Act, a shareholder may dissent and obtain fair value of shares in connection with certain corporate actions.	Generally the same. Under the DGCL, a stockholder may dissent and obtain fair value of shares in connection with certain corporate actions.

Derivative Actions

Generally speaking, the company is the proper plaintiff in any action. Derivative actions brought by one or more of the registered shareholders may only be brought with the leave of the High Court of the British Virgin Islands where the following circumstances apply:

•  those who control the company have refused a request by the shareholders to move the company to bring the action;

•  those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different from “fraud” in the sense of dishonesty);

•  a company is acting or proposing to act illegally or beyond the scope of its authority;

•  the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•  the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Pursuant to Delaware law, in any derivative suit instituted by a stockholder of a corporation, the complaint must aver that the plaintiff was a stockholder of the corporation at the time of the transaction of which the plaintiff complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint shall set forth with particularity the efforts of the plaintiff to obtain action by the Board (known as “demand refusal”) or the reasons for not making such effort (known as “demand excusal”).

Such action shall not be dismissed or compromised without the approval of the court.

In general, the stockholders maintain stock ownership through the pendency of the derivative suit.

Provision	DLGI BVI	DLGI Delaware

Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

Anti-Takeover Provisions	Not applicable.

Section 203 of the DGCL generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•  prior to such transaction, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon completion of such transaction, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•  at the time or after the person became an interested stockholder, the business combination was approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, stock sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

Provision	DLGI BVI	DLGI Delaware
A Delaware corporation may elect not to be governed by Section 203, however DLGI Delaware has not made such an election.
Forum Selection Provisions	None.

The Charter provides that, unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our Directors, officers or employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws and (iv) any action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware (in each case, unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, in which case the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware).

The Charter also provides that, unless the Company consents in writing to an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of Company capital stock will be deemed to have notice of and have consented to the forum provisions in the Charter.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax issues that may be relevant to a holder regarding the Domestication and the ownership and disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares after the Domestication. This section applies only to holders that hold Ordinary Shares, Class A Common Shares, Warrants, BVI Series A Founder Preferred Shares or Series A Founder Preferred Shares (together, the “Securities”), as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of its personal investment circumstances or status, nor does it address tax considerations applicable to a holder that is a member of a special class of holders subject to special rules, including:

•	a broker or dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization, qualified retirement plan, individual retirement account or other tax deferred account;

•	a financial institution, underwriter, insurance company, real estate investment trust or regulated investment company;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate or former long-term resident of the United States;

•	a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity;

•	a person that holds the Securities as part of a straddle, hedging or conversion transaction, or constructive sale;

•	a person that is required to accelerate the recognition of any item of gross income with respect to the Securities as a result of such income being recognized on an applicable financial statement;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	a person that received Securities as compensation for services;

•	a controlled foreign corporation; or

•	a passive foreign investment company.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (“IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

The Company has determined that, by reason of the APW Acquisition and the application of Section 7874 of the Code, it has been treated for U.S. federal income tax purposes as a U.S. domestic corporation as of the date of the APW Acquisition, notwithstanding that after the APW Acquisition it remained incorporated under the laws of the British Virgin Islands. The Company has not and does not intend to seek any rulings from the IRS regarding the Domestication and the APW Acquisition. In addition, the Domestication will be effected in part under the applicable provisions of British Virgin Islands law which are not identical to analogous provisions of U.S. corporate law. There is no assurance that the IRS will not take positions concerning the tax consequences of the APW Acquisition and the Domestication that are different from those discussed herein, or that any such different positions would not be sustained by a court.

If a partnership (including for this purpose any entity or arrangement so characterized for U.S. federal income tax purposes) holds Securities, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Domestication and holding or disposing of the Securities.

Holders or prospective holders of the Class A Common Shares, Warrants or Series A Founder Preferred Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences and the non-U.S. tax consequences of the Domestication and the ownership and disposition of the Class A Common Shares, Warrants or Series A Founder Preferred Shares.

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the registration statement of which this prospectus forms a part, the statements of law and legal conclusions set forth under “—U.S. Holders” and “—Non-U.S. Holders” represent the opinion of Cravath, Swaine & Moore LLP.

U.S. Holders

The following describes the material U.S. federal income tax consequences of the Domestication and the ownership and disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares after the Domestication to a U.S. Holder. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. Persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

U.S. Federal Income Tax Characterization and Consequences of the Domestication

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected”. The Domestication will qualify as an F Reorganization and the remainder of this section assumes that the Domestication so qualifies. Therefore, U.S. Holders will not recognize taxable gain or loss upon (a) the conversion of their Ordinary Shares into Class A Common Shares, (b) the conversion of their Warrants to acquire Ordinary Shares into Warrants to acquire Class A Common Shares or (c) the conversion of their BVI Series A Founder Preferred Shares into Series A Founder Preferred Shares as a result of the Domestication for U.S. federal income tax purposes. A U.S. Holder will have an initial tax basis in the Class A Common Shares, Warrants or Series A Founder Preferred Shares deemed received in the Domestication equal to its adjusted tax basis in the Ordinary Shares, Warrants or BVI Series A Founder Preferred Shares deemed surrendered in exchange therefor. The holding period for the Class A Common Shares, Warrants or Series A Founder Preferred Shares deemed received in the Domestication will include such holder’s holding period for the Ordinary Shares, Warrants or BVI Series A Founder Preferred Shares deemed surrendered in exchange therefor.

Distributions with respect to Class A Common Shares, Warrants and Series A Founder Preferred Shares

Cash Distributions

Distributions of cash, if any, paid on the Class A Common Shares or the Series A Founder Preferred Shares generally will be treated as dividends to the extent of our current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. Holder that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains provided that the holder holds the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder’s basis in the common stock and thereafter as capital gain.

Stock Dividends and Deemed Dividends

As described in “Description of Capital Stock – Series A Founder Preferred Shares – Dividend Rights”, under certain circumstances Series A Founder Preferred Shares may receive distributions of Class A Common Shares. The distribution of Class A Common Shares may be treated as a taxable stock dividend under Section 305(b) of Code, depending on the circumstances that exist at the time of the distribution. One such instance in which a distribution would be taxable is where, as a result of a stock dividend, a shareholder’s proportionate interest in the earnings and profits or assets of the Company is increased while any other shareholder receives a distribution (or deemed distribution) of cash or other property from the Company. The application of Section 305 of the Code to the distribution of Class A Common Shares on the Series A Founder Preferred Shares is not clear, and it is possible that the IRS will take a view that is contrary to the position that we take at the time of any future distribution. If Section 305(b) of the Code is applied to a distribution, a U.S. Holder who receives Class A Common Shares could be treated as having received a taxable distribution in an amount equal to the value of such Class A Common Shares. U.S. Holders are strongly urged to consult their tax advisers regarding the risk of having a taxable distribution as a result of the receipt of Class A Common Shares.

U.S. Holders of the Warrants and Series A Founder Preferred Shares may, in certain circumstances, be deemed to have received constructive distributions where an adjustment is made to the number of Class A Common Shares into which Series A Founder Preferred Shares are convertible, as described under “Description of Capital Stock – Series A Founder Preferred Shares – Adjustments”, or an adjustment is made to the Exercise Price with respect to the Warrants, as described under “Description of Capital Stock – Warrants – Adjustments”. Certain adjustments to the conversion rate or Exercise Price made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the Series A Founder Preferred Shares or the Warrants, as applicable, generally will not be considered to result in a taxable deemed distribution. However, it is possible that certain adjustments will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of the Series A Founder Preferred Shares or the Warrants, as applicable, may be deemed to have received a taxable distribution. Accordingly, U.S. Holders could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. It is unclear whether a deemed distribution would be eligible for the preferential rates of U.S. federal income tax applicable in respect of qualifying dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive distributions.

Conversion of the Series A Founder Preferred Shares

U.S. Holders should not recognize taxable gain or loss for U.S. federal income tax purposes upon the conversion of their Series A Founder Preferred Shares into Class A Common Shares, as described under “Description of Capital Stock – Series A Founder Preferred Shares – Conversion into Class A Common Shares”. A U.S. Holder should have an initial tax basis in the Class A Common Shares received in the conversion equal to its adjusted tax basis in the Series A Founder Preferred Shares surrendered in exchange therefor. The holding period for the Class A Common Shares received in the conversion should include such holder’s holding period for the Series A Founder Preferred Shares surrendered in exchange therefor.

Exercise of Warrants

A U.S. Holder generally should not recognize gain or loss upon the exercise of the Warrants. Rather, a U.S. Holder will recognize taxable gain or loss if and when such U.S. Holder disposes of the Class A Common Shares received in exchange for the Warrants in a taxable transaction. A U.S. Holder’s tax basis in the Class A Common Shares received upon exercise will be equal to the Exercise Price plus its tax basis in the Warrants. The holding period of the Class A Common Shares received upon exercise of a Warrant will begin the day that the holder exercises the Warrant.

Sale or Other Disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares

Upon the sale, exchange, certain redemptions or other taxable dispositions of Class A Common Shares, Warrants or Series A Founder Preferred Shares (other than a conversion described in “– U.S. Holders–Conversion of the Series A Founder Preferred Shares”), a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the taxable disposition and (ii) such holder’s adjusted tax basis in the Class A Common Shares, Warrants or Series A Founder Preferred Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate taxpayers are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

The Company does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Ordinary Shares, Warrants to acquire Ordinary Shares, or BVI Series A Founder Preferred Shares. The following describes the material U.S. federal income tax consequences to a non-U.S. Holder of the ownership and disposition of Class A Common Shares, Warrants and Series A Founder Preferred Shares after the Domestication. For purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of Class A Common Shares, Warrants or Series A Founder Preferred Shares that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Distributions with Respect to Class A Common Shares, Warrants or Series A Founder Preferred Shares

In general, any distributions made to a non-U.S. Holder with respect to Class A Common Shares, Warrants or Series A Founder Preferred Shares (including any deemed dividends resulting from any stock dividends or certain adjustments to the number of Class A Common Shares into which a Series A Founder Preferred Share is convertible or adjustments to the Exercise Price with respect to the Warrants, as described under “– U.S. Holders – Distributions with Respect to Class A Common Shares, Warrants and Series A Founder Preferred Shares – Stock Dividends and Deemed Dividends”) will be treated as a dividend for U.S. federal income tax purposes to the extent made out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder generally will be required to provide to the Company an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying its entitlement to benefits under the treaty. Because a deemed dividend received by a non-U.S. Holder may not give rise to any cash or property from which any applicable U.S. federal withholding tax could be satisfied, if we pay withholding taxes on behalf of such a non-U.S. Holder, the amount of such withholding tax may be set off against any future distributions of cash or property on such Shares.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (subject to an applicable income tax treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate under an applicable treaty). If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution (or deemed distribution) paid by the Company with respect to Class A Common Shares, Warrants or Series A Founder Preferred Shares exceeds the Company’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such Shares, and thereafter as capital gain from a sale or other disposition of such Shares that is taxed as described below under the heading “– Sale or Other Disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares”.

Conversion of the Series A Founder Preferred Shares

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax upon a conversion of Series A Founder Preferred Shares into Class A Common Shares. Any gain recognized by a non-U.S. Holder upon such a conversion will be treated as described below under “– Non-U.S. Holder – Sale or Other Disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares”.

Exercise of the Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax upon an exercise of the Warrants.

Sale or Other Disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares unless:

(i)

the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. tax on a net income basis at the same graduated rates applicable to United States persons, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower rate under an applicable treaty) may also apply; or

(iii)

the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever is shorter (the “relevant period”), and either (A) the applicable class of Securities is not or has ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the relevant period, more than 5% of the applicable class of Securities.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A Common Shares, Warrants or Series A Founder Preferred Shares from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company will be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect to be classified as a U.S. real property holding corporation following the Domestication. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether the Company is or will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Domestication or at any future time.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Class A Common Shares, Warrants or Series A Founder Preferred Shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Code generally imposes a U.S. federal withholding tax of 30% in certain circumstances on dividends in respect of, and the gross proceeds of a disposition of, Class A Common Shares, Warrants or Series A Founder Preferred Shares that are held by or through a “foreign financial institution” (as specifically defined for this purpose) unless such institution enters into an agreement with the U.S. government to, among other things, withhold on “withholdable payments” (which includes interest and dividends from U.S. sources and gains from the disposition of assets that produce interest and dividends) and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

The Code also generally imposes a U.S. federal withholding tax of 30% on dividends in respect of, and the gross proceeds of a disposition of, Class A Common Shares, Warrants or Series A Founder Preferred Shares to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides certain information regarding direct and indirect U.S. owners of the entity.

Proposed Treasury Regulations issued in December 2018 would eliminate such withholding on payments of gross proceeds entirely. Pursuant to the proposed Treasury Regulations, an issuer and any withholding agent may (but are not required to) rely on these proposed regulations until final Treasury Regulations are issued.

All holders should consult their tax advisors regarding the possible implications of these rules to their ownership and disposition of Ordinary Shares, Class A Common Shares, BVI Series A Founder Preferred Shares, Series A Founder Preferred Shares or Warrants.

LEGAL MATTERS

The validity of the Class A Common Shares and Series A Founder Preferred Shares offered by this prospectus and certain other legal matters related to this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP. Our legal advisor for matters of the law of the British Virgin Islands is Conyers Dill & Pearman.

EXPERTS

The financial statements of DLGI as of October 31, 2019 and 2018, and for the years then ended, have been included herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of APW Group as of December 31, 2019 and 2018, and for the years then ended, have been included herein in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2019 and 2018 consolidated financial statements of APW Group refers to the change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-1, Leases (Topic 842).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (including exhibits, schedules and amendments) under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all the information included in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, our corporate website under the heading “Investors,” at https://www.digitallandscapegroup.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Upon the completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we will file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information will be available for inspection free of charge at the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements for the three months ended June 30, 2020 and the period from February 10, 2020 to June 30, 2020 (Successor), and for the periods from January 1, 2020 to February 9, 2020, and for the three and six months ended June 30, 2019 (Predecessor)

Condensed Consolidated Balance Sheets at June 30, 2020 (Successor) and December 31, 2019 (Predecessor)	F-2

Condensed Consolidated Statements of Operations for the three months ended June 30, 2020 and the period from February 10, 2020 to June 30, 2020 (Successor), and for the periods from January 1, 2020 to February 9, 2020, and for the three and six months ended June 30, 2019 (Predecessor)

F-3

Condensed Consolidated Statements of Comprehensive Loss for the three months ended June 30, 2020 and the period from February 10, 2020 to June 30, 2020 (Successor), and for the periods from January 1, 2020 to February 9, 2020, and for the three and six months ended June 30, 2019 (Predecessor)

F-4

Condensed Consolidated Statements of Stockholders’ Equity for the three months ended June 30, 2020 and the period from February 10, 2020 to June 30, 2020 (Successor), and for the periods from January 1, 2020 to February 9, 2020, and for the three and six months ended June 30, 2019 (Predecessor)

F-5

Condensed Consolidated Statements of Cash Flows for the period from February 10, 2020 to June 30, 2020 (Successor) and for the periods from January 1, 2020 to February 9, 2020, and for the six months ended June 30, 2019 (Predecessor)

F-6

Notes to Condensed Consolidated Financial Statements	F-7

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES (PREDECESSOR)

Consolidated Financial Statements

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Financial Statements

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except share and per share amounts)

	Successor	Predecessor
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$188,569	$62,892
Restricted cash	1,357	1,140
Trade receivables, net	5,065	7,578
Prepaid expenses and other current assets	10,734	9,199

Total current assets	205,725	80,809

Real property interests, net:
Right-of-use assets – finance leases, net	177,429	80,498
Cell site leasehold interests, net	746,271	346,662

Real property interests, net	923,700	427,160
Intangible assets, net	5,316	2,848
Property and equipment, net	601	1,095
Goodwill	89,841	—
Deferred tax asset	—	991
Restricted cash, long-term	12,569	14,014
Other long-term assets	5,872	5,892

Total assets	$1,243,624	$532,809

Liabilities and Stockholders’ Equity/Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$30,014	$22,786
Rent received in advance	15,757	13,856
Finance lease liabilities, current	6,711	5,749
Cell site leasehold interest liabilities, current	6,137	8,379
Current portion of long-term debt, net of deferred financing costs	—	48,884

Total current liabilities	58,619	99,654

Finance lease liabilities	16,248	10,451
Cell site leasehold interest liabilities	9,650	8,462
Long-term debt, net of debt discount and deferred financing costs	520,968	524,047
Deferred tax liability	52,515	—
Other long-term liabilities	7,491	5,531

Total liabilities	665,491	648,145

Commitments and contingencies
Stockholders’ equity/Members’ deficit:
Series A Founder Preferred Shares (Successor), no par value; 1,600,000 shares authorized; 1,600,000 shares issued and outstanding as of June 30, 2020	—	—
Series B Founder Preferred Shares (Successor), no par value; 1,386,033 shares authorized; 1,386,033 shares issued and outstanding as of June 30, 2020	—	—
Ordinary Shares (Successor), no par value; 1,590,000,000 shares authorized; 58,425,000 shares issued and outstanding as of June 30, 2020	—	—
Class B Shares (Successor), no par value; 200,000,000 shares authorized; 11,414,030 shares issued and outstanding as of June 30, 2020	—	—
Class A units (Predecessor)	—	33,672
Common units (Predecessor)	—	85,347
Additional paid-in capital (Successor)	665,635	—
Members’ accumulated deficit (Predecessor)	—	(208,883)
Members’ accumulated other comprehensive loss (Predecessor)	—	(25,472)
Accumulated other comprehensive loss (Successor)	(13,717)	—
Accumulated deficit (Successor)	(135,004)	—

Total stockholders’ equity attributable to Digital Landscape Group, Inc./members’ deficit	516,914	(115,336)
Noncontrolling interest	61,219	—

Total liabilities and stockholders’ equity/members’ deficit	$1,243,624	$532,809

See accompanying notes to condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Successor		Predecessor
	Three months ended June 30, 2020	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to February 9, 2020	Three months ended June 30, 2019	Six months ended June 30, 2019
Revenue	$16,181	$24,936	$6,836	$13,765	$26,937
Cost of service	104	175	34	23	74

Gross profit	16,077	24,761	6,802	13,742	26,863

Operating expenses:
Selling, general and administrative	20,017	28,684	4,344	8,399	15,798
Share-based compensation	3,738	75,101	—	—	—
Management incentive plan	—	—	—	765	765
Amortization and depreciation	11,714	18,829	2,584	4,697	9,209
Impairment - decommission of cell sites	76	597	530	665	1,205

Total operating expenses	35,545	123,211	7,458	14,526	26,977

Operating loss	(19,468)	(98,450)	(656)	(784)	(114)

Other income (expense):
Realized and unrealized (loss) gain on foreign currency debt	(3,539)	730	11,500	1,642	1,840
Interest expense, net	(5,788)	(9,322)	(3,623)	(7,784)	(15,572)
Other income (expense), net	222	375	(277)	(781)	(405)
Gain on extinguishment of debt	1,264	1,264	—	—	—

Total other income (expense), net	(7,841)	(6,953)	7,600	(6,923)	(14,137)

Income (loss) before income tax expense	(27,309)	(105,403)	6,944	(7,707)	(14,251)
Income tax expense	442	1,429	767	474	949

Net income (loss)	(27,751)	(106,832)	$6,177	$(8,181)	$(15,200)

Net loss attributable to noncontrolling interest	(2,203)	(2,974)

Net loss attributable to Digital Landscape Group, Inc. ordinary shareholders	$(25,548)	$(103,858)

Loss per ordinary share:
Basic and diluted	$(0.44)	$(1.78)
Weighted average common shares outstanding:
Basic and diluted	58,425,000	58,425,000

See accompanying notes to condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(in thousands)

	Successor		Predecessor
	Three months ended June 30, 2020	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to February 9, 2020	Three months ended June 30, 2019	Six months ended June 30, 2019
Net income (loss)	$(27,751)	$(106,832)	$6,177	$(8,181)	$(15,200)
Other comprehensive income (loss):
Foreign currency translation adjustment	5,146	(13,717)	(7,165)	(948)	424

Comprehensive loss	$(22,605)	$(120,549)	$(988)	$(9,129)	$(14,776)

See accompanying notes to condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/MEMBERS’ DEFICIT (Unaudited)

(in thousands, except share and per share amounts)

Predecessor
	Class A units		Common units
	Units	Amount	Units	Amount	Accumulated deficit	Accumulated other comprehensive loss	Members’ deficit
Balance at March 31, 2019	4,003,603	$33,672	20,000,000	$85,347	$(170,517)	$(26,376)	$(77,874)
Foreign currency translation adjustment	—	—	—	—	—	(948)	(948)
Net loss	—	—	—	—	(8,181)	—	(8,181)

Balance at June 30, 2019	4,003,603	$33,672	20,000,000	$85,347	$(178,698)	$(27,324)	$(87,003)

Balance at January 1, 2019	4,003,603	$33,672	20,000,000	$85,347	$(170,517)	$(26,376)	$(77,874)
Foreign currency translation adjustment	—	—	—	—	—	424	424
Net loss	—	—	—	—	(15,200)	—	(15,200)

Balance at June 30, 2019	4,003,603	$33,672	20,000,000	$85,347	$(185,717)	$(25,952)	$(92,650)

Balance at January 1, 2020	4,003,603	$33,672	20,000,000	$85,347	$(208,883)	$(25,472)	$(115,336)
Foreign currency translation adjustment	—	—	—	—	—	(7,165)	(7,165)
Net income	—	—	—	—	6,177	—	6,177

Balance at February 9, 2020	4,003,603	$33,672	20,000,000	$85,347	$(202,706)	$(32,637)	$(116,324)

Successor
	Series A Founder Preferred Shares		Series B Founder Preferred Shares		Ordinary Shares		Class B Shares		Addi- tional paid-in capital	Accumu- lated other compre- hensive loss	Accumu- lated deficit	Non- cont- rolling interest	Total stock holders’ equity
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at March 31, 2020	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$661,897	$(18,863)	$(109,456)	$63,422	$597,000
Issuances of shares in APW Acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	3,738	—	—	—	3,738
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	5,146	—	—	5,146
Net loss	—	—	—	—	—	—	—	—	—	—	(25,548)	(2,203)	(27,751)

Balance at June 30, 2020	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$665,635	$(13,717)	$(135,004)	$61,219	$578,133

Balance at February 10, 2020	1,600,000	$—	—	$—	$58,425,000	$—	—	$—	$590,534	$—	$(31,146)	$—	$559,388
Issuances of shares in APW Acquisition	—	—	—	—	—	—	6,014,030	—	—	—	—	64,193	64,193
Share-based compensation	—	—	1,386,033	—	—	—	5,400,000	—	75,101	—	—	—	75,101
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(13,717)	—	—	(13,717)
Net loss	—	—	—	—	—	—	—	—	—	—	(103,858)	(2,974)	(106,832)

Balance at June 30, 2020	1,600,000	$—	1,386,033	$—	58,425,000	$—	11,414,030	$—	$665,635	$(13,717)	$(135,004)	$61,219	$578,133

See accompanying notes to condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands, except share and per share amounts)

	Successor	Predecessor
	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to February 9, 2020	Six months ended June 30, 2019
Cash flows from operating activities:
Net income (loss)	$(106,832)	$6,177	$(15,200)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and depreciation	18,829	2,584	9,209
Amortization of finance lease and cell site leasehold interest liabilities discount	803	213	991
Impairment – decommission of cell sites	597	530	1,205
Realized and unrealized gain on foreign currency debt	(730)	(11,500)	(1,840)
Amortization of debt discount and deferred financing costs	28	280	1,123
Provision for bad debt expense	167	26	559
Share-based compensation	75,101	—	—
Deferred income taxes	(336)	339	—
Gain on extinguishment of debt	(1,264)	—	—
Change in assets and liabilities:
Trade receivables, net	3,024	(682)	(414)
Prepaid expenses and other assets	164	935	(214)
Accounts payable, accrued expenses and other long-term liabilities	(18,018)	(4,605)	(265)
Rent received in advance	292	2,251	1,589

Net cash used in operating activities	(28,175)	(3,452)	(3,257)

Cash flows from investing activities:
Cash paid in APW Acquisition, net of cash acquired	(277,065)	—	—
Investments in real property interests and related intangible assets	(45,729)	(5,064)	(31,563)
Advances on note receivable	(2,500)	(17,500)	—
Payments received on note receivable	20,000	—	—
Purchases of property and equipment	(189)	(40)	(658)

Net cash used in investing activities	(305,483)	(22,604)	(32,221)

Cash flows from financing activities:
Repayments of the Loan Agreement	(48,025)	(250)	(250)
Repayments of finance lease and cell site leasehold interest liabilities	(4,760)	(3,149)	(3,561)

Net cash used in financing activities	(52,785)	(3,399)	(3,811)

Net change in cash and cash equivalents and restricted cash	(386,443)	(29,455)	(39,289)

Effect of change in foreign currency exchange rates on cash and restricted cash	310	(232)	381
Cash and cash equivalents and restricted cash at beginning of period	588,628	78,046	101,414

Cash and cash equivalents and restricted cash at end of period	$202,495	$48,359	$62,506

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$15,939	$4,684	$13,762

Cash paid for income taxes	$2,713	$1,112	$678

See accompanying notes to condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

1.	Organization

Digital Landscape Group, Inc. (together with its subsidiaries, “Digital Landscape Group”, “DLGI” and/or the “Company”), formerly known as Landscape Acquisition Holdings Limited (“Landscape”), is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. The Company purchases, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing tenant lease (and any subsequent lease or extension or amendment thereof). Typically, the Company acquires the rental stream by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests, or fee simple interests, each of which provides the Company the right to receive the rents from the tenant lease. In addition, the Company purchases contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The Company was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on November 1, 2017. The Company was originally formed to undertake an acquisition of a target company or business.

On February 10, 2020 (the “Closing Date”), the Company completed its acquisition by purchasing AP WIP Investments Holdings, LP (“AP Wireless”), a Delaware limited partnership and the direct parent of AP WIP Investments, LLC (“AP WIP Investments”) pursuant to a merger agreement entered into on November 19, 2019. The acquisition, together with the other transactions contemplated by the merger agreement are referred to herein as the “Transaction” and/or “APW Acquisition”. In connection with the closing of the Transaction, Landscape changed its name to Digital Landscape Group, Inc.

Upon completion of the Transaction, on the Closing Date, the Company acquired a 91.8%. interest in APW OpCo LLC (“APW OpCo”), the parent of AP Wireless and the indirect parent of AP WIP Investments for consideration of approximately $860,000 less (i) debt as of June 30, 2019 of approximately $539,000, (ii) approximately $65,000 to redeem a minority investor in the AP Wireless business, and (iii) allocable transaction expenses of approximately $10,700 plus (iv) cash as of June 30, 2019 of approximately $66,500 (subject to certain limited adjustments). The Transaction was completed through a merger of newly created subsidiary of DLGI with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of the DLGI. Following the Transaction and as noted above, the Company owned 91.8% of APW OpCo. The remaining 8.2% interest in APW OpCo is owned by certain former partners of Associated Partners, L.P. (“Associated Partners”), the selling party in the Transaction. Such partners of Associated Partners were members of APW OpCo immediately prior to the Closing Date and elected to roll over their investment in AP Wireless in connection with the APW Acquisition (the “Continuing OpCo Members”). As a result, the AP Wireless business is 100% owned by DLGI and the Continuing OpCo Members.

In connection with the APW Acquisition, the Company entered into a subscription agreement, dated as of November 20, 2019 and amended and supplemented as of February 7, 2020 (the “Centerbridge Subscription Agreement”), with Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P. (collectively, the “Centerbridge Entities”). Pursuant to the Centerbridge Subscription Agreement, the Centerbridge Entities subscribed for $100,000 of Ordinary Shares at a price of $10.00 per share (the “Centerbridge Subscription”) in connection with, and contingent upon the consummation of, the APW Acquisition. The cash proceeds from the Centerbridge Subscription are available for general corporate purposes, including the acquisition of real property interests and revenue streams critical for wireless communications.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Unless the context otherwise requires, the “Company”, refers, for periods prior to the completion of the Transaction, to AP WIP Investments, and its subsidiaries and, for periods after the completion of the Transaction, to Digital Landscape Group and its subsidiaries, including AP WIP Investments and its subsidiaries.

As a result of the Transaction, for accounting purposes, the Company is the acquirer and AP WIP Investments is the acquiree and accounting Predecessor to DLGI, as Landscape had no operations prior to the Transaction. Accordingly, the financial statement presentation includes the financial statements of AP WIP Investments as “Predecessor” for periods prior to the Closing Date and DLGI as “Successor” for periods after the Closing Date, including the consolidation of AP WIP Investments and its subsidiaries. The Transaction was accounted for as a business combination under the scope of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) No. 805, Business Combinations, (“ASC 805”).

The condensed consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of Securities and Exchange Commission (“SEC”). The accompanying condensed consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

For the Successor period from February 10, 2020 through June 30, 2020, Digital Landscape Group consolidated the financial position and results of operations of AP WIP Investments and its subsidiaries. For the Predecessor periods, the consolidated financial statements include the accounts of AP WIP Investments and its subsidiaries, as well as a variable interest entity (“VIE”).

Use of Estimates

The preparation of the condensed consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash includes cash on hand and demand deposits. The Company maintains its deposits at high quality financial institutions and monitors the credit ratings of those institutions. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. While cash held by financial institutions may at times exceed federally insured limits, the Company believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts. Gains and losses on highly liquid investments classified as cash equivalents are reported in other income in the condensed consolidated statements of operations.

Restricted Cash

The Company is required to maintain cash collateral at certain financial institutions. Additionally, amounts that are required to be held in an escrow account, which, subject to certain conditions, are available to the

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Company under the loan agreements. Accordingly, these balances contain restrictions as to their availability and usage and are classified as restricted cash in the condensed consolidated balance sheets.

The reconciliation of cash and cash equivalents and restricted cash reported within the applicable balance sheet that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows is as follows:

	Successor	Predecessor
	June 30, 2020	February 9, 2020	December 31, 2019
Cash and cash equivalents	$188,569	$33,333	$62,892
Restricted cash	1,357	2,642	1,140
Restricted cash, long term	12,569	12,384	14,014

Total cash and cash equivalents and restricted cash	$202,495	$48,359	$78,046

Fair Value Measurements

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheets for cash and cash equivalents, trade receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, and rent received in advance approximate fair value due to their short-term nature. As of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), the carrying amounts of the Company’s debt and lease and other leasehold interest liabilities approximated its fair value, as the obligation bears interest at rates currently available for debt with similar maturities and collateral requirements.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Trade Receivables, Net

Trade receivables are recorded at the invoiced amount and are generally unsecured as they are uncollateralized. The Company provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value. Judgement is exercised in establishing allowances and estimates are based on the tenants’ payment history and liquidity. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense included in selling, general and administrative expense in the accompanying condensed consolidated statements of operations. The allowance for doubtful accounts was $658 and $491 at June 30, 2020 (Successor) and December 31, 2019 (Predecessor), respectively.

Real Property Interests

The Company’s core business is to contract for the purchase of cell site leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. Real property interests include costs recorded under cell site leasehold interest arrangements either as intangible assets or right-of-use assets, depending on whether or not the arrangement is determined to be a lease at the inception of the agreement. For acquisitions of real property interests that meet the definition of an asset acquisition, the cell site leasehold interests are recorded as intangible assets and are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of these real property interests, which is estimated as the lesser of the useful life of the underlying cell site asset or the term of the arrangement.

Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02” and/or “ASC 842”) requires the Company to recognize assets and liabilities arising from a lease for both financing and operating leases, along with qualitative and quantitative disclosures. This classification determines whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability in the balance sheet for all leases with term of greater than twelve months regardless of their classification.

On January 1, 2019, the Company adopted the new lease standard using the modified retrospective method applied to lease arrangements that were in place on the transition date. Commencing with the adoption of ASC 842, the Company determines if an arrangement, including cell site leasehold interest arrangements, is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration.

The Company’s lease liability is the present value of the remaining minimum rental payments to be made over the remaining lease term, including renewal options reasonably certain to be exercised. The Company also considers termination options and factors those into the determination of lease payments when appropriate. To determine the lease term, the Company considers all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the cell site’s estimated economic life. Leases with an initial term of twelve months or less are not recorded in the condensed consolidated balance sheet. The finance lease right-of-use asset is amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years.

Operating Leases

Rights and obligations are primarily related to operating leases for office space. The Company records lease expense for operating leases on a straight-line basis over the lease term.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is recognized using the straight-line method in amounts considered to be sufficient to allocate the cost of the assets to operations over their estimated useful lives. Depreciation expense was $98 and $151 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $44 for the period from January 1 to February 9, 2020 (Predecessor), and $91 and $183 for the three and six months ended June 30, 2019 (Predecessor), respectively.

Long-Lived Assets, Including Definite-Lived Intangible Assets

The Company’s primary long-lived assets include real property interests and intangible assets. Intangible assets recorded for in-place tenant leases are stated at cost less accumulated amortization and are amortized on a straight-line basis over the remaining cell site lease term with the in-place tenant, including ordinary renewals at the option of the tenant. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The Company reviewed the portfolio of cell site leasehold interests and intangible assets for impairment, in which the Company identified cell sites for which impairment charges were recorded in Impairment – decommission of cell sites in the condensed consolidated statements of operations.

Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. There was no impairment of goodwill for the period ended June 30, 2020 (Successor).

Revenue Recognition

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Revenue is recorded as earned over the period in which the lessee is given

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

control over the use of the wireless communication sites and recorded over the term of the lease, not including renewal terms, since the operating lease arrangements are cancellable by both parties.

Rent received in advance is recorded when the Company receives advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance. At June 30, 2020 (Successor) and December 31, 2019 (Predecessor), the Company’s rent received in advance was $15,757 and $13,856, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Where applicable, the Company records a valuation allowance to reduce any deferred tax assets that it determines will not be realizable in the future.

For periods after the consummation of the Transaction, the Company is subject to U.S. federal and state income taxes. Additionally, AP WIP Investments files income tax returns in the various state and foreign jurisdictions in which it operates. AP WIP Investments’ tax returns are subject to tax examinations by foreign tax authorities until the expiration of the respective statutes of limitation. AP WIP Investments currently has no tax years under examination.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties as a component of income tax expense in the accompanying consolidated statements of operations.

Share-based compensation

The Company expenses share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. For share-based compensation awards with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. An offsetting increase to stockholders’ equity is recognized equal to the amount of the compensation expense charge. The Company recognizes forfeitures as they occur as a reduction of share-based compensation expense in the condensed consolidated statement of operations.

Warrants

The Company has warrants issued with its Ordinary Shares and Series A Founder Preferred Shares that were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging. The Company also issued warrants with shares issued to non-founder directors for compensation that were determined to be equity classified in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). The fair value of the warrants was recorded as additional paid-in capital on the issuance date, and no further adjustments were made.

Basic and Diluted Earnings per Ordinary Share

Basic earnings (loss) per Ordinary Share excludes and is computed by dividing net income (loss) attributable to ordinary shares by the weighted average number of Ordinary Shares outstanding during the

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

period. The Company has determined that its Series A Founder Preferred Shares are participating securities as the Series A Founder Preferred Shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company used the two-class method of computing earnings per share, for Ordinary Shares and Series A Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the holders of Ordinary Shares and Series A Founder Preferred Shares to the extent that each class may share income for the period; whereas undistributed net loss is allocated to Ordinary Shares because Series A Founder Preferred Shares are not contractually obligated to share the loss.

Diluted earnings per ordinary share reflects the potential dilution that would occur if securities were exercised or converted into Ordinary Shares. The Company’s dilutive securities include Series A Founder Preferred Shares, warrants, options, and restricted shares. To calculate the number of shares for diluted earnings per ordinary shares, the effect of the participating preferred shares is computed using the as-if-converted method, and effects of the warrants, options, LTIP units and restricted shares are computed using the treasury stock method. For all periods presented with a net loss, the effects of any incremental potential ordinary shares have been excluded from the calculation of loss per Ordinary Share because their effect would be anti-dilutive. Therefore, the weighted-average shares outstanding used to calculate both basic and diluted loss per share are the same for periods with a net loss.

As the Company’s Class B Shares and Series B Founder Preferred Shares do not confer upon the holder any right to distributions, neither share class shall be included in the Company’s computation of basic or diluted earnings (loss) per Ordinary Share.

Segment Reporting

The Company operates in one reportable segment which focuses on leasing cell sites to companies that own and operate cellular communication towers and other infrastructure. The Company’s business offerings have similar economic and other characteristics, including the types of customers, distribution methods and regulatory environment. The chief operating decision maker of the Company reviews investment specific data to make resource allocation decisions and assesses performance by review of profit and loss information on a consolidated basis. The condensed consolidated financial statements reflect the financial results of the Company’s one reportable segment.

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency assets and liabilities are translated into the functional currency using the exchange rate prevailing at the balance sheet date, while revenue and expenses are translated at the average exchange rates during the period. Foreign exchange gains and losses arising from translation are included in the condensed consolidated statements of operations.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued guidance that modifies how entities measure credit losses on most financial instruments. The new guidance replaces the current “incurred loss” model with an “expected credit loss” model that requires consideration of a broader range of information to estimate expected credit losses over

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

the lifetime of the asset. Effective January 1, 2020, the Company adopted the new guidance and the Company noted that operating lease receivables are not within the scope of this guidance. As such, there was no cumulative-effect adjustment to the condensed consolidated balance sheet as of the effective date. The adoption of this guidance did not have an impact on the Company’s condensed consolidated financial statements.

In January 2017, the FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU-2017-04”). The new ASU removes Step 2 of the goodwill impairment test and requires the assessment of fair value of individual assets and liabilities of a reporting unit to measure goodwill impairments. Goodwill impairment will then be the amount by which a reporting unit’s carrying amount exceeds its fair value. The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its condensed consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), to clarify and address implementation issues around the new standards related to credit losses, hedging and recognizing and measuring financial instruments. The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments (“ASU 2020-03”). The ASU clarifies disclosure guidance for fair value options, adds clarifications to the subsequent measurement of fair value, clarifies disclosure for depository and lending institutions, clarifies the line-of-credit or revolving-debt arrangements guidance, and the interaction of Financial Instruments—Credit Losses (Topic 326) with Leases (Topic 842) and Transfers and Servicing-Sales of Financial Assets (Subtopic 860-20). The Company adopted the new standard on January 1, 2020, and the adoption did not have an impact on its condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). The ASU removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for goodwill and allocating taxes to members of a consolidated group. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its condensed consolidated financial statements.

3.	Business Combination

On February 10, 2020, the Company completed the APW Acquisition, acquiring AP Wireless in a business combination. The acquisition was completed through a merger of a newly created DLGI subsidiary with and into APW OpCo, with APW OpCo surviving the merger as a majority-owned subsidiary of DLGI. Following completion of the Transaction on the Closing Date, DLGI owned 91.8% of APW OpCo, and the Continuing OpCo Members owned the remaining 8.2%. The APW Acquisition was accounted for as a business combination using the acquisition method with DLGI as the accounting acquirer in accordance with ASC 805. The interest in APW OpCo not owned by the Company was recognized as a noncontrolling interest in the condensed consolidated financial statements.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

The aggregate acquisition consideration transferred in the APW Acquisition was $389,617, which consisted of cash consideration of $325,424 and equity consideration of $64,193. The cash component of the consideration was funded through the liquidation of cash equivalents owned by DLGI. The equity component of the consideration represented the fair value of the limited liability company units in APW OpCo issued to the Continuing OpCo Members, and includes Class B Common Units, Series A Rollover Profits Units and Series B Rollover Profits Units (collectively, the “Consideration Units”). The Company determined that the components of the Consideration Units were not freestanding instruments and the economic characteristics of the embedded features of the Consideration Units were considered clearly and closely related to the equity-like host of the Consideration Units, as the value of the embedded features fluctuate with the price of the underlying equity in the Consideration Units. Accordingly, the Consideration Units represented and were then accounted for as a single, hybrid financial instrument, classified as permanent equity and presented as noncontrolling interests in the consolidated balance sheet of the Company. The estimated fair value of the Consideration Units was calculated using a Monte Carlo simulation model, which used the following weighted-average assumptions: 19.2% expected volatility, a risk-free interest rate of 1.5%, estimated term of 9.2 years and a fair value of DLGI’s Ordinary Shares of $10.00.

The Company recorded a preliminary allocation of the acquisition consideration to the acquiree’s identified tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the Closing Date. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed:

Cash and restricted cash	$48,359
Trade receivables	8,077
Prepaid expenses and other assets	31,775
Real property interests	900,147
Intangible assets	5,400
Accounts payable and other liabilities	(23,441)
Rent received in advance	(15,837)
Real property interest liabilities	(33,398)
Long-term debt	(570,759)
Deferred income tax liability	(50,547)

Net identifiable assets acquired	299,776
Goodwill	89,841

Total acquisition consideration	$389,617

The Company has preliminarily allocated the purchase price for the transaction based upon the estimated fair value of net assets acquired and liabilities assumed at the date of acquisition. Accordingly, the preliminary purchase price allocation is subject to change. The Company expects to finalize the allocation of the purchase price upon finalization of the valuation primarily for the real property interests and finance lease and cell site leasehold interest liabilities, as well as the finalization of noncontrolling interests. Any adjustments to the preliminary fair values will be made as soon as practicable but no later than one year from the acquisition date. The preliminary fair value of the real property interests, which consisted of right-of-use assets under finance leases and cell site leasehold interests, was estimated under an income approach based upon management’s projections of monthly cash flows for the beneficial rights to the respective real property interests. With consideration given to the specified term of each real property interest arrangement, which ranged from 23 to 99 years as of the Closing Date, the monthly cash flow streams were discounted to

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

present value using an appropriate pre-tax discount rate for the geographic region of each arrangement, with the discount rate for each region determined based on a base pre-tax discount rate for the United States with a premium to account for additional risk associated with the respective region. Discount rates used in the determination of the fair value of real property interests ranged from 8.2% to 18.5%.

The identified intangible assets included the in-place tenant leases. The preliminary fair value of the in-place lease intangible assets was estimated under a replacement cost method. This approach measures the value of an asset by the cost to reconstruct or replace it with another of like utility. The in-place lease intangible asset represents the avoided cost of originating the acquired lease with the in-place tenant. Based on industry experience, the Company estimated one month as a reasonable amount of time to allot for origination of a tenant lease. Accordingly, the fair value of the in-place lease intangible asset approximated the cash flows associated with one-month’s net cash flows for each in-place tenant lease.

The preliminary purchase price allocation also reflected the recognition of deferred income taxes related to the fair value of assets acquired and liabilities assumed of the AP Wireless foreign subsidiaries over their respective historical tax bases as of the Closing Date.

The following unaudited pro forma combined financial information presents the Company’s results as though the Transaction had occurred at January 1, 2019. The unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$16,181	$13,765	$31,772	$26,937
Net loss	$(27,751)	$(17,118)	$(34,947)	$(32,546)

4.	Real Property Interests

Real property interests, net consisted of the following:

	Successor	Predecessor
	June 30, 2020	February 9, 2019	December 31, 2019
Right-of-use assets – finance leases (1)	$179,793	$85,666	$81,733
Cell site leasehold interests (2)	761,878	461,383	468,969

	941,671	547,049	550,702
Less accumulated amortization:
Right-of-use assets – finance leases	(2,364)	(1,630)	(1,235)
Cell site leasehold interests	(15,607)	(122,549)	(122,307)

Real property interests, net	$923,700	$422,870	$427,160

(1)	Effective with the adoption of ASC 842, cell site leasehold interests are recorded as finance leases.
(2)	Includes cell site leasehold interests acquired prior to the adoption of ASC 842 and fee simple interest arrangements.

The Company’s core business is to purchase cell site leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. The agreements that provide for the cell site leasehold interests typically are easement agreements, which have stated terms up to 99 years and provide the Company with

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

certain beneficial rights, but not obligations, with respect to the underlying cell site leases. The beneficial rights acquired include, principally, the right to receive the rental income related to the cell site lease with the in-place tenant, and in certain circumstances, additional rents. In most cases, the stated term of the cell site leasehold interest is longer than the remaining term of the cell site lease with the in-place tenant, which provides the Company with the right and opportunity for renewals and extensions. Although the Company has the rights under the acquired cell site leasehold interests over the duration of the entire term, typically, the underlying tenant can terminate their lease acquired by the Company within a short time frame (30- to 90-day notice) without penalty. Under certain circumstances, the Company acquires the fee simple interest ownership, rather than acquiring a leasehold interest. In the instance in which a fee simple interest in the land is acquired, the Company is also assigned the existing cell site lease with the in-place tenant.

Right-Of-Use Assets – Finance Leases and Related Liabilities

Commencing with the adoption of ASC 842 on January 1, 2019, the Company determines if a cell site leasehold interest arrangement is a lease at the inception of the agreement. The Company considers an arrangement to be a lease if it conveys the right to control the use of the cell site or ground space underneath a communications site for a period of time in exchange for consideration. In cases in which the Company acquires a leasehold interest, the Company is both a lessor and a lessee. The Company recorded finance lease expense and interest expense associated with the lease liability in the condensed consolidated statements of operations as follows:

	Successor		Predecessor
	Three months ended June 30, 2020	Period from February 10, 2020 to June 30, 2020	Period from January 1, 2020 to February 9, 2020	Six months ended June 30, 2019	Three months ended June 30, 2019
Finance lease expense	$1,649	$2,424	$425	$168	$137
Interest expense – lease liability	$152	$278	$95	$83	$68

The Company’s lease agreements do not state an implicit borrowing rate; therefore, an internal incremental borrowing rate was determined based on information available at the lease commencement date for the purposes of determining the present value of lease payments. The incremental borrowing rate reflects the cost to borrow on a securitized basis in each market. The weighted-average remaining lease term for finance leases was 38.3 years and 36.7 years and the weighted-average incremental borrowing rate was 2.8% and 7.9% as of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), respectively. As of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), the weighted average remaining contractual payment term for finance leases was 2.8 years and 2.9 years, respectively.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Supplemental cash flow information for the respective periods was as follows:

	Successor	Predecessor
	Period from February 10 to June 30, 2020	Period from January 1 to February 9, 2020	Six months ended June 30, 2019
Cash paid for amounts included in the measurement of finance lease liabilities:
Operating cash flows from finance leases	$82	$37	$2
Financing cash flows from finance leases	$3,588	$845	$391
Finance lease liabilities arising from obtaining right-of-use assets	$7,838	$1,346	$4,286

Cell Site Leasehold Interests and Related Liabilities

For real property interests that are not accounted for under ASC 842, the Company applies the acquisition method of accounting, recording an intangible asset in cell site leasehold interests, net in the condensed consolidated balance sheet. The recorded amount of the cell site leasehold interest represents the allocation of purchase price to the contractual cash flows acquired from the in-place tenant, as well as the right and opportunity for renewals.

Under certain circumstances, the contractual payments for the acquired cell site leasehold interests are made to property owners on a noninterest-bearing basis over a specified period of time, generally ranging from one to eight years. The Company is contractually obligated to fulfill such payments. Included in cell site leasehold interest liabilities in the condensed consolidated balance sheets, the liabilities associated with cell site leasehold interests were initially measured at the present value of the unpaid payments.

For cell site leasehold interests accounted for under the acquisition method of accounting, amortization expense was $9,636 and $15,756 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $2,031 for the period from January 1 to February 9, 2020 (Predecessor), and $4,352 and $8,611 for the three and six months ended June 30, 2019 (Predecessor), respectively. As of June 30, 2020 (Successor), amortization expense to be recognized for each of the succeeding five years was as follows:

Remainder of 2020	$19,499
2021	38,998
2022	38,846
2023	38,778
2024	38,778
Thereafter	571,372

$746,271

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Maturities of finance lease liabilities and cell site leasehold interest liabilities as of June 30, 2020 (Successor) were as follows:

	Finance Lease	Cell Site Leasehold Interest
Remainder of 2020	$3,543	$4,128
2021	6,227	4,493
2022	4,746	2,478
2023	3,508	4,540
2024	2,751	320
Thereafter	3,663	503

Total lease payments	24,438	16,462
Less amounts representing future interest	(1,479)	(677)

Total liability	22,959	15,785
Less current portion	(6,711)	(6,137)

Non-current liability	$16,248	$9,648

5.	Tenant Lease Rental Payments

The Company receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Generally, the Company’s leases with the in-place tenants provide for annual escalations and multiple renewal periods at the in-place tenant’s option. As of June 30, 2020 (Successor), the future minimum amounts due from tenants under leases, including cancellable leases in which the tenant is economically compelled to extend the lease term, were as follows:

Remainder of 2020	$29,610
2021	54,524
2022	41,942
2023	28,291
2024	16,389

$170,756

6.	Goodwill and Intangible Assets

Goodwill and intangible assets at June 30, 2020 (Successor) were based on the preliminary purchase price allocation pursuant to the Transaction, which is based on a preliminary valuation performed to determine the fair value of the acquired assets as of the acquisition date. The amount allocated to goodwill and other intangible assets are subject to adjustment upon finalization of the purchase price allocation, which could have a material impact on the carrying amount of goodwill and other intangible assets.

The changes in the carrying amount of goodwill for the period from February 10, 2020 to June 30, 2020 (Successor), is summarized as follows:

Balance as of February 10, 2020	$—
Addition – APW Acquisition	89,841

Goodwill as of June 30, 2020 (Successor)	$89,841

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Intangible assets subject to amortization consisted of the following:

	June 30, 2020 (Successor)
	Gross Carrying Amount	Additions	Impairments	Accumulated Amortization	Intangible Asset, Net
In-place lease intangible asset	$5,400	411	(4)	(491)	$5,316

	December 31, 2019 (Predecessor)
	Gross Carrying Amount	Additions	Impairments	Accumulated Amortization	Intangible Asset, Net
In-place lease intangible asset	$3,972	1,106	(5)	(2,225)	$2,848

Amortization expense was $317 and $475 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $77 for the period from January 1 to February 9, 2020 (Predecessor), and $117 and $231 for the three and Six months ended June 30, 2019 (Predecessor), respectively.

As of June 30, 2020 (Successor), the intangible asset amortization expense to be recognized for each of the succeeding five years was as follows:

Remainder of 2020	$538
2021	869
2022	658
2023	543
2024	453
Thereafter	2,255

$5,316

7.	Other Long-Term Assets

The Company often closes and funds its cell site lease prepayment transactions through a third-party intermediary. These intermediaries are generally the Company’s retained legal counsel in each jurisdiction. Funds for these transactions are typically deposited with the intermediary who releases the funds once all closing conditions are satisfied. In other circumstances, the Company deposits monies with the owners of the cell sites in advance of consummating a lease prepayment transaction, at which time all conditions are satisfied and remaining payments are made. Amounts held by others as deposits at June 30, 2020 (Successor) and December 31, 2019 (Predecessor) totaled $1,017 and $2,311, respectively, and were recorded as other long-term assets in the Company’s condensed consolidated balance sheets.

Right-Of-Use Assets – Operating Leases

The Company is a lessee under noncancelable lease agreements, primarily for office space, over periods ranging from one to ten years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties and equipment. Included in accounts payable and accrued expenses and other long-term liabilities in the condensed consolidated balance sheets as of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), the liabilities associated with these operating leases were initially measured at the present value of the unpaid payments and a corresponding right-of-use asset was

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

recorded in the same amount, plus any indirect costs incurred and less any lease incentives received. Amounts included in other long-term assets in the condensed consolidated balance sheets representing operating lease right-of-use assets as of June 30, 2020 (Successor) and December 31, 2019 (Predecessor) totaled $3,675 and $2,097, respectively. Cash paid for amounts included in the measurement of operating lease liabilities was $476 for the period from February 10 to June 30, 2020 (Successor), $136 for the period from January 1 to February 9, 2020 (Predecessor), and $455 for the six months ended June 30, 2019 (Predecessor).

Included in selling, general and administrative expenses in the condensed consolidated statements of operations were operating lease expenses associated with right-of-use assets under operating leases of $348 and $533 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $107 for the period from January 1 to February 9, 2020 (Predecessor), and $298 and $615 for the three and six months ended June 30, 2019 (Predecessor), respectively.

Maturities of operating lease liabilities as of June 30, 2020 (Successor) were as follows:

Operating Leases
Remainder of 2020	$670
2021	1,277
2022	865
2023	692
2024	692
Thereafter	607

Total lease payments	4,803
Less amounts representing future interest	(305)

Total liability	4,498
Less current portion	(1,235)

Non-current liability	$3,263

The weighted-average remaining lease term for operating leases was 4.3 and 3.0 years and the weighted-average incremental borrowing rate was 5.5% and 7.1% as of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), respectively.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	Successor	Predecessor
	June 30, 2020	December 31, 2019
Interest payable	$2,799	$3,807
Accrued liabilities	2,334	3,279
Taxes payable	9,481	6,319
Payroll and related withholdings	8,025	4,510
Accounts payable	1,605	1,658
Professional fees accrued	3,722	1,580
Current portion of operating lease liabilities	1,235	824
Other	813	809

Total accounts payable and accrued expenses	$30,014	$22,786

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

9.	Debt

Long-term debt, net of unamortized debt discount and deferred financing costs, consisted of the following:

	Successor	Predecessor
	June 30, 2020	December 31, 2019
DWIP Agreement	$102,600	$102,600
Facility Agreement	347,296	359,764
DWIP II Loan	—	49,250
Subscription Agreement	77,392	76,567
Less: unamortized debt discount and financing fees	(6,320)	(15,250)

Debt, carrying amount	$520,968	$572,931

DWIP Loan Agreement

In 2014, a subsidiary of the Company, AP WIP Holdings, LLC (“DWIP”), borrowed $115 million under a loan agreement (“DWIP Agreement”), pursuant to which DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by a related party to the administrative agent (the “Lender”). AP Service Company, LLC (“Servicer”), a wholly owned subsidiary of AP WIP Investments Holdings, LP, is the Servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default of the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by a rating agency. In 2016, DWIP repaid $12,400 of the loan balance.

On October 16, 2018, DWIP signed an amendment that extended the maturity from August 10, 2019, to October 16, 2023, at which time all outstanding principal balances shall be repaid. The amendment allows that principal balances may be prepaid in whole on any date, provided that a prepayment premium equal to 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018, to 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018, 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018, and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018. Additionally, the amendment also adjusted the interest rate from 4.50% to 4.25%.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months collections to DWIP.

As of June 30, 2020 (Successor) and December 31, 2019 (Predecessor), $100,000 has been advanced to DWIP under the DWIP agreement and DWIP’s escrow account balance and the related liability associated with this balance was $2,600 as of June 30, 2020 (Successor) and December 31, 2019 (Predecessor). The escrow and collection account balances are included in the carrying amount of restricted cash in the condensed consolidated balance sheets.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

DWIP is subject to restrictive covenants relating to, among others, future indebtedness and transfer of control of DWIP, and DWIP must also meet a financial ratio relating to interest coverage (as defined in the DWIP Agreement). For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

Facility Agreement (up to £1 billion)

In October 2017, a subsidiary of the Company, AP WIP International Holdings, LLC (“IWIP”), entered into a facility agreement for up to £1.0 billion with AP WIP Investments, LLC, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent.

TCI DAC is an Irish Section 110 Designated Activity Company. The Facility Agreement is an uncommitted, £1.0 billion note issuance program with an initial 10-year term and was created as a special purpose vehicle with the objective of issuing notes from time to time. The notes may be issued in US Dollars, British Sterling, Euros, Australian Dollar, and Canadian Dollar. No rating of the loans is required.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments, which controls IWIP, is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP, which are included in restricted cash in the condensed consolidated balance sheets, as well as direct equity interests and bank accounts of certain of IWIP’s asset owning subsidiaries. The Servicer, an affiliate of the Company, is the Servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP.

The Facility Agreement provides for funding up to £1 billion (uncommitted) in the form of 10-year term loans consisting of tranches in Euros (“Series 1-A Tranche”) and tranches in British Sterling (“Series 1-B Tranche”), with additional tranches available in Canadian, Australian and U.S. dollars. In October 2017, $266,200 of the amount available under the Facility Agreement was funded, comprising individual loans of €115,000 and £100,000. At closing of the Facility Agreement, $5,000 was funded to and is required to be held in an escrow account.

During November 2018, an additional $98,400 of the amount available under the Facility Agreement was funded, consisting of loans of €40,000 (“Series 2-A Tranche”) and £40,000 (“Series 2-B Tranche”).

The Series 1-A Tranche and Series 1-B Tranche accrue interest at an annual rate of 4.098% and 4.608%, respectively. The Series 2-A Tranche and Series 2-B Tranche accrue interest at an annual rate of 3.442% and 4.294%, respectively. Each tranche may include sub-tranches which may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties.

The loans mature on October 30, 2027, at which time all outstanding principal balances shall be repaid. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any make-whole provision (as defined in the Facility Agreement).

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage and equity requirements and limits) as well as restrictive covenants relating to, among others, future indebtedness and liens and other material activities of IWIP and its subsidiaries. For the periods presented, IWIP was in compliance with all covenants associated with the Facility Agreement.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

DWIP II Loan Agreement

In 2015, AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, entered into a Secured Loan and Security Agreement (the “DWIP II Loan Agreement”), which was later amended and restated (the “A&R DWIP II Loan Agreement”). In April 2020, APW OpCo acquired all of the rights to the loans and obligations under the A&R DWIP II Loan Agreement from the lenders thereunder for $47,775, thereby settling this obligation. As of the settlement date, the carrying amount of the outstanding debt was $49,039. Accordingly, a gain on the extinguishment of the obligation under the A&R DWIP II Loan Agreement of $1,264 was recognized in the condensed consolidated statement of operations.

Under the A&R DWIP II Loan Agreement, the A&R DWIP II Loan accrued interest at a fixed rate equal to 6.50% and its maturity date was the earlier of (a) June 30, 2020 and (b) the maturity date of the loans under the DWIP Agreement.

Under the A&R DWIP II Loan Agreement, beginning with the first payment date after June 30, 2019, DWIP II paid $250 per calendar quarter in principal.

Subscription Agreement (up to £250,000)

On November 6, 2019, AP WIP Investments Borrower, LLC, a subsidiary of AP WIP Investments (“AP WIP Investments Borrower”) and a Delaware limited liability company, which was created on September 25, 2019, entered into a Subscription Agreement to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP is the guarantor of the loan and the loan is secured by AP WIP Investments Holdings, LP direct equity interests in AP WIP. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross default or cross acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events as per documentation such as the breach by the Guarantor in certain cases. The subscription agreement provides for funding up to £250,000 in the form of nine-year term loans consisting of three tranches available in Euros, British Sterling and U.S. dollars. On November 8, 2019, $75,480 of the amount available under the Subscription Agreement was funded. This amount was comprised of €68,000 in the form of Class A Tranche. At closing of the Subscription Agreement, $3,000 was funded to and is required to be held in a debt service reserve account.

The initial Euro Class A Tranche balance outstanding under the Facility Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the 20th day following the end of each calendar quarter. The loans mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2.00% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each Tranche may include sub-tranches, which may have a different interest rate than other Promissory Certificates under its related Tranche.

AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage and leverage limits) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its affiliates. AP WIP Investments Borrower was in compliance with all covenants associated with the Subscription Agreement for the period that borrowings were outstanding during the three months ended June 30, 2020.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Debt Discount and Financing Costs

Amortization of debt discount and deferred financing costs, included in interest expense, net on the condensed consolidated statements of operations, was $18 and $28 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $281 for the period from January 1 to February 9, 2020 (Predecessor), and $565 and $1,123 for the three and six months ended June 30, 2019 (Predecessor), respectively.

10.	Income Taxes

Income tax expense was $442 and $1,429 for the three months ended June 30, 2020 and the period from February 10 to June 30, 2020 (Successor), respectively, $767 for the period from January 1 to February 9, 2020 (Predecessor), and $474 and $949 for the three and six months ended June 30, 2019 (Predecessor), respectively. For the period February 10 through June 30, 2020 (Successor), the effective tax rate was (1.4)%, compared with 11.0% for the period January 1 through February 9, 2020 (Predecessor), and (6.7)% for the six months ended June 30, 2019 (Predecessor). The negative effective tax rate in each respective period is primarily due to a limitation on the recognition of tax benefits due to the full valuation allowance.

11.	Variable Interest Entity

Prior to October 16, 2019, AP WIP Investments determined that it had one VIE, AP Wireless Infrastructure Partners, LLC (“AP Infrastructure”), for which AP WIP Investments was the primary beneficiary. AP Infrastructure is headquartered in San Diego, California and was formed in 2010 in order to provide employees and other administrative services. All of AP Infrastructure’s revenue since inception has been attributed to services performed for AP WIP Investments.

On October 16, 2019, Associated Partners, contributed 100% of the limited liability company interests in Service Company, the parent of AP Wireless Infrastructure, to AP WIP Investments Holdings. The Contribution Agreement led management to reconsider Service Company’s VIE status. Management determined AP WIP Investments to be the primary beneficiary of Service Company because AP WIP Investments determined that, through AP WIP Investments Holdings, LP, it had the power to direct all of the activities of Service Company.

As AP WIP Investments was the primary beneficiary of the VIE, AP WIP Investments recorded $6,856 of assets and $1,865 in liabilities in the condensed consolidated balance sheet at December 31, 2019 (Predecessor). The assets recognized primarily consisted of cash of $5,891 and fixed assets, net of $457 at December 31, 2019 (Predecessor). As of December 31, 2019 (Predecessor), the liabilities recognized consisted primarily of bonuses payable of $925. All intercompany revenue, payables, and receivables between AP WIP Investments and Service Company were eliminated upon consolidation.

In conjunction with the acquisition of APW OpCo, the Company (Successor) does not have a variable interest in the entities noted above. The assets, liabilities, income and expense of the entities noted above are included the Company’s condensed consolidated financial statements (Successor) for the periods subsequent to the Transaction.

12.	Shareholders’ Equity

Founder Preferred Shares

The Founder Preferred Shares consist of Series A Founder Preferred Shares and Series B Founder Preferred Shares.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Series A Founder Preferred Shares

In connection with Landscape raising approximately $500,000 before expenses through its initial placement of Ordinary Shares and Warrants in November 2017, the Company issued a total of 1,600,000 Series A Founder Preferred Shares, no par value to certain founders of Landscape. Each holder of Series A Founder Preferred Shares is entitled to a number of votes equal to the number of Ordinary Shares into which each Series A Founder Preferred Share could then be converted, on all matters on which stock holders are generally entitled to vote. There is no restriction on the repurchase or redemption by the Company of the Series A Founder Preferred Shares.

In addition to providing long-term capital, the Series A Founder Preferred Shares were issued to have the effect of incentivizing the holders to achieve the Company’s objectives. As described below, they are structured to provide a return based on the future appreciation of the market value of the Ordinary Shares.

Upon the closing of the Transaction and once the average price per Ordinary Share for any ten consecutive trading days is at least $11.50, a holder of Series A Founder Preferred Shares will be entitled to receive, when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Ordinary Shares or any other junior stock, a cumulative annual dividend. Such dividend will be payable in Ordinary Shares or cash, in the sole discretion of the Board. In the first year in which such dividend becomes payable, such dividend will be equal in value to (i) 20% of the increase in the market value of one Ordinary Share, being the difference between $10.00 and the average price, multiplied by (ii) such number of outstanding Ordinary Shares immediately following the Transaction and giving effect to exercises of then outstanding warrants to purchase Ordinary Shares (“Preferred Share Dividend Equivalent”). Thereafter, the dividend will become payable only if the average price during any subsequent year is greater than the highest average price in any preceding year in which a dividend was paid in respect of the Series A Founder Preferred Shares. Such dividend will be equal in value to 20% of the increase in the average price over the highest average price in any preceding year multiplied by the Preferred Share Dividend Equivalent. In addition, the Series A Founder Preferred Shares will also participate in any dividends on the Ordinary Shares on an as-converted to Ordinary Shares basis. In addition, commencing on and after the closing of the Transaction, where the Company pays a dividend on its Ordinary Shares, the Series A Founder Preferred Shares will also receive an amount equal to 20% of the dividend which would be distributable on such number of Ordinary Shares equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Shares will be paid contemporaneously with the dividends on the Ordinary Shares.

On the last day of the seventh full financial year of the Company after the closing of the Transaction, the Series A Founder Preferred Shares will automatically convert into Ordinary Shares on a one-for-one basis. Prior to the automatic conversion, a holder of Series A Founder Preferred Shares may require some or all of such holder’s Series A Founder Preferred Shares to be converted into an equal number of Ordinary Shares, as adjusted. Also, in connection with the Transaction, the Series A Founder Preferred shareholders entered into the Shareholder Agreement, pursuant to which they agreed, among other things, not to make or solicit any transfer of their Series A Founder Preferred Shares prior to December 31, 2027, subject to certain exceptions.

In accordance with ASC 718, the annual dividend amount, based on the market price of the Company’s ordinary shares, resulted in the dividend feature to be deemed compensatory to the Landscape founders receiving the shares and classified as a market condition award settled in shares. As the right to the annual dividend amount was triggered only upon an acquisition event, which was not considered probable until an acquisition had been consummated, the fair value of the annual dividend amount measured on the date of issuance of the Founder Preferred Shares was then recognized upon the consummation of the Transaction.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

The fair value of the Series A Founder Preferred Shares, $85.5 million, was measured as of its issuance date using a Monte Carlo method which took into consideration different stock price paths. Of the $85.5 million fair value of the Series A Founder Preferred Shares, approximately $69.5 million was attributed to the fair value of the annual dividend amount, which represented the excess of the fair value of the Series A Founder Preferred Shares over the price paid by the founders for these shares and was recorded as share-based compensation expense in the accompanying condensed consolidated statement of operations in the Successor period.

The following assumptions were used when calculating the issuance date fair value:

Number of securities issued	1,600,000
Ordinary Share price upon initial public offering	$10.00
Founder Preferred Share price	$10.00
Probability of winding-up	16.7%
Probability of an acquisition	83.3%
Time to an acquisition	1.5 years
Volatility (post-acquisition)	38.68%
Risk free interest rate	2.26%

Series B Founder Preferred Shares

In connection with the Transaction, the Company issued a total of 1,386,033 Series B Founder Preferred Shares, no par value, of the Company to certain executive officers and were issued in tandem with LTIP Units (see Note 13). Each holder of Series B Founder Preferred Shares is entitled to a number of votes equal to the number of Ordinary and Class B Shares, respectively, into which each Series B Founder Preferred Share could then be converted, on all matters on which stockholders are generally entitled to vote.

The Series B Founder Preferred Shares do not confer upon the holder thereof any right to dividends or distributions at any time, including upon the Company’s liquidation.

On the last day of the seventh full financial year of the Company after the Closing Date, i.e. December 31, 2027 (or if any such date is not a trading day, the first trading day immediately following such date), the Series B Founder Preferred Shares will automatically convert into Class B Shares on a one-for-one basis, as adjusted. A holder of Series B Founder Preferred Shares may require some or all of his Series B Founder Preferred Shares to be converted into an equal number of Class B Shares, as adjusted.

Founder Preferred Shares – Voting

For so long as TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (the “Series A Founder Entities”) and William Berkman (collectively with the Series A Founder Entities, the “Founder Entities”), their affiliates and their permitted transferees under the Shareholder Agreement in aggregate hold 20% or more of the issued and outstanding Series A Founder Preferred Shares and Series B Founder Preferred Shares (the “Founder Preferred Shares”), the holders of a majority in voting power of the outstanding Founder Preferred Shares, voting or consenting together as a single class, will be entitled, at any meeting of the holders of the outstanding Founder Preferred Shares held for the election of directors or by consent in lieu of a meeting of the holders of the outstanding Founder Preferred Shares, to:

•	elect four members of the Board of Directors (the “Founder Directors”);

•	remove from office, with or without cause, any Founder Director; and

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

•	fill any vacancy caused by the death, resignation, disqualification, removal or other cause of any Founder Director.

Pursuant to the Shareholder Agreement, two of the Founder Directors will be appointed by holders of the Series A Founder Preferred Shares and two of the Founder Directors will be appointed by holders of the Series B Founder Preferred Shares.

Ordinary Shares

As of June 30, 2020 (Successor), the Company had outstanding 58,425,000 Ordinary Shares, no par value comprised of (i) 48,425,000 Ordinary Shares issued in connection with Landscape’s initial placement of Ordinary Shares and Warrants and (ii) 10,000,000 Ordinary Shares issued pursuant to the Centerbridge Subscription Agreement. Each holder is entitled to one vote per share on all matters before the holders of Ordinary Shares. Holders of Ordinary Shares are entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Shares will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares.

Class B Shares

As of June 30, 2020 (Successor), the Company had outstanding 11,414,030 Class B Shares, all of which were issued to (i) the Continuing OpCo Members on the Closing Date pursuant to the Transaction and (ii) certain officers of the Company pursuant to the Long-Term Incentive Plan. Each holder is entitled to one vote per share together as a single class with Ordinary Shares. Class B Shares will be deemed to be non-economic interests. The holders of Class B Shares will not be entitled to receive any dividends (including cash, stock or property) in respect of their Class B Shares. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class B Shares will not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Shares. Class B Shares are not convertible or exchangeable for any other class of series of shares of the Company.

Warrants

In connection with Landscape’s initial placement of Ordinary Shares, the Company issued 50,025,000 warrants to the purchasers of both Ordinary Shares and Founder Preferred Shares (including the 25,000 warrants that were issued to non-founder directors of Landscape for their fees). Each warrant has a term of 3 years following the Transaction and entitles a warrant holder to purchase one-third of an ordinary share upon exercise. Warrants are exercisable in multiples of three for one ordinary share at a price of $11.50 per whole Ordinary Share. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of an Ordinary Share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the warrant). The Company considers the mandatory redemption provision of the warrant to be a cancellation of the instrument given the nominal value to be paid out upon redemption.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Noncontrolling Interest

Noncontrolling interests consist of limited liability company units of APW OpCo not owned by DLGI and includes the following units issued by APW OpCo and further described below: Class B Common Units, Series A Rollover Profits Units and Series B Rollover Profits Units. As of June 30, 2020, the portion of APW OpCo not owned by DLGI was 8.2%, representing the noncontrolling interest.

Class B Common Units

As of June 30, 2020 (Successor), 5,389,030 Class B Common Units were outstanding. The Class B Common Units are held in tandem with Class B Shares. Beginning 180 days after the Closing Date, a member of APW OpCo may redeem the Class B Common Units for cash or Ordinary Shares, at the option of the Company, subject to certain terms and conditions, including the surrender (for no consideration) by the redeeming holder of the Class B Shares held in tandem with the Class B Common Units being redeemed.

Series A Rollover Profits Units

As of June 30, 2020 (Successor), 5,389,030 Series A Rollover Profits Units were outstanding. The Series A Rollover Profits Units serve to provide anti-dilution protection to Class B Common Units from dividends issued to holders of Series A Founder Preferred Shares. Concurrently with any dividend to holders of Series A Founder Preferred Share, APW OpCo is required to distribute to holders of Series A Rollover Profits Units corresponding distributions, which shall be made in either cash or Class B Common Units to the same extent as the distribution was made to the holders of the Series A Founder Preferred Shares. The Series A Rollover Profits Units are forfeited, subject to certain exceptions and limitations, upon the earlier of (i) the date of the conversion of all of the Series A Founder Preferred Shares into Ordinary Shares, and (ii) the date on which there are no Series A Founder Preferred Shares or Series A Founder Preferred Shares outstanding.

Series B Rollover Profits Units

As of June 30, 2020 (Successor), 625,000 Series B Rollover Profits Units were outstanding. Series B Rollover Profits Units become equitized when such holders’ capital accounts maintained for federal income tax purposes exceed a predetermined threshold. Once equitized, a Series B Rollover Profits Unit is treated for all purposes as one Class B Common Unit.

13.	Share-Based Compensation

The Digital Landscape 2020 Equity Incentive Plan (the “Equity Plan”) is administered by the Compensation Committee of the Board of Directors (“the Compensation Committee”). Awards granted under the Equity Plan as noted herein are subject to ASC 718. Under the Equity Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Except for certain limited situations, all awards granted under the Equity Plan are subject to a minimum vesting period of one year.

Subject to adjustment, the maximum number of shares of company stock (either Ordinary Shares, Class B Shares, or Series B Founder Preferred Shares) that may be issued or paid under or with respect to all awards granted under the Equity Plan is 13,500,000, in the aggregate. Generally, awards will deliver Ordinary Shares, Class B Shares or Series B Founder Preferred Shares. Each Class B Share available under the Equity Plan may only be granted in tandem with Series A LTIP Units in APW OpCo or upon conversion of the

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Series B Founder Preferred Shares, and each Series B Founder Preferred Share available under the Equity Plan may only be granted in tandem with Series B LTIP Units in APW OpCo. As of June 30, 2020, there were approximately 3,859,965 share-based awards collectively available for grant under the Equity Plan.

The Equity Plan will remain in effect for ten years following February 10, 2020, unless terminated earlier by the Board, and is subject to amendments as the Compensation Committee considers appropriate, subject to the consent of participants if such changes adversely affect the participant’s outstanding rights. Shareholder approval is required to increase the permitted dilution limits and change eligibility requirements.

Long-Term Incentive Plan

The Company granted each executive officer of the Company an initial award (each, an “Initial Award”) of LTIP Units and, in tandem with the LTIP Units an equal number of Class B Common Shares and/or Series B Founder Preferred Shares (collectively, the “Tandem Shares’), subject to the terms and conditions of the Equity Plan.

The Initial Awards consisted of (i) 3,376,076 time-vesting Series A LTIP Units that either vest over a three-year or five-year service period following the grant date (“Time-Vesting Series A LTIP Units”), (ii) 2,023,924 performance-based Series A LTIP Units that are subject to both time and performance vesting conditions, the latter condition based on the attainment of certain ordinary share price hurdles over seven years, and (iii) 1,386,033 Series B LTIP Units that contain only a performance-based vesting condition based on the attainment of certain ordinary share price hurdles over nine years. The Tandem Shares are subject to the same vesting and forfeiture condition as the related LTIP Units.

A summary of the Company’s LTIP Units as of June 30, 2020, and changes during the period ended February 10, 2020 to June 30, 2020 (Successor) is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at February 10, 2020	—	$—
Series A LTIP Units:
Granted	5,400,000	8.32
Series B LTIP Units:
Granted	1,386,033	6.17

Nonvested at June 30, 2020	6,786,033	$7.88

The fair value of each LTIP award was measured as of its grant date using a Monte Carlo method which took into consideration different stock price paths and used the following assumptions:

	Series A LTIP Units	Series B LTIP Units
Expected term	7.9 years	9.9 years
Expected volatility	18.4%	19.7%
Risk-free interest rate	1.5%	1.6%

For the three months ended June 30, 2020 and for the period from February 10, 2020 to June 30, 2020 (Successor), the Company recognized share-based compensation expense of $3,313 and $4,777, respectively, for LTIP Units. As of June 30, 2020, there was $48,713 of total unrecognized compensation cost related to LTIP Units granted, which is expected to be recognized over a weighted-average period of 4.0 years.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

Restricted Stock

The Equity Plan permits the Compensation Committee to grant restricted stock awards to eligible recipients as detailed in the Equity Plan. Restricted stock awards are subject to the conditions in the Equity Plan as well as an individual award agreement further detailing the conditions of each award.

Restricted stock awards granted under the Equity Plan are non-transferable until vesting of each award is complete. Each restricted stock award granted under the Equity Plan grants the recipient one Class A Share at no cost to the recipient, subject to the terms and conditions of the Equity Plan and associated award agreement. Generally, vesting of restricted stock awards granted under the Equity Plan is contingent upon the recipient’s completion of service, which ranges from one to five years beginning on the grant date.

A summary of the status of the Company’s restricted stock awards as of June 30, 2020, and changes during the period from February 10, 2020 to June 30, 2020 (Successor) is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at February 10, 2020	—	$—
Granted	207,002	9.26
Vested	—	—
Forfeited	—	—

Nonvested at June 30, 2020	207,002	$9.26

For the three months ended June 30, 2020 and for the period from February 10, 2020 to June 30, 2020 (Successor), the Company recognized share-based compensation expense of $356 and $405, respectively, for restricted stock awards. As of June 30, 2020, there was $1,512 of total unrecognized compensation cost related to restricted stock awards granted as of June 30, 2020. The total cost is expected to be recognized over a weighted-average period of 1.8 years.

Stock Options

In November 2017, Landscape issued its non-founder directors 125,000 stock options to purchase Ordinary Shares of the Company that vested upon the consummation of the Transaction, expire on the 5th anniversary following the Transaction and have an exercise price of $11.50 per share. The fair value of each stock option was estimated at $2.90 on the grant date using the Black-Scholes option pricing model, which used the following assumptions: expected term – 5 years; expected volatility – 34.8%; and risk-free interest rate – 2.1%. As vesting was contingent upon the consummation of an acquisition transaction, the fair value of the awards, totaling $363, was recognized in share-based compensation expense in the Successor’s condensed consolidated statement of operations and as an increase of additional paid-in capital upon consummation of the Transaction.

In June 2020, 2,647,000 stock options were granted to employees of the Company at an exercise price of $7.67 per share. Expiring on the tenth anniversary following the grant date, each employee option award vests upon the completion of five years of service. The fair value of each stock option was estimated at $1.60 on the grant date using the Black-Scholes option pricing model, which used the following assumptions: expected term – 6.5 years; expected volatility – 18.5%; and risk-free interest rate – 0.5%.

For the three months ended June 30, 2020 and for the period from February 10, 2020 to June 30, 2020 (Successor), the Company recognized share-based compensation expense of $70 for stock options granted to employees. As of June 30, 2020, there was $4,165 of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 4.7 years.

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

The following table summarizes the changes in the number of Ordinary Shares underlying options for the period of February 10, 2020 to June 30, 2020 (Successor):

	Shares	Weighted- Average Exercise Price
Outstanding at February 10, 2020	125,000	$11.50
Granted	2,647,000	7.67

Outstanding at June 30, 2020	2,772,000	$7.84

Exercisable at June 30, 2020	125,000	$11.50

14.	Basic and Diluted Loss per Ordinary Share

Net income (loss) is allocated between the Ordinary Shares and other participating securities based on their participation rights. The Series A Founder Preferred Shares represent participating securities. Net loss attributable to Ordinary Shares is not adjusted for the Series A Founder Preferred Shares’ right to earnings, because these shares are not contractually obligated to share in losses of the Company. Additionally, the Company excluded the Company’s outstanding warrants, stock options, restricted shares, and Series A Founder Preferred Shares because the securities’ effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per ordinary share using the two-class method:

	Successor
	Three months ended June 30, 2020	Period from February 10, 2020 to June 30, 2020
Numerator:
Net loss attributable to Digital Landscape Group, Inc. ordinary shareholders	$(25,548)	$(103,858)
Adjustment for vested participating preferred stock	—	—

Net loss attributable to ordinary shares	$(25,548)	$(103,858)
Denominator:
Weighted average shares outstanding - basic and diluted	58,425,000	58,425,000

Basic and diluted loss per ordinary share	$(0.44)	$(1.78)

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be anti-dilutive:

	Successor
	Three months ended June 30, 2020	Period from February 10, 2020 to June 30, 2020
Series A Founder Preferred Shares	1,600,000	1,600,000
Warrants	16,675,000	16,675,000
Stock options	2,647,000	2,647,000
Restricted stock	207,002	207,002
LTIP Units	6,786,033	6,786,033

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

15.	Commitments and Contingencies

The Company periodically becomes involved in various claims, lawsuits and proceedings that are incidental to its business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse impact on the Company’s condensed consolidated financial position, results of operations or liquidity.

16.	Management Incentive Plan

AP WIP Investments maintained two incentive plans (collectively, the “Management Carve-Out Plan”) for the benefit of certain employees of AP WIP Investments prior to the Transaction and under which non-equity awards were made.

Generally, vesting of awards under the Management Carve-Out Plan was contingent upon a liquidity event. As of the date of the Transaction, no awards vested and subsequent to the Transaction date, the Company ceased all activity under the Management Carve-Out Plan. As of July 10, 2020, all awards under the Management Carve-Out Plan have been canceled.

In conjunction with the Management Carve-Out Plan, loans totaling $6,134 were made to certain plan participants during 2018 and 2019. No loans were issued during the period from January 1, 2020 to February 9, 2020. It remains the obligation of the employees to repay the loans, with interest, in accordance with the loan agreements. In the period of issuance, the full amount of each loan was expensed in the consolidated statement of operations because the loans were nonrecourse.

17.	Note Receivable

In January 2020, a subsidiary of AP WIP Investments, entered into a promissory note agreement with an unaffiliated company. Under the terms of the loan agreement, two installments totaling $17,500 were advanced during the period from January 1, 2020 to February 9, 2020 (Predecessor) and the final installment of $2,500 was advanced during the period from February 10, 2020 to June 30, 2020 (Successor). In April 2020, the borrower repaid the outstanding balance including accrued interest under the loan agreement.

18.	Subsequent Events

COVID-19 Pandemic

The recent outbreak of COVID-19 (commonly referred to as coronavirus) which first occurred in Wuhan City, China and has subsequently spread to many countries throughout the world, including each of the jurisdictions in which the Company operates, has had a negative impact on economic conditions globally and there are concerns for a prolonged deterioration of global financial conditions. The COVID-19 outbreak has resulted in a more widespread public health crisis than that observed during the SARS epidemic of 2002-2003, which has resulted in protracted volatility in international markets and a decline in global economic conditions, including as a consequence of disruptions to travel and retail segments, tourism and manufacturing supply chains. Beginning in March 2020, the Company took measures to mitigate the broader public health risks associated with COVID-19 to its business and employees, including through office closures and self-isolation of employees where possible in line with the recommendations of relevant health authorities; however, the full extent of the COVID-19 outbreak and the adverse impact this may have on the Company’s workforce and operations is unknown. In addition, as a result of the COVID-19 outbreak, there have been and may continue to be short-term impacts on the Company’s ability to acquire new rental

DIGITAL LANDSCAPE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share and per share amounts and unless otherwise disclosed)

streams. For example, leasing transactions in certain civil law jurisdictions such as France, Italy and Portugal often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures have had, and may continue to have an adverse impact on the availability of notaries or other legal service providers or the availability of witnesses to legal documents in common law jurisdictions such as the UK and Ireland and, consequently, the Company’s ability to complete transactions may be adversely impacted during the COVID-19 outbreak. Accordingly, there can be no assurances that there will not be a material adverse effect on the Company’s results of operations and financial condition.

Facility Agreement Borrowing and Amendment

On August 27, 2020, additional borrowings under the Facility Agreement were made, consisting of €75,000 (“Series 3-A Tranche”) and £55,000 (“Series 3-B Tranche”) and resulting in an increase in the outstanding debt thereunder of approximately $161 million. In connection with these borrowings, the Facility Agreement was amended, among other things, to extend the termination date of the Facility Agreement from October 30, 2027 to such latest date of any outstanding loan under the Facility Agreement. As a result, the maturity dates for the Series 3-A Tranche and the Series 3-B Tranche were set at August 26, 2030. The amendment to the definition of termination date in the Facility Agreement does not impact the maturity dates of the Series 1-A Tranche, Series 1-B Tranche, the Series 2-A Tranche or the Series 2-B Tranche.

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Report of Independent Registered Public Accounting Firm

To the Members

AP WIP Investments, LLC and Subsidiaries:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AP WIP Investments, LLC and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Changes in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2010.

Philadelphia, Pennsylvania

May 8, 2020

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash	$62,892	$13,746
Restricted cash	1,140	1,076
Trade receivables, net	7,578	5,863
Prepaid expenses and other current assets	9,199	7,341

Total current assets	80,809	28,026

Real property interests, net:
Right-of-use assets - finance leases, net	80,498	—
Cell site leasehold interests, net	346,662	352,673

Real property interests, net	427,160	352,673
Intangible assets, net	2,848	2,279
Property and equipment, net	1,095	1,147
Deferred tax asset	991	421
Restricted cash, long-term	14,014	86,592
Other long-term assets	5,892	1,222

Total assets	$532,809	$472,360

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$22,786	$13,813
Rent received in advance	13,856	11,290
Finance lease liabilities, current	5,749	—
Cell site leasehold interest liabilities, current	8,379	11,856
Current portion of long-term debt, net of deferred financing costs	48,884	—

Total current liabilities	99,654	36,959
Finance lease liabilities	10,451	—
Cell site leasehold interest liabilities	8,462	14,698
Long-term debt, net of deferred financing costs	524,047	493,866
Other long-term liabilities	5,531	4,711

Total liabilities	648,145	550,234

Commitments and contingencies

Members’ deficit:
Class A units	33,672	33,672
Common units	85,347	85,347
Accumulated deficit	(208,883)	(170,517)
Accumulated other comprehensive loss	(25,472)	(26,376)

Total members’ deficit	(115,336)	(77,874)

Total liabilities and members’ deficit	$532,809	$472,360

See accompanying notes to consolidated financial statements.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2019	2018
Revenue	$55,706	$46,406
Cost of service	326	233

Gross profit	55,380	46,173

Operating expenses:
Selling, general and administrative	36,783	27,891
Management incentive plan	893	5,241
Amortization and depreciation	19,132	29,170
Impairment - decommission of cell sites	2,570	271

Total operating expenses	59,378	62,573

Operating loss	(3,998)	(16,400)

Other (expense) income:
Realized and unrealized (loss) gain on foreign currency debt	(6,118)	13,836
Interest expense, net	(32,038)	(27,811)
Other income (expense), net	177	(2,468)

Total other expense, net	(37,979)	(16,443)

Loss before income tax expense	(41,977)	(32,843)
Income tax expense	2,468	2,833

Net loss	$(44,445)	$(35,676)

See accompanying notes to consolidated financial statements.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2019	2018
Net loss	$(44,445)	$(35,676)
Other comprehensive loss:
Foreign currency translation adjustment	904	(14,769)

Comprehensive loss	$(43,541)	$(50,445)

See accompanying notes to consolidated financial statements.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Deficit

(in thousands)

	Class A units		Common units		Accumulated deficit	Accumulated other comprehensive loss	Members’ deficit
	Units	Amount	Units	Amount
Balance at January 1, 2018	4,003,603	$33,672	20,000,000	$85,347	$(134,841)	$(11,607)	$(27,429)
Foreign currency translation adjustment	—	—	—	—	—	(14,769)	(14,769)
Net loss	—	—	—	—	(35,676)	—	(35,676)

Balance at December 31, 2018	4,003,603	33,672	20,000,000	85,347	(170,517)	(26,376)	(77,874)
Consolidation of variable interest entity	—	—	—	—	6,079	—	6,079
Foreign currency translation adjustment	—	—	—	—	—	904	904
Net loss	—	—	—	—	(44,445)	—	(44,445)

Balance at December 31, 2019	4,003,603	$33,672	20,000,000	$85,347	$(208,883)	$(25,472)	$(115,336)

See accompanying notes to consolidated financial statements.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(44,445)	$(35,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	19,132	29,170
Amortization of finance lease and cell site leasehold interest liabilities discount	2,097	1,943
Impairment – decommission of cell sites	2,570	271
Unrealized gain (loss) on foreign currency debt	6,118	(13,836)
Amortization of deferred financing costs	2,920	2,098
Provision for bad debt expense	761	—
Deferred income taxes	(570)	(372)
Change in assets and liabilities:
Trade receivables, net	(2,492)	(4,046)
Prepaid expenses and other assets	(6,428)	(765)
Related party receivable	—	629
Accounts payable, accrued expenses, and other long-term liabilities	11,228	7,625
Rent received in advance	2,520	2,305

Net cash used in operating activities	(6,589)	(10,654)

Cash flows from investing activities:
Investments in real property interests and related intangible assets	(78,052)	(67,146)
Consolidation of variable interest entity	4,457	—
Purchases of property and equipment	(317)	(892)

Net cash used in investing activities	(73,912)	(68,038)

Cash flows from financing activities:
Borrowings under the Facility and Subscription Agreements	75,480	98,400
Borrowings under the Loan Agreement	18,600	1,506
Repayments of the Loan Agreement	(19,350)	(1,006)
Debt issuance costs	(3,031)	(4,717)
Repayments of finance lease and cell site leasehold interest liabilities	(12,601)	(12,753)

Net cash provided by financing activities	59,098	81,430

Net change in cash and restricted cash	(21,403)	2,738

Effect of change in foreign currency exchange rates on cash and restricted cash	(1,965)	(1,865)
Cash and restricted cash at beginning of year	101,414	100,541

Cash and restricted cash at end of year	$78,046	$101,414

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$28,781	$25,998

Debt issuance costs incurred but not paid	$779	$25

Cash paid for income taxes	$1,080	$578

See accompanying notes to consolidated financial statements.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

1.	Organization

AP WIP Investments, LLC (together with its subsidiaries, “AP WIP Investments” and/or the “Company”) was established for the purpose of building a portfolio of high-quality telecommunications infrastructure assets. AP WIP Investments’ focus is on lease prepayments, where AP WIP Investments purchases the right to receive future cell site income over a specified duration from wireless communication tower operators and providers of wireless communications and broadcast services, such as wireless services and wireless data transmission.

AP WIP Investments is headquartered in San Diego, California and was owned by Associated Partners, L.P. (“Associated Partners”) and KKR Wireless Investors, L.P. (“KKR”) until the closing of the Landscape Transaction on February 10, 2020 (see Note 16 – Subsequent Events). AP WIP Investments has subsidiaries and operations internationally, including Luxembourg, the Netherlands, the United Kingdom, Australia, Canada, Germany, France, Italy, Spain, Portugal, Mexico, Brazil, Ireland, Turkey, Chile, Romania, Hungary, Colombia, Belgium and Puerto Rico.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of AP WIP Investments and its wholly owned subsidiaries, as well as a variable interest entity (“VIE”).

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions and account balances have been eliminated.

Variable Interest Entities

The Financial Accounting Standards Board (“FASB”) provides guidance for determining whether an entity is a VIE. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is required to be consolidated by its primary beneficiary, which is the party that (i) has the power to control the activities that most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses, or the right to receive benefits, of the VIE that could potentially be significant to the VIE.

Management performs a qualitative analysis to determine whether it is the primary beneficiary of a VIE. Management considers the rights and obligations conveyed by its implicit and explicit variable interests and the relationship of these with the variable interests held by other parties to determine whether its variable interests will absorb a majority of a VIE’s expected losses or receive a majority of its expected returns, or both. If management determines that its variable interests will absorb a majority of the VIE’s expected losses, receive a majority of its expected residual returns, or both, management consolidates the VIE as the primary beneficiary, and if not, management does not consolidate.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency

The functional currency of each of AP WIP Investments’ foreign operating subsidiaries is normally the respective local currency. All foreign currency assets and liabilities held by the subsidiaries are translated into U.S. Dollars, the functional currency of AP WIP Investments, at the exchange rate in effect at the end of the applicable fiscal reporting period and all foreign currency revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reflected in equity as a component of accumulated other comprehensive loss in the consolidated balance sheets and included as a component of comprehensive loss in the consolidated statements of comprehensive loss. AP WIP Investments has a loan that is not denominated in its functional currency; the foreign exchange gain or loss on this loan is recorded in the consolidated statements of operations.

Cash

Cash includes cash on hand and demand deposits. AP WIP Investments maintains its deposits at high quality financial institutions and monitors the credit ratings of those institutions. AP WIP Investments held no cash equivalents during the years ended December 31, 2019 and 2018.

Restricted Cash

AP WIP Investments is required to maintain cash collateral at certain financial institutions. Additionally, amounts that are required to be held in an escrow account, which, subject to certain conditions, are available to AP WIP Investments under the loan agreements. Accordingly, these balances contain restrictions as to their availability and usage and are classified as restricted cash in the consolidated balance sheets.

The reconciliation of cash and restricted cash reported within the applicable balance sheet that sum to the total of the same such amounts shown in the consolidated statements of cash flows is as follows:

	December 31,
	2019	2018
Cash	$62,892	$13,746
Restricted cash	1,140	1,076
Restricted cash, long term	14,014	86,592

Total cash and restricted cash	$78,046	$101,414

Fair Value Measurements

AP WIP Investments applies Accounting Standards Codification (“ASC”) 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in AP WIP Investments’ principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the consolidated balance sheets for cash, trade receivables, prepaid expenses and other current assets, accounts payable and accrued expenses and rent received in advance approximate fair value due to their short-term nature. As of December 31, 2019 and 2018, the carrying amounts of AP WIP Investments’ debt approximated its fair value, as the obligation bears interest at rates currently available for debt with similar maturities and collateral requirements.

Level 1 – Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Trade Receivables, Net

Trade receivables are recorded at the invoiced amount and are generally unsecured as they are uncollateralized. AP WIP Investments provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value. Judgement is exercised in establishing allowances and estimates are based on the tenants’ payment history and liquidity. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense included in selling, general and administrative expense in the accompanying consolidated statements of operations. The allowance for doubtful accounts was $491 and $0 at December 31, 2019 and 2018, respectively.

Changes in the allowance for doubtful accounts are as follows:

	December 31,
	2019	2018
Beginning balance	$—	$—
Allowance for doubtful accounts	761	—
Write-offs	(270)	—

Ending balance	$491	$—

Real Property Interests

AP WIP Investments’ core business is to contract for the purchase of cell site leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. Real property interests include costs recorded under cell site leasehold interest arrangements either as intangible assets or right-of-use assets, depending on whether or not the arrangement is determined to be a lease at the inception of the

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

agreement. For acquisitions of real property interests that meet the definition of an asset acquisition, the cell site leasehold interests are recorded as intangible assets and are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of these real property interests, which is estimated as the lesser of the useful life of the underlying cell site asset or the term of the arrangement.

Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02” and or “ASC 842”) requires AP WIP Investments to recognize assets and liabilities arising from a lease for both financing and operating leases, along with qualitative and quantitative disclosures. This classification determines whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record right-of-use asset and a lease liability in the balance sheet for all leases with a term of greater than twelve months regardless of their classification.

On January 1, 2019, AP WIP Investments adopted the new lease standard using the modified retrospective method applied to lease arrangements that were in place on the transition date. Results for reporting periods beginning January 1, 2019 are presented under the new standard, while prior-period amounts are not adjusted and continue to be reported in accordance with accounting under the previously applicable guidance.

AP WIP Investments elected certain available practical expedients which permit the adopter to not reassess certain items upon adoption, including: (i) whether any existing contracts are or contain leases, (ii) the classification of existing leases, (iii) initial direct costs for existing leases and (iv) short-term leases, which permits an adopter to not apply the lease standard to leases with a remaining maturity of one year or less and applied the new lease accounting standard to all leases, including short-term leases. AP WIP Investments also elected the practical expedient related to easements, which permits carryforward accounting treatment for land easements (included in cell site leasehold interests) on existing agreements.

Commencing with the adoption of ASC 842, AP WIP Investments determines if an arrangement, including cell site leasehold interest arrangements, is a lease at the inception of the agreement. AP WIP Investments considers an arrangement to be a lease if it conveys the right to control the use of the asset for a specific period of time in exchange for consideration.

AP WIP Investments’ lease liability is the present value of the remaining minimum rental payments to be made over the remaining lease term, including renewal options reasonably certain to be exercised. AP WIP Investments also considers termination options and factors those into the determination of lease payments when appropriate. To determine the lease term, AP WIP Investments considers all renewal periods that are reasonably certain to be exercised, taking into consideration all economic factors, including the cell site’s estimated economic life. Leases with an initial term of twelve months or less are not recorded in the consolidated balance sheet. The finance lease right-of-use asset is amortized over the lesser of the lease term or the estimated useful life of the underlying asset associated with the leasing arrangement, which is estimated to be twenty-five years.

The Company continually reassesses the estimated useful lives used in determining amortization of its real property interests. AP WIP Investments reviewed its estimates of the useful lives of its existing cell site leasehold interest arrangements as of January 1, 2019. Assessments of the remaining useful lives of the underlying cell site assets associated with leasehold interest arrangements indicated that the estimated useful lives used in the determination of amortization expense of cell site leasehold interests accounted for as asset acquisitions should be increased based upon the Company’s experience as well as observable industry data. Accordingly, as of January 1, 2019, AP WIP Investments adjusted the remaining useful life of the existing

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

cell site leasehold interests based on a twenty five-year useful life of the underlying cell site asset, which previously was considered to be a fifteen-year useful life. This change in estimate was accounted for prospectively effective January 1, 2019, and resulted in a decrease in amortization and depreciation expense, operating loss and net loss of $13,259 for the year ended December 31, 2019 from that which would have been reported if the previous estimates of useful life had been used.

Operating Leases

Additionally, as part of the adoption of ASC 842, AP WIP Investments recorded a lease liability of $1,521 and a corresponding right-of-use asset of $1,437 upon adoption of the new lease standard. Those rights and obligations are primarily related to operating leases for office space. The Company records lease expense for operating leases on a straight-line basis over the lease term.

Long-Lived Assets, Including Definite-Lived Intangible Assets

The Company’s primary long-lived assets include real property interests and intangible assets. Intangible assets recorded for in-place tenant leases are stated at cost less accumulated amortization and are amortized on a straight-line basis over the remaining cell site lease term with the in-place tenant, including ordinary renewals at the option of the tenant. The carrying amount of any long-lived asset group is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. AP WIP Investments reviewed the portfolio of cell site leasehold interests and intangible assets for impairment, in which AP WIP Investments identified twenty-seven cell sites for which an impairment charge of $2,570 was recorded during the year ended December 31, 2019 and four cell sites for which an impairment charge of $271 was recorded during the year ended December 31, 2018.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives or lease terms, as follows:

Asset category	Depreciable life
Land	Indefinite
Hardware	3 years
Software	3 years
Furniture and fixtures	2 years
Tenant improvements	1 – 3 years

Revenue Recognition

AP WIP Investments receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. Revenue is recorded as earned over the term of the lease since the operating lease arrangements are cancellable by both parties.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

Rent received in advance is recorded when AP WIP Investments receives advance rental payments from the in-place tenants. Contractually owed lease prepayments are typically paid one month to one year in advance. At December 31, 2019 and 2018, AP WIP Investments rent received in advance was $13,856 and $11,290 respectively.

Income Taxes

AP WIP Investments is organized as a limited liability company and is treated as a disregarded entity for U.S. federal income tax purposes. Income and losses of AP WIP Investments are required to be reported in the income tax returns of the members pursuant to applicable tax regulations. No U.S. federal or state income tax provision has been provided for AP WIP Investments in the consolidated financial statements as AP WIP Investments’ tax attributes are passed through to the members for inclusion in the members’ tax returns.

AP WIP Investments files income tax returns in the various state and foreign jurisdictions in which it operates. AP WIP Investments’ tax returns are subject to tax examinations by foreign tax authorities until the expiration of the respective statutes of limitation. AP WIP Investments currently has no tax years under examination.

AP WIP Investments recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. AP WIP Investments records interest related to unrecognized tax benefits and penalties as a component of income tax expense on the accompanying consolidated statements of operations.

Segment Reporting

AP WIP Investments operates in one reportable segment which focuses on leasing cell sites to companies that own and operate cellular communication towers and other infrastructure. AP WIP Investments’ business offerings have similar economic and other characteristics, including the types of customers, distribution methods and regulatory environment. The chief operating decision maker of AP WIP Investments reviews investment specific data to make resource allocation decisions and assesses performance by review of profit and loss information on a consolidated basis. The consolidated financial statements reflect the financial results of AP WIP Investments’ one reportable segment.

Reclassifications

Certain balances in the prior year have been reclassified to conform to the presentation in the current year, primarily related to the Company’s adoption of ASC 842.

Recent Accounting Pronouncements

Accounting Pronouncement Not Yet Adopted

In June 2016, the FASB issued guidance that modifies how entities measure credit losses on most financial instruments. The new guidance replaces the current “incurred loss” model with an “expected credit loss” model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the asset. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. AP WIP

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

Investments is finalizing its analysis of the impact of this guidance on its consolidated financial statements, though as operating lease receivables are not within the scope of this guidance, the Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Accounting Pronouncements Recently Adopted

In 2014, the FASB issued a new revenue recognition standard entitled Revenue from Contracts with Customers. The objective of the standard is to establish the principles that an entity shall apply to report useful information to users of financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows from a contract with a customer. AP WIP Investments adopted Accounting Standards Update No. 2014-09 during the year ended December 31, 2018 and concluded that the adoption did not have a material impact on its consolidated financial statements as current revenue contracts are leases and not within the scope of the Revenue from Contracts with Customers (Topic 606).

In November 2016, the FASB issued new guidance on amounts described as restricted cash or restricted cash equivalents within the statement of cash flows. The guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash when reconciling the beginning-of-period and end-of-period balances in the statement of cash flows. AP WIP Investments adopted ASU 2016-18 during the year ended December 31, 2018.

3.	Real Property Interests

Real property interests, net consisted of the following:

	December 31,
	2019	2018
Right-of-use assets – finance leases (1)	$81,733	$—
Cell site leasehold interests (2)	468,969	458,371

	550,702	458,371
Less accumulated amortization:
Right-of-use assets – finance leases	(1,235)	—
Cell site leasehold interests	(122,307)	(105,698)

Real property interests, net	$427,160	$352,673

(1)	Effective with the adoption of ASC 842, cell site leasehold interests are recorded as finance leases.
(2)	Includes cell site leasehold interests acquired prior to the adoption of ASC 842 and fee simple interest arrangements.

AP WIP Investments’ core business is to purchase cell site leasehold interests either through an up-front payment or on an installment basis from property owners who have leased their property to companies that own telecommunications infrastructure assets. The agreements that provide for the cell site leasehold interests typically are easement agreements, which have stated terms up to 99 years and provide AP WIP Investments with certain beneficial rights, but not obligations, with respect to the underlying cell site leases. The beneficial rights acquired include, principally, the right to receive the rental income related to the cell site lease with the in-place tenant, and in certain circumstances, additional rents. In most cases, the stated term of the cell site leasehold interest is longer than the remaining term of the cell site lease with the in-place tenant, which provides AP WIP Investments with the right and opportunity for renewals and extensions. Although AP WIP Investments has the rights under the acquired cell site leasehold interests over

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

the duration of the entire term, typically, the underlying tenant can terminate their lease acquired by AP WIP Investments within a short time frame (30- to 90-day notice) without penalty. Under certain circumstances, AP WIP Investments acquires the fee simple interest ownership, rather than acquiring a leasehold interest. In the instance in which a fee simple interest in the land is acquired, AP WIP Investments is also assigned the existing cell site lease with the in-place tenant.

Right-Of-Use Assets – Finance Leases and Related Liabilities

Commencing with the adoption of ASC 842 on January 1, 2019, AP WIP Investments determines if a cell site leasehold interest arrangement is a lease at the inception of the agreement. AP WIP Investments considers an arrangement to be a lease if it conveys the right to control the use of the cell site or ground space underneath a communications site for a period of time in exchange for consideration. In cases in which AP WIP Investments acquires a leasehold interest, AP WIP Investments is both a lessor and a lessee. AP WIP Investments recorded finance lease expense totaling $1,235 for the year ended December 31, 2019. Interest expense associated with the finance lease liability totaled $504 for the year ended December 31, 2019.

AP WIP Investments’ lease agreements do not state an implicit borrowing rate; therefore, an internal incremental borrowing rate was determined based on information available at the lease commencement date for the purposes of determining the present value of lease payments. The incremental borrowing rate reflects the cost to borrow on a securitized basis in each market. The weighted-average remaining lease term for finance leases was 36.71 years and the weighted-average incremental borrowing rate was 7.90% as of December 31, 2019. As of December 31, 2019, the weighted average remaining contractual payment term for finance leases was 2.9 years.

Supplemental cash flow information related to finance leases for the year ended December 31, 2019 was as follows:

Cash paid for amounts included in the measurement of finance lease liabilities:
Operating cash flows from finance leases	$38
Financing cash flows from finance leases	$1,255
Finance lease liabilities arising from obtaining right-of-use-assets	$16,989

Cell Site Leasehold Interests and Related Liabilities

For real property interests that are not accounted for under ASC 842, AP WIP Investments applies the acquisition method of accounting, recording an intangible asset in cell site leasehold interests, net in the consolidated balance sheet. The recorded amount of the cell site leasehold interest represents the allocation of purchase price to the contractual cash flows acquired from the in-place tenant, as well as the right and opportunity for renewals.

Under certain circumstances, the contractual payments for the acquired cell site leasehold interests were made to property owners on a noninterest-bearing basis over a specified period of time, generally ranging from one to eight years. AP WIP Investments is contractually obligated to fulfill such payments. Included in cell site leasehold interest liabilities in the consolidated balance sheets, the liabilities associated with cell site leasehold interests were initially measured at the present value of the unpaid payments. For the year ended December 31, 2018, the Company’s noncash investing and financing activities included purchases of cell site leasehold interests totaling $13,940 pursuant to arrangements that finance these purchases.

For cell site leasehold interests accounted for under the acquisition method of accounting, amortization expense recorded in the consolidated statements of operations for the years ended December 31, 2019 and

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

2018 was $16,930 and $28,348, respectively, and as of December 31, 2019, amortization expense to be recognized for each of the succeeding five years was as follows:

2020	$17,364
2021	17,364
2022	17,291
2023	17,261
2024	17,261
Thereafter	260,121

$346,662

Maturities of finance lease liabilities and cell site leasehold interest liabilities as of December 31, 2019 were as follows:

	Finance Leases	Cell Site Leasehold Interests
2020	$5,829	$8,762
2021	3,841	4,855
2022	3,150	2,632
2023	2,357	1,700
2024	1,946	329
Thereafter	1,772	329

Total lease payments	18,895	18,607
Less amounts representing future interest	(2,695)	(1,766)

Total liability	16,200	16,841
Less current portion	(5,749)	(8,379)

Non-current liability	$10,451	$8,462

4.	Tenant Lease Rental Payments

AP WIP Investments receives rental payments from in-place tenants of wireless communication sites under operating lease agreements. As of December 31, 2019, the future minimum amounts due from tenants under leases, including cancellable leases in which the tenant is economically compelled to extend the lease term, were as follows:

2020	$57,074
2021	45,269
2022	32,763
2023	19,342
2024	7,102
Thereafter	—

$161,550

Generally, AP WIP Investments’ leases with the in-place tenants provide for annual escalations and multiple renewal periods at the in-place tenant’s option. The rental payments included in the table above do not assume exercise of the in-place tenant’s renewal options but do include the effects of escalations within the current term.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

5.	Intangible Asset

Intangible assets subject to amortization consisted of the following:

	December 31, 2019
	Gross Carrying Amount	Additions	Impairments	Accumulated Amortization	Intangible Asset, Net
In-place lease intangible asset	$3,972	1,106	(5)	(2,225)	$2,848

	December 31, 2018
	Gross Carrying Amount	Additions	Impairments	Accumulated Amortization	Intangible Asset, Net
In-place lease intangible asset	$3,443	530	(1)	(1,693)	$2,279

For each cell site leasehold interest arrangement, a portion of the purchase price is allocated to an in-place lease intangible asset. The in-place lease intangible asset represents the allocation of purchase price to the avoided cost of originating the acquired lease with the in-place tenant. Amortization expense for the years ended December 31, 2019 and 2018 was $532 and $448, respectively.

As of December 31, 2019, the intangible asset amortization expense to be recognized for each of the succeeding five years was as follows:

2020	$563
2021	426
2022	336
2023	272
2024	222
Thereafter	1,029

Total future amortization	$2,848

6.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2019	2018
Land	$520	$520
Hardware	1,289	1,074
Software	434	423
Furniture and fixtures	195	118
Tenant improvements	80	62

Total	2,518	2,197
Less: accumulated depreciation	(1,423)	(1,050)

Property and equipment, net	$1,095	$1,147

Depreciation expense for the periods ended December 31, 2019 and 2018 was $373 and $358, respectively.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

7.	Other Long-Term Assets

AP WIP Investments often closes and funds its cell site lease prepayment transactions through a third-party intermediary. These intermediaries are generally AP WIP Investments’ retained legal counsel in each jurisdiction. Funds for these transactions are typically deposited with the intermediary who releases the funds once all closing conditions are satisfied. In other circumstances, the Company deposits monies with the owners of the cell sites in advance of consummating a lease prepayment transaction, at which time all conditions are satisfied and remaining payments are made. Amounts held by others as deposits at December 31, 2019 and 2018 totaled $2,311 and $433, respectively, and were recorded as other long-term assets in AP WIP Investments’ consolidated balance sheets.

Right-of-Use Assets – Operating Leases

Additionally, AP WIP Investments is a lessee under noncancelable lease agreements, primarily for office space, over periods ranging from one to ten years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties and equipment. Included in accounts payable and accrued expenses and other long-term liabilities in the consolidated balance sheets as of December 31, 2019, the liabilities associated with these operating leases were initially measured at the present value of the unpaid payments and a corresponding right-of-use asset was recorded in the same amount, plus any indirect costs incurred and less any lease incentives received. For the year ended December 31, 2019, the total lease liabilities recorded as a result of obtaining right-of-use assets under operating leases was $1,326. Cash paid for amounts included in the measurement of operating lease liabilities was $953 for the year ended December 31, 2019.

Included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2019 was operating lease expense associated with right-of-use assets under operating leases totaling $1,183.

Maturities of operating lease liabilities as of December 31, 2019 were as follows:

2020	$868
2021	711
2022	363
2023	107
2024	67
Thereafter	108

Total lease payments	2,224
Less amounts representing future interest	(97)

Total lease liability	2,127
Less current portion of lease liability	(824)

Non-current lease liability	$1,303

The weighted-average remaining lease term for operating leases was 3.01 years and the weighted-average incremental borrowing rate was 7.07% as of December 31, 2019.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31,
	2019	2018
Interest payable	$3,807	$3,497
Accrued liabilities	3,279	1,908
Taxes payable	6,319	3,459
Payroll and related withholdings	4,510	1,768
Accounts payable	1,658	1,740
Professional fees accrued	1,580	931
Current portion of operating lease liabilities	824	—
Other	809	510

Total accounts payable and accrued expenses	$22,786	$13,813

9.	Debt

Long-term debt, net of deferred financing costs consisted of the following:

	December 31,
	2019	2018
DWIP Agreement	$102,600	$102,600
Facility Agreement	359,764	356,203
DWIP II Loan	49,250	50,000
Subscription Agreement	76,567	—
Less: unamortized debt discount and financing fees	(15,250)	(14,937)

Debt, carrying amount	$572,931	$493,866

$115 million Loan Agreement

On August 12, 2014, a subsidiary of AP WIP Investments, AP WIP Holdings, LLC (“DWIP”), entered into a $115 million loan agreement (“DWIP Agreement”). Under the terms of the DWIP Agreement, DWIP is the sole borrower and the lending syndicate is a collection of lenders managed by a related party to the administrative agent (the “Lender”). AP Service Company, LLC (“Servicer”), a wholly owned subsidiary of AP WIP Investments Holdings, LP, is the Servicer under the DWIP Agreement. An unrelated party to DWIP was named as backup servicer in the event of a default of the Servicer as defined in the DWIP Agreement. The DWIP Agreement requires an annual rating be performed by a rating agency.

The DWIP Agreement was fully funded on August 12, 2014. In January 2016, DWIP repaid $12,400 of the loan balance. Prior to October 16, 2018, interest was payable on borrowings under the DWIP Agreement at a fixed rate equal to 4.50%. Fees equal to 0.80% to 1.00% of the $102,600 loan amount are payable to the Lender, Servicer, backup servicer, and rating agency of the loan, as applicable.

On October 16, 2018, DWIP signed an amendment that extended the maturity from August 10, 2019, to October 16, 2023, at which time all outstanding principal balances shall be repaid. Incremental fees of $795 were incurred in connection with the amendment. The amendment allows that principal balances may be

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

prepaid in whole on any date, provided that a prepayment premium equal to 3.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 24 months after October 16, 2018, to 2.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 36 months after October 16, 2018 but after 24 months after October 16, 2018, 1.0% of the prepayment loan amount shall apply if the payment occurs on or prior to 60 months after October 16, 2018 but after 36 months after October 16, 2018, and 0% of the prepayment loan amount shall apply if the payment occurs after 60 months after October 16, 2018. Additionally, the amendment also adjusted the interest rate from 4.50% to 4.25%. DWIP’s interest and fees due under the DWIP Agreement totaled $5,280 and $5,504 for DWIP for the years ended December 31, 2019 and 2018, respectively, and were recorded in interest expense in the consolidated statements of operations. Amortization of deferred financing costs for the DWIP Agreement, included in interest expense, net in the consolidated statements of operations, were $210 and $431 for the years ended December 31, 2019 and 2018 respectively.

Interest and fees due under the DWIP Agreement are payable monthly through the application of funds secured in a bank account controlled by the collateral agent (the collection account). The collateral agent sweeps customer collections from DWIP’s lockbox account each month. After receipt of a monthly report prepared by the Servicer detailing loan activity, borrowing compliance, customer collections, and general reserve account required balances, the collateral agent disburses funds monthly for interest, fees, deposits to the reserve account (if required), mandatory prepayments (if required), and remaining amounts from the prior months collections to DWIP.

As of December 31, 2019 and 2018, $100,000 has been advanced to DWIP under the DWIP agreement and DWIP’s escrow account balance and the related liability associated with this balance was $2,600, the balance of which was included in the carrying amounts of restricted cash and long-term debt in the consolidated balance sheets. The remaining portion of DWIP’s restricted cash as of December 31, 2019 and 2018 included the collection account balance of $1,140 and $1,075, respectively.

DWIP is subject to restrictive covenants relating to, among others, future indebtedness and transfer of control of DWIP, and DWIP must also meet a financial ratio relating to interest coverage (as defined in the DWIP Agreement). For the periods presented, DWIP was in compliance with all covenants associated with the DWIP Agreement.

Facility Agreement (up to £1 billion)

On October 24, 2017, a subsidiary of AP WIP Investments, AP WIP International Holdings, LLC (“IWIP”), entered into a facility agreement for up to £1.0 billion with AP WIP Investments, LLC, as guarantor, Telecom Credit Infrastructure Designated Activity Company (“TCI DAC”), as original lender, Goldman Sachs Lending Partners LLC, as agent, and GLAS Trust Corporation Limited, as security agent.

TCI DAC is an Irish Section 110 Designated Activity Company. The Facility Agreement is an uncommitted, £1.0 billion note issuance program with an initial 10-year term and was created as a special purpose vehicle with the objective of issuing notes from time to time. The notes may be issued in US Dollars, British Sterling, Euros, Australian Dollar, and Canadian Dollar. No rating of the loans is required.

Under the terms of the Facility Agreement, IWIP is the sole borrower and the finance parties include a lender, an agent and certain other financial institutions. AP WIP Investments, which controls IWIP, is a guarantor of the loan and the loan is secured by the direct equity interests in IWIP. The loan is also secured by a debt service reserve account and escrow cash account of IWIP as well as direct equity interests and bank accounts of certain of IWIP’s asset owning subsidiaries. The balance in the escrow account was $3,242

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

and $78,992 as of December 31, 2019 and 2018, respectively; the balance in the debt service reserve account was $5,167 and $5,000 as of December 31, 2019 and 2018, respectively, and are included in the consolidated balance sheets as restricted cash. The Servicer, an affiliate of AP WIP Investments, is the Servicer under the Facility Agreement. The loan is senior in right of payment to all other debt of IWIP.

The Facility Agreement provides for funding up to £1 billion (uncommitted) in the form of 10-year term loans consisting of tranches in Euros (“Series 1-A Tranche”) and tranches in British Sterling (“Series 1-B Tranche”), with additional tranches available in Canadian, Australian and U.S. dollars. On October 30, 2017, $266,200 of the amount available under the Facility Agreement was funded. This amount comprised €115,000 and £100,000 (equivalent to $273,013, in total, at December 31, 2017). At closing of the Facility Agreement, $5,000 was funded to and is required to be held in an escrow account.

On November 26, 2018, an additional $98,400 of the amount available under the Facility Agreement was funded. This amount comprised of €40,000 (“Series 2-A Tranche”) and £40,000 (“Series 2-B Tranche”) (equivalent to $96,863, in total, at December 31, 2018).

The Series 1-A Tranche and Series 1-B Tranche accrue interest at an annual rate of 4.098% and 4.608%, respectively. The Series 2-A Tranche and Series 2-B Tranche accrue interest at an annual rate of 3.442% and 4.294%, respectively. Each tranche may include sub-tranches which may have a different interest rate than the other loans under the initial tranche. All tranches will have otherwise identical terms. For any floating interest rate portion of any tranche (or sub tranche), the interest rate is as reported and delivered to IWIP five days prior to a quarter end date. Coupons do not reflect certain related administration or servicing costs from third parties. Interest expense under the Facility Agreement is payable quarterly and totaled $18,471 and $15,036, including fees, for the years ended December 31, 2019 and 2018, respectively.

The loans mature on October 30, 2027, at which time all outstanding principal balances shall be repaid. Principal balances under the Facility Agreement may be prepaid in whole on any date, subject to the payment of any make-whole provision (as defined in the Facility Agreement).

IWIP is subject to certain financial condition and testing covenants (such as interest coverage, leverage and equity requirements and limits) as well as restrictive covenants relating to, among others, future indebtedness and liens and other material activities of IWIP and its subsidiaries. For the periods presented, IWIP was in compliance with all covenants associated with the Facility Agreement.

IWIP incurred $14,342 in fees to third parties under the Facility Agreement. These fees have been recorded as deferred financing fees and are included in the consolidated balance sheets as contra long-term debt. Amortization of deferred financing costs, included in interest expense, net in the consolidated statements of operations, totaled $1,498 and $1,201 for the years ended December 31, 2019 and 2018, respectively.

DWIP II Loan Agreement

On December 11, 2015, AP WIP Domestic Investment II, LLC (“DWIP II”), a wholly owned subsidiary of AP WIP Investments, entered into a Secured Loan and Security Agreement (the “DWIP II Loan Agreement”) whereby DWIP II borrowed an original principal amount of $40,000 (with an issue price of $39,950) (the “DWIP II Loan”). The DWIP II Loan, until September 2018, accrued interest at a rate equal to one-month LIBOR, plus a margin. The margin is equal to (a) 5%, plus (b) generally, a three-year average of credit default swap rates for two leading wireless telecommunication tower companies. The DWIP II Loan is senior in right of payment to all other debt of DWIP II and was secured by a first priority security interest in (a) cash received by DWIP II as a result of its indirect ownership in DWIP and (b) all books and records in respect of such cash receipts.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

The loan had a maturity date of December 11, 2017. On April 19, 2017, AP WIP Investments signed an amendment that extended the maturity date to September 25, 2018 and permitted DWIP II to borrow an additional $15,000. Under the DWIP II Loan Agreement, beginning with the first payment date after March 30, 2016, DWIP II must pay $1,000 per calendar quarter in principal, plus any principal necessary to lower the aggregate principal amounts outstanding under the sum of the loans outstanding under the DWIP Agreement and the DWIP II Loan Agreement to no more than twelve times the eligible free cash flow as reported on the most recent servicer report delivered pursuant to the DWIP Agreement. Under the amendment, the principal payments were reduced to $250 per calendar quarter. DWIP II is also required to prepay all outstanding amounts under the DWIP II Loan Agreement either (a) upon the repayment in full, termination or refinancing of the loans under the DWIP Agreement or (b) if DWIP II sells any of its assets or refinances the DWIP II Loan, any proceeds of such sale or refinancing received by DWIP II that exceed $10,000 must be used to repay any outstanding amounts under the DWIP II Loan Agreement. All outstanding amounts under the DWIP II Loan Agreement may be prepaid in whole on any date without any premium, penalty or fees.

On September 20, 2018, AP WIP Investments amended and restated the loan agreement (the “A&R DWIP II Loan Agreement”). Under the A&R DWIP II Loan Agreement, the A&R DWIP II Loan accrues interest at a fixed rate equal to 6.50%. The maturity date has been reset to the earlier of (a) June 30, 2020 and (b) the maturity date of the loans under the DWIP Agreement. The A&R DWIP II Loan continues to be senior in right of payment to all other debt of DWIP II and continues to be secured by a first priority security interest in (a) cash received by DWIP II as a result of its indirect ownership in DWIP and (b) all books and records in respect of such cash receipts. DWIP II incurred $1,000 in fees to third parties at closing of the A&R DWIP II Loan Agreement. These fees have been recorded as deferred financing fees and are included on the consolidated balance sheets as contra long-term debt.

On July 25, 2019, AP WIP Investments amended and restated the loan agreement (the “Second A&R DWIP II Loan Agreement”). Under the Second A&R DWIP II Loan Agreement, AP WIP Investments borrowed an additional $18,600 (the “Bridge Loan”). The Bridge Loan accrues interest at a fixed rate equal to 6.50%, with a maturity date of December 16, 2019. In consideration for providing the Bridge Loan, the Company paid an upfront fee of $600. The Bridge Loan was paid in full on November 9, 2019 in which all related deferred financing costs were expensed, included in interest expense, net on the consolidated statements of operations.

Interest due under the A&R DWIP II Loan Agreement continues to be payable monthly through the payment by the paying agent under the DWIP Agreement of any remaining monthly amounts under the DWIP Agreement.

Interest expense under the DWIP II Loan Agreement for the years ended December 31, 2019 and 2018, totaled $3,633 and $3,722, respectively.

Under the A&R DWIP II Loan Agreement, beginning with the first payment date after March 31, 2019, DWIP II must pay $250 per calendar quarter in principal, plus any principal necessary to lower the aggregate principal amounts outstanding under the sum of the loans outstanding under the DWIP Agreement and the A&R DWIP II Loan Agreement to no more than twelve times the eligible free cash flow as reported on the most recent Servicer report delivered pursuant to the DWIP Agreement.

DWIP II is subject to restrictive covenants relating to, among others, future indebtedness and liens on the equity interests of DWIP II. For the periods presented, DWIP II was in compliance with all covenants associated with the A&R DWIP II Loan Agreement.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

Amortization of deferred financing costs, included in interest expense, net in the consolidated statements of operations, was $1,172 and $466 for the years ended December 31, 2019 and 2018, respectively.

Subscription Agreement (up to £250,000)

On November 6, 2019, AP WIP Investments Borrower, LLC, a subsidiary of AP WIP Investments (“AP WIP Investments Borrower”) and a Delaware limited liability company, which was created on September 25, 2019, entered into a Subscription Agreement to borrow funds for working capital and other corporate purposes. Under the terms of the Subscription Agreement, AP WIP Investments Borrower is the sole borrower and AP WIP Investments is the guarantor of the loan and the loan is secured by AP WIP Investments Holdings, LP direct equity interests in AP WIP Investments. The loan is senior in right of payment to all other debt of AP WIP Investments Borrower. There is no cross default or cross acceleration to senior secured debt other than if there is an acceleration under the senior debt in relation to certain events as per documentation such as the breach by the Guarantor in certain cases.

The subscription agreement provides for uncommitted funding up to £250,000 in the form of nine-year term loans consisting of three tranches available in Euros, British Sterling and U.S. dollars. On November 8, 2019, $75,480 of the amount available under the Subscription Agreement was funded (Class A, Tranche 1 Euro). This amount was comprised of €68,000. At closing of the Subscription Agreement, $3,000 was funded to and is required to be held in a debt service reserve account. Other tranches maybe be issued as long as AP WIP Investments Borrower is in compliance under the Subscription Agreement and certain parameters in the deal documentation such as (a) loan to value less than 65%; (b) interest coverage is not less than 1.5x; and (c) leverage as at any collection period end date shall not exceed 10.0x (each as defined in the Subscription Agreement).

The initial Euro Class A Tranche balance outstanding under the Subscription Agreement accrues interest at a fixed annual rate equal to 4.25%, which is payable quarterly on the 20th day following the end of each calendar quarter; provided that on February 10, 2020 the Subscription Agreement was amended such that the first quarterly interest payment (including the amount accrued from November 8, 2019 through December 31, 2019) would be due on the twentieth day following March 31, 2020. The loans under the Subscription Agreement mature on November 6, 2028, at which time all outstanding principal balances shall be repaid. The loans also carry a 2.00% payment-in-kind interest (PIK), payable on repayment of principal. Principal balances under the Subscription Agreement may be prepaid in whole on any date, subject to the payment of any applicable prepayment fee. Each Tranche may include sub-tranches, which may have a different interest rate than other Promissory Certificates under its related Tranche. Interest expense under the Subscription Agreement for the year ended December 31, 2019 totaled $701.

AP WIP Investments Borrower is subject to certain financial condition and testing covenants (such as interest coverage and leverage limits) as well as restrictive and operating covenants relating to, among others, future indebtedness and liens and other material activities of AP WIP Investments Borrower and its affiliates. AP WIP Investments Borrower was in compliance with all covenants associated with the Subscription Agreement for the period that borrowings were outstanding during 2019. AP WIP Investments Borrower incurred $1,653 in fees to third parties under the Subscription Agreement. Amortization of deferred financing costs, included in interest expense, net in the consolidated statements of operations, was $40 and $0 for the years ended December 31, 2019 and 2018, respectively.

Financing Fees and Costs

Amortization of deferred financing cost, included in interest expense, net on the consolidated statements of operations, was $2,920 and $2,098 for the periods ended December 31, 2019 and 2018, respectively.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

10.	Income Taxes

No U.S. federal or state income tax provision has been provided for AP WIP Investments in the consolidated financial statements as the AP WIP Investments’ tax attributes are passed through to the members for inclusion in the members’ tax returns.

Income tax expense consisted of the following:

	Year ended December 31,
	2019	2018
Current:
Foreign	$3,038	$3,205

Deferred:
Foreign	(570)	(372)

Income tax expense	$2,468	$2,833

Loss before income tax expense by geographic area was as follows:

	Year ended December 31,
	2019	2018
Domestic	$(30,066)	$(18,178)
Foreign	(11,911)	(14,665)

Loss before income tax expense	$(41,977)	$(32,843)

A reconciliation of the income tax expenses computed at statutory rates was as follows:

	December 31,
	2019	2018
Statutory tax rate	21%	21%
Loss before income taxes	$(41,977)	$(32,843)

Expected income tax benefit	(8,815)	(6,897)
Increase (decrease) income tax benefit resulting from:
Effect of international operations	703	(704)
Valuation allowance	712	5,145
Non-taxable earnings	7,317	3,818
Uncertain tax position	319	1,471
Non-deductible expenses	2,232	—

Income tax expense	$2,468	$2,833

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

The significant components of the AP WIP Investments’ deferred income tax assets and liabilities after applying enacted statutory tax rates are as follows:

	December 31,
	2019	2018
Deferred income tax assets (liabilities)
Operating losses carried forward	$14,063	$12,727
Amortization	5,371	5,522
Depreciation	522	533
Other	12	(82)
Valuation allowance	(18,977)	(18,279)

Net deferred income tax asset	$991	$421

As of December 31, 2019, AP WIP Investments has foreign tax loss carryforwards of $53,058, which will expire in 2021 and thereafter. A full valuation allowance has been established with respect to the tax benefit of these losses, except for $6,780 which will be utilized prior to expiration.

In assessing the realizability of deferred tax assets, AP WIP Investments considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. After consideration of all the evidence, both positive and negative, AP WIP Investments has recorded a valuation allowance against its net deferred tax assets as of December 31, 2019 and 2018 of $18,977 and $18,279, respectively. AP WIP Investments has determined that is it more likely than not that these assets will not be fully realized due to historical net operating losses incurred. The valuation allowance increased by $698 during the year ended December 31, 2019 due primarily to the generation of net operating loss carryforwards during the year.

As of December 31, 2019, AP WIP Investments intends to indefinitely reinvest all cumulative undistributed earnings of foreign subsidiaries, and as such no U.S. income or foreign withholding taxes have been recorded. It is not practicable to determine the amount of the unrecognized deferred tax liability related to any undistributed foreign earnings.

A reconciliation of the activity related to unrecognized income tax benefits follows:

	December 31,
	2019	2018
Balance at beginning of year	$3,560	$2,089
Increases related to current-year tax positions	319	1,471

Balance at end of year	$3,879	$3,560

AP WIP Investments has unrecognized income tax benefits of $3,879 and $3,560 as of December 31, 2019 and 2018, respectively, all of which would impact the effective rate, if recognized. Unrecognized income tax benefits are included in the consolidated balance sheets as a component of other long-term liabilities as AP WIP Investments does not anticipate the unrecognized income tax benefits will be reduced in the next 12 months. AP WIP Investments recognizes interest and penalties accrued on any unrecognized income tax benefits as a component of income tax expense.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

11.	Variable Interest Entity

Prior to October 16, 2019, the Company determined that it had one VIE, AP Wireless Infrastructure Partners, LLC (“AP Infrastructure”), for which the Company was the primary beneficiary. AP Infrastructure is headquartered in San Diego, California and was formed in 2010 in order to provide employees and other administrative services for AP WIP Holdings and AP WIP International Holdings, LLC. All of AP Infrastructure’s revenue since inception has been attributed to services performed for the Company and IWIP.

On October 16, 2019, Associated Partners, contributed 100% of the limited liability company interests in Servicer, the parent of AP Infrastructure, to AP WIP Investments Holdings, LP (the parent of AP WIP Investments). The Contribution Agreement, between entities under common control, triggered a reevaluation Servicer’s VIE status. Management determined AP WIP Investments to be the primary beneficiary of Servicer through an analysis of qualitative and quantitative factors, including, but not limited to, volume of transactions processed, amount of resources dedicated to asset originations for AP WIP Investments and the rationale for the initial entity formation.

As a result of Servicer and AP Infrastructure, being a VIE and management concluding that AP WIP Holdings is the primary beneficiary, the Company has recorded $6,856 of assets and $1,865 in liabilities at December 31, 2019 and $1,072 of assets and $1,128 in liabilities at December 31, 2018 in the consolidated balance sheets. Servicer has only been consolidated by the Company from October 16, 2019 through December 31, 2019. The assets recognized primarily consisted of cash of $5,891 and prepaid expenses of $457 at December 31, 2019 and cash of $307 and fixed assets, net of $290 at December 31, 2018. As of December 31, 2019 and 2018, the liabilities recognized consisted primarily of bonuses payable of $925 and $561, respectively. All intercompany revenue, payables, and receivables between the Company, AP Infrastructure and Servicer were eliminated upon consolidation.

12.	Equity

AP WIP Investments has authorized and issued Class A Units (held solely by KKR) and Common Units (held solely by Associated). Associated and KKR own 83.32% and 16.68% of AP WIP Investments, respectively.

The holders of the Class A Units are entitled to certain preferential treatment related to distributions in the ordinary course or those resulting from a change of control in or liquidation of AP WIP Investments. In the event of an ordinary course distribution, the holders of Class A Units will be entitled to receive from assets available for distribution to members of AP WIP Investments, before any payment or distribution to holders of any Common Units, an amount in cash (and, to the extent sufficient cash is not available for such payment, property at its fair market value) equal to an 8% annually compounded return in respect of such Class A Units. Thereafter, the holders of Common Units will be entitled to receive an 8% annually compounded return in respect of such Common Units. The holders of Class A Units will then be entitled to receive their capital contributions (and any additional fees due as provided in the LLC Agreement) prior to the holders of Common Units receiving their capital contributions and any additional fees due as provided in the LLC Agreement. In the event of a distribution resulting from a change of control or in a liquidation distribution of AP WIP Investments, the holders of Class A Units will be entitled to receive from assets available for distribution to members of AP WIP Investments, before any payment or distribution to holders of any Common Units, an amount in cash (and, to the extent sufficient cash is not available for such payment, property at its fair market value) equal to an 8% annually compounded return in respect of such Class A Units, plus such holder’s capital contributions (and any additional fees due as provided in the LLC Agreement).

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

For each Class A Unit or Common Unit held, the holder of such unit is entitled to one vote. Generally, for any matter in which a vote of AP WIP Investments’ members is required, a vote must involve a majority of holders of Class A Units and Common Units, voting together as a single class, in order to approve such action.

Under the terms of the LLC Agreement, the holders of the Class A Units have the option to elect to convert their Class A Units to Common Units at their discretion. Upon election to convert to Common Units, the Class A Units would relinquish any accumulated preferred return and all rights granted to the holders of Class A Units as described above. In the event that the holders of the Class A Units would elect conversion to Common Units, AP WIP Investments would account for the conversion in the period in which it occurs.

As of December 31, 2019, the redemption value of the Class A Units was $60,665, which includes face value of $34,864 and cumulative return of $25,801. As of December 31, 2018, the redemption value of the Class A Units was $55,506, which includes face value of $34,864 and cumulative return of $20,642. As of the period presented, the authorized and outstanding units for AP WIP Investments are as follows:

	Authorized	Outstanding
Class A Units	4,003,603	4,003,603
Common Units	20,000,000	20,000,000

13.	Geographic Data and Concentration

AP WIP Investments operates in a single reportable segment which focuses on leasing space to companies that own and operate cellular communication towers and other infrastructure. The following tables summarizes AP WIP Investments’ revenues and total assets in different geographic locations (geographic summary is based on the billing addresses of the related in-place tenant):

Revenue

	Year ended December 31,
	2019	2018
United States	$15,820	$15,202
United Kingdom	15,267	12,414
Other foreign countries	24,619	18,790

	$55,706	$46,406

Total assets

	December 31,
	2019	2018
United States	$156,541	$185,582
United Kingdom	125,126	102,873
Other foreign countries	251,142	183,905

	$532,809	$472,360

Although AP WIP Investments monitors the creditworthiness of its customers, a substantial portion of revenue is derived from a small number of customers. The loss, consolidation or financial instability of, or

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

network sharing among, any of the limited number of customers may materially decrease revenue. AP WIP Investments’ revenue concentration was with the following in-place tenants:

	Year ended December 31,
	2019	2018
Company
American Tower	13%	12%
Other (less than 10% individually)	87%	88%

	100%	100%

14.	Commitments and Contingencies

In June 2014, the Company entered into a lease agreement for corporate office space. In March 2018, the Company extended the lease agreement by one year with an additional commitment of $536. The lease expires on January 31, 2020.

On October 15, 2019, the AP WIP Holdings, through Service Company, entered into a sublease agreement by and between Aries Pharmaceuticals, Inc., as sublessor, and AP Wireless Infrastructure, as sublessee, for subleased premises located in San Diego, California, U.S.A (San Diego New Corporate Office Sublease Agreement). AP WIP Holdings will occupy this premises as new corporate office space to replace the expiring premise lease in San Diego, California, U.S.A. The San Diego New Corporate Office Sublease Agreement has a term of two years and four months at a cost of $32 in rent per month and required a $193 letter of credit as a security deposit.

AP WIP Investments periodically becomes involved in various claims, lawsuits and proceedings that are incidental to its business. In the opinion of management, after consultation with counsel, the ultimate disposition of these matters, both asserted and unasserted, will not have a material adverse impact on AP WIP Investments’ consolidated financial position, results of operations or liquidity.

15.	Management Incentive Plan and Related Party Transactions

During the year ended December 31, 2018, a subsidiary of AP WIP Investments, DWIP, adopted the Management Carve-Out Plan (the “DWIP Plan”) for employees of AP WIP Investments. Additionally, during the year ended December 31, 2018, a subsidiary of AP WIP Investments, IWIP, adopted the AP WIP International Holdings, LLC Management Carve-Out Plan (the “IWIP Plan”) for employees of AP WIP Investments.

Awards under the DWIP Plan vest over a period of up to four years or upon a liquidity event whereby awardees would be eligible for a payment under the DWIP Plan. As defined in the DWIP Plan, if DWIP achieves an internal rate of return in excess of an agreed-upon percentage, a portion of the proceeds in excess of the internal rate of return would be allocable to the DWIP Plan.

During the years ended December 31, 2019 and 2018, a subsidiary of AP WIP Investments, DWIP, issued loans totaling $893 and $5,241, respectively, to certain employees of AP WIP Investments (related parties).

The loans of $893 and $5,241 were made in conjunction with the DWIP Plan. It is the obligation of the employees to repay the loans, with interest, in accordance with the loan agreements. Pursuant to the terms of each employee’s loan agreement, the DWIP Plan proceeds attributable to an employee participant will be

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

used to repay the loans. The full amount of the new loans of $893 and $5,241, respectively, have been expensed in the consolidated statement of operations because they are nonrecourse loans.

During the year ended December 31, 2019, AP WIP Investments issued no units under the DWIP Plan. As of December 31, 2019, the DWIP Plan has 145,000,000 authorized units, of which 121,580,001 were issued.

There were no employee loans issued pursuant to the IWIP Plan for the periods ended December 31, 2019 and 2018, respectively.

During the year ended December 31, 2019, AP WIP Investments issued no units under the IWIP Plan. As of December 31, 2019, the IWIP Plan has 145,000,000 authorized units, of which 116,775,001 were issued.

As payment to employees is contingent upon a change of control, no compensation expense has been recognized in connection with the DWIP and/or IWIP Plan other than the expense associated with the nonrecourse loans.

16.	Subsequent Events

Landscape Transaction

On November 19, 2019, Landscape Acquisition Holdings Limited entered into a definitive agreement to acquire AP WIP Investments Holdings, LP, and the parent company of AP WIP Investments, for consideration of approximately $859,500 consisting of cash, shares and assumption of debt (the “Landscape Transaction”). The Landscape Transaction closed on February 10, 2020. Landscape Acquisition Holdings Limited now has been renamed as Digital Landscape Group, Inc. (“Digital Landscape”). In connection with the Landscape Transaction, the minority interest in AP WIP Investments, LLC, held by KKR Investors, LP, was redeemed in its entirety.

As a result of the entrance of the agreement, trading of Digital Landscape’s ordinary shares and warrants on the London Stock Exchange was suspended on November 20, 2019. The Landscape Transaction was treated as a reverse takeover, and in connection with the closing of the Landscape Transaction, Digital Landscape was granted readmission that was effective on April 1, 2020. Pursuant to readmission, 58,425,000 ordinary shares of no par value and 50,025,000 warrants were added to the Official List and to trading on the London Stock Exchange’s main market for listed securities. the As soon as practicable, Digital Landscape expects to pursue a change in its jurisdiction of incorporation to Delaware, U.S. and that, in conjunction with such change, it will file a registration statement with the Securities and Exchange Commission and a listing application with a U.S.-based stock exchange that is subject to regulatory approval.

TowerCom B, LLC Working Capital Bridge

On January 2, 2020, AP Working Capital, LLC, entered into a Secured Promissory Note and Security Agreement (the “Promissory Note Agreement”) with TowerCom B, LLC, a Delaware limited liability company, as the borrower (“TowerCom B”), and TowerCom, LLC, a Florida limited liability company and owner of 100% of the equity interests in TowerCom B, as the guarantor (“TowerCom”). Under the terms of the Promissory Note Agreement, AP Working Capital agreed to lend to TowerCom B up to $20,000 in three installments. The first two installments totaling $17,500 were advanced by AP Working Capital, LLC in January 2020. On March 18, 2020, AP Working Capital, LLC assigned all of its rights and obligations as lender under the Promissory Note Agreement to APW OpCo LLC, a newly formed subsidiary of Digital Landscape as part of the Landscape Transaction, in exchange for the principal and interest amounts then due under the Promissory Note Agreement.

AP WIP INVESTMENTS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(Dollar amounts in thousands, unless otherwise disclosed)

DWIP II Loan Agreement

On April 21, 2020, APW OpCo acquired all of the rights to the loans and obligations under the DWIP II Loan Agreement from the lenders thereunder for $47,961, including accrued interest. Upon consummation of the acquisition by APW OpCo, the DWIP II Loan Agreement shall remain in effect and any amounts outstanding thereunder will be treated as intercompany loans between DWIP II and APW OpCo.

COVID-19 Pandemic

The recent outbreak of COVID-19 (commonly referred to as coronavirus) which first occurred in Wuhan City, China and has subsequently spread to many countries throughout the world, including the UK, the USA, mainland Europe and the Asia-Pacific region, has begun to negatively impact economic conditions globally and there are concerns for a prolonged tightening of global financial conditions. The COVID-19 outbreak could result in a more widespread public health crisis than that observed during the SARS epidemic of 2002-2003, which may in turn result in protracted volatility in international markets and/or result in a global recession as a consequence of disruptions to travel and retail segments, tourism, and manufacturing supply chains. In particular, in March 2020 the COVID-19 outbreak caused stock markets worldwide to lose significant value and impacted economic activity worldwide. Although the Company is taking measures to mitigate the broader public health risks associated with COVID-19 to its business and employees, including through self-isolation of employees where possible in line with the recommendations of relevant health authorities, the full extent of the COVID-19 outbreak and the adverse impact this may have on the Company’s workforce is unknown. In addition, as a result of the COVID-19 outbreak, there may be short-term impacts on the Company’s ability to acquire new rental streams. For example, leasing transactions in certain civil law jurisdictions such as France, Italy and Portugal often require the notarization of legal documents in person as part of the closing procedure. Government-imposed restrictions on the opening of offices and/or self-isolation measures may have an adverse impact on the availability of notaries or other legal service providers or the availability of witnesses to legal documents in common law jurisdictions such as the UK and Ireland and, consequently, the Company’s ability to complete transactions may be adversely impacted during the COVID-19 outbreak. Similarly, government-imposed travel restrictions may impair the ability of the Company’s employees to conduct physical inspections of cell-site infrastructure which are part of the Company’s normal transaction underwriting process. Given the fast moving nature of the outbreak and increasing government restrictions, there can be no assurances that there will not be a material adverse effect on the Company’s results of operations and financial condition.

KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburg, PA 15219-2598

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Landscape Acquisition Holdings Limited:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Landscape Acquisition Holdings Limited (the Company) as of October 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended October 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Pittsburgh, Pennsylvania June 12, 2020

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Balance Sheets

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

	October 31, 2019	October 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$501,331	$3,434
Marketable securities at fair value	—	490,127
Prepaid expenses and other assets	76	28

Total assets	$501,407	$493,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,377	$3,577

Total current liabilities	8,377	3,577
Total liabilities	8,377	3,577

Stockholders’ equity
Preferred shares, no par value; unlimited authorized shares; 1,600,000 shares issued and outstanding as of October 31, 2019 and 2018	—	—
Ordinary shares, no par value; unlimited authorized shares; 48,425,000 shares issued and outstanding as of October 31, 2019 and 2018	—	—
Additional paid-in capital	490,534	490,534
Retained earnings	2,496	(522)

Total stockholders’ equity	493,030	490,012

Total liabilities and stockholders’ equity	$501,407	$493,589

See accompanying notes to financial statements.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Statements of Operations

For the Years Ended October 31, 2019 and 2018

(in thousands, except share and per share amounts)

	For the years ended October 31,
	2019	2018
Operating expenses:
General and administrative	$7,537	$7,661

Total operating expenses	7,537	7,661

Loss from operations	(7,537)	(7,661)

Other income:
Investment income	11,308	7,264
Interest income	233	254
Foreign exchange loss	(7)	(4)

Total other income, net	11,534	7,514

Income (loss) before income taxes	3,997	(147)
Income tax expense	979	375

Net income (loss)	$3,018	$(522)

Net income (loss) per ordinary share, basic and diluted	$0.06	$(0.01)

Weighted average ordinary shares outstanding, basic and diluted	48,425,000	45,904,247

See accompanying notes to financial statements.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Statements of Stockholders’ Equity

For the Years Ended October 31, 2019 and 2018

(in thousands, except share amounts)

	Preferred Shares		Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of inception, November 1, 2017	—	$—	—	$—	$—	$—	$—
Issuance of shares and warrants, net of fees	1,600,000	—	48,400,000	—	490,284	—	490,284
Share-based compensation—directors	—	—	25,000	—	250	—	250
Net loss	—	—	—	—	—	(522)	(522)

Balance as of October 31, 2018	1,600,000	—	48,425,000	—	490,534	(522)	490,012
Net income	—	—	—	—	—	3,018	3,018

Balance as of October 31, 2019	1,600,000	$—	48,425,000	$—	$490,534	$2,496	$493,030

See accompanying notes to financial statements.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Statements of Cash Flows

For the Years Ended October 31, 2019 and 2018

(in thousands)

	For the years ended October 31,
	2019	2018
OPERATING ACTIVITIES:
Net income (loss)	$3,018	$(522)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gains on marketable securities	(7,230)	(4,217)
Share-based compensation – directors	—	250
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(48)	(28)
Accounts payable and accrued expenses	4,800	3,577

Net cash provided by (used in) operating activities	540	(940)

INVESTING ACTIVITIES:
Purchase of marketable securities – short-term	(202,287)	(972,714)
Sales and maturities of marketable securities – short-term	699,644	486,804

Net cash provided by (used in) investing activities	497,357	(485,910)

FINANCING ACTIVITIES:
Proceeds from issuance of Founder preferred shares and warrants	—	16,000
Proceeds from issuance of Ordinary shares and warrants, net of fees	—	474,284

Net cash provided by financing activities	—	490,284

Net increase in cash and cash equivalents	497,897	3,434
Cash and cash equivalents at beginning of period	3,434	—

Cash and cash equivalents at end of period	$501,331	$3,434

See accompanying notes to financial statements.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

Note 1 – Organization

Landscape Acquisition Holdings Limited (the “Company” or “Landscape”) was incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act (as amended) on November 1, 2017. The Company was created by its founders (the Founders) for the purpose of acquiring a target company or business (the Acquisition). The Company’s ordinary shares and warrants were admitted for trading on the Main Market of the London Stock Exchange beginning on November 20, 2017, after raising gross proceeds of approximately $500 million in an initial public offering (the IPO). The net amount recorded to additional paid-in capital in the statement of stockholders’ equity was approximately $490.3 million as there were approximately $9.7 million in fees withheld from the gross proceeds.

On February 10, 2020, the Company completed the acquisition of AP WIP Investment Holdings, LP, a Delaware limited partnership (“AP Wireless”), from Associated Partners, L.P. (“Associated Partners”). AP Wireless is the parent of AP WIP Investments, LLC, a Delaware limited liability company (“AP WIP Investments” and, together with its subsidiaries, the “APW Group”). APW Group is one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights. Effective February 10, 2020, the Company changed its name to Digital Landscape Group, Inc. (See Note 10).

Note 2 – Summary of Significant Accounting Policies

Basis of preparation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents. While cash held by financial institutions may at times exceed federally insured limits, the Company believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts. Gains and losses on highly liquid investments classified as cash equivalents are reported in investment income in the statements of operations.

Marketable Securities

Marketable securities are classified as trading securities and stated at fair value as determined by the most recently traded price of each security at the balance sheet date. All gains and losses are reported in investment income in the statements of operations.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

Fair Value Measurements

Fair value is determined using the principles of ASC 820, Fair Value Measurement. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes and defines the inputs to valuation techniques as follows:

•	Level 1 – Observable quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 – Unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Marketable securities are recorded at fair value. The Company used the Level 1 fair value hierarchy assumptions to measure the marketable securities as of October 31, 2018. The Company had no marketable securities as of October 31, 2019. The Company’s cash and cash equivalents and accrued expenses are carried at cost, which approximates fair value due to the short-term nature of these instruments and are considered to be Level 1 within the fair value hierarchy.

The inputs used to measure the fair value of an asset or a liability are categorized within levels of the fair value hierarchy. The fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the measurement. There have not been any transfers between the levels of the hierarchy for the years ended October 31, 2019 and 2018.

Share-based compensation

The Company expenses share-based compensation over the requisite service period of the awards (usually the vesting period) based on the grant date fair value of awards. For stock option grants with performance-based milestones, the expense is recorded over the service period after the achievement of the milestone is probable or the performance condition is achieved. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. An offsetting increase to stockholders’ equity is recognized equal to the amount of the compensation expense charge. The Company recognizes forfeitures as they occur as a reduction of expense. The Company did not have any forfeitures for the years ended October 31, 2019 and 2018.

Founder Preferred Shares

In connection with the IPO, the Company issued 1,600,000 preferred shares (the “Founder Preferred Shares”) at $10 per share to TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (collectively, the “Founder Entities”), entities controlled by the Founders. The Founder Preferred Shares are not mandatorily redeemable and do not embody an unconditional obligation to settle in a variable number of equity shares. As such, the Founder Preferred Shares are classified as permanent equity in the balance sheet. The Founder Preferred Shares are not unconditionally redeemable or conditionally puttable by the Holder for cash. The Founder Preferred Shares are

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

considered an equity-like host for purposes of assessing embedded derivative features for potential bifurcation. In accordance with ASC 815, Derivatives and Hedging, the conversion features and participating dividends of the Founder Preferred Shares are not bifurcated and are included in permanent equity as they are clearly and closely related to the host. The Founder Preferred Shares do not have a par value or stated value and thus the have been recorded in additional paid-in capital.

Warrants

The Company has warrants issued with its ordinary shares and Founder Preferred Shares that were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging. The Company also issued warrants with shares issued to non-founder directors for compensation that were determined to be equity classified in accordance with ASC 718 – Compensation – Stock Compensation. The fair value of the warrants was recorded as additional paid-in capital on the issuance date, and no further adjustments were made.

Earnings per Share

Basic earnings (loss) per ordinary share excludes dilution and is computed by dividing net income (loss) attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period. The Company has determined that its Founder Preferred Shares are participating securities as the Founder Preferred Shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Company used the two-class method of computing earnings per share, for ordinary shares and Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the holders of ordinary shares and Founder Preferred Shares to the extent that each class may share income for the period; whereas undistributed net loss is allocated to ordinary shares because Founder Preferred Shares are not contractually obligated to share the loss.

Diluted earnings per ordinary share reflects the potential dilution that would occur if securities were exercised or converted into ordinary shares. To calculate the number of shares for diluted earnings per ordinary shares, the effect of the participating preferred shares is computed using the as-if-converted method. For all periods presented with a net loss, the effects of any incremental potential ordinary shares have been excluded from the calculation of loss per ordinary share because their effect would be anti-dilutive.

Income Taxes

As a British Virgin Islands limited liability company, the Company is not subject to any income or capital gains taxes in the British Virgin Islands. During the years ended October 31, 2019 and 2018, the Company was subject to U.S. withholding taxes on certain investments in U.S. Treasury Bills. The Company applies the guidance included in ASC 740, Accounting for Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach and requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under ASC 740, recognition of deferred tax assets and liabilities is based on differences between financial reporting and tax bases of assets and liabilities, which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As of October 31, 2019 and 2018, the Company did not have any deferred taxes.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of October 31, 2019 and 2018, the Company did not have any significant uncertain tax positions.

Comprehensive Income (Loss)

Comprehensive income (loss) is the same as net income (loss) for all periods presented.

Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Board of Directors as it is the body that makes strategic decisions. The Company does not have any operations and accordingly the Company has one operating and reporting segment.

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency assets and liabilities are translated into the functional currency using the exchange rate prevailing at the balance sheet date, while revenue and expenses are translated at the average exchange rates during the period. Foreign exchange gains and losses arising from translation are included in the statements of operations.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods, with early application permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company adopted the standard on November 1, 2017. The Company does not have any revenue for the years ended October 31, 2019 and 2018. Accordingly, the adoption of this guidance did not have an impact on the Company’s financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The new standard was effective on January 1, 2018; however, early adoption is permitted. The Company adopted ASU No. 2017-09 as of November 1, 2017. The adoption of this update did not impact the Company’s financial statements.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

In January 2017, the FASB issued an ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted ASU 2017-01 on November 1, 2017. The adoption of this update did not impact the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted ASU No. 2018-07 as of the period of inception. The adoption of this update did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In February 2016, the FASB issued ASU 2016-2, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

Note 3 – Marketable Securities

The Company’s investment in marketable securities consists of U.S. Treasury Bills. Investment income is recorded as realized investment income at the time the investment in U.S. Treasury Bills matures.

The change in the unrealized gains on these investments are included in the statements of operations as investment income. The Company had no unrealized gains and losses on marketable securities as of October 31,

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

2019. Unrealized gains on the U.S. Treasury Bills as of October 31, 2018 are summarized as follows (in thousands):

	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Net Unrealized Gain	Fair Value
As of October 31, 2018
U.S. Treasury Bills	$489,147	$980	$—	$980	$490,127

As of October 31, 2018, all U.S. Treasury Bills were included in marketable securities at fair value in the accompanying balance sheets.

As of October 31, 2019, $450.0 million of U.S. Treasury Bills were classified as cash and cash equivalents as their maturities were less than three months at the date of purchase. Gains and losses on U.S. Treasury Bills classified as cash equivalents are included in the statement of operations as investment income.

Note 4 – Stockholders’ Equity

In November 2017, the Company’s IPO raised gross proceeds of $500.0 million, consisting of $484.0 million through the placement of ordinary shares at $10 per share, and $16.0 million through the subscription of 1,600,000 preferred shares at $10 per share by the Founder Entities. The net amount recorded to additional paid-in capital in the statement of stockholders’ equity was approximately $490.3 million as there were approximately $9.7 million in fees withheld from the gross proceeds. Each ordinary share and Founder Preferred Share were issued with a warrant as described below.

Founder Preferred Shares

After the closing of an Acquisition, and if the average stock price of the ordinary shares is at least $11.50 per share for any ten consecutive Trading Days (as defined in the Prospectus), the holders of the Founder Preferred Shares will be entitled to receive a cumulative dividend in the form of ordinary shares or cash, at the option of the Company, equal to 20% of the appreciation of the market price of ordinary shares issued to ordinary shareholders in the initial offering. In the first year a dividend is payable (if any), the dividend amount will be calculated at the end of the calendar year based on the appreciated stock price (the “Dividend Price”, as defined below) compared to the initial offering price of $10 per ordinary share. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. For the purposes of determining the Annual Dividend Amount, the Dividend Price is the average price per ordinary share for the last ten consecutive Trading Days in the relevant Dividend Year. Upon the liquidation of the Company, an Annual Dividend Amount shall be payable for the shortened Dividend Year. Subsequent to the liquidation, the holders of Founder Preferred Shares shall have the right to a pro rata share (together with holders of the ordinary shares) in the distribution of the surplus assets of the Company.

The Founder Preferred Shares will participate in any dividends on the ordinary shares on an as converted basis. In addition, commencing on and after consummation of the Acquisition, where the Company pays a dividend on its ordinary shares, the Founder Preferred Shares will also receive an amount equal to 20% of the dividend which

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

would be distributable on such number of ordinary shares. All such dividends on the Founder Preferred Shares will be paid at the same time as the dividends on the ordinary shares. Dividends are paid for the term the Founder Preferred Shares are outstanding.

The Founder Preferred Shares will be automatically converted into ordinary shares on a one for one basis upon the last day of the seventh full financial year following an Acquisition (the “Conversion”). Each Founder Preferred Share is convertible into one ordinary share at the option of the holder until the Conversion. If there is more than one holder of Founder Preferred Shares, a holder of Founder Preferred Shares may exercise its rights independently of any other holder of Founder Preferred Shares.

In accordance with ASC 718 – Compensation – Stock Compensation, the Annual Dividend Amount based on the market price of the Company’s ordinary shares resulted in the annual dividend feature to be classified as a market condition award settled in shares. As the right to the Annual Dividend Amount is only triggered upon an Acquisition (which is not considered probable until an Acquisition has been consummated), the fair value of the Annual Dividend Amount measured on the date of issuance of the Founder Preferred Shares would be recognized upon consummation of an Acquisition. The fair value of the Founder Preferred Shares, $85.5 million, has been measured on issuance date using a Monte Carlo method which takes into consideration different stock price paths. Of the $85.5 million fair value of the Founder Preferred Shares, approximately $69.5 million is attributed to the fair value of the Annual Dividend Amount, which represents the excess of the fair value of the Founder Preferred Shares over the price paid by the Founders for the shares.

At the time of an Acquisition, the estimated fair value of the preferred dividends will be recorded as a one-time charge to the statement of operations. Following are the assumptions used in calculating the issuance date fair value:

Number of securities issued	1,600,000
Vesting period	Immediate
Ordinary share price upon IPO	$10.00
Founder Preferred Share price	$10.00
Probability of winding-up	16.7%
Probability of Acquisition	83.3%
Time to Acquisition	1.5 years
Volatility (post-Acquisition)	38.68%
Risk free interest rate	2.26%

The Founder Preferred Shares carry the same voting rights as are attached to the ordinary shares being one vote per Founder Preferred Share. Additionally, the Founder Preferred Shares alone carry the right to vote on any Resolution of Members required, pursuant to BVI law, to approve any matter in connection with an Acquisition, or a merger or consolidation in connection with an Acquisition. Initial Founder Preferred Shareholders, that hold 20% of the Founder Preferred Shares, can nominate up to three people as directors of the Company.

Ordinary shares

In connection with the IPO on November 20, 2017, the Company issued 48,400,000 ordinary shares (no par value). Each ordinary share was issued with a Warrant. The aggregate gross proceeds received in the IPO as

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

consideration for the ordinary shares and warrants was $484.0 million. In conjunction with the IPO, the Company also issued an aggregate of 25,000 ordinary shares to non-founder directors for $10 per share in lieu of their cash directors’ fees for one year. The ordinary shares have voting rights and winding-up rights.

Warrants

The Company issued 50,025,000 Warrants to the purchasers of both ordinary shares and Founder Preferred Shares (including the 25,000 Warrants that were issued to non-founder directors for their fees). Each Warrant has a term of 3 years following an Acquisition and entitles a Warrant holder to purchase one-third of an ordinary share upon exercise. Warrants will be exercisable in multiples of three for one ordinary share at a price of $11.50 per whole ordinary share. The warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of an ordinary share exceed $18.00 for 10 consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrants). The Company considers the mandatory redemption provision of the Warrant to be a cancellation of the instrument given the nominal value to be paid out upon redemption.

Note 5 – Commitments and Contingencies

The Company may become involved in lawsuits or claims. As of October 31, 2019 and 2018, there were no known or threatened lawsuits or unasserted claims.

Note 6 – Share-based Compensation

On November 15, 2017, the Company issued its non-founder directors 125,000 stock options (the “Stock Options”) to purchase ordinary shares of the Company that vest upon an Acquisition. The non-founder directors are required to have continued service until the time of the Acquisition to vest in the Stock Options. The options expire on the 5th anniversary following an Acquisition and have an exercise price of $11.50 per share (subject to such adjustment as the Directors consider appropriate in accordance with the terms of the Option). The Stock Options have a performance condition of vesting on an Acquisition (which is not considered probable until an Acquisition is consummated). Therefore, in accordance with ASC 718 – Compensation – Stock Compensation, the fair value of the awards, as determined on the grant date, will be recognized as an expense and an increase of additional paid-in capital upon consummation of an Acquisition.

The following table summarizes the stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options outstanding at inception	—	$—	$—
Granted	125,000	$11.50	$—

Options outstanding at October 31, 2018	125,000	$11.50	$—

Options outstanding at October 31, 2019	125,000	$11.50	$—

Options vested and exercisable	—	$—	$—

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

The fair value of each stock option was estimated at $2.90 on the grant date using the Black-Scholes option pricing model with the following assumptions for the grant:

Share Price	$10.00
Exercise Price	$11.50
Risk-Free Rate	2.06%
Dividend Yield	—
Post-Acquisition Volatility	34.79%

On November 20, 2017, the Company issued 25,000 ordinary shares and Warrants to independent non-founder directors for their first year’s annual fees in lieu of cash. The $10 fair value of the shares and warrants was based on the price paid by outside shareholders in the equity offering on November 20, 2017 (see Note 4). In accordance with ASC 718 – Compensation – Stock Compensation, the fair value of the shares and related Warrants of $250,000 was recorded as an expense over the one-year service period.

Note 7 – Related Party

During the year ended October 31, 2018, the Company issued the following shares, warrants and options to the directors of the Company:

	Ordinary Shares Number	Founder Preferred Shares Number	Warrants Number	Options Number
Noam Gottesman (1)	1,200,000	800,000	2,000,000	—
Michael Fascitelli (2)	1,200,000	800,000	2,000,000	—
Lord Myners of Truro CBE	10,000	—	10,000	50,000
Jeremy Isaacs CBE	7,500	—	7,500	37,500
Guy Yamen	7,500	—	7,500	37,500

(1)

Represents an interest held by TOMS Acquisition II LLC. Mr Gottesman, a Founder, is the managing member and majority owner of TOMS Acquisition II LLC and may be considered to have beneficial ownership of TOMS Acquisition II LLC’s interests in the Company.

(2)

Represents an interest held by Imperial Landscape Sponsor LLC. Mr. Fascitelli, a Founder, is the manager and majority owner of Imperial Landscape Sponsor LLC and may be considered to have beneficial ownership of Imperial Landscape Sponsor LLC’s interests in the Company.

There were no shares, warrants and options issued to the directors of the Company for the year ended October 31, 2019.

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

The fees to the non-founder directors were as follows during the years ended October 31, 2019 and 2018 (in thousands):

	2019	2018
Lord Myners of Truro CBE	100,000	100,000
Jeremy Isaacs CBE	75,000	75,000
Guy Yamen	75,000	75,000

The Non-Founder Directors opted to have their first year’s annual remuneration settled by the issue of ordinary shares at $10 per ordinary share. Lord Myners received 10,000 ordinary shares and Jeremy Isaacs and Guy Yamen received 7,500 ordinary shares each.

The Founder Entities, Toms Acquisition II LLC and Imperial Landscape Sponsor LLC or their affiliates, have received reimbursements of expenses of approximately $0.3 million and $0.1 million as of October 31, 2019 and 2018, respectively, of which approximately $0.3 million and $0.1 million were outstanding at October 31, 2019 and 2018, respectively. Noam Gottesman is the Founder and Managing Partner of Toms Capital LLC and Michael Fascitelli is the Founder and Managing General Partner of Imperial Companies LLC.

Note 8 – Earnings Per Share

Net income (loss) is allocated between the ordinary shares and other participating securities based on their participation rights. The Founder Preferred Shares represent participating securities. Earnings attributable to Founder Preferred Shares is not included in earnings attributable to ordinary shares in calculating earnings per ordinary share. For the years ended October 31, 2019 and 2018, the Company excluded the stock options to purchase 125,000 ordinary shares from the diluted earnings per ordinary share as the performance condition for these stock options was not considered probable until the time of the Acquisition.

The following table sets forth the computation of basic and diluted net income (loss) per ordinary share using the two-class method (in thousands, except share and per share amounts):

	For the years ended October 31,
	2019	2018
Numerator:
Net income (loss)	$3,018	$(522)
Adjustment for participating preferred shares	(97)	—

Net income (loss) attributable to ordinary shares	$2,921	$(522)

Denominator:
Weighted average shares outstanding – basic and diluted	48,425,000	45,904,247

Basic and diluted net income (loss) per ordinary share	$0.06	$(0.01)

Ordinary shares issuable upon conversion of Founder Preferred Shares	1,600,000	1,600,000

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

Note 9 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at October 31, 2019 and 2018 (in thousands):

	October 31, 2019	October 31, 2018
Professional fees	$6,678	$3,164
Withholding taxes payable	1,354	375
Other	345	38

	$8,377	$3,577

Note 10 – Subsequent Events

APW Transaction

On November 19, 2019, the Company entered into a definitive agreement to acquire AP WIP Investment Holdings, LP, one of the largest international aggregators of rental streams underlying wireless sites through the acquisition of wireless telecom real property interests and contractual rights, for aggregate consideration of approximately $860 million consisting of cash, shares and assumption of debt (the “APW Transaction”). On February 10, 2020, the Company completed the APW Transaction through a merger of one of the Company’s subsidiaries with and into APW OpCo, with APW OpCo surviving such merger as a majority owned subsidiary of the Company. Following the APW Transaction, the Company owns 91.8% of APW OpCo, with certain former partners of Associated Partners who were members of APW OpCo immediately prior to the APW Transaction and who elected to roll over their investment in APW OpCo in connection with the APW Transaction owning the remaining 8.2% interest in APW OpCo. As of the closing of the APW Transaction, the Company will record a one-time, non-cash expense preliminarily estimated to be approximately $69.5 million, which represents the fair value attributable to the Annual Dividend Amount. See Note 4.

In connection with the APW Transaction, the Company entered into a subscription agreement (the “Centerbridge Subscription Agreement”) with certain entities affiliated with Centerbridge Partners, LP (the “Centerbridge Entities”). Pursuant to the Centerbridge Subscription Agreement, the Centerbridge Entities subscribed for $100 million of Ordinary Shares, at a price of $10.00 per Ordinary Share.

As a result of the entrance of the agreement, trading of the Company’s ordinary shares and warrants on the London Stock Exchange was suspended on November 20, 2019, as in accordance with the provisions of the UK Listing Rules, the APW Transaction is treated as a reverse takeover. In connection with the closing of the APW Transaction, the Company was granted readmission that was effective on April 1, 2020. Pursuant to readmission, 58,425,000 ordinary shares of no par value and 50,025,000 warrants were added to the Official List and to trading on the London Stock Exchange’s main market for listed securities. the As soon as practicable, the Company expects to pursue a change in its jurisdiction of incorporation to Delaware, U.S. and that, in conjunction with such change, it will file a registration statement with the Securities and Exchange Commission and a listing application with a U.S.-based stock exchange that is subject to regulatory approval.

COVID-19 Pandemic

The recent outbreak of COVID-19 (commonly referred to as coronavirus) which first occurred in Wuhan City, China and has subsequently spread to many countries throughout the world, including each of the jurisdictions in

LANDSCAPE ACQUISITION HOLDINGS LIMITED

Notes to Financial Statements

As of October 31, 2019 and 2018

(in thousands, except share and per share amounts)

which we operate, has begun to negatively impact economic conditions globally and there are concerns for a prolonged tightening of global financial conditions. The COVID-19 outbreak could result in a more widespread public health crisis than that observed during the SARS epidemic of 2002-2003, which may in turn result in protracted volatility in international markets and/or result in a global recession as a consequence of disruptions to travel and retail segments, tourism, and manufacturing supply chains. In particular, in March 2020 the COVID-19 outbreak caused stock markets worldwide to lose significant value and impacted economic activity worldwide.

Although the Company, which upon closing of the APW Transaction includes the business and operations of APW Group, is taking measures to mitigate the broader public health risks associated with COVID-19 to its business and employees, including through self-isolation of employees where possible in line with the recommendations of relevant health authorities, the full extent of the COVID-19 outbreak and the adverse impact this may have on the Company’s workforce is unknown. Given the fastmoving nature of the outbreak and increasing government restrictions, there can be no assurances that there will not be a material adverse effect on the Company’s results of operations and financial condition.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which empowers a Delaware corporation to indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of DLGI Delaware (the “Charter”), to be effective upon the Domestication, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of its fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

The bylaws of DLGI Delaware (the “Bylaws”), to be effective upon the Domestication, will provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that a determination has been made (in accordance with the process set forth in the Bylaws) that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, we will not indemnify any claim, issuer or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

Expenses incurred by one of our present or former directors or officers in defending or otherwise participating in any proceeding referenced above will be paid by us in advance of its final disposition, suit or proceeding upon, if required by applicable law, receipt of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Bylaws or Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Charter or Bylaws or may have or hereafter acquire under law, the Charter, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Charter or the Bylaws, in either case affecting indemnification rights, whether by our Board (if applicable), our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Bylaws will include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Charter. In addition, the Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. The Bylaws will also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into indemnity agreements with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Index

Number	Description

2.1*†	Agreement and Plan of Merger, dated as of November 19, 2019, by and among the Company, AP WIP Investments Holdings, LP, Associated Partners, L.P., APW OpCo, LLC, LAH Merger Sub LLC, and Associated Partners, L.P., as the Company Partners’ Representative

3.1*	Amended and Restated Memorandum and Articles of Association of DLGI BVI, as in effect prior to the Domestication

3.2*	Form of Certificate of Incorporation of DLGI Delaware, to become effective in the Domestication

3.3*	Form of Bylaws of DLGI Delaware, to become effective in the Domestication

4.1	Form of Class A Common Share Certificate

4.2	Form of Series A Founder Preferred Share Certificate of Designations

4.3*	Warrant Instrument, dated November 15, 2017

4.4	Form of Amended and Restated Warrant Instrument, to become effective in the Domestication (including Form of Warrant Certificate contained in Schedule 1 thereto)

5.1	Opinion of Cravath, Swaine & Moore LLP

8.1	Opinion of Cravath, Swaine & Moore LLP

10.1*	Subscription Agreement, dated as of November 20, 2019, by and among the Company, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P., and Centerbridge Special Credit Partners III, L.P.

10.2*	Amendment to Subscription Agreement, dated as of February 7, 2020, by and among Landscape Acquisition Holdings Limited, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P.

10.3*	Letter Agreement, dated as of February 7, 2020, by and among Landscape Acquisition Holdings Limited, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P.

10.4*	Voting Agreement, dated as of February 7, 2020, by and among Landscape Acquisition Holdings Limited, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P. and Centerbridge Special Credit Partners III, L.P.

10.5*	Registration Rights Agreement, dated as of July 10, 2020, by and among the Company, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P., Centerbridge Special Credit Partners III, L.P. and Centerbridge Partners, L.P.

10.6*	Shareholder Agreement, dated as of February 10, 2020, by and among Landscape Acquisition Holdings Limited, as the Company, William Berkman, Berkman Family Investments, LLC, Scott Bruce, Richard Goldstein, TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC, Digital Landscape Partners Holding LLC, as Investors, Berkman Family Investments, LLC, as AG Investors’ Representative, and TOMS Acquisition II LLC, as Landscape Investors’ Representative

10.7*	Lock Up Agreement, dated as of February 10, 2020, by and among Digital Landscape Partners Holding LLC, Credit Suisse Securities (Europe) Limited, Goldman Sachs International and Morgan Stanley & Co. International plc

10.8*	Placing Agreement, dated as of November 15, 2017, by and among Landscape Acquisition Holdings Limited, Noam Gottesman, Mike Fascitelli, TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC, Lord Myners of Truro, Jeremy Isaacs, Guy Yamen, Credit Suisse Securities (Europe) Limited, Goldman Sachs International and Morgan Stanley & Co. International plc

Number	Description

10.9*†	Escrow Agreement, dated as of February 10, 2020, by and among Landscape Acquisition Holdings Limited, AP WIP Investments Holdings, LP, Associated Partners, L.P., as the Company Partners Representative (as defined therein), and Citibank, N.A., as escrow agent

10.10†	Second Amended and Restated Limited Liability Company Agreement of APW OpCo LLC, dated as of July 31, 2020

10.11*†	DWIP Loan and Security Agreement, dated as of August 12, 2014, by and among AP WIP Holdings LLC, as borrower, certain of its subsidiaries as asset companies, operating companies signatories thereto, and holdings companies, AP Service Company, Midland Loan Services, a division of PNC Bank, National Association, as backup servicer, Guggenheim Corporate Funding, LLC, as administrative agent for the financial institutions party thereto or that may become parties thereto as lenders, the lenders party thereto, and Deutsche Bank Trust Company Americas, as collateral agent, calculation agent and paying agent

10.12*	Amendment to the DWIP Loan and Security Agreement dated as of October 16, 2018, by and among AP WIP Holdings LLC, as borrower, certain of its subsidiaries as asset companies, operating companies signatories thereto, and holdings companies, AP Service Company, Midland Loan Services, a division of PNC Bank, National Association, as backup servicer, Guggenheim Corporate Funding, LLC, as administrative agent for the financial institutions party thereto or that may become parties thereto as lenders, the lenders party thereto, and Deutsche Bank Trust Company Americas, as collateral agent, calculation agent and paying agent

10.13*	Agreement Regarding Agency and Amendment to Loan Documents dated as of June 17, 2019, by and among AP WIP Holdings LLC, as borrower, certain of its subsidiaries as asset companies, operating companies signatories thereto, and holdings companies, AP Service Company, Midland Loan Services, a division of PNC Bank, National Association, as backup servicer, Guggenheim Corporate Funding, LLC, as administrative agent for the financial institutions party thereto or that may become parties thereto as lenders, the lenders party thereto, and Deutsche Bank Trust Company Americas, as collateral agent, calculation agent and paying agent

10.14*	Second Amendment to DWIP Loan and Security Agreement dated as of October 18, 2019, by and among AP WIP Holdings LLC, as borrower, certain of its subsidiaries as asset companies, operating companies signatories thereto, and holdings companies, AP Service Company, Midland Loan Services, a division of PNC Bank, National Association, as backup servicer, Guggenheim Corporate Funding, LLC, as administrative agent for the financial institutions party thereto or that may become parties thereto as lenders, the lenders party thereto, and Deutsche Bank Trust Company Americas, as collateral agent, calculation agent and paying agent

10.15*†	Facility Agreement, dated as of October 24, 2017, by and among AP WIP International Holdings, LLC, as borrower, AP Service Company, as servicer, Telecom Credit Infrastructure Designated Activity Company, as lender, Goldman Sachs Lending Partners LLC, as agent of the other financing parties, and GLAS Trust Corporation Limited, as security agent for the secured parties

10.16†	First Amendment to the Facility Agreement, dated as of August 26, 2020, by and among AP WIP International Holdings, LLC, as borrower, AP WIP Investments, LLC, as parent, AP Service Company, LLC, as servicer, Goldman Sachs Lending Partners LLC, as agent for the finance parties, GLAS Trust Corporation Limited, as security agent for the secured parties, and Telecom Credit Infrastructure Designated Activity Company, as original lender

10.17*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of February 10, 2020, by and among William Berkman, APW OpCo LLC and Landscape Acquisition Holdings Limited

Number	Description

10.18*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of February 10, 2020, by and among Jay Birnbaum, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.19*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of March 18, 2020, by and among Jay Birnbaum, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.20*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of February 10, 2020, by and among Glenn Breisinger, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.21*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of February 10, 2020, by and among Scott Bruce, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.22*+	Award Agreement for Long-Term Incentive Plan Units and Restricted Stock, dated as of February 10, 2020, by and among Richard Goldstein, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.23*+	2020 Equity Incentive Plan of Digital Landscape Group, Inc., as amended and restated as of April 20, 2020

10.24*	Amended & Restated Employment Agreement, dated as of February 10, 2020, by and among William Berkman, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.25*	Amended & Restated Employment Agreement, dated as of February 10, 2020, by and among Glenn Breisinger, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.26*	Amended & Restated Employment Agreement, dated as of February 10, 2020, by and among Scott Bruce, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.27*	Amended & Restated Employment Agreement, dated as of February 10, 2020, by and among Richard Goldstein, APW OpCo LLC and Landscape Acquisition Holdings Limited

10.28*	Amended & Restated Employment Agreement, dated as of February 10, 2020, by and among Jay Birnbaum, APW OpCo LLC and Landscape Acquisition Holdings Limited

21.1*	Subsidiaries of DLGI

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (AP WIP Investments, LLC)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Landscape Acquisition Holdings Limited)

23.3	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1 hereto)

23.4	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1 hereto)

24.1*	Power of Attorney

*	Filed previously.
†

Certain schedules and exhibits have been omitted pursuant to Rule 601(a)(5) of Regulation S-K under the Securities Act. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

+	Indicates a management or compensatory plan.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) Under Rule 415 under the Securities Act:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on September 11, 2020.

DIGITAL LANDSCAPE GROUP, INC.

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on July 29, 2020.

Principal Executive Officer	Directors

* Scott G. Bruce President	* William H. Berkman, Co-Chairman and Chief Executive Officer

Principal Financial Officer	* Michael D. Fascitelli, Co-Chairman

* Glenn J. Breisinger Chief Financial Officer and Treasurer	* Nick S. Advani

Principal Accounting Officer	* Antoinette Cook Bush

* Gary Tomeo Chief Accounting Officer	* Noam Gottesman
* Paul A. Gould

* Thomas C. King

* William D. Rahm

*

The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission on July 29, 2020 on the signature page to the Form S-4 and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this amendment to the registration statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	President